THIS OFFICE LEASE (this "Lease") is made this 11th day of July 2011 (“Effective Date”), between F. P. ROCKVILLE II LIMITED PARTNERSHIP, a Maryland limited partnership (“Landlord"), and CHOICE HOTELS INTERNATIONAL SERVICES CORP., a Delaware corporation ("Tenant").

WITNESSETH:

For and in consideration of the covenants herein contained and upon the terms and conditions herein set forth, the parties agree as follows:

1.    Introductory Provisions.

(a)    Fundamental Lease Provisions    . Certain fundamental Lease provisions are presented in this Section in summary form solely to facilitate convenient reference by the parties hereto:

(1) Leased Premises
The entire fourth (4th), fifth (5th), sixth (6th), seventh (7th), eighth (8th) and ninth (9th) floors of the Building (hereinafter defined). Each of the foregoing floors of the Building, and any full floor of the Building that Tenant may in the future lease in its entirety, is referred to herein as a "Full Floor" and collectively such floors are referred to herein as the "Full Floors".

[See Section 2(a)]
Storage Area	Approximately 2,200 usable square feet of storage area on the P-6 level of the Building
(2) Building Address	Rockville Metro Plaza II 121 Rockville Pike Rockville, Maryland 20850	[See Section 2(a)]
(3) Rentable Area of Leased Premises	137,778 rentable square feet Subject to modification and verification in accordance with Section 2(a) hereof	[See Section 2(a)]
(4) Gross Area of Leased Premises
197,866 rentable square feet (consisting of 182,786 rentable square feet of office space and 15,080 rentable square feet of retail space)
Subject to modification and verification in accordance with Section 2(a) hereof
[See Section 2(b)]

(5) Proportionate Share
69.63% (for those matters affecting both the office and retail spaces)
75.38% (for those matters affecting only the office space)
Subject to modification and verification in accordance with Section 2(a) hereof
[See Section 2(a)]
(6) Lease Commencement Date	The date on which the End of the Construction Period (hereinafter defined) occurs	[See Section 3(a)]
Rent Commencement Date*	June 1, 2013
*[Anticipated Date - Subject to extension pursuant to the terms of this Lease]
(7) Lease Term	Ten (10) Lease Years (hereinafter defined) from the Rent Commencement Date, unless extended or earlier terminated in accordance with the terms of this Lease	[See Section 3(a)]
(8) Property Manager	Foulger Pratt Management, Inc. 9600 Blackwell Drive, Suite 200 Rockville, Maryland 20850 Attn.: Director of Property Management	[See Section 5(a)]
(9) Minimum Annual Rent	See Chart in Section 5(a) Subject to modification and verification in accordance with Section 2(a) hereof	[See Section 5(a)]
(10) Basic Monthly Rent	See Chart in Section 5 (a) Subject to modification and verification in accordance with Section 2(a) hereof	[See Section 5(a)]

(11) Annual Adjustment to Minimum Annual Rent	For the Leased Premises - 2.60% - see Chart in Section 5 (a) For the Supplemental Premises (hereinafter defined) – 2.60% For the Storage Area – 2.60% - see Chart in Section 5 (a)	[See Section 5(b)]
(12) Use of Leased Premises
Except with respect to the Storage Area, general office purposes and legally permitted ancillary uses thereto, including but not limited to (i) vending machines for the sale of food, confections, nonalcoholic beverages, and other convenience items to employees of Tenant, (ii) kitchens and pantries, (iii) business machines, equipment for printing, producing and reproducing forms, circulars and other materials used in connection with the conduct of Tenant’s business, and equipment for the production of such photocopies and other material as Tenant may require for the transaction of its business, but not for sale to others, (iv) conference, seminar and training rooms for employees, franchisees and clients of Tenant, (v) cafeteria, kitchens, pantries and dining rooms for serving meals to employees and guests of Tenant, (vi) facilities for storage of equipment and supplies in connection with the foregoing, (vii) the use of showers, (viii) showroom use and (ix) storage (for the Storage Area only)
[See Section 7]
(13) Security Deposit	$0.00	[See Section 6]
(14) Base Operating Expense Amount	Basic Operating Charges for the first Lease Year, as such may be revised pursuant to the terms of Section 5, below	[See Section 5(c)]
(15) Additional Rent	Tenant’s Proportionate Share of increases in Basic Operating Charges over the Base Operating Expense Amount.	[See Section 5(c)(ii)]
(16) Standard Building Operating Hours	8:00 a.m. to 6:00 p.m. Monday-Friday, 9:00 a.m. to 1:00 p.m. Saturday (exclusive of Building Holidays)	[See Section 10(a)]

(17) Building Holidays	New Year’s Day, Martin Luther King Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day	[See Section 10(a)]
(18) Address for Notices to Tenant before Occupancy of the Leased Premises	Choice Hotels International Services Corp. 10750 Columbia Pike Silver Spring, Maryland 20901 Attention: Dan Slear	[See Section 31(B)]
With a copy to: Choice Hotels International Services Corp. 10750 Columbia Pike Silver Spring, Maryland 20901 Attention: General Counsel
(19) Address for Notices to Tenant after Occupancy of the Leased Premises	To the Leased Premises Attention: Dan Slear, Senior Director, Asset Operations & Administration	[See Section 31(b)]
With a copy to: To the Leased Premises Attention: General Counsel
(20) Address for Notices to Landlord
F. P. Rockville II Limited Partnership
9600 Blackwell Road, Suite 200
Rockville, Maryland 20850
Attn.: Morgan O. Doolittle III, Esq.
With a copy to:

Foulger Investments, Inc.
9600 Blackwell Road, Suite 200
Rockville, Maryland 20850
Attn.: Clayton F. Foulger
With a copy to the Property Manager

[See Section 31(a)]
(21) Leasing Broker(s)	Lois A. Zambo and Steven A. London of Studley, Inc. on behalf of Tenant (“Tenant’s Broker”) and Andrew Masters of Jones Lang LaSalle Brokerage, Inc. on behalf of Landlord (“Landlord’s Broker”)	[See Section 34]
(b)    References and Conflicts. The Section references appearing in Section 1(a) are intended to designate some of the Sections in this Lease where additional provisions applicable to the particular fundamental Lease provisions appear. These references are for convenience only and shall not be deemed all-inclusive. If there is any conflict between any of the fundamental Lease provisions set forth in Section 1(a) and any other provision of this Lease, the latter shall control.

(c)    Exhibits. The following drawings and special provisions are attached hereto as exhibits and are hereby made a part of this Lease:

Exhibit A    Site Plan/Legal Description of the Land [§ 2(a)]
Exhibit B    Floor Plan of Leased Premises and Storage Area [§ 2(a)]
Exhibit B-1    Fourth (4th) Floor Cross-section
Exhibit B-2    North Patio
Exhibit B-3    Landlord and Tenant Construction Responsibilities

Exhibit B-4	Matrix of Base Building Work and Tenant Improvement Work
Exhibit B-5    MEP Narrative
Exhibit B-6    End of the Construction Period Work
Exhibit B-7    Construction Schedule
Exhibit B-8    Size and Location of Dedicated Sleeves
Exhibit C    Rules and Regulations [§ 9]
Exhibit D    Certificate of Lease Commencement [§ 3(a)]
Exhibit D-1    Certificate of Rent Commencement [§ 3(a)]
Exhibit E    Option to Extend Term
Exhibit F    Janitorial Specifications
Exhibit G    Rules and Regulations for Tenant Alterations
Exhibit H    Exclusions from Basic Operating Changes
Exhibit I    Form of Subordination, Non-Disturbance and Attornment Agreement
Exhibit J    Roof Rights
Exhibit K    HVAC Specifications
Exhibit L    Telecommunications Provider
Exhibit M    Tenant Exclusive Reserved Parking Area
Exhibit N    Form of Guaranty
Exhibit O    Form of Estimate Statement
Exhibit P    Form of Annual Statement
Exhibit Q    Form of Damage Guaranty
Exhibit R    Title Report
Exhibit S    Market Area
Exhibit T    Approved Choice Exterior Signage Locations; Location of Retail Sign Band; Qualified Landlord Affiliate Potential Sign Locations

2.    Leased Premises.

(a)    Leased Premises.

(i)    Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Leased Premises and the Storage Area. The Leased Premises and the Storage Area shall be located in the building specified in Section 1(a)(2) (the "Building") which is to be constructed by Landlord on the Land described on Exhibit A attached hereto and made a part hereof (the “Land”). Notwithstanding anything to the contrary contained herein, as used herein, the term "Leased Premises" shall also include, if applicable, any Supplemental Premises and/or Pre-Commencement Date Expansion Space leased by Tenant pursuant to the terms of this Lease.

Tenant’s learning center and/or cafeteria will be located on the fourth floor of the Building (the "4th Floor"). To accommodate these “assembly” uses, Landlord will, at Landlord’s sole cost and expense

(i) modify both sets of fire stairs designed as part of the core for the 4th Floor which lead from the 4th Floor to the street level egress from a width of 44” to a width of 64” and (ii) increase the slab-to-slab height of the 4th Floor to at least 12' 9" (per the attached cross-section prepared by WDG Architecture dated June 1, 2010 and attached hereto as Exhibit B-1). Landlord hereby expressly acknowledges and agrees that the forgoing work shall be deemed to be Base Building Work (hereinafter defined). Except as noted above, any incremental modifications to the base building construction set forth in those certain plans and specifications known as "Rockville Metro Plaza II Permit Set Dated 1/20/2011 including all Landscape, Architectural, Interiors, Structural, Mechanical, Plumbing and Electrical drawings and the Project Manual-all volumes" and "Rockville Metro Plaza II Site Grading and Development Plan prepared by Joyce Engineering Corp dated January 24, 2011 and stamped February 22, 2011, Sheets SP 1 - SP 15, Use Permit #-USE 97-0057" that are necessitated by the proposed 4th Floor “assembly” uses (including, but not limited to, restroom additions or modifications) or other base building modifications requested by Tenant shall (i) be approved by Landlord, which consent shall not be unreasonably withheld, delayed or conditioned, and (ii) shall be constructed at the sole cost and expense of Tenant; provided, that Tenant shall in no event be required to bear the cost and expense of such modifications if such expense would exceed the Construction Period Maximum Liability [as defined in Section 3(g)]; and provided further, that it shall be deemed reasonable for Landlord to withhold or condition consent to such modifications if Landlord reasonably believes that the expense related to such modifications may exceed the Construction Period Maximum Liability.
Tenant shall have the exclusive use of the Dedicated Sleeves (as such term is defined in Exhibit B-3 attached hereto) as well as the right to use its proportionate share of riser capacity in risers other than the Dedicated Sleeves, telephone and electrical closets, shafts and core areas of the Building for the purposes of installing and thereafter maintaining Tenant’s voice/data/telecommunications equipment, wiring and connections to service providers, Tenant's fire/life safety and security systems and Tenant's HVAC piping, in each case, without additional rental charge therefor. Notwithstanding the foregoing, Tenant shall have the exclusive use of all risers, telephone and electrical closets on Full Floors, except to the extent the use of a portion thereof is reasonably required by Landlord for the operation of the Building and for through-connections in order to provide voice/data/telecommunications and fire/life safety and security services to tenants located on floors above the Leased Premises.
All Limited Common Areas (hereinafter defined) are part of the Leased Premises, but shall be deemed to be Common Areas (hereinafter defined) for purposes of Landlord’s maintenance, repair and service obligations under this Lease. As used herein, the term "Limited Common Areas" shall mean areas within Full Floors that would have been part of the Common Areas had Tenant not leased the entirety of such floor, including restrooms, elevator lobbies, and electrical, telephone, and janitorial closets. The West Patio and North Patio (as each said term is defined herein) shall not be considered Limited Common Areas.
(ii)    In order to finally determine the Minimum Annual Rent, the Basic Monthly Rent, Tenant’s Proportionate Share, the Construction Allowance, the Additional Construction Allowance (hereinafter defined) and other terms of this Lease that are dependent upon the rentable area of the Leased Premises and/or the Building, the rentable area of the Leased Premises and the Building shall be measured in accordance with the BOMA Method of Measurement (ANSI /BOMA Z65.1-1996) (“BOMA Measurement Method”) except that (a) the rentable area of the Leased Premises and the Building shall not include the area of the North Patio or the West Patio if any and (b) the size of the Storage Area represents only the usable square footage within the Storage Area. The preliminary calculations of the rentable and usable areas of the Building indicate an average single tenant core factor of 11.27% and an average multi-tenant core factor of 15.95%. In no event shall the core factors of the Building include any storage area located in the Building.

Landlord and Tenant acknowledge that the estimated gross rentable area in the Building is specified in Section 1(a) (4) ("Gross Rentable Area" or "GRA"), subject to adjustment in accordance with the terms of this Section 2(a) (ii). The GRA shall be used for purposes of computing Tenant's proportionate share of certain expenses payable to Landlord as Additional Rent. Landlord reserves the right to modify the GRA of the Building from time to time during the Lease Term solely as a result of construction of new rentable area(s) or the demolition of existing rentable area(s) (which construction and/or demolition is not undertaken as the result of any casualty or condemnation), which measurement shall be made in accordance with the BOMA Measurement Method. For the purposes of this Lease, Tenant's proportionate share of certain expenses hereinafter made payable to Landlord as Additional Rent is specified in Section 1(a) (5). Said computation is based upon the ratio that the total rentable area in the Leased Premises bears to the GRA of the Building. Tenant’s Proportionate Share shall be modified in the event that the GRA of the Building is modified by the addition or removal of rentable area as provided in this Section 2(a) (ii).

(iii)    Within fifteen (15) days after the Effective Date, Landlord shall deliver to Tenant a certificate from Landlord’s architect that specifies (i) the rentable square footage of the Leased Premises and the Supplemental Premises, if any, each as measured in accordance with the BOMA Measurement Method, (ii) the useable square footage of the Storage Area, as measured in accordance with the BOMA Measurement Method, and (iii) the rentable square footage of the Building as measured in accordance with the BOMA Measurement Method. In addition, not later than seventy-five (75) days after the Lease Commencement Date, Landlord shall deliver to Tenant an updated certificate from Landlord’s architect (“Landlord’s Measurement Certificate”) that specifies (a) the updated rentable square footage of the Leased Premises and the Supplemental Premises, if any, each as measured in accordance with the BOMA Measurement Method), (b) the useable square footage of the Storage Area, as measured in accordance with the BOMA Measurement Method and (c) the updated rentable square footage of the Building as measured in accordance with the BOMA Measurement Method. The Landlord’s Measurement Certificate shall also set forth the Minimum Annual Rent, the Basic Monthly Rent, Tenant’s Proportionate Share, the Construction Allowance and other terms of this Lease that are dependent upon the rentable area of the Leased Premises and/or the Building. If Tenant disagrees with any such updated measurement then, prior to the Rent Commencement Date, Tenant may cause its architect to verify the rentable area of the Building, the Leased Premises, the Supplemental Premises, if any and the Storage Area, as set forth in the Landlord's Measurement Certificate. If the rentable square footage measured by Tenant’s architect, as measured in accordance with the BOMA Measurement Method, varies from the rentable square footage of the Building, the Leased Premises, the Supplemental Premises, if any and/or the useable square footage of the Storage Area, as set forth on Landlord's Measurement Certificate, then Landlord and Tenant shall each cause their respective architects to resolve the discrepancy within ten (10) Business Days after Tenant notifies Landlord of such discrepancy (the "Discrepancy Notice"). In the event Landlord’s architect and Tenant’s architect cannot resolve any such discrepancy within ten (10) Business Days after Landlord's receipt of the Discrepancy Notice, then Landlord's architect and Tenant's architect shall cause the rentable area of the Building, the Leased Premises, the Supplemental Premises, if any and/or the Storage Area, as applicable, to be conclusively determined by an architect mutually selected by Landlord's architect and Tenant's architect using the BOMA Measurement Method. If Landlord's architect and Tenant's architect are not able to agree upon such an architect within five (5) Business Days following the expiration of the foregoing ten (10) Business Day period, the selection of such architect shall be made by the Arbitrator (as such term is defined in Exhibit B-3 attached hereto) pursuant to an Arbitration (as such term is defined in Exhibit B-3 attached hereto) conducted pursuant to the terms of Paragraph 5(b)4 of Exhibit B-3 attached hereto. The rentable square footage (or if applicable, useable square footage) agreed upon by both Landlord’s architect and Tenant’s architect (or as determined by such third architect, if applicable) shall be used to recalculate the Minimum Annual Rent, the Basic Monthly Rent, Tenant’s Proportionate Share, the Construction Allowance, the Additional Construction Allowance and any other terms of this Lease that are dependent upon the rentable area of the Building, the Leased Premises, the Supplemental Premises, if any and/or the Storage Area, as applicable. Landlord and Tenant shall each pay any cost charged by their respective architects with respect to the foregoing measurements and the cost of such third architect, if applicable, shall be equally shared by Landlord and Tenant (it being expressly acknowledged that Tenant may elect to have Tenant's portion of such fees deducted from the Construction Allowance); provided, that if such cost with respect to the third architect accrues prior to the End of the Construction Period (as defined in Exhibit B-3), then Landlord shall pay the entire cost of the third architect and Tenant shall reimburse Landlord for one-half of the cost with respect to the third architect subject to the Construction Period Maximum Liability. Tenant shall in no event be liable for such costs until the reimbursement of these amounts would not exceed the Construction Period Maximum Liability. Until the rentable area of the Leased Premises is conclusively determined, the Leased Premises shall be deemed to contain 137,778 rentable square feet [as such size may be increased in accordance with Tenant’s options set forth in Sections 39 (a), (b) and (c), below] and the Building shall be deemed to contain 197,866 rentable square feet.

If, pursuant to the terms of this Section 2, either (i) the Leased Premises is determined to contain an amount of rentable square feet other than 137,778 rentable square feet or (ii) the Storage Area is determined to contain an amount of usable square feet other than 2,200 usable square feet or (iii) the Building is determined to contain an amount of rentable square feet other than 197,866 rentable square feet, then Landlord and Tenant shall enter into an amendment to this Lease to amend the Minimum Annual Rent, the Basic Monthly Rent, Tenant’s Proportionate Share, the Construction Allowance, the Additional Construction Allowance and any other terms of this Lease that are dependent upon the rentable square footage of the Building, the Leased Premises, the Storage Area and, if applicable, any appropriate credits or payments, as the case may be, shall be made by and between Landlord and Tenant which are necessary due to the revised rentable square footage of the Leased Premises, the Storage Area and/or the Building.

(b) Patio Areas. The Building shall include (and the Base Building Plans shall reflect) an outdoor plaza area of approximately 2,000 usable square feet on the north side of the 4th Floor as shown on Exhibit B-2 attached hereto (the “North Patio”). The North Patio shall not constitute part of the Leased Premises or the GRA of the Building, but Tenant shall have exclusive use of the North Patio at no charge throughout the Lease Term and any Extension Option. Subject to applicable law, Tenant shall have the right to maintain tables, chairs and other furniture and personal property selected by Tenant on the North Patio. Landlord shall include the North Patio in the insurance policies Landlord is required hereunder to maintain with respect to the Building.

As of the date of this Lease, Landlord has delivered to Tenant (i) detailed plans and specifications (collectively, the "West Patio Plans") for the construction of (a) an outdoor plaza area on the west side of the 4th Floor and exterior egress stairs (the "West Patio Egress Stairs") there from (collectively, the "West Patio") [provided, however, the West Patio shall extend approximately 14’ beyond the centerline of the exterior column line of the Building, or further if such extension, in Landlord’s reasonable opinion, will not materially adversely affect the development of the adjacent land currently owned by an affiliate of Landlord as an office building] and (b) any modifications to the North Patio necessary to integrate the North Patio into the West Patio so as to make such areas one (1) contiguous plaza area (collectively, the "North Patio Modifications") and (ii) a reasonably detailed estimate (the "Patio Work Estimate") of the total costs of constructing the West Patio and the North Patio Modifications (the "West Patio Total Costs"). The Patio Work Estimate shall include all of the following: (1) the West Patio Total Costs; (2) the West Patio Hard Costs (hereinafter defined) presented in Construction Specifications Institute (CSI) 50 division format including a reasonable contingency; (3) the general contractor’s fee; (4) the general contractor’s proposed change order fee; (5) subcontractors' proposed change order fee; and (6) any exclusions, assumptions and/or clarifications.

On or before the date that is fifteen (15) days after Tenant's receipt from Landlord of both the West Patio Plans and the Patio Work Estimate in accordance with the terms of this Lease, Tenant shall elect, by written notice to Landlord, to either (a) accept the West Patio Plans and the Patio Work Estimate delivered by Landlord, in which event Landlord shall construct the West Patio and the North Patio Modifications in accordance with the terms of this Lease pursuant to such West Patio Plans and Patio Work Estimate or (b) deliver to Landlord revisions to the West Patio Plans for Landlord's consideration and/or the results from any "value engineering" performed by Tenant with respect to the West Patio and the North Patio Modifications (collectively, "West Patio Tenant Revisions"). If Tenant delivers West Patio Tenant Revisions to Landlord, then, within ten (10) Business Days after such delivery, Landlord shall provide Tenant with revised West Patio Plans and/or a revised Patio Work Estimate, as applicable, containing those West Patio Tenant Revisions acceptable to Landlord, Landlord being under no obligation to accept any West Patio Tenant Revisions. Within ten (10) Business Days after Tenant's receipt of the revised West Patio Plans and/or the revised Patio Work Estimate, as applicable, Tenant shall deliver to Landlord any West Patio Tenant Revisions with respect to the revised West Patio Plans and/or the revised Patio Work Estimate, as applicable, for Landlord's consideration and the foregoing process shall continue until Tenant approves the West Patio Plans and the Patio Work Estimate. Landlord and Tenant shall work together in good faith to address any West Patio Tenant Revisions. The failure by Landlord or Tenant to respond to any submission of West Patio Plans and/or the Patio Work Estimate by the other party within the time periods set forth in this paragraph shall be a Landlord Delay or a Tenant Delay hereunder, as applicable.

If either or both of the West Patio Plans and/or the Patio Work Estimate has not been approved by Tenant on or before August 1, 2011, Tenant shall have the right to terminate this Lease without penalty upon written notice to Landlord, in which event this Lease shall immediately terminate and be of no further force or effect.

From and after the date on which Tenant has approved the West Patio Plans and the Patio Work Estimate, Landlord will use commercially reasonable good-faith efforts to obtain approvals for the West Patio and the North Patio Modifications. Landlord does not warrant or covenant that the applicable governmental authorities having jurisdiction will issue final, non-conditional approval of the West Patio or the North Patio Modifications ("Final West Patio Approval"). If Final West Patio Approval is not obtained, Landlord shall immediately notify Tenant thereof in writing (which notice shall contain any reasons known to Landlord as to why Final West Patio Approval was not obtained) and Landlord and Tenant shall agree upon revised West Patio Plans and a revised Patio Work Estimate in accordance with the terms of this Lease. Once the revised West Patio Plans and revised Patio Work Estimate have been agreed upon, Landlord will use commercially reasonable good-faith efforts to obtain approvals for the West Patio and the North Patio Modifications as set forth on the revised West Patio Plans. If Final West Patio Approval is obtained, the West Patio shall not constitute part of the Leased Premises or the GRA of the Building, but Tenant shall have exclusive use of the West Patio at no charge throughout the Lease Term and any Extension Option. Subject to applicable law, Tenant shall have the right to maintain tables, chairs and other furniture and personal property selected by Tenant on the West Patio. Landlord shall include the West Patio in the insurance policies Landlord is required hereunder to maintain with respect to the Building.

If, on or before the date on which the Construction Loan Closing (hereinafter defined) occurs in accordance with the terms set forth in the Commitment (hereinafter defined), Final West Patio Approval is not obtained in writing, with evidence of such approval delivered to Tenant, or, alternatively, if Tenant has not approved an alternate means of egress to replace the West Patio Egress Stairs, Tenant shall have the right to terminate this Lease without penalty upon written notice to Landlord, in which event this Lease shall immediately terminate and be of no further force or effect.

Landlord and Tenant agree that Tenant shall reimburse to Landlord, in accordance with the terms of this Lease, fifty percent (50%) of the West Patio Total Costs up to $400,000.00. Any portion of the West Patio Total Costs that exceed $400,000.00 will be fully reimbursed by Tenant to Landlord in accordance with the terms of this Lease. For example, if the West Patio Total Costs equal $500,000.00, Tenant shall reimburse to Landlord $200,000.00 of the first $400,000.00 of West Patio Total Costs incurred by Landlord, and Tenant shall reimburse to Landlord all of the remaining $100,000.00 of West Patio Total

Costs. Notwithstanding anything to the contrary contained herein: (i) Tenant shall have no obligation to reimburse to Landlord any West Patio Total Costs that exceed the West Patio Total Costs set forth in the Patio Work Estimate approved by Tenant except for change orders requested, or approved, by Tenant, (ii) Tenant’s maximum reimbursement to Landlord pursuant to the foregoing two (2) sentences shall not exceed the Construction Period Maximum Liability and (iii) the amount reimbursed by Tenant pursuant to the foregoing two (2) sentences shall not exceed an amount equal to the Construction Allowance. Tenant shall in no event be liable for such costs until the reimbursement of these amounts would not exceed the Construction Period Maximum Liability.

Provided Landlord is not in default of any of its monetary obligations under this Lease, then, except in connection with the Final West Patio Costs Reimbursement Request (hereinafter defined), Tenant shall reimburse to Landlord, within thirty (30) days after Tenant's receipt of Landlord's request for reimbursement (but in no event more than once during any calendar month), ninety-five percent (95%) of the West Patio Total Costs set forth in Landlord's request which are Tenant's obligation to reimburse to Landlord pursuant to the terms of this Lease, it being expressly understood that any such request ("West Patio Total Costs Reimbursement Request") shall contain all of the following: (i) a copy of all invoices (and reasonable back-up information relating thereto) for West Patio Total Costs covered by such West Patio Total Costs Reimbursement Request marked "paid" by the applicable contractor or vendor; (ii) an application for payment and sworn statement of contractor substantially in the form of AIA Document G-702 or G-703 covering all construction work for which reimbursement is to be made to a date specified therein with respect to the West Patio Hard Costs; (iii) a certification from Landlord's architect substantially in the form of the Architect’s Certificate for Payment which is located on AIA Document G702, Application and Certificate of Payment with respect to the West Patio Hard Costs; (iv) contractor’s, subcontractor’s and materialmen’s partial waivers of liens (for contractors, subcontractors and materialmen providing in excess of $10,000 in materials and/or services) conditioned upon payment for the current request and releasing all claims for amounts previously paid which shall cover the West Patio Hard Costs set forth in the applicable West Patio Total Costs Reimbursement Request; and (v) all construction relating to the West Patio Hard Costs set forth in the applicable West Patio Total Costs Reimbursement Request have been permanently incorporated into the Building, free of any security interest, lien or encumbrance except for the lien of Landlord’s construction lender. Upon the completion of the construction of the West Patio and the North Patio Modifications in accordance with the terms of this Lease, and provided Landlord is not in default of its monetary obligations under this Lease, Tenant shall reimburse to Landlord, any remaining West Patio Total Costs which are Tenant's obligation to reimburse to Landlord pursuant to the terms of this Lease within thirty (30) days after Tenant's receipt of Landlord's request for final reimbursement ("West Patio Total Costs Final Reimbursement Request"), it being expressly understood that any such request shall contain all of the following: (a) contractor’s and subcontractor’s final waivers of liens (for contractors, subcontractors and materialmen providing in excess of $10,000 in materials and/or services) which shall cover all the West Patio Hard Costs, (b) any information required to be submitted had the West Patio Total Costs Final Reimbursement Request been a West Patio Total Costs Reimbursement Request, but only to the extent such information had not been previously submitted to Tenant pursuant to the delivery of a West Patio Total Costs Reimbursement Request and (c) Tenant's inspection and approval of the West Patio and the North Patio Modifications. Notwithstanding anything to the contrary contained in this Lease, Tenant may elect to have Landlord apply any available Construction Allowance against any West Patio Total Costs which Tenant is obligated to reimburse to Landlord pursuant to the terms of this Lease. In the event Tenant fails to timely make any reimbursement of West Patio Total Costs to Landlord, then Landlord shall apply any available Construction Allowance against such costs. As used herein, the term "West Patio Hard Costs" means only those actual and verifiable costs of the West Patio and the North Patio Modifications for (1) materials and equipment that are permanently incorporated into the Building and (2) the labor required in incorporating such materials and equipment.

Notwithstanding anything to the contrary contained in this Lease, West Patio Total Costs shall not include, and Tenant shall have no obligation pursuant to the terms of this Lease to pay or reimburse Landlord for, any cost or expense incurred by Landlord with respect to any site plan revision, including, without limitation associated legal fees, filing fees, permit expediting services and fees, permit fees, development management fees and the fees of any Landlord consultant.

Landlord hereby expressly acknowledges and agrees that (i) Landlord shall cause its general contractor to bid all work relating to the construction of the West Patio and the North Patio Modifications to at least three (3) subcontractors for each trade, (ii) Landlord shall use commercially reasonable efforts to solicit bids from subcontractors that are certified by the State of Maryland as minority or women owned business enterprise (MBE/WBE) and (iii) all change orders with respect to such work shall require Tenant's written approval, which approval shall not be unreasonably withheld, delayed or conditioned.

The construction of the North Patio and, if applicable, of the West Patio and the North Patio Modifications, shall deemed to be Base Building Work and Landlord shall undertake such work in accordance with the terms of this Lease, subject to the Tenant’s reimbursement obligation as set forth above.

Landlord shall repair and maintain all components of the North Patio and the West Patio (i) reflected on the final Base Building Plans and/or the final West Patio Plans, as such plans may be amended in accordance with the terms of this Lease and (ii) required pursuant to applicable code (collectively, the "Patio Structural Components"), in good condition and repair during the Lease Term and any Extension Option. Tenant shall repair and maintain all components of the North Patio and the West Patio which are not Patio Structural Components in good condition and repair during the Lease Term and any Extension Option.

If agreement is reached between Landlord and Tenant to construct the West Patio then Landlord and its affiliate F. P. Rockville III Limited Partnership will execute and record a permanent easement with respect to any encroachment of the West Patio onto the land owned by F. P. Rockville III Limited Partnership. F. P. Rockville III Limited Partnership will execute this Lease for the purpose of (i) acknowledging this requirement and (ii) acknowledging its obligations under Section 39 (j) with respect to Tenant’s option to acquire land owned by F. P. Rockville III Limited Partnership.

3.    Term.

(a)    Lease Term; Rent Commencement Date. This Lease shall be effective as of the date of execution of this Lease by Landlord and Tenant. The Lease Term (sometimes herein called the "Lease Term") shall commence on the Lease Commencement Date [as set forth in Section 1(a) (6), above] and expire on the last day (the "Expiration Date") of the one hundred twentieth (120th) full calendar month after the Rent Commencement Date [as set forth in Section 1 (a) (6), above] unless extended or earlier terminated in accordance with the terms of this Lease. Landlord and Tenant acknowledge and agree that, except as otherwise specifically stated in or as reasonably contemplated by this Lease, Tenant’s obligations to make any payments or incur liabilities with respect to the Building will not arise prior to the End of the Construction Period (as defined in Exhibit B-3). Upon the occurrence of the Lease Commencement Date, Landlord shall deliver to Tenant a Certificate of Lease Commencement in the form attached hereto as Exhibit D and made a part hereof, which certificate Tenant and Landlord shall promptly execute and return to each other. Upon the occurrence of the Rent Commencement Date, Landlord shall deliver to Tenant a Certificate of Rent Commencement in the form attached hereto as Exhibit D-1 and made a part hereof, which certificate Tenant and Landlord shall promptly execute and return to each other. As used herein, the term "Lease Year" means (i) with respect to the first (1st) Lease Year, the period commencing on the Rent Commencement Date and ending on the last day of the twelfth (12th) full calendar month thereafter and (ii) each successive full twelve (12) month period thereafter during the Lease Term. As used herein, the term "Rent Commencement Date" means the date which is the later to occur of (A) the date that is six (6) months after the Lease Commencement Date or (B) June 1, 2013, subject, however, to the extension of the Rent Commencement Date pursuant to the terms of this Section 3(a) or Section 3(c), below. Notwithstanding anything to the contrary contained in this Lease (i) the Rent Commencement Date shall be extended on a day-for-day basis for each day of Landlord Delay and (ii) in no event shall the Rent Commencement Date occur prior to the date on which Landlord achieves the Rent Commencement Condition (as such term is defined in Exhibit B-3 attached hereto).

(b)Possible Extension of Expiration Date. Subject to the terms of Section 3(a), above, if the Lease Commencement Date occurs prior to December 1, 2012, then, the Expiration Date shall be extended by a number of days (collectively, the "Extension Days") equal to the lesser of (1) the number of days prior to December 1, 2012 that the Lease Commencement Date occurs or (2) the number of days prior to June 1, 2013 that Landlord obtains a final, non-conditional certificate of occupancy, or its equivalent, for the Building (excluding the Leased Premises) or (3) ninety (90). Notwithstanding anything to the contrary contained in this Lease, if the Expiration Date is extended pursuant to the terms of this Section 3(b) (i) Landlord and Tenant shall execute a revised Certificate of Commencement setting forth the new Expiration Date and (ii) the Extension Days shall be added to, and be a part of, the tenth (10th) Lease Year hereunder.

(c)    Completion Delay Events; Extension of Rent Commencement Date. In the event (i) the Lease Commencement Date does not occur on or before December 1, 2012, or (ii) the Rent Commencement Condition does not occur on or before May 1, 2013, or (iii) the Building cannot be occupied or utilized for its intended purposes on or before June 1, 2013 (each of the foregoing events being hereinafter referred to as a “Completion Delay” and each of the foregoing dates being hereinafter referred to as a "Completion Delay Date"), and such Completion Delay is not caused by a Tenant Delay, then Landlord shall be responsible to pay Tenant for all Completion Delay Damages (hereinafter defined). As used herein, the term "Completion Delay Damages" shall collectively mean (A) the premium portion of Tenant’s holdover rent under Tenant's lease at 10720, 10750 and 10770 Columbia Pike, Silver Spring, Maryland ("Tenant's Current Location") and (B) in the event Tenant is not permitted to hold over in Tenant's Current Location and/or if the condition of Tenant's Current Location materially interferes with Tenant's ability to undertake Tenant's normal business operations, and, as a result thereof, Tenant relocates from Tenant's Current Location to a location other than the Building (the "Relocation Premises") (1) all reasonable real estate related costs and expenses incurred by Tenant in connection with such relocation (collectively, "Relocation Costs"), which costs and expenses shall be deemed to include, without limitation, all rent paid by Tenant with respect to the Relocation Premises that is in excess of the rent payable by Tenant at Tenant's Current Location calculated as of the last day of the non-"holdover" term of Tenant's lease at Tenant's Current Location and all costs incurred by Tenant in connection with Tenant's move from Tenant's Current Location to the Relocation Premises, provided, however, that Landlord shall not be obligated to pay Tenant for any Relocation Costs in excess of Three Million Dollars ($3,000,000.00) and (2) as and for liquidated and agreed final damages for Tenant's consequential damages arising from such Completion Delay, an amount equal to One Million Dollars ($1,000,000.00). Notwithstanding anything to the contrary contained herein, for each Completion Delay, the Rent Commencement Date shall be extended on a day-for-day basis equal to the number of days that elapse between the Completion Delay Date for such Completion Delay and the date on which Landlord cures such Completion Delay, inclusive, but in no event greater than the period from June 1, 2013 until the date upon which Tenant occupies the Leased Premises for the conduct of business therein.

Landlord will notify Tenant promptly after the occurrence of any event which Landlord believes will likely result in a Completion Delay. In such notice, Landlord will advise Tenant of Landlord’s then-current best estimate of the length of such Completion Delay. When and if such estimate changes, Landlord will so advise Tenant in writing.

Notwithstanding anything herein to the contrary, Tenant shall make commercially reasonable best efforts to mitigate Tenant's Completion Delay Damages.

(d)    Termination Events; Security for Completion Delay Damages and Termination Event Damages.

(i)    Notwithstanding anything in this Lease to the contrary, in the event that (i) intentionally omitted, or (ii) the Building is not fully permitted for the Base Building Work on or before August 1, 2011, or (iii) the construction financing does not close (i.e., fully executed and enforceable loan documents) on or before September 1, 2011 (the “Construction Loan Closing”), or (iv) Landlord has not commenced grading of the Land on or before October 1, 2011, or (v) Landlord does not deliver the Agreed Upon Construction Loan SNDA on or before the SNDA Delivery Date, or (vi) Landlord has not completed the Building garage-to-grade as of December 1, 2012, or (vii) any Completion Delay remains uncured on the date that is twelve (12) months after the applicable Completion Delay Date, or (viii) Landlord abandons the construction of the Base Building Work for a period of thirty (30) consecutive days or ninety (90) days in the aggregate and Landlord's construction lender does not agree, within fifteen (15) days thereafter, to complete the construction of the Base Building Work in accordance with the terms of this Lease, (each of the foregoing events being hereinafter referred to as a “Termination Event” and each of the foregoing dates being hereinafter referred to as a "Termination Event Date"), then Tenant shall have the right to terminate this Lease without penalty by the delivery of written notice given to Landlord (“Termination Notice”) prior to the date on which the applicable Termination Event has been cured and evidence of such cure reasonably acceptable to Tenant has been delivered to Tenant. For example, if the Termination Event is the failure of Landlord to obtain all of the permits for the Base Building Work on or before August 1, 2011, but Landlord obtains those permits (and delivers evidence thereof to Tenant in accordance with the terms of this Section 3(d)) before Tenant sends a Termination Notice, then Tenant shall no longer have the right to terminate this Lease based on that Termination Event.

If Tenant terminates this Lease pursuant to the occurrence of a Termination Event with a Termination Event Date which occurs after December 1, 2011 (or if Tenant terminates this Lease pursuant to the Termination Event set forth in subsection (viii) in the immediately preceding paragraph), Landlord shall be responsible, in addition to the payment of any Completion Delay Damages payable by Landlord pursuant to the terms of this Lease, for the payment to Tenant, as and for liquidated and agreed final damages (including consequential damage) to Tenant arising from such Termination Event, an amount equal to Three Million Dollars ($3,000,000.00) ("Termination Event Damages"). Landlord shall promptly provide Tenant with notice of the occurrence of any Termination Event.

(ii)    Simultaneously with the execution of this Lease, Clayton F. Foulger, Bryant F. Foulger, Brent K. Pratt, CFF Guarantor, LLC, BFF Guarantor, LLC and BKP Guarantor, LLC, jointly and severally, or such other guarantor or guarantors reasonably acceptable to Tenant (collectively, the “Damage Guarantor”) shall execute a guaranty of lease in the form attached hereto as Exhibit Q (the "Damage Guaranty"), pursuant to which Damage Guarantor shall unconditionally guarantee full and prompt payment to Tenant of any Completion Delay Damages and/or any Termination Event Damages.
(e)    Acceptance of Leased Premises.     It is expressly understood and agreed that Landlord has made no representations or warranties with respect to the Leased Premises except as set forth in this Lease.

(f)    Option to Extend Term.    Tenant is hereby given the option to extend the Lease Term in accordance with the provisions of Exhibit E attached hereto.

(g)    Construction Period Maximum Liability and Related Definitions. For purposes of clarification, the following definitions are made part of this Lease with the specific intention of clarifying and ensuring that the Tenant is not considered to be the owner of the Building pursuant to ASC 840-40-55:

Tenant’s “Construction Period Maximum Liability” shall mean 89.95% of the then-incurred project costs for the Building (excluding the cost of the real estate) that are properly capitalizable under U.S. GAAP incurred as of such date (after having adjusted such costs for any Force Majeure Costs) minus the sum of (x) any payments previously paid by Tenant in connection with the Building discounted at five percent (5%) to such point in time, and (y) the present value of any future payments made by Tenant in connection with the Building discounted at five percent (5%) that the Tenant is obligated to make, but in each case excluding payments that are not required to be included in the calculation of the Tenant’s maximum guaranty amount under ASC 840-40-55 (EITF 97-10).

“Force Majeure Costs” shall mean the sum of (a) all costs and expenses incurred by Landlord to restore the Building in connection with a Force Majeure Event (including (i) all capitalized interest and other collateral costs and carrying costs accruing on such cost necessary to repair and restore damage caused by such Force Majeure Event following such Force Majeure Event and (ii) all capitalized interest and other collateral costs and carrying costs accruing as a result of time delays necessary to repair and restore damage caused by such Force Majeure Event following such Force Majeure Event) less the amount of all insurance proceeds applied to the restoration of the Building and (b) to the extent the Building is not restored following such Force Majeure Event, the reduction, if any, in fair market value of the Building as a result of such Force Majeure Event, as set forth in an appraisal in form and substance reasonably satisfactory to the Landlord conducted by an independent appraiser selected by the Landlord; provided, however, in no event shall the amount determined in the foregoing clause (b) be less than the remaining estimated cost to restore the Building to substantially the same condition which existed immediately prior to the Force Majeure Event.

“Force Majeure Event” shall mean the occurrence of one or more events that causes damage to the Building or any portion thereof caused by Landlord or Landlord’s employees, agents, contractors or subcontractors, Acts of God including fire, floods, tornadoes, hurricanes, or any other causes unless such damage was caused by Tenant or its employees.

4.    Intentionally Omitted.

5.    Rent.
(a)    Minimum Annual Rent. The Minimum Annual Rent reserved hereunder shall be as specified in Section 1(a)(9) which shall be payable by Tenant to Landlord during each Lease Year of the Lease Term in equal monthly installments of Basic Monthly Rent each as specified in Section 1(a)(10), due in advance, without notice or demand, and, except as may be otherwise expressly set forth in this Lease, without set-off, deduction or abatement of any kind, on the first day of each and every calendar month thereafter during the Lease Term. The Minimum Annual Rent and Basic Monthly Rent payable by Tenant to Landlord will be as follows:

Leased Premises:

Lease Year	Annual Rent Per RSF	Minimum Annual Rent	Basic Monthly Rent
1	$43.81	$5,476,346.05+	$456,326.17+
2 - 1st 3 Months	$44.95	$5,618,750.04*+	$468,229.17+
2 - Last 9 Months	$44.95	$6,193,121.16*	$516,093.43
3	$46.12	$6,354,120.82	$529,510.07
4	$47.32	$6,519,327.96	$543,277.33
5	$48.55	$6,688,830.48	$557,402.54
6	$49.81	$6,862,740.08	$571,895.01
7	$51.1	$7,041,171.32	$586,764.28
8	$52.43	$7,224,241.77	$602,020.15
9	$53.8	$7,412,072.06	$617,672.67
10	$55.19	$7,604,785.93	$633,732.16
[*on an annualized basis] [+based on 125,000 rsf only]

Landlord and Tenant hereby expressly acknowledge and agree that if, as of the Rent Commencement Date, the amount of rentable square feet in the Leased Premises plus any Creditable Square Footage [as said term is defined in Section 39 (b) hereof] exceeds 125,000 rentable square feet, then the initial per square foot annual rental rate for the Leased Premises (i.e. $44.35) shall be reduced by $0.0000422 for each rentable square foot which is in excess of 125,000, but does not exceed 140,000 (the “Base Rent Reduction”). Further, Landlord acknowledges and agrees that for any square footage leased by Tenant during the period beginning on the Effective Date and ending on June 1, 2012 that is in excess of 125,000 rentable square feet but does not exceed 140,000 rentable square feet (the “Additional Square Footage”) Landlord will abate 100% of the Basic Monthly Rent on such Additional Square Footage for the first fifteen (15) months after the rent commencement date for such Additional Square Footage (the “Additional Square Footage Abatement”). The chart set forth above reflects the Base Rent Reduction and the Additional Square Footage Abatement based on the Leased Premises containing 137,778 rentable square feet.

Storage Area:

Lease Year	Annual Rent Per RSF	Minimum Annual Rent	Basic Monthly Rent
1	$14	$30,800	$2,566.67
2	$14.36	$31,600.8	$2,633.4
3	$14.74	$32,422.42	$2,701.87
4	$15.12	$33,265.4	$2,772.12
5	$15.51	$34,130.3	$2,844.19
6	$15.92	$35,017.69	$2,918.14
7	$16.33	$35,928.15	$2,994.01
8	$16.76	$36,862.28	$3,071.86
9	$17.19	$37,820.7	$3,151.73
10	$17.64	$38,804.04	$3,233.67

In the event that the Lease Term commences on a day other than the first day of a calendar month or ends on a day other than the last day of a calendar month, then the Basic Monthly Rent for such period shall be computed on a per diem basis by dividing the Basic Monthly Rent due for such month by the number of days in such month. Rent shall be paid to Landlord (or its agent) as specified in Section 1(a) (8), or to such other persons or at such other address as Landlord may designate from time to time.

        (b)      Adjustments to Minimum Annual Rent. On the first day of the second Lease Year, and on the first day of each Lease Year thereafter during the initial Lease Term, the Minimum Annual Rent (then in effect) for the Leased Premises shall be increased as shown in the above Chart. On the first day of the second Lease Year, and on the first day of each Lease Year thereafter during the initial Lease Term, the Minimum Annual Rent (then in effect) for the Supplemental Premises (if any) and/or the Storage Area shall be increased by the amount shown in Section 1(a)(11). Each such adjustment shall be accomplished (and shall be effective for the entire then-operative Lease Year) by adding to the Minimum Annual Rent (then in effect) the amount created by multiplying the Minimum Annual Rent then in effect by the percentage shown in Section 1(a)(11).

(c)    Additional Rent.
(i)    General. Whenever it is provided by the terms of this Lease that Tenant is required to make any payment to Landlord other than of Minimum Annual Rent, such payment shall be deemed to be Additional Rent ("Additional Rent"). Unless otherwise expressly specified herein, Additional Rent shall be paid by Tenant within thirty (30) days after written notice to Tenant, and, except as expressly provided otherwise in this Lease, without set-off, deduction or abatement of any kind. Additional Rent shall include, but not be limited to:

(a)    Basic Operating Charges.

(i)    (A)    Tenant shall pay to Landlord, as Additional Rent, Tenant’s Proportionate Share as set forth in Section 1(a)(5) of any increase in the Basic Operating Charges incurred by Landlord in the operation of the Building during any calendar year over the Basic Operating Charges portion of the Base Operating Expense Amount specified in Section 1(a)(14) (such amount being hereinafter referred to as "Tenant's Increase Charges").

(B)     If the average occupancy rate for the Building during any calendar year and/or during the first Lease Year (which for purposes of Basic Operating Charges may also be referred to as the "Base Year") is less than ninety-five percent (95%), or if any tenant is separately paying for electricity, janitorial or other services furnished to its premises which would otherwise be included in Basic Operating Charges, then Basic Operating Charges for such calendar year and for the Base Year shall include all additional expenses that vary with occupancy, as reasonably estimated by Landlord, which would have been incurred during such calendar year and the Base Year if such average occupancy rate had been ninety-five percent (95%) and if Landlord paid for such electricity, janitorial and other services to such premises. For example: if the average occupancy rate for Building during a calendar year is eighty percent (80%), and if the janitorial contractor charges are $1.00 per square foot of occupied rentable area per year, and if the Building contains one hundred thousand (100,000) square feet of rentable area, then it would be reasonable for Landlord to estimate that if the Building had been ninety-five percent (95%) occupied during such year, then janitorial charges for such year would have been Ninety-five Thousand dollars ($95,000.00).

(ii)    As used herein, the "Basic Operating Charges" shall mean the sum of all reasonable and customary costs of operating, policing, managing, maintaining and repairing the Building, including the following: Real Estate Taxes (but only to the extent that such is in excess of the Real Estate Tax Base (as hereinafter defined)), charges (including surcharges) for electricity, gas, water and sewer and any other utilities supplied to the Building; the cost of public liability insurance, casualty insurance, rent loss insurance, and all other reasonable and customary insurance coverage carried by Landlord in connection with the Building, including, but not limited to, casualty and liability insurance for Landlord's personal property used in connection with the Building; legal and accounting fees; property management fees of two percent (2%) of annual gross revenues of the Building; personnel costs, including, but not limited to, reasonable salaries, wages, fringe benefits, taxes, insurance and other direct and indirect costs of on-site property manager(s), engineers, superintendents, watchmen, security guards or services, porters and any other Building personnel at or below the grade of property manager including a reasonable allocation of overhead of compensation paid for the wages, salary, and other compensation and benefits paid to such employees (provided that with respect to any employee of Landlord or Landlord's agents that does not dedicate 100% of his/her time to the operation, management, maintenance, or repair of the Building, Basic Operating Charges may only include a percentage of the costs attributed to such employee (based on time spent by Tenant in connection with the Building) ("Permitted Personnel Allocations"); the cost of all service and maintenance contracts, including, but not limited to, access control and energy management services; security; window cleaning; elevator maintenance and janitorial service; landscaping maintenance, including reasonable upgrades and replacements; parking facility maintenance, including routine repairs, re-striping and resealing to the Building’s parking facilities (but not more than 1 time during any 5 year period), and removal of snow, ice and debris; traffic control; sanitary and drainage control; public address system; holiday decorations; disposal of trash (except for amounts of trash generated by Tenant which are considered by Landlord, in Landlord's reasonable discretion, to be excessive, the cost of disposal of which Landlord reserves the right to charge Tenant, and Tenant agrees to pay within fifteen (15) days of demand); the cost of any capital improvements or alterations made by Landlord to the Building after the Rent Commencement Date of the Lease Term, that (A) reduce other Base Operating Charges (but only to the extent that annual reduction in Basic Operating Charges exceeds the annual amortized amount of such capital expenditure), or (B) are required under any governmental law or regulation that was not applicable to the Building at the time it was constructed (collectively “Permitted Capital Expenditures”), such cost to be amortized over the useful life of such improvements or alterations on a straight-line basis over the useful life thereof in accordance with generally accepted accounting principles consistently applied ("GAAP"), together, if applicable, with an interest factor on the unamortized cost of such item equal to the interest rate charged to Landlord by an unaffiliated third party to finance such items (or, if Landlord did not in fact finance such items with an unaffiliated third party lender, the rate that would have been charged to Landlord to finance such items with an unaffiliated third party lender); non-capital equipment, materials and tools reasonably necessary for the operation, repair and maintenance of the Building; the Building's share of all costs to maintain, repair and/or replace as necessary any common driveways, facilities and structures pursuant to easements, covenants or similar agreements affecting the Building on the date hereof (collectively, the “Recorded Covenants”)(including but not limited to costs assessed to the Building by virtue of the fact that the Building is located on Land that is part of a condominium regime (a “Land Condominium”); charges of any kind imposed by any governmental authority in connection with the use or occupancy of the Building, including any and all license, permit, and inspection fees and specifically including the Transportation Demand Management Fee (provided the Transportation Demand Management Fee is included in the Base Operating Expense Amount); and any other reasonable costs and expenses incurred by Landlord in maintaining or operating the Building.

(iii)    Landlord agrees that (1) no item of maintenance or repair or any provisions of any service will be deferred in the first Lease Year solely for the purpose of reducing the Base Operating Expense Amount; and, (2) Basic Operating Charges shall be calculated consistently from year to year and Landlord shall reasonably allocate (on a fair and equitable basis, based on the usage of the service, utility or item in question) Basic Operating Charges between those Basic Operating Charges that are charged to all tenants in the Building (inclusive of retail tenants), those Basic Operating Charges that are charged only to office tenants in the Building (exclusive of retail tenants) and those Basic Operating Charges that are charged only to retail tenants in the Building (exclusive of office tenants); and, (3) Basic Operating Charges shall be determined on a calendar year accrual basis and shall only include the Basic Operating Charges incurred by Landlord on an accrual basis in accordance with sound management practices generally prevailing for first class commercial office buildings of similar size, age, quality and reputation (hereinafter “Comparable Buildings”) in the area identified on Exhibit S (the "Market Area"); and, (4) Basic Operating Charges shall not include those matters set forth on Exhibit H attached hereto.

(iv)    Notwithstanding anything to the contrary contained in the definition of Basic Operating Charges above, Basic Operating Charges shall not include those items set forth on Exhibit H attached hereto and in the event there exists a conflict as to an expense which is specified to be included in Basic Operating Charges and is also specified on Exhibit H to be excluded from Basic Operating Charges as hereinafter described, the exclusions shall prevail and the expenses shall be deemed excluded.

(v)    If Landlord allocates costs between the Building and other portions of the Rockville Metro Center project (the "Project") owned by Landlord and its affiliates such allocations must be made by Landlord in good faith and on an equitable and consistent basis.

(vi)    Notwithstanding anything to the contrary in this Lease, Tenant shall not be obligated to pay to Landlord its share of Controllable Basic Operating Charges (as hereinafter defined) on a component by component basis to the extent that the increase in Controllable Basic Operating Charges exceeds a five percent (5%) annual increase (the "Cap"). Such Cap shall be cumulative for two (2) years such that Controllable Basic Operating Charges that exceed a calendar year’s Cap may be carried forward by Landlord for two (2) years and recovered in the next two (2) years if and to the extent the Cap for such later two (2) years is not exceeded. For example, if the Controllable Basic Operating Charges in calendar year 2014 do not increase over the amount of Controllable Basic Operating Charges in calendar year 2013, the Controllable Basic Operating Charges increase by ten percent (10%) in calendar year 2015 (over the amount of Controllable Basic Operating Charges in calendar year 2014), the Controllable Basic Operating Charges increase seven percent (7%) in calendar year 2016 (over the amount of Controllable Basic Operating Charges in calendar year 2015), the Controllable Basic Operating Charges increase three percent (3%) in calendar year 2017 (over the amount of Controllable Basic Operating Charges in calendar year 2016), the Controllable Basic Operating Charges increase three percent (3%) in calendar year 2018 (over the amount of Controllable Basic Operating Charges in calendar year 2017) and the Controllable Basic Operating Charges increase three percent (3%) in calendar year 2019 (over the amount of Controllable Basic Operating Charges in calendar year 2018), Basic Operating Charges for calendar years 2015 through 2019 would reflect an increase in Controllable Basic Operating Charges as follows:

2015    5% (with 5% carried forward)
2016     5% (with the 5% from 2015 and the 2% from 2016 carried forward)
2017     5% (as 2% from 2015 is applied),

2018	4% (as 1% from 2016 is applied and the unapplied 3% from 2015 can no longer be carried forward and/or applied)

2019	3% (as the unapplied 1% from 2016 can no longer be carried forward and/or applied)

As used herein, the term “Controllable Basic Operating Charges” shall be defined as Basic Operating Charges other than (1) Real Estate Taxes, (2) insurance, (3) utilities, (4) payroll taxes, (5) license fees, (6) cost incurred to achieve compliance with governmental laws, regulations, and orders, (7) any governmentally imposed fees, surcharges and taxes, (8) personal property taxes, and (9) costs for ice and snow removal.

(vii)    Landlord shall use commercially reasonable efforts to keep Basic Operating Charges at amounts comparable to operating charges for Comparable Buildings in the Market Area while maintaining services at least equal to the quality of services required hereunder. Landlord shall re-bid: (i) all insurance contracts upon the request of Tenant and (ii) all service contracts in excess of $75,000 per year on an annual basis; provided, however, that (A) Landlord shall have no obligation to re-bid the contract for property management services so long the Building is owned by F. P. Rockville II Limited Partnership (or an affiliate) and the property management company is an affiliate of F. P. Rockville II Limited Partnership and (B) with respect to the contract for Janitorial Services (as hereinafter defined) (1) such contract shall only be re-bid to contractors that are “green” certified and provide such service at the time of the initial contract to more than 500,000 square feet of commercial office space (a “Qualified Concern”) and (2) for as long as Pioneer Building Services, LLC (“PBS”) is an affiliate of Landlord then, if PBS is not the low bidder, PBS will have the right to match the lowest bid from a Qualified Concern.

(viii)    Basic Operating Charges shall be reduced by all cash discounts, trade discounts or quantity discounts received by Landlord or any management company in the purchase of any goods, utilities or services in connection with the prudent operation of the Building.
(ix)     Landlord and Tenant intend that Basic Operating Charges paid by Tenant under this Lease reimburse Landlord in full for any actual increase in costs incurred by Landlord over the Base Year but not provide a profit to Landlord. In no event shall Basic Operating Charges per rentable square foot, as determined by Landlord for any calendar year, multiplied by the rentable area of the Building, exceed one hundred percent (100%) of the actual Basic Operating Charges incurred by Landlord in that calendar year.

(x)    If, during any Lease Year, Landlord (x) furnishes any particular work or service or adds a “line item” to Basic Operating Charges that was not furnished or included in the Base Year or (y) materially increases the level of any service for any Lease Year above the level of service for the Base Year, the Basic Operating Charges for the Base Year shall be deemed to be increased by an amount equal to the additional Basic Operating Charges which would reasonably have been incurred during the Base Year by Landlord if it had furnished such work or service, included such line item or increased level of service during the Base Year.
(xi) Landlord’s books and records shall be kept, and Basic Operating Charges shall be calculated, in accordance with GAAP.
(xii)    No later than five (5) months after the end of the Base Year (and the end of any base year which will be utilized in connection with any expansion space and/or the extension of the Term of this Lease), Landlord shall provide Tenant with a detailed statement which sets forth the Basic Operating Charges for the Base Year (or, if applicable, any other base year) (a "Base Year Statement"). The Base Year Statements shall be calculated in the same manner as an Annual Statement (as hereinafter defined) and may be audited by Tenant in accordance with Section 5(e) of this Lease.
(b)    Real Estate Taxes.    For the purposes of this Lease, the Base Operating Expense Amount shall include the "Real Estate Tax Base". The Real Estate Tax Base shall initially be the Real Estate Taxes paid by Landlord during the first tax year after the Building is substantially completed and assessed by the Maryland State Department of Assessments and Taxation ("SDAT") as a completed structure (“Interim Real Estate Tax Base”). The Real Estate Tax Base shall be adjusted to be the Real Estate Taxes paid by Landlord during the 2015 tax year based on the 2015 triennial assessment as such is finally established (the "Final Real Estate Tax Base"). In the event the amount of Real Estate Taxes paid by Landlord prior to the establishment of the Final Real Estate Tax Base is based on an assessment by SDAT after the establishment of the Interim Real Estate Tax Base (the "Further Real Estate Tax Base"), until the Final Real Estate Tax Base is established, the Real Estate Tax Base shall be based on the Real Estate Taxes paid by Landlord based on the Further Real Estate Tax Base. If the Real Estate Tax Base is based on a pro-rated time period of less than twelve months, for purposes of this Lease the Real Estate Tax Base shall be adjusted to one hundred percent (100%) of the annualized taxes.

(i)    The term “Real Estate Taxes” shall mean all taxes and assessments, general and special, ordinary and extraordinary, foreseen and unforeseen, now or hereafter assessed, levied or imposed upon the Building and the Land and which are paid by Landlord, including, without limitation, front foot benefit charges and adequate public facility costs and assessments, together with (1) any tax, assessment, or other imposition in the nature of a real estate tax, (2) any ad valorem tax on rent or any tax on income if imposed in lieu of or in addition to real estate taxes and assessments but not any such tax imposed in full or partial substitution for the existing system of Federal, State or local income taxation, and (3) any taxes and assessments which may hereafter be substituted for real estate taxes, including by way of illustration only, any tax, assessment or other imposition (whether a business rental or other tax) now or hereafter levied upon Landlord for Tenant’s use or occupancy of or conduct of business at the Leased Premises, or Tenant’s improvements to or furniture, fixtures or equipment in the Leased Premises. Assessments shall be prorated and divided into the maximum number of installments permitted by law and only the current portion, including any interest factor, shall be included in Real Estate Taxes in any year. “Real Estate Taxes” shall also include all reasonable third-party costs incurred by Landlord in contesting the validity or amount of any such taxes (but only to the extent of any reduction which exceeds such costs). The Real Estate Taxes for any calendar year shall mean the Real Estate Taxes actually paid or due to be paid during such calendar year, whether such Real Estate Taxes relates to such calendar year or a fiscal year.

(ii)    Notwithstanding anything to the contrary contained in the definition of Real Estate Taxes, (1) Real Estate Taxes shall not include (i) any excise, franchise, grantor’s, recordation, net income, inheritance, estate, succession, transfer, income, gift or profit tax, (ii) any business, professional or occupational tax, or (iii) any fines or penalties incurred as a result of the late payment of Real Estate Taxes and (2) in the event there exists a conflict as to an expense which is specified to be included in Real Estate Taxes and is also specified to be excluded from Real Estate Taxes, the exclusions listed above shall prevail and the expenses shall be deemed excluded from Real Estate Taxes and Basic Operating Charges.
(iii)    In the event Tenant obtains jurisdictional incentives or tax abatements that accrue fully or partially to the benefit of the Building or Landlord as a direct result of Tenant's incentive agreements with the State of Maryland, Montgomery County and/or City of Rockville with respect to this Lease, then 100% of said incentives or abatements shall be credited to Tenant in a manner reasonably acceptable to Tenant. In the event Tenant obtains jurisdictional incentives or tax abatements that do not accrue to the benefit of the Building or Landlord as a direct result of Tenant's incentive agreements with the State of Maryland, Montgomery County and/or City of Rockville with respect to this Lease, then Tenant shall have the right to utilize such incentives and abatements in any manner that it desires.

(iv)    In the event that the method currently used by the applicable taxing authority for the computation of the assessed market value of the Building and/or the Land is discontinued or revised, the determination of the increase in Real Estate Taxes shall thereafter be made according to a format and procedure which most nearly approximates the method currently in use. Real Estate Taxes which are being contested by Landlord shall nevertheless be included for purposes of the computation of the liability of Tenant under this Section; provided, however, that in the event that Tenant shall have paid any amount of Additional Rent pursuant to this Section and Landlord shall thereafter receive a refund of any portion of the Real Estate Taxes on which such payment was based (without regard to who instituted the tax contest), Landlord shall pay to Tenant its proportionate share of such refund within thirty (30) days of Landlord's receipt of the refund (or the application of a credit to reflect such refund). Tenant's right to a refund shall apply in the event Landlord receives a refund following the end of the Lease Term which covers a period of time during the Lease Term. This paragraph shall survive the end of the Lease Term. Landlord, in good faith, shall use reasonable efforts to keep Real Estate Taxes as low as possible but, except as noted below, Landlord shall have no obligation to contest, object or litigate the levying or imposition of the Real Estate Taxes and may settle, compromise, consent to, waive, or otherwise determine in its discretion the Real Estate Taxes without consent or approval of Tenant. Landlord agrees to keep Tenant apprised of all tax contest filings and proceedings undertaken by Landlord or others to obtain a tax reduction or refund for the Land and the Building for the period comprising the Lease Term, whether protested during or following the end of the Lease Term. In consideration of Tenant's undertaking to reimburse Landlord for Tenant's Proportionate Share of increases in Real Estate Taxes, Tenant may request that Landlord contest the amount of assessments of Real Estate Taxes from time to time. If Landlord elects not to contest such assessments, Tenant, by written request, may ask Landlord to retain an independent tax consultant reasonably satisfactory to Landlord, at Tenant's expense, to assist Landlord in determining whether or not Real Estate Taxes should be contested. If the consultant recommends a challenge, and Landlord elects not to contest Real Estate Taxes in spite of the consultant's recommendation, Landlord shall deliver a copy of the consultant's report to Tenant. Tenant may proceed with a challenge to Real Estate Taxes at Tenant's sole cost and expense at any reasonable time thereafter, after a fifteen (15) day notice to Landlord and further provided that if as a result of such challenge the assessment for the Building is increased then Tenant shall be solely responsible to pay 100% of the increase in the Real Estate Taxes resulting from such increase in the assessment. Notwithstanding the foregoing sentence, Landlord may, at Landlord's sole option, elect within said fifteen (15) day period to give Tenant the tax savings the consultant anticipates is likely to result from a challenge without permitting Tenant to bring the challenge. In the event that any tax contest results in a reduction, the amount of Real Estate Taxes shall be adjusted to reduce the estimated Real Estate Taxes and to include the reasonable costs incurred in connection with the consultant and the challenge, to the extent not paid by Tenant. Tenant shall be entitled to a reimbursement for previously paid portions of any Real Estate Taxes so reduced.

(v)    Landlord shall not voluntarily cause the Building to be assessed or taxed together with any other building or land; provided, however, that in the event the Building is assessed or taxed together with any other building or land, Landlord shall allocate on a reasonable basis a proportionate share of the taxes to the Building and any other building and/or land.

(vi)    If any real property tax or assessment levied against the Land, Building or improvements covered hereby or the rents reserved there from, shall be evidenced by improvement or other bonds, or in other form, which may be paid in annual installments, only the amount paid or accrued in any calendar year shall be included as Real Estates Taxes for such calendar year.
(vii)    Landlord shall pay all Real Estate Taxes when due and payable.
(viii)     Upon Tenant’s written request from time to time, Landlord shall deliver to Tenant copies of receipted tax bills.

(c)    Landlord’s Enforcement Costs. Additional Rent shall include any and all reasonable expenses incurred by Landlord, including reasonable attorneys’ fees, for the collection of monies due from Tenant and the enforcement of Tenant’s obligations under the provisions of this Lease following the expiration of any applicable notice and cure period. When Landlord, at Tenant’s expense, performs an obligation of Tenant pursuant to the express terms of this Lease following the expiration of any applicable notice an cure period, the reasonable out-of-pocket costs and expenses incurred by Landlord (as documented, in writing, to the reasonable satisfaction of Tenant)plus a reasonable amount (not to exceed ten percent (10%)) for Landlord's overhead and supervision in performance of such obligations shall be paid by Tenant to Landlord within thirty (30) days of written demand as Additional Rent.
(d)    Additional Rent Estimates and Adjustments.
(i)    In order to provide for current monthly payments of Additional Rent, Landlord shall submit to Tenant prior to the Rent Commencement Date and thereafter before the beginning of each calendar year a written statement of Landlord’s estimate of the increase in Basic Operating Charges for such calendar year over the Base Operating Expense Amount and the amount of Tenant's Increase Charges (the "Estimate Statement"). The Estimate Statement shall be in a form substantially similar to the form of the statement attached hereto as Exhibit O. Beginning on the later to occur of (i) the first anniversary of the Rent Commencement Date and (ii) thirty (30) days after Tenant's receipt of the initial Estimate Statement, Tenant shall pay each month one-twelfth (1/12th) of Landlord’s reasonable estimate of Tenant's Increase Charges. To the extent that the Estimate Statement shows an increase in Basic Operating Charges of more than four percent (4%) of the actual amount of Basic Operating Charges for the prior calendar year, then upon receipt of written request from Tenant, Landlord shall promptly provide Tenant with a written explanation for the estimated increase in Basic Operating Charges in excess of four percent (4%). Landlord may revise its Estimate Statement at any time during a calendar year [but not more often than one (1) time per calendar year] by written notice to Tenant, setting forth such revised estimate of the increase in Basic Operating Charges for such calendar year over the Base Operating Expense Amount, the amount of Tenant's Increase Charges and a reasonably detailed explanation for such revised estimate. In such event, all monthly payments due from Tenant beginning after the date which is thirty (30) days after receipt of such revised Estimate Statement shall be in an amount calculated on the basis of such revised estimate. Tenant shall, in all cases, continue to make monthly payments of Basic Operating Charges based on the last estimate received from Landlord until it receives a revised or updated estimate in which event Tenant shall make monthly payments in accordance with the terms of this paragraph.
(ii)After the end of each calendar year, Landlord will submit, as soon as practicable but in no event later than the date (the "Annual Statement Deadline Date") which is five (5) months after the end of the calendar year, to Tenant a reasonably detailed statement (the "Annual Statement") prepared on a line item basis and in a consistent format, showing the actual Basic Operating Charges incurred in the preceding calendar year and the increase of the Basic Operating Charges for the preceding calendar year over the Base Operating Expense Amount (the "Annual Increase Amount"). The Annual Statement shall be generally in the form of the statement attached hereto as Exhibit P. Tenant shall pay Landlord, within thirty (30) days of Tenant’s receipt of such statement, the excess, if any, of Tenant’s Proportionate Share of the Annual Increase Amount over the amount paid by Tenant during the previous year as its share of such increases based on the Estimated Statement. If the amount paid by Tenant during the previous year based on the Estimated Statement exceeded Tenant’s Proportionate Share of the Annual Increase Amount, the excess amount shall, at Tenant's election, be paid to Tenant within thirty (30) days after Landlord’s submission to Tenant of the Annual Statement or credited toward payment of the next installment of Basic Monthly Rent to be paid by Tenant after Tenant receives said Annual Statement from Landlord. If the amount paid by Tenant during the last calendar year of the Lease Term exceeds Tenant’s Proportionate Share of the Annual Increase Amount for such year, Landlord shall pay Tenant the excess amount within thirty (30) days after Landlord’s submission to Tenant of the aforesaid operating charge statement for such calendar year. In the event Landlord shall have failed to deliver the Annual Statement by the Annual Statement Deadline Date, interest shall accrue at the Default Rate, on the amount of the overpayment from the Annual Statement Deadline Date until the date that Landlord shall have delivered the Annual Statement (and any such accrued interest shall be paid to Tenant at the same time that Landlord pays the excess to Tenant) . If the amount paid by Tenant during the last calendar year of the Lease Term is less than Tenant’s Proportionate Share of the Annual Increase Amount for such year, Tenant shall pay Landlord the underpaid amount within thirty (30) days after Landlord’s submission to Tenant of the aforesaid operating charge statement for such calendar year.

Landlord's obligation to deliver an Annual Statement with respect to the calendar year in which this Lease shall expire or terminate shall survive the termination or expiration of this Lease.

(e)    Audit. Tenant or an independent, certified public accountant designated by Tenant (who is hired by Tenant on a non-contingency basis and who shall sign a commercially reasonable confidentiality agreement reasonably acceptable to Landlord) shall have the right, during regular business hours and after giving ten (10) Business Days’ advance written notice to Landlord, to inspect and audit Landlord’s books and records relating to an Annual Statement (and at Tenant's request, the books and records covered by the Base Year) and to object to any such Annual Statement and/or the Base Operating Expense Amount) for a period of three (3) years following the receipt by Tenant of the Annual Statement required of Landlord for the calendar year covered by such Annual Statement. In addition to its right to audit the Annual Statement, Tenant shall also be permitted to audit the Base Operating Expense Amount during the first three (3) years of the Lease Term. All audits shall take place in the Building or Landlord's headquarters (provided Landlord's headquarters is located in the Market Area). As part of any audit, Landlord shall reasonably cooperate with Tenant at Tenant’s request in exercising Tenant’s rights to audit or otherwise review the expenses of any property owners and/or unit owners association to which the Building is subject. Tenant may review those records of Landlord that are related to Basic Operating Charges and/or Landlord's determination of Tenant's Proportionate Share thereof (including, without limitation (to the extent within Landlord's reasonable possession and control), work papers prepared by Landlord's certified public accountants (if any), canceled checks, invoices, and such other documents as may be reasonably required, all of which documents shall be in accordance with GAAP) and Landlord shall certify to Tenant that it has provided Tenant with all such records that are existing and within the control of Landlord. The results of the audit shall be shared with Landlord. If such inspection shows that the amounts paid by Tenant to Landlord on account of increases in such charges exceeded the amounts to which Landlord was entitled hereunder, or that Tenant is entitled to a credit with respect to any such charges, Landlord shall promptly refund to Tenant the amount of such excess or the amount of such credit, as the case may be together with interest at the Default Rate from the date the Annual Statement was delivered to Tenant until the date of Landlord’s payment. If Tenant discovers an error in the calculation of Basic Operating Charges or Tenant’s Proportionate Share thereof (including during the Base Year), and the nature of such error is such that it is likely that a similar error existed in prior years, then Tenant can review Landlord’s books and records relating to such particular error for all previous calendar years and if such error exists with respect to any such prior calendar year, then Landlord shall credit Tenant’s overpayment against the monthly installment(s) of Base Rent next due and payable or if the Lease Term shall have expired Landlord shall pay such amount to Tenant within thirty (30) days. All costs and expenses of any such audit shall be paid by Tenant, except that if such audit shows that Tenant’s obligations to Landlord under this Section 5 were overstated by Landlord by three percent (3%) or more, Landlord shall reimburse Tenant for the reasonable out-of-pocket costs and expenses incurred by Tenant in such audit up to Twenty-five Thousand Dollars ($25,000.00) per audit. Tenant’s audit and reimbursement rights under this Section 5(e) shall survive the expiration or termination of this Lease.
(f)    Payment of Rent. If (i) any installment of Minimum Annual Rent or recurring payment of Additional Rent (e.g., Tenant’s Proportionate Share of Basic Operating Charges ) is not paid within five (5) days of when the same is due or (ii) any non-recurring installment of Additional Rent (e. g. a charge for after-hours HVAC) is not paid within thirty (30) days of when the same is due, then a late charge equal to five percent (5%) of the delinquent amount shall be assessed as liquidated damages for the additional administrative charges incurred by Landlord as a result of such late payment. In addition, if any Minimum Annual Rent or Additional Rent is not paid within ten (10) days after the same is due, Landlord may, at its option, charge interest thereon at twelve percent (12%) per annum or the highest legal rate, whichever is lower (the “Default Rate”) from the due date until the date received by Landlord. No payment by Tenant or receipt by Landlord of lesser amounts of rent than those herein stipulated shall be deemed to be other than on account of the earliest unpaid stipulated rent. No endorsement or statement on any check or any letter accompanying any check or payment as rent shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy provided in this Lease. Despite the foregoing, Landlord will waive such late charge and interest (i) on the first (1st) occasion during any Lease Year in which Tenant does not timely pay Minimum Annual Rent and/or on the first (1st) occasion during any Lease Year in which Tenant does not timely pay Additional Rent provided that payment is actually received by Landlord by close of the fifth (5th) calendar day after written notice is received by Tenant that the payment was not received when due and (ii) in the event the failure to pay Minimum Annual Rent or Additional Rent results from the failure of a wire transfer to be timely processed after Tenant has properly and timely initiated and provided the payment is actually received by Landlord by the close of the third (3rd) day after written notice is received by Tenant that the payment was not received when due.

6.    Security Deposit. Tenant shall not be required to post a security deposit but the obligations of Tenant under this Lease shall be guaranteed by Choice Hotels International, Inc. ("CHI") pursuant to the terms of a Guaranty of Lease in the form attached hereto as Exhibit N (the “CHI Guaranty”).

7.    Use of Leased Premises.
(a)    Use. Tenant shall use and occupy the Leased Premises for the purposes specified in Section 1(a) (12) and for no other purpose whatsoever, and only in accordance with the uses permitted under applicable zoning and other municipal regulations. Tenant shall not use or permit the Leased Premises to be used for any other purpose or purposes without the prior written consent of Landlord, which consent may be granted or withheld in Landlord’s reasonable discretion. Subject to the provisions of this Lease and Landlord’s commercially reasonable after-hours access and security procedures Tenant shall have access to the Building (including the parking areas and parking structure serving the Building) and the Leased Premises on a twenty-four hour a day, seven-day per week basis with at least two (2) elevators being operational at all times [provided after-hours access may be subject to the access monitoring system described in Section 10(f)]. Notwithstanding the foregoing, a single elevator may be taken out of service on a temporary and infrequent basis for no more than a few hours for repair and maintenance.

(b)    Compliance. Subject to Landlord's obligations under this Lease, Tenant, at its expense, shall (i) comply with all applicable laws, orders, ordinances and regulations of any federal, state, county or municipal authorities that relate to Tenant's use and occupancy of the Leased Premises and (ii) comply with any directive, order, or citation made pursuant to law by any public officer requiring abatement of any nuisance or that imposes upon Landlord or Tenant any duty or obligation arising or pertaining to Tenant’s particular occupancy or use of the Leased Premises or from conditions that have been created at the request or insistence of Tenant or that results from the breach by Tenant of any of its obligations hereunder or otherwise by or through the fault of Tenant (whether such notice shall be served on Landlord or Tenant) and relate to Tenant's particular use or occupancy of the Leased Premises (other than in connection with the initial construction of the Building). Notwithstanding the foregoing it is agreed that any element of the above that constitutes a legally permitted non-conformance with respect to a particular Law or is otherwise “grandfathered” shall be deemed not to be in violation of such law. In furtherance of the foregoing, and provided Tenant shall first have obtained Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) (which Tenant agrees to promptly request), Tenant shall, at Tenant’s sole cost and expense to the extent such is not an obligation of Landlord under this Lease, make such changes, alterations, renovations or modifications to the Leased Premises (except for structural repairs or modifications to Building systems) which are necessitated or required by any such law, order, ordinance or regulation. To Landlord’s knowledge, but without having made any independent investigation, Tenant’s use and occupy the Leased Premises for the purposes specified in Section 1(a) (12) will not violate applicable laws, orders, ordinances and regulations of any federal, state, county or municipal authorities.

(i)    Legal. Tenant shall not knowingly use or permit the Leased Premises or any part thereof to be used in violation of any present or future applicable law, regulation or ordinance,

or of the certificate of occupancy issued for the Building or the Leased Premises, and shall immediately discontinue any use of the Leased Premises which is declared by any governmental authority having jurisdiction to be in violation of law or said certificate of occupancy. Tenant will not knowingly use or permit the Leased Premises to be used for any purposes [other than the purposes specified in Section 7 (a)] that unreasonably interfere with the use and enjoyment of the Building by Landlord or the other tenants or which violate the requirements of any insurance company insuring the Building or its contents. Tenant shall refrain from and discontinue such use promptly upon receipt of written notice from Landlord.

The Base Building Work shall include construction of the Base Building Structure, the Base Building Systems [as each of said terms are defined in Section 12(a) hereof], and the Building’s Common Areas in accordance with applicable laws, including the Americans With Disabilities Act of 1990 (“ADA”). Landlord represents and warrants that upon the commencement of the Lease Term the Base Building Structure, the Base Building Systems, the Common Areas, the Limited Common Areas, the Land and the Building shall be in compliance with all applicable laws ordinances, orders and regulations. Throughout the Lease Term, Landlord shall be responsible for compliance with the ADA and other applicable statutes, codes and regulations (i) in the public and Common Areas of the Building (including the Limited Common Areas) and the Land [including, without limitation, the parking garage and other parking facilities, all sidewalks and walkways, the main Building lobby, the elevator cabs, elevator call buttons and the Common Area restrooms, lobbies and corridors on any floor]and (ii) with respect to the Base Building Work and the Base Building Structure and Base Building Systems. Subject to Landlord's obligations with respect to the Base Building Work, Base Building Structure and the Base Building Systems, throughout the Lease Term Tenant shall cause the Leased Premises to be maintained in compliance with ADA and other applicable statutes, codes and regulations. The costs and expenses associated with such compliance by Landlord with respect to the Base Building Structure, the Base Building Systems, the Common Areas and Limited Common Areas shall be considered a Basic Operating Charge to the extent such costs and expenses are properly included and not excluded as a Basic Operating Charge pursuant to the provisions of Section 5(c) above.

(ii)    Fire and Safety. The Base Building Work will include a full sprinkler system with central alarm annunciator, smoke dampers in the duct work serving the Common Areas (if required by applicable codes or regulations to obtain a certificate of occupancy for the Building and/or the Leased Premises ), smoke detectors in the elevator lobbies (if required by applicable codes or regulations to obtain a certificate of occupancy for the Building and/or the Leased Premises), and in the mechanical and electrical rooms located in the Building Common Areas and the Leased Premises (if required by applicable codes or regulations to obtain a certificate of occupancy for the Building and/or the Leased Premises), and audio alarms and strobes in the Building’s elevator lobbies, stairwells and Common Area restrooms (including those which are Limited Common Areas) if required by applicable codes or regulations to obtain a certificate of occupancy for the Building and/or the Leased Premises. Nothing in this Section 7(b)(ii) shall be deemed to limit or reduce the scope of the Base Building Work. Tenant shall be responsible for the costs of any modifications to the Base Building fire and life safety system that may be required by reason of the Tenant Improvement Work or Tenant’s proposed use of the Leased Premises but Tenant may use the Construction Allowance to pay such costs.

Tenant shall not knowingly do, or permit anything to be done in the Leased Premises, or bring or keep anything therein, which will in any way increase the rate of fire insurance on the Building, or invalidate or conflict with fire insurance policies on the Building, fixtures or on property kept therein. Tenant agrees that any increases of fire insurance premiums on the Building or contents caused by the occupancy of Tenant for Tenant’s specific use shall be deemed Additional Rent and paid as incurred. Notwithstanding the foregoing, Landlord represents and warrants to Tenant that Tenant's use of the Leased Premises for the uses specifically permitted pursuant to this Lease shall not result in any increase on the rate of fire insurance for the Building or invalidate or conflict with fire insurance policies on the Building, fixtures or on property kept therein.

(c)    Environmental Protection. (i) Tenant shall not generate, use, release, store or dispose of any Hazardous Materials in or about the Building except Tenant may use, store and dispose of Hazardous Materials that are both (i) in compliance with Environmental Laws and with permits issued pursuant thereto (if such permits are required), if any, and (ii) either (A) in the case of Hazardous Materials, in amounts not in excess of that necessary to operate the Leased Premises and/or Tenant's back-up generator for the purposes set forth herein or (B) fully disclosed to and approved by Landlord (which approval shall not be unreasonably, withheld, conditioned or delayed). Landlord hereby approves the use and storage by Tenant of limited amounts of Hazardous Materials as necessary to operate its back-up generator. Hazardous Materials mean (a) “hazardous wastes” as defined under any applicable Environmental Law (hereinafter defined), (b) “hazardous substances” as defined by any applicable Environmental Law, (c) “toxic substances” as defined by any Environmental Law, (d) “hazardous materials” as defined by any Environmental Law, (e) petroleum products, and (f) chlorofluorocarbons. “Environmental Law” means any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect and in each such case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or hazardous materials, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§9601 et seq.; the Resource Conservation and Recovery Act, 42, U.S.C. §§6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§1801 et seq.; the Clean Water Act, 33 U.S.C. §§1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§2601 et seq.; the Clean Air Act, 42 U.S.C. §§7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§300f et seq.; the Atomic Energy Act, 42 U.S.C. §§2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§136 et seq. and the Occupational Safety and Health Act, 29 U.S.C. §§651 et seq. Tenant agrees to defend, indemnify and hold harmless Landlord, Landlord’s agents, partners, members, officers, directors, shareholders and employees (collectively, “Landlord Indemnitees”) harmless from and against all obligations (including removal and remedial actions), losses, claims, suits, judgments, liabilities, penalties, actual damages, costs and expenses (including reasonable attorneys’ and reasonable consultants’ fees and expenses) of any kind or nature whatsoever that are incurred by any such Landlord Indemnitees based on, or arising or resulting from, Tenant’s breach of any Environmental Laws or any environmental claim relating in any way to Tenant’s operation or use of the Leased Premises or from Tenant’s failure to abide by the terms and conditions of this Section 7(c).This indemnification of Landlord by Tenant also shall include, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state or local governmental agency or political subdivision because of hazardous waste introduced or caused by Tenant and present in the soil or ground water on or under the Land or the Building. Without limiting the foregoing, if the presence of any Hazardous Materials on the Land, the Leased Premises or the Building caused by Tenant results in any contamination of the Land, the Leased Premises or the Building in violation of any Environmental Laws, Tenant shall promptly take all actions at its sole expense as are necessary to return the Land, the Leased Premises and/or the Building to the condition existing prior to the introduction of any such Hazardous Materials to the Land, the Leased Premises and/or the Building; provided that Landlord’s written approval of such actions shall first be obtained, which approval shall not be unreasonably conditioned, delayed or withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Land, the Leased Premises or the Building. Landlord will impose on all other tenants and occupants of the Building the same conditions, restrictions and limitation imposed upon Tenant with respect to Hazardous Materials.

(ii)    Landlord represents and warrants that (1) on this Lease Commencement Date the Land and Building will be in compliance with Environmental Laws and with permits issued pursuant thereto (if such permits are required), and (2) when constructed, the Building will not contain (A) any Hazardous Materials in amounts in excess of those necessary to operate the Building and otherwise in compliance with Environmental Laws) or (B) any Biological Contaminants [as said term is defined in Appendix A of "Mold Remediation in Schools and Commercial Buildings", (EPA 402-K-01-001, March 2001)]. Landlord shall not (i) generate, use, release, store or dispose of any Hazardous Materials in or about the Land or the Building in an amount in excess of those necessary to operate the Building and otherwise in compliance with Environmental Laws or (ii) permit the presence of any Biological Contaminants in the Building. Landlord agrees to defend, indemnify and hold harmless Tenant, Tenant’s agents, partners, members, officers, directors, shareholders and employees (collectively, “Tenant Indemnitees”) harmless from and against all obligations (including removal and remedial actions), losses, claims, suits, judgments, liabilities, penalties, actual damages, costs and expenses (including reasonable attorneys’ and reasonable consultants’ fees and expenses) of any kind or nature whatsoever that are incurred by any such Tenant Indemnitees based on, or arising or resulting from, Landlord’s breach of any Environmental Laws or due to any environmental claims and/or the presence of any Biological Contaminants relating in any way to the construction, design, operation or use of the Building or from Landlord’s failure to abide by the terms and conditions of this Section 7(c). This indemnification of Tenant by Landlord also shall include, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Materials present in the soil or ground water on or under the Land or the Building. Without limiting the foregoing, if the presence of any Hazardous Materials and/or any Biological Contaminants on the Land, the Leased Premises or the Building results in any contamination of the Land, the Leased Premises or the Building, Landlord shall promptly take all actions as are necessary to return the Land, the Leased Premises and/or the Building to the condition existing prior to the introduction of any such hazardous waste and/or Biological Contaminants to the Land, the Leased Premises and/or the Building. The cost of these remedial actions by Landlord shall, subject to Exhibit H, be Basic Operating Charges unless the presence of Hazardous Materials and/or Biological Contaminants in, on or under the Land or the Building resulted from the negligent or intentional acts or omissions of Landlord, or another tenant in which case the remediation costs shall not be Basic Operating Charges.
In furtherance to Landlord’s indemnity, if during the Lease Term Hazardous Materials in violation of Environmental Laws or Biological Contaminants are discovered in the Leased Premises or the Base Building Systems and have not been introduced therein by Tenant, Landlord shall, at its sole cost and expense, promptly perform all remediation work and repair or replace all improvements damaged by the remediation work. All rent with respect to the impacted portion of the Leased Premises (the "Impacted Area") shall totally abate from the date on which the Hazardous Materials or Biological Contaminants are discovered until the date on which the remediation work is complete and all damaged improvements are repaired or replaced to the extent that Tenant may reoccupy the Impacted Area.

(d)    Moving and Deliveries. No bulky freight, bulky furniture or other bulky matter shall be received into the Building and carried in the non-freight elevators, except at times and by routes reasonably authorized by Landlord. Tenant shall endeavor to give Landlord at least twenty-four (24) hours telephonic notice prior to moving any bulky freight, bulky furniture or other bulky material into or out of the Building. Except as otherwise set forth in Exhibit B-3 attached hereto, Tenant shall promptly remove from the public areas within or adjacent to the Building any of Tenant’s property delivered or deposited there, and, subject to Section 28, shall be responsible for any damage to the Building or the Leased Premises caused by its moving and deliveries. Landlord, after not less than ten (10) days prior written notice to Tenant, may repair any such damage at Tenant’s expense, and Tenant shall pay Landlord’s reasonable out-of-pocket costs (as documented, in writing, to the reasonable satisfaction of Tenant) plus a reasonable amount (not to exceed ten percent (10%)) for Landlord's overhead and supervision in performance of such repairs as Additional Rent within thirty (30) days after receiving documentation that reasonably evidences such repair costs.

(e)    Excessive Floor Load. Landlord shall have the right to prescribe the reasonable weight and method of installation and position of safes or other heavy fixtures or equipment, including the right to require that same stand on plank strips to distribute the weight. Tenant will not, without Landlord’s prior written approval (which approval shall not be unreasonably withheld, delayed, or conditioned), install in the Leased Premises any fixtures, equipment or machinery that will place a load upon the floor exceeding the designed floor load capacity of 100 pounds per square foot (80 live/20 dead – including partitions) on floors 4 – 11 or 80 pounds per square foot on the P-6 level (60 live/20 dead – including partitions) or 25 pounds per square foot in the parking area. Tenant shall be liable for all damage done to the Building by installing or removing a safe or any other article of Tenant’s office equipment, or due to its being in the Leased Premises. Landlord, after not less than ten (10) days prior written notice to Tenant, may repair any such damage at Tenant’s expense, and Tenant shall pay Landlord’s reasonable out-of-pocket costs (as documented, in writing, to the reasonable satisfaction of Tenant) plus a reasonable amount (not to exceed ten percent (10%)) for Landlord's overhead and supervision in performance of such repairs as Additional Rent within thirty (30) days after receiving documentation that reasonably evidences such repair costs.

8.    Taxes on Tenant’s Property. Tenant shall be liable for, and shall pay before delinquency, all taxes levied against any personal property or trade fixtures placed by Tenant in or about the Leased Premises. If any such taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property and if Landlord, after written notice to Tenant, pays such taxes (which Landlord shall have the right to do regardless of the validity thereof, but under protest if requested by Tenant), Tenant shall upon demand repay to Landlord a sum equal to the taxes levied against Landlord provided that, in any such event, Tenant shall have the right, at Tenant’s sole cost and expense, to bring suit to recover the amount of any such taxes so paid under protest, and any amount so recovered shall belong to Tenant.

9.    Rules and Regulations. Tenant covenants on behalf of itself, its employees, agents, licensees and invitees to comply with the rules and regulations set forth in Exhibit C, which is attached hereto and made a part hereof (the “Rules and Regulations”). Landlord shall have the right, in its sole discretion, to make reasonable additions and amendments to the Rules and Regulations from time to time, provided that such additions and amendments (a) do not increase Tenant’s cost of occupancy or reduce Tenant’s rights under this Lease, and (b) are equitably enforced by Landlord and (c) are not inconsistent with the terms of this Lease. Tenant covenants that Tenant, its employees, agents, and licensees will comply with additions and amendments to the Rules and Regulations promptly but not later than thirty (30) days after Landlord’s provision to Tenant of a written copy of the same. Any default by Tenant, or any other party set forth above, of any of the provisions of the Rules and Regulations as set forth in Exhibit C, or as amended from time to time in accordance with the terms of this Lease, which default continues beyond the expiration of the applicable notice and cure period, shall be considered to be a default under the terms of this Lease (provided that if there is no specific notice and cure period Tenant shall be entitled to the same notice and cure period set forth in this Lease for non-monetary defaults). Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations, or any amendments or additions thereto, against any other tenant; provided, however, that Landlord shall use reasonable efforts to require any tenant of the Building to comply with any rules or regulations (and shall not waive same) to the extent that the failure to comply therewith materially adversely affects Tenant's use and enjoyment of the Leased Premises and/or any of the Common Areas. Landlord agrees to enforce the Rules and Regulations in an equitable manner. Landlord shall have no liability to Tenant or any other party for violations of the Rules and Regulations by any party whomsoever. If there is any inconsistency between this Lease and the Rules and Regulations (including any amendments thereto), this Lease shall govern.

10.    Utilities and Services.
(a)    Building Standard Services and Utilities. Landlord agrees that the Base Building Work will incorporate mechanical, electrical and plumbing systems in accordance with the MEP Narrative dated January 14, 2011 prepared by WFT Engineering, Inc. and attached hereto as Exhibit B‑5 (updated to comply with codes and regulations in effect as of the Effective Date), as such may be updated and revised in accordance with the terms of this Lease.

Landlord shall furnish on a twenty-four (24) hour per day seven (7) day per week basis (i) sufficient electric current for routine and normal requirements for lighting and typical office equipment and machinery that is found in modern, first class office building on the Rent Commencement Date [such as typewriters, computers, copiers, servers, facsimile machines and similar items, but subject to the limitations of Section 10(b)], and (ii) hot and cold water for lavatory and drinking purposes and for use in any kitchen or shower areas. Landlord shall also (i) furnish lavatory supplies and provide daytime porter service customary for Comparable Buildings in the Market Area and nightly cleaning and janitorial services (collectively, the "Janitorial Services"), (ii) replace all electric bulbs, ballasts and fluorescent tubes in Building Standard light fixtures in the Leased Premises and the Common Areas (including the Limited Common Areas) (however Landlord agrees that if Tenant provides Landlord with the electric bulbs, ballasts and/or fluorescent tubes for any non-Building Standard light fixtures, Landlord will perform the replacement), (iii) cause the exterior windows of the Building to be cleaned at least two (2) times per calendar year, (iv) cause the exterior fascia of the Building to be cleaned at least one (1) time during each three (3) calendar year period, (v) provide pest control services and (vi) provide such other services that are typically furnished to tenants in other Comparable Buildings in the Market Area. The Janitorial Services shall be provided to the Leased Premises (but not the Supplemental Premises, if any, or the Storage Area) Monday through Friday only (except Building Holidays) in accordance with the usual and customary standards for Comparable Buildings in the Market Area. Notwithstanding the foregoing, those portions of the Janitorial Services that, in Tenant’s reasonable opinion, materially interfere with the conduct of Tenant's business shall not be performed during Standard Building Operating Hours.

Landlord shall provide Tenant with information regarding the terms of the contract for Janitorial Services and any other contract reasonably requested by Tenant, which information shall include at a minimum the commencement date, expiration date, the terms for any automatic renewals and the date by which Tenant may provide Landlord with a list of vendors to whom Tenant desires a bid request be delivered. Upon request, Landlord shall also provide Tenant with a copy of any service contracts.

A copy of the initial specifications for the Janitorial Services is attached hereto as Exhibit F (the “Existing Janitorial Standards”). Throughout the Lease Term Landlord shall cause the Janitorial Services to be provided to the Building and Leased Premises (but not the Supplemental Premises, if any, or the Storage Area) in a manner that is at least equal to the Existing Janitorial Standards (but in no event shall the janitorial services be less than the standard typically furnished to tenants in other Comparable Buildings in the Market Area).
Notwithstanding the foregoing, if, by virtue of Tenant’s specific use of the Leased Premises, Tenant requests in writing (i) cleaning services in excess of those customarily provided in Comparable Buildings in the Market Area or (ii) that Janitorial Services that are customarily provided during Standard Building Operating Hours be provided outside of Standard Building Operating Hours, then Landlord may charge, and Tenant shall pay, an additional charge for the incremental cost incurred by Landlord to provide said above standard service above the cost incurred by Landlord to provide the standard service (which incremental charge from Landlord shall be equal to Landlord's actual cost to provide such services).

After the first Lease Year if (i) Tenant is not satisfied with the quality of the Janitorial Services and (ii) gives Landlord written notice of such dissatisfaction, stating with reasonable specificity the reason(s) for such dissatisfaction and (iii) gives Landlord not less than sixty (60) days to bring the Janitorial Services to a standard which is reasonably acceptable to Tenant, then Tenant shall have the right, upon no less than thirty (30) days prior written notice to Landlord, to elect not to receive the Janitorial Services provided by Landlord and to provide such services itself with respect to the Leased Premises and the Limited Common Areas (such notice being hereinafter referred to as a "Janitorial Services Removal Notice"). In the event Tenant shall itself be providing Janitorial Services to the Leased Premises (i) Tenant shall comply with reasonable procedures established by Landlord with respect to Tenant's cleaning activities, including security procedures, and (ii) the provisions of this Section 10 hereof notwithstanding, the costs of the cleaning contract relating to the provision of Janitorial Services other than to the Common Areas shall no longer be a Basic Operating Charge and Minimum Annual Rent shall be reduced by the Janitorial Services Reduction Amount (as hereinafter defined). The contractor engaged by Tenant to perform the Janitorial Services shall be a Qualified Concern. During the thirty (30) day period following Tenant's delivery to Landlord of the Janitorial Services Removal Notice the parties shall negotiate in good faith to reach agreement on the Janitorial Services Reduction Amount. In the event Landlord and Tenant fail to agree on the Janitorial Services Reduction Amount within such thirty (30) day period the parties shall submit the matter to arbitration utilizing the Modified Arbitration Procedures (as hereinafter defined). As used herein, the term "Janitorial Services Reduction Amount" shall be the amount agreed to by Landlord or Tenant or as determined by arbitration by which the Minimum Annual Rent shall be reduced due to Tenant's assumption of the responsibility for cleaning the Leased Premises. As used herein, the term "Modified Arbitration Procedures" shall mean the arbitration procedures set forth in Exhibit B-3 except that (i) Landlord shall be responsible for any costs and expenses it incurs in connection with the arbitration proceedings, (ii) Tenant shall be responsible for any costs and expenses it incurs in connection with the arbitration proceedings and (iii) all costs and expenses charged by the AAA (as defined in Exhibit B-3) in connection with the arbitration proceedings shall be split between Landlord and Tenant. Any adjustment to Minimum Annual Rent shall be applicable from and after the date on which Tenant assumes such responsibility for cleaning the Leased Premises (such adjustment to be pro-rated for the year in which Tenant assumes such responsibility).

In the event Tenant assumes the responsibility for cleaning the Leased Premises, Tenant shall have the right to elect to have Landlord once again provide the Janitorial Services. The date that Tenant desires Landlord to begin to once again provide the Janitorial Services (the "Janitorial Services Commencement Date") shall be set forth in the notice (however such date shall be no less than ninety (90) days after Tenant's delivery of the notice to Landlord). Effective as of the Janitorial Services Commencement Date, the entire cost of the cleaning contract relating to the provision of Janitorial Services to the Building shall be a Basic Operating Charge (subject to any provisions in this Lease regarding limitations and exclusions as to what may constitute a Basic Operating Charge) (with no change to the cost of Janitorial Services component of Base Operating Expense Amount in effect immediately prior to the date that Tenant assumed the responsibility for cleaning the Leased Premises) and Minimum Annual Rent shall no longer be reduced by the Janitorial Services Reduction Amount.
Landlord shall be obligated to furnish air conditioning, ventilation and heating (the “HVAC Service”) to the Leased Premises in accordance with (and in no event contrary to) the specifications set forth on Exhibit K, on an all-year-round basis, during the Standard Building Operating Hours excluding the Building Holidays set forth in Section 1(a) (17) with Building Holidays falling on a Saturday or Sunday being observed on either Friday or Monday based on when the federal government observes such Building Holiday.
In the event that Landlord decides to replace the property management company managing the Building, Landlord shall replace the then current manager with a reputable property management company experienced in managing Comparable Buildings in the Market Area with one of the entities on a list which will be compiled at the time. Such list shall include at least three (3) reputable property management companies and shall be subject to the approval of Tenant, which approval shall not be unreasonably withheld, conditioned or delayed.
Tenant may, by written notice to Landlord, require Landlord to increase or decrease in a commercially reasonable manner the type and/or frequency of services provided to the Building (including having or not having an on-site manager); provided, however, that Landlord shall not be required (i) to decrease or eliminate any service that Landlord, in its sole but reasonable discretion, deems necessary or advisable to maintain the integrity, value, and/or expected life span of the Building, or (ii) to alter any service in a manner that Landlord, in its sole but reasonable discretion, decides would adversely affect Landlord's status as a prudent and reputable owner of first class office buildings.
Notwithstanding anything herein to the contrary, Landlord will cause the Building to be managed, operated, maintained and provided with services in a manner commensurate with the management, operation, maintenance and service standards for Comparable Buildings in the Market Area.

(b)    Overtime Services. Landlord, at no cost to Tenant, shall cause an After-hours Control System (as hereinafter defined) to be installed for the Leased Premises. As used herein, the term "After-hours Control System" shall mean a modern state-of-the-art system reasonably acceptable to Tenant which permits Tenant to initiate the provision of HVAC Services to the Leased Premises during times outside of Standard Building Operating Hours (whether it be for immediate use or for use at a future date or time) and without the need for Tenant to interact with any persons such as through an on-line service, via-telephone and/or through the use of a card reader system located in mutually acceptable locations on each floor of the Leased Premises.

Should Tenant require heating and cooling services beyond the hours stipulated in Section 1(a) (16), Landlord will furnish such additional service at the then-prevailing hourly rate, as established by Landlord from time to time. Notwithstanding the foregoing, in no event shall the charge for after-hours HVAC service be more than the actual direct cost of utilities incurred in connection with such overtime service and such charge shall not include any labor costs, depreciation or mark-up. Tenant acknowledges that in order for after-hours HVAC service to be available on any floor the rooftop unit(s) serving that entire floor must be operating. Landlord, at its option, will create a calculation system (reasonably acceptable to Tenant) or a metering system to determine the after-hours HVAC usage from the HVAC equipment (e. g., VAV boxes) located on each floor. In the event that Tenant and another tenant in the Building request after-hours HVAC service with respect to the same period and, as a result thereof, the costs incurred by Landlord to supply such service are reduced, then Tenant shall receive (and Landlord shall not retain) its proportionate share of the benefits of such cost reduction for such period.

(c)    Interruption or Reduction of Service. In no event shall Landlord be liable to Tenant for any interruption or failure in the supply of any utilities to the Leased Premises and the Building. Landlord reserves the right to temporarily interrupt service of the heat, plumbing, air conditioning, cooling, electric, and sewer and water systems, when necessary, by reason of accident, or of repairs, alterations or improvements which in the reasonable judgment of Landlord are desirable or necessary to be made, until such repairs, alterations or improvements shall have been completed; provided, however, that, except in cases of emergency, Landlord will make commercially reasonable efforts to undertake such temporary interruptions outside of Standard Building Operating Hours. Subject to the last paragraph of this Section 10(c), Landlord shall have no responsibility or liability for failure to supply heat, plumbing, air conditioning, cooling, electric, and sewer and water service, or other service or act for the benefit of Tenant, when prevented from so doing by strikes, accidents or by any other causes beyond Landlord’s reasonable control, or by orders or regulations of any federal, state, county, or municipal authority, or by any failure to receive suitable fuel supply, or inability despite exercise of reasonable diligence to obtain the regularly-used fuel or other suitable substitute; and Tenant agrees that, except as noted in the last paragraph of this Section 10(c), Tenant shall have no claim for damages.

In the event any utility service or other service to be provided by Landlord to the Building pursuant to the terms of this Lease is interrupted (such being hereinafter referred to as an "Interruption"), Landlord shall use commercially reasonable efforts to cause the restoration of any such interrupted services. Notwithstanding anything herein to the contrary, if (i) an Interruption shall occur and (ii) such Interruption renders all or a portion of the Leased Premises unusable and (iii) such inability to use continues for the Initial Interruption Period (as hereinafter defined), then provided Tenant ceases to use the portion of the Leased Premises which is not useable the Basic Monthly Rent and all Additional Rent with respect to the unusable portion of the Leased Premises shall abate, beginning on the first day after the expiration of the Initial Interruption Period, until the matter(s) giving rise to the Interruption have been rectified and the applicable portion of the portion of the Leased Premises is once again useable. As used herein, the term "Initial Interruption Period" shall mean five (5) Business Days (or (3) Business Days if the cause of the Interruption is due to something within Landlord's reasonable control). If only a portion of the Leased Premises is unusable, then the abatement shall be proportional based on the rentable area of the unusable portion of the Leased Premises as compared to the rentable area of the entire Leased Premises. For purposes of this Section 10(c), the Leased Premises (or a portion thereof) shall be deemed to be "unusable" in the event Tenant is unable to and ceases to use (other than for de minimus uses) the Leased Premises (or the portion thereof) for the purpose for which it was being used prior to the Interruption. For purposes of this Section 10(c) the term "Interruption" shall also mean the failure of Landlord to undertake any of its repair and maintenance obligations under this Lease.

(d)    Excessive Electrical Usage.
(i)    Tenant will not install or operate in the Leased Premises any heavy duty electrical equipment or machinery exceeding the capacity of the electrical system described in the MEP Narrative attached hereto as Exhibit B-5, without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed. Landlord, at reasonable times and upon no less than one (1) days' written notice, may make periodic inspections of the Leased Premises and conduct reasonable investigations concerning Tenant’s use of electricity to determine that Tenant’s electrically operated equipment and machinery complies with the provisions of this Section and Section

10(e).

(ii)Landlord shall have the right to require that one or more separate meters or sub-meters be installed to record the consumption or use of electricity, or to cause a reputable independent electrical engineer to survey and determine the quantity of electricity consumed by such excessive use. The cost of any such survey or meters and of installation, maintenance and repair thereof shall be paid by Tenant if Tenant’s use of electricity is determined to be Excessive (as hereinafter defined). Tenant’s use of electricity shall be deemed to be "Excessive" if Tenant's electrical consumption exceeds, on a per square foot basis (exclusive of Landlord's Building lighting and heating/air conditioning and ventilation services), the Permitted Electrical Consumption Cap (as hereinafter defined). As used herein, the term "Permitted Electrical Consumption Cap" shall mean the capacity of the electrical system described in the MEP Narrative attached hereto as Exhibit B‑5 (exclusive of Landlord's Building lighting and heating/air conditioning and ventilation services). In the event Tenant's use of electricity is determined to be Excessive Tenant agrees to pay Landlord (or the utility company, if direct service is provided by the utility company), promptly upon demand therefore, the amount by which Tenant's electrical usage exceeds the Permitted Electrical Consumption Cap at the rates charged for such service by the local public utility company.

(iii)    (A)    Notwithstanding Section 10(d)(ii) above, Tenant shall have the right, at its sole cost and expense, to have the Leased Premises separately metered or (sub-metered) for electricity. In the event the Leased Premises are metered or (sub-metered) for electricity, Tenant shall have the right upon no less than ninety (90) days written notice to Landlord (such notice being hereinafter referred to as an "Electrical Services Removal Notice") to elect to pay Landlord (or the utility company, if direct service is provided by the utility company), for all such electricity consumption as shown by said meters at the rates charged for such service to the Leased Premises by the local public utility company. It is understood and agreed that the rate pursuant to which Tenant pays electricity shall be no higher than the rate charged by the utility provider to Landlord for electricity.

(B)    In the event Tenant elects to directly pay for its electricity consumption within the Leased Premises the cost to provide electricity other than to the Common Areas shall no longer be a Basic Operating Charge and Minimum Annual Rent shall be reduced by the Electrical Services Reduction Amount (as hereinafter defined). During the thirty (30) day period following Tenant's delivery to Landlord of an Electrical Services Removal Notice, the parties shall negotiate in good faith to reach agreement on the Electrical Services Reduction Amount. In the event Landlord and Tenant fail to agree on the Electrical Services Reduction Amount within such thirty (30) day period the parties shall submit the matter to binding expedited arbitration utilizing the Modified Arbitration Procedures. As used herein, the term "Electrical Services Reduction Amount" shall be the amount agreed to by Landlord or Tenant or as determined by arbitration by which the Minimum Annual Rent shall be reduced due to Tenant's agreement to be responsible for the electrical consumption in the Leased Premises. Any adjustment to Minimum Annual Rent shall be applicable from and after the date on which Tenant assumes such responsibility for paying for the electrical consumption in the Leased Premises (such adjustment to be pro-rated for the year in which Tenant assumes such responsibility).

(C)    In the event Tenant elects to directly pay for its electricity consumption within the Leased Premises, unless direct service is provided by the utility company, Landlord shall provide Tenant with monthly invoices which set forth Tenant’s actual usage of electricity in the Leased Premises and the actual cost for such usage based on the rate charged by the utility provider to Landlord for electricity ("Tenant Electrical Statement"). Tenant shall pay to Landlord the amount set forth in the Tenant Electrical Statement within thirty (30) days unless Tenant disputes the Tenant Electrical

Statement (in which case Tenant shall pay the amount to Landlord within (30) days after such dispute is resolved).

(D)    In the event Tenant elects to directly pay for its electricity consumption within the Leased Premises, Tenant shall have the right upon written notice to Landlord to elect to no longer be responsible for paying for the electrical consumption within Leased Premises. The date that Tenant desires that it no longer be responsible for paying for the electrical consumption within the Leased Premises (the "Electrical Services Commencement Date") shall be set forth in the notice (however such date shall be no less than ninety (90) days after Tenant's delivery of the notice to Landlord). Effective as of the Electrical Services Commencement Date, Tenant shall no longer be responsible for the cost of the electrical consumption within the Leased Premises (other than as part of the Basic Operating Charges), Basic Operating Charges shall include the entire cost incurred by Landlord to provide electricity to the Building (subject to any provisions in this Lease regarding limitations and exclusions as to what may constitute a Basic Operating Charge) (with no change to the to the cost of electricity component of Base Operating Expense Amount in effect immediately prior to the date that Tenant began to directly pay for its electricity consumption) and Minimum Annual Rent shall no longer be reduced by the Electrical Services Reduction Amount.

(e)    Excessive Heat Generation. Landlord shall not be liable for its failure to maintain comfortable atmospheric conditions in all or any portion of the Leased Premises, due to heat generated by any equipment or machinery installed by Tenant (with or without Landlord’s consent) that exceeds the capacity of the HVAC system described in the MEP Narrative attached hereto as Exhibit B-5. If Tenant desires additional cooling to offset excessive heat generated by such equipment or machinery, Tenant shall pay for auxiliary cooling equipment and its operating costs, including without limitation electricity, gas, oil and water or for excess electrical consumption by the existing cooling system, as appropriate.

(f)    Access Monitoring.     (i)    Landlord shall provide and maintain an electronic access/monitoring system for all points of access and egress to the Building comparable with the usual and customary standards for Comparable Buildings in the Market Area as of the date of this Lease. Landlord, at no cost to Tenant, shall provide access cards to Tenant for all employees of Tenant on the Rent Commencement Date [but in no event at a ratio to exceed five (5) cards per each 1,000 rentable square feet in the Leased Premises]. Tenant shall maintain an accurate list of those persons to whom an access card has been issued and shall pay the Landlord’s reasonable cost for cards issued beyond the above ratio. The elevators shall contain a card access system which will permit access to Full Floors only through the use of access cards provided to Tenant.
(ii)    Tenant shall have the right, at Tenant’s sole cost and expense, to expand the Building’s access/monitoring system (or install a separate access/monitoring system and tie it into the access/monitoring system for the Building) to provide additional monitoring for the Leased Premises and stairwells servicing the Leased Premises in accordance with the following:
Tenant shall have the right to engage a security contractor (at its sole cost and expense), in addition to any security personnel engaged by Landlord, to provide security for the Leased Premises and/or to monitor and screen access from the lobby to the Leased Premises; provided, however, that (a) the security contractor shall be subject to Landlord’s approval, not to be unreasonably withheld, conditioned or delayed; (b) any such security personnel stationed in the lobby shall at all times be attired in the manner customary for lobby security personnel in comparable office buildings and otherwise consistent and compatible with the attire of the Building security personnel; (c) Tenant shall cooperate with Landlord to coordinate the activities of any such security personnel hired by Tenant with the activities of those hired by Landlord, if any; (d) any such security personnel stationed in the lobby or any other Common

Areas of the Building (including the fire stairwells) (after reasonable advance notice) shall adhere to all protocols, procedures, rules and regulations reasonably established by Landlord applicable to other Building security personnel stationed in such areas. Tenant's security contractor shall have the right to utilize the Lobby Attendant's (as hereinafter defined) desk when it is not being utilized by the Lobby Attendant. In addition Tenant shall have a right to install security cameras for Tenant's sole benefit in the Building lobby, elevator, Leased Premises, Limited Common Areas, fire stairs and parking structure.
Tenant may use the fire stairwells as internal circulation stairs within the Leased Premises, such use of the fire stairwells shall not preclude other tenants and their employees or visitors from using the fire stairwells for access and egress from said other tenants’ premises. Subject to Landlord’s approval (which shall not be unreasonably withheld, conditioned or delayed) and compliance with all applicable laws, Tenant may, at its expense, upgrade the fire stairwells. Tenant, through the installation of an access/monitoring system, shall have the right to restrict third-party access with respect to any fire stairwell at such location in the fire stairwell where above such point the fire stairwell opens solely to the Leased Premises (regardless of whether Tenant is fully occupying all of the space on any such floor), in each case, provided such access restriction is in compliance with all applicable laws (and such fire stairwells are Limited Common Areas) and is approved by Landlord, which approval may be withheld if Landlord reasonably determines that such restriction would adversely affect the leasing or maintenance of the Building. By way of example, provided such access restriction is in compliance with all applicable laws, if above the ninth (9th) floor of the Building a fire stairwell opens solely to the Leased Premises, Tenant shall have the right to restrict third-party access to such fire stairwell above the ninth (9th) floor of the Building. In addition, Tenant, through the installation of an access/monitoring system, shall have the right to restrict third-party access to any fire stairwell door that opens solely to the Leased Premises. By way of example, provided such access restriction is in compliance with all applicable laws, if a fire stairwell door on the second (2nd) floor of the Building opens solely to space on the second (2nd) floor of the Building comprising the Leased Premises but such fire stairwell, above the second (2nd) floor of the Building does not open solely to the Leased Premises, Tenant shall not have the right to restrict third-party access to such fire stairwell above the first floor of the Building but Tenant shall have the right to restrict third-party use of such fire stairwell door on the second (2nd) floor of the Building.
            (iii)    The access/monitoring system and any other security measures that Landlord may undertake are for protection of the Building only and shall not be relied upon by Tenant to protect Tenant, its property, its employees and/or their property.

(g)    Lobby Attendant. Landlord shall provide a lobby attendant in the Building lobby (the "Lobby Attendant") during the Standard Building Operating Hours excluding the Building Holidays. At a minimum, the Lobby Attendant shall perform the services provided by lobby attendants in other Comparable Buildings in the Market Area. Landlord may not cease providing such lobby attendant services without Tenant’s prior consent. Landlord agrees to work with Tenant in good faith to establish reasonable Building access procedures which will be implemented by the Lobby Attendant (such as requiring visitors to provide identification and to sign a sign-in log). At Tenant's request, Landlord shall consider in good faith upgrading the Lobby Attendant to a full service concierge. If such upgraded service is requested, Landlord will survey the other tenants of the Building to determine if they desire a full service concierge and the additional costs for the difference between a Lobby Attendant and a full service concierge shall be borne by the tenants (including Tenant) who desire such full concierge services. In the event Tenant notifies Landlord that it no longer desires that Landlord provide a Lobby Attendant (or if applicable a concierge), Landlord shall terminate the services of the Lobby Attendant (or if applicable a concierge) no later than sixty (60) days after receipt of Tenant's notice.
11.    Landlord’s Right of Entry. Landlord, its agents, employees and contractors shall have the right to enter the Leased Premises during Tenant's normal business hours (a) upon not less than twenty-four (24) hours prior telephonic or written notice to Tenant (except as otherwise provided in this Lease), to make inspections or to make repairs to the Leased Premises or other premises as Landlord may deem necessary provided that without Tenant's written consent Landlord may only undertake repairs upon ten (10) days written notice; (b) without the need for any advanced written notice to perform the Janitorial Services; and (c) upon not less than twenty-four (24) hours prior telephonic or written notice to Tenant for any bona fide purpose relating to the safety, protection or preservation of the Building. Notwithstanding the foregoing, in the case of an emergency no advanced written notice shall be required by Landlord to enter the Leased Premises in order to address the emergency. In making any such entry, Landlord agrees to use reasonable efforts to avoid interfering with the regular and usual conduct of Tenant's business (including, without limitation, performing repairs that would be unreasonably intrusive, as reasonably determined by Tenant, outside of normal business hours). All work performed by Landlord in the Leased Premises pursuant to this Section 11 shall be performed (i) in a first class and good and workmanlike manner (ii) using first class materials, (iii) in accordance with all laws and applicable governmental codes and regulations and (iv) with due diligence to minimize any unreasonable disruption to Tenant's business. Landlord shall consider the anticipated level of disruption to Tenant in selecting the means by which Landlord will make repairs in the Leased Premises. Except in case of emergency, any entry by Landlord into the Leased Premises shall be subject to Tenant’s reasonable security requirements, which shall include Tenant requiring that any party entering the Leased Premises be accompanied by a representative of Tenant.

12.    Maintenance and Repairs.
(a)    Landlord Responsibilities. Landlord, throughout the Lease Term, shall maintain, manage and operate in good condition and repair (including replacements, if and as necessary) and in compliance with all applicable laws and in accordance with and according to those standards of repair, maintenance, management and operation from time to time prevailing for Comparable Buildings in the Market Area: (i) all Common Areas (including the Limited Common Areas) and public areas of the Building, parking facilities and the Land, (ii) all structural components of the Building [including, without limitation, the foundation, columns, roof, and exterior walls, windows and doors, risers (other than the Dedicated Sleeves), conduits, floor slabs (including garage slabs), demising walls and load bearing elements (collectively, the "Base Building Structure") and (iii) all Building systems and equipment [including, without limitation, all base Building mechanical, electrical, plumbing, telecommunications (voice/data/cable) and fire/life safety systems and equipment] (collectively, the "Base Building Systems"). Without limiting the foregoing, it is expressly understood that the HVAC system (including VAV boxes, air ducts, and air handlers and the fire and life safety systems in the Leased Premises shall be deemed to be part of the Base Building Systems.

Landlord shall ensure that Tenant shall have redundant paths for the telecommunication systems serving the Leased Premises.

The cost of all such repairs or maintenance to the Base Building Structure and/or the Base Building Systems shall be included in Basic Operating Charges unless necessitated by the act or omission of Tenant, its agents, employees, licensees, invitees in the Leased Premises, or contractors, in which event Tenant, to the extent such repairs are not covered by insurance required under this Lease (or in the event Landlord fails to maintain the insurance Landlord is required to maintain, would have been covered had Landlord maintained the insurance required to be maintained by Landlord under this Lease), shall pay such cost to Landlord, as Additional Rent, promptly upon demand. Tenant agrees to report promptly in writing to Landlord any defective condition actually known to Tenant in or about the Leased Premises that Landlord is required to repair.

Except as may be otherwise permitted by the express terms of this Lease (including the last two paragraphs of this Section 12(a)), Tenant waives the right to make repairs at Landlord’s expense under any law, statute or ordinance now or hereafter in effect. Landlord reserves the right at any time and from time to time, as often as Landlord deems desirable, without the same constituting an actual or constructive eviction and without incurring any liability to Tenant or otherwise affecting Tenant’s obligations under this Lease, to make changes, alterations, additions, improvements, repairs, relocations or replacements in or to the Building and the fixtures and equipment thereof provided that (i) such changes, alterations, additions, improvements, repairs, relocations or replacements do not materially adversely affect Tenant’s use, occupancy or access to the Leased Premises or its parking spaces, (ii) Landlord shall cause such changes, alterations, additions, improvements, repairs, relocations or replacements to be performed in a first class and good and workmanlike manner, and (iii) Landlord will provide Tenant with no less than ten (10) days advance written notice. Landlord reserves the right from time to time and upon no less than ten (10) days advance written notice, to install, use, maintain, repair and replace pipes, ducts, conduits, wires and appurtenant meters and equipment for service to other parts of the Building, above the ceiling surfaces, below the floor surfaces, within the existing walls and in the central core areas, and to relocate (in areas above the ceiling or below the floor) any pipes, ducts, conduits wires and appurtenant meters and equipment included in the Leased Premises which are located in the Leased Premises or located elsewhere outside the Leased Premises provided such shall not reduce the usable area of the Leased Premises. In making such repairs and alterations, Landlord agrees to use reasonable efforts to avoid interfering with the regular and usual conduct of Tenant's business (including, without limitation, performing repairs that would be unreasonably intrusive, as reasonably determined by Tenant, outside of normal business hours). All work performed by Landlord in the Leased Premises pursuant to this Section 12 shall be performed (i) in a first class and good and workmanlike manner (ii) using first class materials, (iii) in accordance with all laws and applicable governmental codes and regulations and (iv) with due diligence to minimize any unreasonable disruption to Tenant's business. Landlord shall consider the anticipated level of disruption to Tenant in selecting the means by which Landlord will make repairs and alterations in the Leased Premises.

In the event Landlord fails to furnish any services or utilities required to be furnished by Landlord pursuant to this Lease (including those in Article 10 hereof) or to perform any repairs or maintenance required to be furnished by Landlord pursuant to this Section 12(a) or elsewhere in this Lease, and such failure interferes in any material manner with Tenant’s access to, or use and enjoyment of the Leased Premises, then, if such failure is not cured by Landlord within a reasonable period [as determined by Tenant in good faith but subject to the terms of the first sentence in the next paragraph of this Section 12(a)] after Landlord is first given written notice of such failure by Tenant or Landlord is not working diligently to rectify the problem (as reasonably determined by Tenant), Tenant may deliver written notice to Landlord and to any Identified Lender (as hereinafter defined) identifying such failure with reasonable specificity and stating that Tenant intends to obtain such service or utility or to perform such repair or maintenance if Landlord does not obtain or perform the same. As used herein, the term "Identified Lender" shall mean any mortgage lender of Landlord as to which Tenant has been provided with contact information for the delivery of notices.

Unless there is an imminent threat of damage to property or injury to persons (in which case, Tenant may undertake the repairs if Landlord does not undertake such repairs within three (3) hours after Tenant’s written notice), prior to Tenant undertaking any action to cure or remedy such event or condition, Tenant, shall first allow Landlord and Landlord’s Identified Lender(s) not less than five (5) Business Days following receipt by Landlord and Landlord’s Identified Lender(s) of such written notice to cure or remedy the event or condition specified in Tenant’s notice; provided, however, that if such event or condition cannot be cured within the five (5) Business Day period, such period shall be extended for a reasonable additional time, so long as Landlord or Landlord’s lender(s) commences to cure such event or condition within the five (5) Business Day period and proceeds diligently thereafter to effect such cure. If Landlord or Landlord’s lender(s) fails to cure or remedy such event or condition within such time period, then Tenant may cure or remedy such event or condition and deliver an invoice to Landlord for the reasonable and actual out-of-pocket costs and expenses incurred by Tenant thereof plus a reasonable amount (not to exceed ten percent (10%)) for Tenant's overhead and supervision in performance of such repairs or maintenance. Landlord shall pay to Tenant the amount of such invoice. If Landlord shall not pay such amount to Tenant within the aforementioned thirty (30) day period, Tenant shall have the right to off-set such amount, with interest thereon at the Default Rate from the date of invoice, against future payments of Basic Monthly Rent and Additional Rent.

        (b)    Tenant Responsibilities. Tenant will keep the interior, non-structural portions of the Leased Premises and the fixtures and equipment therein in good order and in a clean, safe and sanitary condition and will suffer no waste or damage thereto. Subject to the provisions of Section 13 below, at the expiration or other termination of the Lease Term, Tenant will surrender the Leased Premises broom clean and in the same order and condition in which they were on the Rent Commencement Date, ordinary wear and tear and damage by casualty or the elements excepted. All repairs and maintenance required to be performed by Tenant shall be made or performed promptly upon the occurrence of the necessity therefore, and shall be made or performed in a first class manner, using first class materials, by a contractor approved by Landlord, which approval shall not be unreasonably withheld, delayed, or conditioned, and shall be made or performed in accordance with (i) all laws and all applicable governmental codes and requirements, and (ii) Landlord’s reasonable insurance requirements previously provided to Tenant. Maintenance and repair of equipment such as kitchen fixtures, auxiliary air-conditioning equipment, private bathroom fixtures and any other type of special equipment, together with related plumbing or electrical services, whether installed by Tenant or by Landlord on behalf of Tenant, shall be the sole responsibility of Tenant, and Landlord shall have no obligation in connection therewith. If Tenant refuses or neglects to diligently commence (and thereafter to complete) such repair or maintenance necessary to satisfy the provisions of this Section 12(b), Landlord upon ten (10) days prior written notice to Tenant may, but shall not be required to, make and complete said repairs or maintenance and Tenant shall pay Landlord’s reasonable out-of-pocket costs (as documented, in writing, to the reasonable satisfaction of Tenant) plus a reasonable amount (not to exceed ten percent (10%)) for Landlord's overhead and supervision in performance of such repairs or maintenance as Additional Rent within thirty (30) days after receiving documentation that reasonably evidences such repair costs.

13. Alterations or Improvements by Tenant.     Except for the incidental hanging of pictures, installation of shelves, and other painting and decoration of the Leased Premises and other alterations which (i) do not affect the structure of the Leased Premises or the Building or (ii) do not require the modification of any Base Building Systems and have a reasonably estimated cost of less than Seventy-five Thousand Dollars ($75,000.00) in any single instance (however, the cap set forth in this clause (ii) shall be inapplicable to any painting or re-carpeting), Tenant shall not make any alterations, additions, or improvements, structural or otherwise (collectively, “Alterations”) in the Leased Premises, without the prior written consent of Landlord which consent shall not be unreasonably withheld, delayed or conditioned. Tenant shall not install any equipment of any nature whatsoever (other than equipment which is specifically contemplated by this Lease) which may affect the insurance rating of the Building, or which may necessitate any changes, replacements or additions to the Base Building Systems serving the Leased Premises (collectively “Installations”) without the prior written consent of Landlord which consent shall not be unreasonably withheld, delayed or conditioned. Tenant shall pay all costs to make such Alterations or Installations. Landlord shall not charge any type of construction management or supervision fee in connection with any Alterations or Installations.

Any approved Alterations or Installations shall be made in accordance with (i) the applicable laws and ordinances of any public authority having jurisdiction over the Building and (ii) the building code and zoning regulations of any such authority.

All Alterations and Installations shall be performed in a first class manner using only using first class materials and first-class quality furnishings, fixtures, equipment and materials. All Alterations and Installations shall be performed in accordance with the Rules and Regulations for Tenant Alterations attached hereto as Exhibit G, as said Rules and Regulations may be reasonably revised from time to time in the same manner and subject to the same condition as to any changes to the Building rules and regulations as set forth in this Lease, and without unreasonable interference with the work or business operations of Landlord or of the other tenants of the Building.

Subject to the terms hereof (specifically including the provisions of Section 28), Tenant will defend, indemnify and hold Landlord harmless from and against any and all expenses, liens, claims or damages, including reasonable attorneys’ fees, for injury to person or property which arise by reason of the making of any Alterations or Installations. If any Alteration or Installation that requires the Landlord’s consent is effected without the prior written consent of Landlord, Landlord may remove or correct the same if Tenant fails to do so upon fifteen (15) days written notice and Tenant shall be liable for any and all expenses of this work. All rights given to Landlord herein shall be in addition to any other right or remedy of Landlord contained in this Lease.

Tenant hereby agrees that all Alterations or Installations made in, to, or on the Leased Premises shall, unless otherwise provided by written agreement, be the property of Landlord and shall remain upon and be surrendered with the Leased Premises on the Expiration Date or other termination of this Lease. At Landlord’s request, any or all Alterations or Installations to the Leased Premises made during the Lease Term (i) for which Landlord’s consent was required but not obtained or (ii) for which Landlord’s consent was conditioned upon Tenant’s agreement to remove same shall be removed by Tenant at Tenant’s sole cost, and the Leased Premises shall be restored to the condition required by this Lease. Should Tenant fail to remove the same, Landlord may cause the same to be removed at Tenant’s expense and Tenant hereby agrees to reimburse Landlord for the cost of such removal plus a reasonable amount (not to exceed ten percent (10%)) for Landlord's overhead and supervision in performance of such obligations shall be paid by Tenant to Landlord within thirty (30) days of written demand as Additional Rent. This obligation shall survive the termination of this Lease for a period of six (6) months. Notwithstanding anything herein to the contrary, Landlord agrees that Tenant shall have no obligation to remove any portion of the Tenant requested Base Building modifications, Tenant Improvement Work, Landlord approved Alterations and/or Installations or those Alterations and/or Installations which do not require approval by Landlord unless (i) such Tenant requested Base Building modification, Tenant Improvement Work, Alteration or Installation, in Landlord’s reasonable opinion, is not common or customary in Comparable Buildings in the Market Area and involve excessive demolition costs (for example, but not limited to, internal stairwells, cafeterias, SCIF space, and raised or depressed floor areas) and (ii) such election is made in writing by Landlord (1) before the start of construction of the Building with respect to any Tenant requested Base Building modification or (2) before the start of the Tenant Improvement Work with respect to the Tenant Improvement Work, or (3) when Landlord gives its consent to a proposed Alteration or Installation.

14.    Common Areas.

(a)    Common Areas Defined. In this Lease, “Common Areas” means all areas, facilities and improvements provided, from time to time, in the Building for the mutual convenience and use of tenants or other occupants of the Building, their respective agents, employees, and invitees and shall include, if provided, but shall not be limited to, the lobbies and hallways, fire stairwells, the public restrooms, the parking areas and facilities, access roads, loading docks, driveways, retaining walls, sidewalks, walkways, landscaped areas, and exterior lighting facilities along with any common driveways, facilities and structures governed by easements, covenants or similar agreements affecting the Building. The Common Areas do not include the North Patio and the West Patio, if any.

(b)    Landlord’s Control. Landlord shall maintain exclusive control and management of the Common Areas [including, but not limited to increasing or decreasing the size of the Common Areas (but not the Limited Common Areas)] and may at any time and from time to time during the Lease Term exclude and restrain any person from use or occupancy thereof (but not the Limited Common Areas), excepting, however, Tenant and other tenants of Landlord and bona fide invitees of either who make use of said areas in accordance with the rules and regulations established by Landlord from time to time with respect thereto. The rights of Tenant in and to the Common Areas (other than the Limited Common Areas) shall at all times be subject to the rights of others to use the same in common with Tenant, and it shall be the duty of Tenant to keep all of said areas free and clear of any obstructions created by Tenant or resulting from Tenant’s operation. Landlord may at any time and from time to time and upon no less than ten (10) days advance written notice, temporarily (i.e. for no more than five (5) consecutive Business Days and no more than a total of fifteen (15) Business Days in any two (2) year period) close all or any portion of the Common Areas (including but not limited to the Loading Docks) to make necessary repairs or changes or to such extent as may, in the reasonable opinion of Landlord, be necessary to prevent a dedication thereof or the accrual of any rights to any person or to the public therein, to close temporarily any or all portions of the said areas to discourage non-customer parking, and to do and perform such other acts in and to said areas as, in the exercise of good business judgment, Landlord shall determine to be advisable with a view to the improvement of the convenience and use thereof by tenants, their employees, agents, and invitees. Except during the construction of improvements on the land currently owned by FP Rockville III Limited Partnership, when access to certain of the Common Areas (other than the parking areas) may be restricted for longer periods of time than noted above, Landlord shall make commercially reasonable efforts so as to not impede or restrict Tenant's access to the Leased Premises or its parking areas in any material way. Tenant acknowledges that certain points of ingress and egress into the parking garage may be closed for extended periods of time in connection with the construction of improvements on the land currently owned by FP Rockville III Limited Partnership.

(c) Changes and Additions to the Building, Additional Construction. Landlord hereby reserves the right at any time to make alterations or additions to the Building, as well as in or to the street entrances, halls, passages, stairways and other common facilities thereof. Tenant agrees that Landlord shall at all times have the right and privilege of determining the nature and extent of the Common Areas (other than the Limited Common Areas), and of making such changes, additions or reductions therein and thereto from time to time which in Landlord’s reasonable opinion are deemed to be desirable and for the best interest of all persons using the Common Areas or which are as a result of any federal, state or local environmental protection or other law, rule, regulation, guideline or order. Notwithstanding the foregoing, (i) the initial design and finishes of the first floor lobby shall be subject to Tenant's reasonable approval and (ii) no modifications shall be made to (A) the size, configuration or finishes of the first floor lobby or (B) the size, configuration or finishes of any Limited Common Areas without obtaining Tenant's prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. If a site plan is attached hereto as Exhibit A, the purpose of said site plan is solely to show the approximate locational relationship of the Leased Premises to other units in the Building and the Common Areas as of the Effective Date. Nothing described in Exhibit A shall limit or prevent Landlord from effecting any change or alteration to the Building or the Land upon which it is built as described in this paragraph. No such changes to the Common Areas or the Building or Land shall be made that would (i) materially and adversely affect access to the Building, or (ii) materially and adversely affect access or visibility of the Leased Premises or the parking area or (iii) reduce the number of parking spaces below a ratio of 1.8 parking spaces for each 1,000 rentable square feet of space in the Building or (iv) materially and adversely affect or deny Tenant’s right to the exclusive use of the West Patio (if any) and the North Patio as such are finally determined and agreed to by the parties and shown on the final permit construction drawings for the Building.

Without obtaining Tenant's prior written consent, in no event may the Landlord’s exercise of its rights under this Section 14 reduce the rentable square footage of the Leased Premises. In the event that as a result of Landlord’s exercise of its rights under this Section 14, the rentable square footage of the Leased Premises is reduced, then Minimum Annual Rent, and Tenant’s Proportionate Share shall be appropriately reduced to reflect the number of rentable square feet then remaining in the Leased Premises following the loss of such square footage but in no event shall such a loss of square footage cause the number of parking spaces allocated to Tenant to be reduced.

(c)    Parking. Subject to the terms hereof, and such commercially reasonable rules and regulations as may be established from time to time for the garage serving the Building, Tenant shall have 24 hours per day, 7 days a week access to the parking areas of the Building. A third party garage operator will be responsible for the garage serving the Building. Tenant shall have the right, but not the obligation, to lease parking spaces located in the on-site parking facilities serving the Building and/or Rockville Metro Plaza I which will be available at a ratio of 1.8 spaces for every 1,000 rentable square feet leased (including only the rentable square footage applicable to the Leased Premises and any Creditable Square Footage). Furthermore, Landlord shall make available to Tenant up to 15 visitor parking spaces in a portion of the garage located under the Building in a location reasonably acceptable to Tenant (the "Visitor Parking Spaces"). Landlord, at no cost to Tenant, shall install prominent signage that identifies the Visitor Parking Spaces. The monthly charge for each Visitor Parking Space shall be the same charge as Tenant's reserved parking spaces as set forth below. Landlord shall provide Tenant with a validation stamp which can be affixed to the parking tickets of Tenant's visitors which will permit Tenant's visitors to exit the parking facility at no charge. Upon request by Tenant, Landlord shall cause the parking garage operator to tow cars that are improperly parked in the Visitor Parking Spaces.

In no event may any tenant other than Tenant have reserved parking spaces in the portion of the parking garage shown as marked on Exhibit M (the "Tenant Exclusive Reserved Parking Area") without regard to the number of spaces in the Tenant Exclusive Reserved Parking Area that Tenant elects to reserve. Landlord hereby acknowledges and agrees that Tenant's reserved parking spaces shall be located in the Tenant Exclusive Reserved Parking Area, as determined by Tenant.

The parking facility serving Rockville Metro Plaza I and the parking facility serving the Building shall connect at the Building lobby level and on at least the 1st, 2nd, 3rd and 6th levels of the garage. It is also anticipated that when Landlord's affiliate F. P. Rockville III Limited Partnership (“FP III”) develops the land owned by FP III adjacent to the Land (the "RMP III Land") that certain levels of the parking facility serving the Building will connect to certain levels of the parking facility serving the building which will be built on the RMP III Land (the "RMP III Land Building"). Promptly following the execution of this Lease Landlord and Rockville Metro Plaza I LLC (the owner of Rockville Metro Plaza I and an affiliate of Landlord) and RMP III shall execute and record in form and content reasonably acceptable to Tenant a permanent reciprocal easement agreement granting the tenants and visitors of the Building, Rockville Metro Plaza I and the RMP III Land Building with the right to access and travel through the parking facility of any of the three (3) buildings in connection with the entering or exiting of the parking facility of another building. In addition, Landlord, Rockville Metro Plaza I LLC and FP III shall cause and deeds of trusts which encumber their respective properties to be subordinated of record to the easement.
Rockville Metro Plaza I LLC and FP III will execute this Lease for the purpose of acknowledging this requirement.

Parking passes will be available commencing on the Rent Commencement Date (or if earlier, the date that the Tenant Improvement Work is substantially completed) at $110.00 per month per space for self-park and $160.00 per month per space for reserved parking spaces and future increases shall be based upon future market rate increases but in no event shall exceed 4% compounded annually. In no event shall the amount charged to Tenant for self-park and reserved parking spaces be greater than the amount charged to other tenants in the Building for self-park and reserved parking spaces.

With respect to any or all of Tenant’s allotted parking it elects to lease, Tenant shall be entitled to choose the proportion of such aggregate allotment that is reserved and self-park, and to update such proportion from time to time. Subject to the foregoing, Tenant may decrease and increase the number of Tenant's parking passes and Visitor Parking Spaces upon thirty (30) days notice to Landlord (provided in no event shall Tenant be entitled to more than the maximum number of parking passes and Visitor Parking Spaces to which Tenant is entitled pursuant to the terms of this Lease). In the event Tenant notifies Landlord that it elects to increase the number of Tenant's parking passes and/or Visitor Parking Spaces, Landlord shall make such passes (as well as, if applicable, the corresponding reserved parking spaces and/or Visitor Parking Spaces) available to Tenant within thirty (30) days.

Landlord shall retain the absolute right (i) to allocate and assign on a reasonable basis parking spaces among some or all of the tenants of the Building (and Tenant shall comply with any such parking assignments), (ii) subject to Tenant's reasonable approval, to reconfigure the parking area, and/or (iii) to modify the existing ingress to and egress from the parking area as Landlord shall deem appropriate, as long as access to such area is not materially and adversely affected after such modification is completed.

Tenant shall not use parking areas for the permanent (as opposed to the occasional) overnight storage of vehicles. It is understood and agreed that Landlord assumes no responsibility, and shall not be held liable, for any damage or loss to any automobiles parked in the parking facilities or to any personal property located therein, or for any injury sustained by any person in or about the parking facilities unless caused by the negligence of Landlord or the garage operator.

(e)    Loading Docks. Subject to the terms of Section 14 (b) above, Tenant shall have access to and the non-exclusive right to use the Building's loading docks twenty-four (24) hours a day, seven (7) days a week. Landlord understands that Tenant receives frequent deliveries. Accordingly, if at any time that the loading dock is unavailable for use (such as in connection with the construction of improvements on the land currently owned by FP Rockville III Limited Partnership and other instances described in Section 14(b)), Tenant shall have the right to receive deliveries through the front door of the Building or via such other reasonable point of access. Tenant agrees to comply with any reasonable and regulations established by Landlord and provided to Tenant in writing in connection with Tenant's receipt of deliveries through the front door of the Building or via such other reasonable point of access.

Landlord shall provide Tenant with a non-exclusive location within the Building and adjacent to the Building's loading docks which Tenant can utilize as a receiving area for Tenant's deliveries (including the breaking down/assembly of such deliveries).

15.    Surrender and Inspection.
(a)    Surrender. Upon the Expiration Date or other termination of the Lease Term,

Tenant shall quit and surrender the Leased Premises to Landlord in as good order and condition as when received and as improved by Alterations and Installations for which (i) Landlord’s consent was not required or (ii) Landlord’s consent was obtained without the condition that the Alteration or Installation be removed at the Expiration Date or other termination of the Lease Term, ordinary wear and tear and damage by casualty or the elements excepted, and Tenant shall remove all of its personal property from the Leased Premises by the Expiration Date or other termination of this Lease, but shall not be required to remove any of Tenant's cabling or wiring. Tenant’s obligation to remove the Tenant Improvement Work or any Landlord approved Alteration, Base Building modification or Installation shall be governed by the terms of Section 13 hereof.

(b)    Inspection. Tenant shall have the right to be present at time of final inspection of the Leased Premises to determine if any damages were done thereto. The inspection shall occur within five (5) days before or five (5) days after Tenant’s date of moving, said inspection date to be mutually agreed to by Landlord and Tenant.

(c)    Fixtures and Personal Property Remaining. If Tenant does not remove Tenant’s furniture, equipment, machinery, trade fixtures, and all other items of personal property of every kind and description from the Leased Premises on or before the Expiration Date, then Tenant shall be conclusively presumed to have conveyed the same to Landlord under this Lease as a bill of sale without further payment or credit by Landlord to Tenant.

    16.    Tenant Holding Over. With at least twelve (12) months prior written notice, Tenant shall have the right under this Lease to extend the Lease Term by up to six (6) months at its then-current rent.

Except as noted above, if Tenant holds possession of the Leased Premises after the Expiration Date or other termination of this Lease, Landlord shall have the option, exercisable in writing within thirty (30) days after the date of termination as aforesaid, to treat Tenant as a trespasser, or as a tenant by the month. If Landlord fails to make such election then Tenant shall be deemed a tenant by the month, commencing with the first day after the termination of this Lease at the sum of (i) one and one-quarter (1.25) times the Basic Monthly Rent payable during the last month of the Lease Term (for the first thirty (30) days and 1.50 times the Basic Monthly Rent thereafter) plus (ii) the Additional Rent paid during the last month of the Term, and upon all the other terms of this Lease, including the provisions of this paragraph. Said holdover term shall terminate upon thirty (30) days notice from one party to the other. Notwithstanding the foregoing, in the event Tenant is in default hereunder beyond the expiration of the applicable notice and cure period, Tenant shall not be entitled to any notice to quit, the usual thirty (30) days notice to quit being hereby expressly waived. Nothing contained herein shall be construed within said thirty (30) days after the date of Lease termination as aforesaid as a consent by Landlord to the occupancy or possession of the Leased Premises by Tenant after the termination of this Lease, and Landlord, upon said termination, if Landlord elects to treat Tenant as a trespasser, shall be entitled to the benefit, through judicial process, of all laws relating to the speedy recovery of the possession of Land and tenements held over by Tenant, whether now or hereafter in force and effect. If Tenant fails to surrender the Leased Premises upon the expiration or other termination of this Lease despite demand to do so by Landlord, then Tenant, subject to any waivers expressly set forth in this Lease, shall be responsible for any and all resulting damages incurred by Landlord as a result of Tenant’s failure to vacate the Leased Premises in a timely manner.

17. Covenant Against Assignment and Subletting.
(a)    General    Subject to the provisions of this Section 17, Tenant shall not (i) mortgage or encumber this Lease without the prior written consent of Landlord, which consent may be granted or withheld in Landlord’s sole discretion or (ii) assign this Lease or sublet the Leased Premises, Supplemental

Premises (if any) or Storage Area or any parts thereof (collectively for the purposes of this Section 17 only the “Premises”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed, or conditioned.

Tenant shall notify Landlord in writing of its desire to assign this Lease, mortgage the Premises, or sublet the Premises or any portion thereof. Within thirty (30) days of Landlord’s receipt of such request (such period being hereinafter referred to as the "Request Period"), Landlord, in writing, shall, either consent to such request on such reasonable terms and conditions as Landlord may require or reject such request (and if such request is rejected, the rejection notice shall include a reasonably detailed explanation for such rejection).

(b)    Subleases    Subject to the terms of Section 17(e) below, if Tenant desires to sublet all or a portion of the Premises, Landlord shall have the following options (collectively, the "Landlord Sublease Options"): (1) to consent to such subletting (which consent shall not be unreasonably withheld, delayed, or conditioned) and, for the portion of sublet space in excess of an aggregate of 20,000 rentable square feet of the Premises, require, if the sublessee is not an Affiliate, that Tenant pay Landlord as Additional Rent one-half (1/2) of any net profits from such subletting as and when received by Tenant after deducting the Sublease Costs (as hereinafter defined) (it being understood that of all amounts received by Tenant from any sublesee in excess of the amounts payable by Tenant to Landlord hereunder shall first be applied the Sublease Costs) or (2) provided that such refusal is not unreasonable, to refuse to consent to the proposed subletting (provided in connection with a refusal Landlord shall provide Tenant with a reasonably detailed explanation for such refusal) or (3) in the event the proposed space to be sublet is more than a single floor, to elect to take back and repossess (i.e., recapture) the portion of the Leased Premises proposed to be sublet by Tenant for the period of time stipulated by Tenant; in which case, the Minimum Annual Rent that Tenant is required to pay under this Lease for such portion of the Leased Premises for such period shall be waived and Tenant's Proportionate Share that Tenant is required to pay under this Lease shall be adjusted accordingly during such period to reflect such square footage recaptured by Landlord (provided however, that if Landlord notifies Tenant, in writing, of Landlord’s intention to recapture then Tenant, within ten (10) Business Days after receiving such notification, may rescind Tenant’s notice of intent to sublease). As used herein, the term "Sublease Costs" shall mean the reasonable and substantiated costs incurred by Tenant in consummating the sublease [e. g. brokerage commissions, legal fees (including reasonable in-house legal fees), marketing costs, concessions, free rent and leasehold improvement costs or allowances]. In the event Landlord shall have not elected any Landlord Sublease Option in a written notice delivered to Tenant during the Request Period and still fails to elect any Landlord Sublease Option in a written notice delivered to Tenant within five (5) days after Landlord's receipt of a written notice advising Landlord that Landlord failed to elect any Landlord Sublease Option during the Request Period, Landlord shall be deemed to have consented to the subletting in accordance with Option 1 above. The CHI Guaranty shall remain in full force and effect with respect to any subleased portion of the Premises.

(c)    Assignments    Subject to the terms of Section 17(e) below, if Tenant desires to assign this Lease, Landlord shall have the followings options (the "Landlord Assignment Options"): (1) to consent to such assignment (which consent shall not be unreasonably withheld, delayed, or conditioned) and, for an assignment of space in excess of an aggregate of 20,000 rentable square feet of the Leased Premises to an assignee which is not Affiliate require that Tenant pay Landlord as Additional Rent one-half (1/2) of any net profits from such assignment attributable to the portion of the Leased Premises in excess of 20,000 rentable square feet as and when received by Tenant after deducting the Assignment Costs (as hereinafter defined) (it being understood that of all amounts received by Tenant from any assignee in excess of the amounts payable by Tenant to Landlord hereunder shall first be applied the Assignment Costs) or (2) provided that such refusal is not unreasonable, to refuse to consent to the proposed assignment; provided that in connection with a refusal Landlord shall provide Tenant with a reasonably detailed explanation for such refusal) or (3) if the request is to assign this Lease in total to terminate this Lease; provided however, that if Landlord notifies Tenant, in writing, of Landlord’s intention to terminate this Lease then Tenant, within ten (10) Business Days after receiving such notification, may rescind Tenant’s notice of intent to assign this Lease. As used herein, the term "Assignment Costs" shall mean the reasonable and substantiated costs incurred by Tenant in consummating the assignment [e. g. brokerage commissions, legal fees (including reasonable in-house legal fees), marketing costs, concessions and leasehold improvement costs or allowances]. In the event Landlord shall have not elected any Landlord Assignment Option in a written notice delivered to Tenant during the Request Period and still fails to elect any Landlord Assignment Option in a written notice delivered to Tenant within five (5) days after Landlord's receipt of a written notice advising Landlord that Landlord failed to elect any Landlord Assignment Option during the Request Period, Landlord shall be deemed to have consented to the assignment in accordance with Option 1 above. Tenant agrees that the requirement by Landlord that the CHI Guaranty remain in full force and effect shall not be deemed an unreasonable condition of Landlord’s consent to an assignment or partial assignment.

Landlord need not commence its review of any proposed assignment, or respond to any request by Tenant with respect to such, unless and until it has received from Tenant reasonably detailed information concerning the business to be conducted by the proposed assignee, the assignee’s financial capacity (in the event Tenant and CHI are requesting to be relieved of liability), and such other information as may reasonably be required in order to form a prudent judgment as to the acceptability of the proposed Assignment, including, without limitation, the following:

(i)In the event Tenant and CHI are requesting to be relieved of liability, the past two years Federal Income Tax returns of the proposed assignee or, in the alternative, the past two years (or such lesser period as the proposed assignee has operated)annual Balance Sheets and Profit and Loss statement, certified as true and correct by a principal or officer of the proposed assignee;

(ii)    A resume of the business background and experience of the proposed assignee;

(iii)     A copy of the proposed instrument by which Tenant proposes to effectuate the Assignment.

(d)    Attempted Transfer Without Consent.    Any attempted assignment or subletting for which Landlord’s consent is required under this Section 17 that is made without Landlord’s consent shall, at the option of Landlord, constitute a default under this Lease for which, notwithstanding anything in this Lease to the contrary, the notice and cure period shall be ten (10) Business Days.

(e)    Affiliate Transfer.    Notwithstanding anything to the contrary contained in this Section 17, Tenant shall have the right, without Landlord's consent to assign this Lease or sublet the whole or any part of the Premises to: any of the following (each an “Affiliate”) (i) any parent, subsidiary or affiliate of Tenant; (ii) any successor (by merger, consolidation, transfer of assets, assumption or otherwise) of Tenant; (iii) an entity which purchases substantially all of the interest in or assets of an operating division, group or department of Tenant, or which purchases the majority of Tenant’s business as conducted in the Premises; (iv) any entity (or entities) created by the division of Tenant into one or more separate corporations, partnerships or other entities; (v) any affiliated or successor entity of Tenant, or any entity created in connection with the “spin-off” of an operating division, group or department of

Tenant; and (vi) Commonweal Foundation (each of the transactions referenced above are hereinafter referred to as an "Affiliate Transfer”); provided that such Affiliate Transfer is subject to the following conditions: (w) any such Affiliate shall be subject to all of the terms, covenants, and conditions of this Lease except as otherwise specifically provided in this Lease; (x) as to an assignee but not a subtenant, any such Affiliate expressly assumes the obligations of Tenant under this Lease (unless such assumption is automatically effective by operation of law); (y) as soon as reasonably practicable, but no longer than ten (10) Business Days after the Affiliate Transfer in question, Tenant shall provide Landlord with written notice of such transaction and (z) the CHI Guaranty shall be unimpaired and shall remain in full force and effect.

(f)    Effect of Landlord Consent.    Landlord’s consent in any specific instance to any assignment, mortgage, encumbrance, subletting or use of the Premises and its collection and acceptance of rent from any such approved assignee, subtenant or other occupant shall neither constitute a waiver of the provisions of this paragraph, nor be construed as permission for any subsequent assignment, mortgage, encumbrance, subletting or use without compliance with this paragraph. No permitted assignment or sublease or collection of rent from an approved assignee or subtenant shall relieve Tenant of its obligations hereunder nor shall it relieve the Guarantor of this Lease of its obligations under the CHI Guaranty. In the event Tenant defaults hereunder with respect to any monetary obligation beyond the expiration of the applicable notice and cure period then for so long as such default remains uncured, Tenant hereby assigns to Landlord the rent due from any subtenant or assignee of Tenant and hereby authorizes each such subtenant or assignee to pay such rent directly to Landlord and Landlord shall provide Tenant with a credit against the rent payable hereunder for all amounts Landlord receives from any subtenant or assignee (provided however that nothing herein shall obligate Landlord to enter into a direct lease with any such subtenant or assignee upon the termination of this Lease or the termination of Tenant’s right to possession of the Premises as a result of Tenant’s default).

(g)    Non-Disturbance for Qualified Sublease.    Upon Tenant's request, Landlord shall execute and deliver to a sublessee under a Qualified Sublease (as hereinafter defined), a non-disturbance and attornment consent and recognition agreement (a "Sublessee Recognition Agreement"). "Qualified Sublease" means a Landlord approved (or deemed approved) sublease that: (a) is for space with a rentable area of at least ten thousand (10,000) rentable square feet; (b) is for space which has a separate entrance; (c) leaves the balance of the Premises as a reasonably, commercially viable and leasable unit; (d) with respect to the use, maintenance and operation of the subleased premises, imposes upon sublessee substantially all of the duties and liabilities imposed upon Tenant under this Lease (adjusted for the size, location, and configuration of the subleased space); and (e) obligates sublessee to pay with respect to the subleased premises, taxes, utilities, and all other charges paid by Tenant with respect to the Leased Premises under this Lease. The Sublessee Recognition Agreement shall provide that in the event this Lease is terminated for any reason, if no default exists under the sublease (beyond applicable notice and cure periods), then such sublease and the rights of the sublessee thereunder shall not be disturbed by Landlord but shall continue in full force and effect so long as such sublessee shall continue to observe and perform all of its obligations under such sublease. Such sublessee shall attorn to Landlord, including the payment to Landlord of the Basic Monthly Rent and Additional Rent equal (on a per rentable square foot basis) to that provided for in this Lease. Such sublease shall become a direct lease between Landlord and such sublessee and those parties will execute and deliver any further reasonable documents at such time to more fully effectuate the foregoing. Notwithstanding the foregoing, in the event of any such attornment, Landlord shall not be: (i) liable for any previous act or omission by Tenant under any such sublease not then continuing; (ii) subject to any offset of rent that shall thereunto have accrued to any such sublessee against Tenant not specifically provided for in the Sublease; (iii) bound by any previous prepayment of rent made by any such sublessee to Tenant for more than the current month; or (iv) liable to any such sublessee for any security deposit made by any such sublessee to Tenant unless Tenant pays such security deposit over to Landlord.

    (h)    Client Use.    Tenant shall have the right to permit clients and/or business associates working with Tenant to use offices in the Leased Premises on a temporary basis without such office sharing arrangement constituting a sublease of the Leased Premises, and Tenant may enter into sublease or license agreements permitting Tenant’s subcontractors to utilize portions of the Premises up to 5,000 rentable square feet in the aggregate at any one time upon written notice to Landlord but without Landlord’s prior consent.

(i)    Notices to Tenant After Assignment.        From and after an assignment of this Lease, Landlord shall provide a copy of any notices of default thereafter given to a successor tenant to the original named Tenant, and Landlord shall permit the original named Tenant to cure such default within the applicable cure period (it being understood that as to the original named Tenant, such cure period shall commence upon delivery of a copy of the default notice to such original named Tenant) and Tenant shall be entitled to reoccupy the Leased Premises for the remainder of the Lease Term.

18.    Bankruptcy.
(a)    The following shall be Events of Bankruptcy under this Lease: (1) Tenant’s becoming insolvent, as that term is defined in Title 11 of the United States Code (the “Bankruptcy Code”), or under the insolvency laws of any state, district, commonwealth or territory of the United States (the “Insolvency Laws”); (2) the appointment of a receiver or custodian for any or all of Tenant’s property or assets, or the institution of a foreclosure action upon any of Tenant’s real or personal property that is not dismissed within ninety (90) days; (3) the filing of a voluntary petition under the provisions of the Bankruptcy Code or Insolvency Laws; (4) the filing of an involuntary petition against Tenant as the subject debtor under the Bankruptcy Code or Insolvency Laws, which either (A) is not dismissed within ninety (90) days of filing, or (B) results in the issuance of an order for relief against the debtor; or (5) Tenant’s making or consenting to an assignment for the benefit of creditors or a common law composition of creditors.

(b)    Upon occurrence of an Event of Bankruptcy, Landlord shall have all rights and remedies available to Landlord pursuant to Section 20; provided, however, that while a case in which Tenant is the subject debtor under the Bankruptcy Code is pending, Landlord shall not exercise its rights and remedies pursuant to Section 20 (1) during the period the Bankruptcy Code prohibits the exercise of such rights and remedies, and (2) as long as Tenant or its Trustee in Bankruptcy (hereinafter referred to as “Trustee”) (i) cures all defaults under this Lease, (ii) compensates Landlord for monetary damages incurred as a result of such defaults, (iii) provides adequate assurance of future performance on the part of Tenant as debtor in possession or on the part of the assignee tenant, and (iv) complies with all other requirements of the Bankruptcy Code.

19.    Default. Each of the following shall be deemed a default by Tenant and a breach of this Lease:

(a)    A failure by Tenant to pay when due (1) Minimum Annual Rent which failure shall continue for five (5) Business Days following written notice or (2) Additional Rent herein reserved which failure continues for ten (10) Business Days following written notice;

(b)    A failure by Tenant in the performance of any other term, covenant, agreement or condition of this Lease on the part of Tenant to be performed which continues for thirty (30) days after written notice from Landlord provided however that if the matter complained of in Landlord’s notice is not capable of being cured within the said thirty (30) day period then Tenant shall not be in default as long as within the thirty (30) day period it commences and thereafter diligently pursues the cure until completion;

(c)    An Event of Bankruptcy as defined in Section 18;

(d)An encumbrance of Tenant’s interest in this Lease or the Leased Premises in violation of the provisions of Section 17 hereof that is not released within thirty (30) days after written notice; or

(e)    An assignment of this Lease or a subletting of any part of the Leased Premises in violation of Section 17 hereof which is not rescinded/terminated within ten (10) Business Days after written notice.

20.    Landlord’s Rights Upon Tenant’s Default. For so long as any default by Tenant remains uncured beyond the applicable notice and cure period, Landlord shall be entitled to remedy such default as follows:
(a)    Re-Entry. Landlord, through legal process, shall have the right, immediately or at any time thereafter, without further notice to Tenant (unless otherwise provided herein), to enter the Leased Premises, without terminating this Lease or being guilty of trespass, and do any and all acts as Landlord may deem necessary, proper or convenient to cure such default, for the account and at the expense of Tenant, any notice to quit or notice of Landlord’s intention to re-enter being hereby expressly waived, and Tenant agrees to pay to Landlord as Additional Rent all damage and/or expense incurred by Landlord in so doing, including interest at the Default Rate, from the due date until the date payment is received by Landlord.

(b)    Termination. (i)    Landlord shall have the right to terminate this Lease and Tenant's right to possession of the Leased Premises and, with legal process, take possession of the Leased Premises and remove Tenant, any occupant and any property there from, without being guilty of trespass and without relinquishing any rights of Landlord against Tenant, any notice to quit, or notice of Landlord's intention to re-enter being hereby expressly waived. Landlord shall be entitled to recover damages from Tenant on a monthly basis in an amount equal to the amount herein covenanted to be paid as Minimum Annual Rent during the remainder of the Lease Term together with (a) all expenses of any proceedings (including, but not limited to, court costs and reasonable attorney's fees) which may be necessary in order for Landlord to recover possession of the Leased Premises and (b) the expenses of the re-renting of the Leased Premises (including, but not limited to, any commissions paid to any real estate agent, advertising expense and the costs of such alterations, repairs, replacements and decoration or re-decoration as Landlord, in its sole but reasonable judgment, considers advisable and necessary for the purpose of re-renting the Leased Premises, which amounts shall be prorated in the event the term of the replacement lease shall extend beyond the term which remained hereunder at the time of the Default or the replacement lease includes portions of the Building beyond the Leased Premises), and (c) interest computed at the Default Rate on the amounts described in (a) and (b) above from the due date until paid; provided, however, that there shall be credited against the amount of such damages all amounts received by Landlord from such re-renting of the Leased Premises and such amounts shall be refunded to Tenant. Landlord shall make commercially reasonable efforts to mitigate its damages but Landlord shall in no event be liable in any way whatsoever for failure to re-rent the Leased Premises or, in the event that the Leased Premises are re-rented, for failure to collect the rent thereof under such re-renting. No act or thing done by Landlord shall be deemed to be an acceptance of a surrender of the Leased Premises, unless Landlord shall execute a written agreement of surrender with Tenant. Tenant's liability hereunder and CHI’s liability under the CHI Guaranty shall not be terminated by the execution of a new lease of the Leased Premises by Landlord. Separate actions may be maintained each month or at other times by Landlord against Tenant to recover the damages then due, without waiting until the end of the Lease Term to determine the aggregate amount of such damages. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or being dispossessed for any cause, or in the event of Landlord obtaining possession of the Leased Premises by reason of the violation by Tenant of any of the covenants and conditions of this Lease.

(i)    If Landlord terminates this Lease pursuant to Section 20(b)(i), Landlord shall have the right, at any time, at its option, to require Tenant to pay to Landlord, on demand, as liquidated and agreed final damages in lieu of Tenant’s liability under Section (20)(b)(i), an amount equal to the difference, discounted by six percent (6%), between (i) the Minimum Annual Rent and Additional Rent which would have been payable from the date of such demand to the date when this Lease would have expired, if it had not be terminated, and (ii) the then fair market rental value of the Leased Premises for the same period. Upon payment of such liquidated and agreed final damages, Tenant and CHI shall be released from all further liability under this Lease. If, after the Event of Default giving rise to the termination of this Lease, but before presentation of proof of such liquidated damages, the Leased Premises, or any part thereof, shall be re-let by Landlord for a term of one year or more, the amount of rent reserved upon such re-letting shall be deemed to be the fair rental value for the part of the Leased Premises so re-let during the term of such re-letting provided Landlord shall have negotiated the terms of such lease in good faith and at arms length and in accordance with Landlord's standard leasing practices for vacant space.

(c)    Landlord's Remedies Cumulative. All rights and remedies of Landlord herein enumerated shall be cumulative, and none shall exclude any other right or remedy allowed by law. For the purposes of any suit brought or based hereon, this Lease shall be construed to be a divisible contract, to the end that successive actions may be maintained on this Lease as successive periodic sums mature hereunder.

(d)    Legal Process.    Notwithstanding anything contained in this Lease to the contrary, in no event shall Landlord be permitted to engage in self-help (even if permitted by applicable law) to evict or “lock-out” Tenant from the Leased Premises, take possession of any of Tenant’s property or any similar action. Landlord agrees that it shall only proceed to enforce any of its remedies under this Lease with appropriate legal process.

21.    Lender Requirements.

(a)    Subordination. On or before the date of the Construction Loan Closing (the “SNDA Delivery Date”), Landlord, Tenant, and the Landlord’s construction lender (“Construction Lender”) will execute and deliver the Subordination, Non-Disturbance and Attornment Agreement in the form attached to and made a part hereof as Exhibit I with such modifications as are agreed upon between Tenant and Landlord’s Construction Lender (the “Agreed Upon Construction Loan SNDA”). Any deed of trusts which are currently encumbering the Land shall be released in connection with the Construction Loan Closing. This Lease is expressly contingent upon Tenant’s receipt of a fully executed Agreed Upon Construction Loan SNDA from Construction Lender and Landlord. In the event Tenant does not receive the fully executed Agreed Upon Construction Loan SNDA by the SNDA Delivery Date, Tenant shall have the right, upon written notice to Landlord to terminate this Lease [unless the Agreed Upon

Construction Loan SNDA is delivered before the delivery of Tenant's termination notice]. Tenant shall not have any obligation to subordinate this Lease to the lien of any future mortgage, deed of trust, or ground lease unless the holder of such mortgage or deed of trust, or the ground lessor, as applicable, enters into a Subordination Non-disturbance and Attornment Agreement (‘Subsequent SNDA” and collectively with the Agreed Upon Construction Loan SNDA, the “SNDA’s”) with Tenant in a form that is mutually acceptable to Tenant and such party. Landlord will cause any future lender and/or ground lessor to enter into a Subsequent SNDA with Tenant in a form to be mutually agreed between such lender and Tenant. Landlord shall, upon Tenant’s request, also execute any Subsequent SNDA that Tenant and any lender or ground lessor execute.

(b)    Financing. In the event that the Construction Lender or any mortgage lender providing mortgage financing for the Building requires, as a condition of such financing, that modifications to this Lease be obtained, and provided that such modifications (i) are reasonable (in Tenant's opinion), (ii) do not adversely affect (in Tenant's reasonable opinion) Tenant’s use or occupancy of the Leased Premises as herein permitted, (iii) do not materially alter (in Tenant's reasonable opinion) the approved plans for the Tenant Improvement Work or Tenant Base Building Modifications, (iv) do not increase (in Tenant's reasonable opinion) the rentals and other sums required to be paid by Tenant hereunder or Tenant’s cost of occupancy of the Leased Premises, (v) do not materially increase (in Tenant's reasonable opinion) Tenant’s obligations or materially reduce (in Tenant's reasonable opinion) Tenant’s rights hereunder, (vi) do not materially alter (in Tenant's reasonable opinion) Landlord's obligations under this Lease, then Landlord may submit to Tenant a written amendment to this Lease incorporating such required modifications, and, in the event Tenant does not execute and return to Landlord such written amendment within ten (10) Business Days after the same has been submitted to Tenant, and still fails to do so within ten (10) Business Days of Tenant's receipt of a second notice (which second notice may not be delivered until after the ten (10) Business Day period to respond to the initial notice shall have expired) such failure shall be deemed a default by Tenant and a breach of this Lease.

(c)    Financial Statements. Tenant shall, within ten (10) days after Landlord’s request [which request shall not be made more than once in any twelve (12) month period (unless such request is in connection with a sale of the Building or the refinance of a loan with respect to the Land and the Building)] deliver to Landlord, Tenant’s most recent unaudited financial statement and (to the extent not previously delivered by Tenant to Landlord) Tenant’s annual financial statement for its two (2) most recent fiscal years certified as true and correct by an officer of Tenant and the most recent unaudited financial statement and (to the extent not previously delivered by Tenant to Landlord) annual financial statement of CHI for its two (2) most recent fiscal years certified as true and correct by an officer of CHI. Such financial statements shall include, at a minimum, a balance sheet, an income statement, and a statement of change in financial position or sources and uses of cash, together with any accompanying notes. Landlord hereby agrees that any financial statements delivered by Tenant to Landlord hereunder constitute Tenant’s proprietary and confidential information and, notwithstanding anything to the contrary, Landlord agrees to use reasonable commercial efforts to protect the confidentiality of such information.

Notwithstanding anything herein to the contrary, if and as long as CHI is a publicly traded entity registered and publicly reporting under the then applicable rules of the United States Securities and Exchange Commission (“SEC”), (i) Tenant shall not be required to provide Landlord with any financial statements and (ii) Landlord shall have the right to receive only such financial information as is filed by CHI from time to time with the SEC.

22.    Estoppel Certificates. Tenant agrees, at any time and from time to time, upon not less than twenty (20) days prior written notice by Landlord, to execute, acknowledge and deliver to Landlord a written estoppel certificate (to the extent accurate), (i) certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, stating the nature of same), (ii) stating the Rent Commencement Date and the Expiration Date of the Lease Term, (iii) stating the amounts of Minimum Annual Rent and Additional Rent and the dates to which the Minimum Annual Rent and Additional Rent have been paid by Tenant, (iv) stating the amount of any Security Deposit, (v) stating whether or not to the best knowledge of Tenant, Landlord is in default in the performance of any covenant, agreement or condition contained in this Lease, and, if so, specifying each such default of which Tenant may have knowledge, (vi) stating whether Tenant has any right to setoff or any defense against payment of the Minimum Annual Rent or Additional Rent (and if such right or defense is noted, stating same with reasonable specificity), (vii) stating the address to which notices to Tenant should be sent, and (viii) certifying such other matters with respect to the status of this Lease as may be reasonably requested by Landlord. Any such certificate delivered pursuant hereto may be relied upon by an owner of the Building, any prospective purchaser of the Building, any mortgagee or prospective mortgagee of the Building or of Landlord’s interest therein, or any prospective assignee of any such mortgage. Failure to deliver the aforesaid certificate within the twenty (20) day period and the continued failure to do so within ten (10) days of Tenant's receipt of a second notice (which second notice may not be delivered until after the twenty (20) day period to respond to the initial estoppel notice request shall have expired) at the option of Landlord shall be a default under this Lease for which, notwithstanding anything to the contrary herein, the notice and cure period shall be five (5) Business Days.

Upon ten (10) Business Days prior written notice from Tenant, Landlord shall provide Tenant with a similar estoppel certificate, which estoppel certificate may be relied upon by Tenant, its assignee, its subtenant and by any successor to Tenant or Tenant's lenders.

23.    Damage by Fire or Other Casualty. If the Leased Premises shall be damaged by fire or other casualty:

(a)    Upon the occurrence of any damage to the Building or the Leased Premises resulting from a fire or casualty, Landlord shall deliver to Tenant a written report (the "Damage Report"), certified by Landlord's architect, which report shall notify Tenant of the estimated length of time to repair or to rebuild any such damage. Landlord shall use reasonable efforts to deliver the Damage Report within thirty (30) days (but in no event shall the Damage Report be delivered later than sixty (60) days) after the occurrence of such fire or casualty. Except as otherwise provided in Sections 23(b) and 23(d) hereof, Landlord, at Landlord’s expense, shall promptly restore the Building and the Leased Premises, and Tenant, at Tenant’s sole expense, shall promptly restore all leasehold improvements installed in the Leased Premises by Tenant or at Tenant’s request. No penalty shall accrue for reasonable delay that may arise by reason of adjustment of insurance on the part of Landlord, or on account of labor problems, or any other cause beyond Landlord’s reasonable control. If the damage or destruction is such as to make the Leased Premises or any part thereof unusable for the purpose for which such portion of the Leased Premises was being used (in Tenant’s reasonable judgment) and Tenant does, in fact, cease to use such portion of the Leased Premises, the Minimum Annual Rent and all Additional Rent shall abate proportionately (based on the proportion of the number of square feet rendered unusable to the total number of square feet of the Leased Premises), from the date of the damage or destruction until the date the Leased Premises has been restored by Landlord and the expiration of a reasonable period of time for Tenant to undertake the leasehold improvements to the Leased Premises. For purposes of this Section 23, the Leased Premises (or a portion thereof) shall be deemed to be "unusable" in the event Tenant is unable to use the Leased Premises (or the portion thereof) for the purpose for which it was being used prior to the casualty.

(b)    If the Leased Premises or a "substantial portion" thereof are damaged or are rendered unusable by Tenant for the normal conduct of its business by fire or other casualty and if (i) Tenant actually ceases to use such portion of the Leased Premises and (ii) based on the Damage Report the Leased Premises cannot be repaired by the date which is the earlier of (A) nine (9) months prior to the expiration of the Lease Term (unless Tenant has exercised an option to extend the Lease Term) or (B) twelve (12) months from the date of the casualty, then Landlord or Tenant may, within fifteen (15) Business Days after receipt of the Damage Report, terminate this Lease by giving the other party a notice in writing of such decision to terminate, and thereupon the Lease Term shall expire by lapse of time upon the thirtieth (30th) day after such notice is given, and Tenant shall vacate the Leased Premises and surrender the same to Landlord. Upon the termination of this Lease under the conditions hereinbefore provided Tenant’s liability for Minimum Annual Rent and Additional Rent shall cease as of the day following the casualty.

In the event this Lease is not terminated pursuant to the paragraph above but the Leased Premises, the Building and/or the parking facility are not fully restored in accordance with the terms of this Lease within the time period estimated for repair in the Damage Report [with the exception of Force Majeure Delays not to exceed sixty (60) days] Tenant shall have the right to terminate this Lease.

(c)    The proceeds payable under all casualty insurance policies maintained by Landlord on the Leased Premises shall belong to and be the property of Landlord, and Tenant shall not have any interest in such proceeds. Tenant agrees to look to Tenant’s casualty insurance policies for the restoration and replacement of the leasehold improvements installed in the Leased Premises by Tenant or at Tenant’s request and Tenant’s fixtures, equipment and furnishings in the Leased Premises.

(d)    For the purposes of this Section 23, "substantial portion" shall mean at least thirty percent (30%) of the Leased Premises.

24.    Condemnation.

(a)    Landlord’s Termination Right.    In the event the whole (or a substantial portion) of the Leased Premises, the parking facilities, or the Building shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to said authority to prevent such taking (collectively referred to herein as a “Taking”), Landlord shall have the right to terminate this Lease effective as of the date possession is required to be surrendered to said authority, and the Minimum Annual Rent and Additional Rent shall be apportioned as of that date. For purposes of this section, a substantial part of the Leased Premises, the parking facility or the Building shall be considered to have been taken if, in Landlord’s reasonable opinion, the taking shall render it commercially undesirable for Landlord to permit this Lease to continue or to continue operating the Leased Premises or the Building.

(b)    Tenant’s Termination Right.    In the event there is a Taking of a substantial portion of the Leased Premises or the parking facilities, Tenant shall have the right to terminate this Lease effective as of the date possession is required to be surrendered to said authority, and the Minimum Annual Rent and Additional Rent shall be apportioned as of that date. For purposes of this Section 24, (i) a substantial portion of the Leased Premises shall be considered to have been taken if more than twenty percent (20%) of the Leased Premises is taken and (ii) a substantial part of the Building’s parking facilities shall be considered to have been taken if the Landlord is no longer able to provide Tenant with at least

1.8 parking spaces for each 1,000 rentable square feet leased by Tenant. If Tenant elects not to terminate then Landlord shall restore the remaining portion of the Leased Premises.

(c)    Adjustment to Rent; Restoration.    If the party or parties having a right to do so elects not to terminate this Lease or if less than a substantial part of the Leased Premises, parking facilities or Building shall be taken hereunder, then (i) the Minimum Annual Rent and Additional Rent shall be adjusted (based on the ratio that the number of square feet of rentable area taken from the Leased Premises bears to the number of rentable square feet in the Leased Premises immediately prior to such taking) as of the date possession is required to be surrendered to said authority and (ii) Landlord shall restore the remaining portion of the Leased Premises.

(d)    Allocation of Award.    Tenant shall not assert any claim against Landlord or the taking authority for any compensation arising out of or related to such taking and Landlord shall be entitled to receive the entire amount of any award without deduction for any estate or interest of Tenant. Nothing contained in this Section 24 shall be deemed to give Landlord any interest in any award made to Tenant for the taking of personal property and fixtures belonging to Tenant and for moving and relocation damages, as long as such award is made in addition to and separately stated from any award made to Landlord for the Leased Premises or the Building. Landlord shall have no obligation to contest any taking but, provided Landlord incurs no expense, Landlord will cooperate with Tenant in any action brought by Tenant against the condemning authority.

25.    Landlord’s Reserved Rights. The Landlord reserves the following rights:

(a)    Upon not less than twenty-four (24) hours prior telephonic or written notice to Tenant to exhibit the Leased Premises to prospective purchasers or mortgagees, and within the last twelve (12) months of the Lease Term, prospective tenants of the Leased Premises; and,

(b)    To change the name of the Building; provided however, that Landlord agrees that it will not name the Building for any tenant or occupant of the Building or competitor of Tenant.

26.    Landlord and Tenant Liability.

(a)    Landlord’s Liability. Subject to the terms of Section 28, Landlord, or its agents, shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain, or snow or leaks from any part of the Leased Premises or the Building, including the roof, or from the pipes, conduits, appliances or plumbing works, or from the roof, street or subsurface or from any other place or by dampness or by any other cause of whatsoever nature, unless caused by or due to the negligence or willful misconduct of Landlord, its agents, servants, employees, invitees or licensees. All personal property and equipment located in the Leased Premises shall be at the risk of Tenant.

(b)    Tenant’s Liability. Subject to the terms of Section 28 below and except as may be the direct result of the negligent or intentionally wrongful acts or omissions of Landlord or its agents and employees, Tenant shall indemnify Landlord and its agents and employees and save them harmless from and against any and all claims, actions, damages, liabilities and expense in connection with loss of life, personal injury and/or damage to property (i) arising from or out of any occurrence in, upon or at the Leased Premises, or (ii) arising from or out of the occupancy or use by Tenant of the Leased Premises or any part thereof, or (iii) occasioned wholly or in part by the negligence or willful conduct of Tenant, its agents, or employees. In the event that Landlord or its agents and employees shall, without fault on its or their part, be made a party to any litigation commenced by or against Tenant, then Tenant shall protect and hold the same harmless and shall pay all costs, expenses and reasonable attorneys’ fees incurred or paid in connection with such litigation.

(c)    Criminal Acts of Third Parties. Landlord shall not be liable in any manner to Tenant, its agents, employees, licensees, invitees or contractors for any injury or damage to Tenant, Tenant’s agents, employees, licensees, invitees, or contractors or their property caused by the criminal or intentional misconduct of third parties, unless said third parties are agents of the Landlord or the act could have been prevented absent the negligence or willful misconduct of Landlord or its agents, employees, servants, or licensees. All claims against Landlord for any such damage or injury are hereby expressly waived by Tenant.

(d)    Landlord’s Indemnity.      Subject to Section 28 below and except as may be the direct result of the negligent or intentionally wrongful acts or omissions of Tenant or its agents and employees, Landlord shall indemnify Tenant and its agents and employees and save them harmless from and against any and all claims, actions, damages, liabilities and expense in connection with loss of life, personal injury and/or damage to property (i) arising from or out of any occurrence in, upon or at the Common Areas of the Project and/or Landlord’s failure to undertake its obligations under this Lease, or (ii) occasioned wholly or in part by the negligence or willful misconduct of Landlord, its agents or employees. In the event that Tenant or its agents and employees shall, without fault on its or their part, be made a party to any litigation commenced by or against Landlord, then Landlord shall protect and hold the same harmless and shall pay all costs, expenses and reasonable attorneys’ fees incurred or paid in connection with such litigation.

(e)    Waiver of Consequential Damages. Except as expressly set forth to the contrary herein with respect to Tenant's right to seek consequential damages (i) Landlord waives and in no event shall Tenant be liable for any consequential or punitive damages and (ii) Tenant waives and in no event shall Landlord be liable for any consequential or punitive damages.
(f)    Indemnification Defense.    If any action is brought against Tenant pursuant to Section 26(b) or Landlord pursuant to Section 26(d), then the indemnifying party, upon notice from the other, shall defend the same through counsel selected by the indemnified party's insurer or other counsel, in each instance reasonably acceptable to such party.

(g)    Survival.    The provisions of this Section 26 shall survive the termination of this Lease.

27.    Insurance.
(a)    Coverages. Tenant shall have issued, pay the premiums therefore, and maintain in full force and effect during the Lease Term:

(i)Commercial General Liability. A commercial general liability insurance policy or policies in which Landlord, Landlord’s constituent partners, Landlord’s property manager and Landlord’s lender(s) (collectively the “Landlord Additional Insured Parties”) shall be named as additional insureds, protecting said Landlord Insured Parties and Tenant in the amount of Five Million and 00/100 Dollars ($5,000,000.00) per occurrence and in the aggregate for bodily injury or property damage, which amount may be increased from time to time by the Landlord in its reasonable determination provided such insurance is then generally being required by owners of Comparable Buildings located in the Market Area;

(ii)All-Risk Property. All-risk property insurance, including theft, naming Landlord as a certificate holder, written at replacement cost value and with replacement cost endorsement, covering all leasehold improvements installed in the Leased Premises by Tenant or at Tenant’s request. Except for damages caused by the negligence or willful misconduct of Landlord or its agents or employees, Tenant hereby expressly waives any claim or cause of action against Landlord for the value or replacement of Tenant’s personal property in the Leased Premises (including, without limitation, inventory, trade fixtures, floor coverings, furniture and other property removable by Tenant under the provisions of this Lease;

(iii)    Workers’ Compensation. If and to the extent required by law, workers’ compensation and employer’s liability or similar insurance in form and amounts required by law; and

    (iv)    Additional Insurance. Such reasonable and customary additional insurance as any mortgagee of the Building may reasonably require directly related to insuring risk of Building operations provided such insurance is then generally being required by lenders of owners of Comparable Buildings in the Market Area to be maintained by such owners' tenants.

(b)    Policy Requirements. In the event Landlord or Tenant (such party as the case may be being hereinafter referred to as the "Maintaining Party") shall fail to maintain the insurance required to be carried by such party under this Lease, or shall fail to pay the premiums when due, the other party (such party being hereinafter referred to as the "Non-Maintaining Party") shall have the right, upon five (5) Business Days prior written notice to the Maintaining Party, to cause such insurance to be issued and to pay the premiums therefore, or any premiums in default (and if Landlord is the Non-Maintaining Party, to collect same as Additional Rent) together with interest at the Default Rate on the amount of such premiums from the date of payment by the Non-Maintaining Party until the date of repayment by the Maintaining Party (provided that if Tenant is the Non-Maintaining Party, Tenant shall have the right to off-set such amount from Rent). All such policies shall contain a provision that the Non-Maintaining Party shall receive not less than ten (10) days advance notice in writing from the insurance company of any intention of the insurance company to cancel such policy or policies, and shall contain an endorsement that such policy shall remain in full force and effect notwithstanding that the insured has waived its right of action against any party prior to the occurrence of a loss. The Maintaining Party shall provide written evidence to the Non-Maintaining Party of its acquisition of such policies prior to this Lease Commencement Date and prior to any renewal date of such policies. All policies shall be carried with an insurance company qualified to do business in the State of Maryland and rated A- VII or better by the A.M. Best Company. The policies maintained by Landlord shall contain only such reasonable deductible amounts as may be reasonably approved by Tenant. The policies maintained by Tenant shall contain only such reasonable deductible amounts as may be reasonably approved by Landlord. Notwithstanding the foregoing, Landlord hereby approves a deductible amount for Tenant's insurance policies of up to Two Hundred Fifty Thousand Dollars ($250,000).

(c)    No Limitation of Liability. Neither the issuance of any insurance policy required under this Lease nor the minimum limits specified herein shall be deemed to limit or restrict in any way Landlord's or Tenant’s liability arising under or out of this Lease.

(d)    Notice of Fire and Accident. Tenant shall give Landlord prompt notice in case of fire, theft, or accidents in the Leased Premises of which Tenant has actual notice, and in case of fire, theft or accidents in the Building if involving Tenant, its agents, employees or invitees.

(e)    Landlord’s Insurance    . Throughout the Term, Landlord shall maintain (i) a

commercial general liability policy or policies protecting Landlord in the aggregate amount of Five Million and 00/100 Dollars ($5,000,000.00) combined single limit coverage per occurrence for bodily injury, death or property damage (which amount may be increased from time to time by Landlord or upon Tenant's request (provided such determination shall be consistent with the insurance amount then being carried by owners of Comparable Buildings located in the Market Area); and (ii) fire and extended coverage insurance in so-called “all risk” form upon the Building. Such fire and extended coverage shall include damage done by fire and other casualty typically covered under an “all risk” policy affecting similar properties in the vicinity of the Building. Such fire and extended coverage shall be in an amount equal to the actual replacement cost of the Building with an agreed-value endorsement (in an amount reasonably acceptable to Tenant) and without any co-insurance requirements.
28.    Waiver of Subrogation. Landlord and Tenant mutually covenant and agree that each party, in connection with insurance policies required to be furnished in accordance with the terms and conditions of this Lease, or in connection with insurance policies which they obtain insuring such insurable interest as Landlord or Tenant may have in its own properties, whether personal or real, shall expressly waive any right of subrogation on the part of the insurer against Landlord (and any mortgagee requested by Landlord) or Tenant as the same may be applicable. Landlord and Tenant hereby make such waiver on behalf of their respective insurer(s), which insurer, by insuring Landlord or Tenant (as the case may be) as contemplated under this Lease, shall be deemed to have acknowledged the provisions hereof. Landlord and Tenant each mutually waive all right of recovery against each other, their agents, or employees for any loss, damage or injury of any nature whatsoever to property or person for which either party carries insurance or is required by this Lease to carry insurance. The foregoing waiver shall apply regardless of the cause or origin of the claim, including but not limited to the negligence of a party or that party's agents, officers, employees or contractors. In the event of a conflict between the provisions of this Section 28 and any other provisions set forth in this Lease, the provisions of this Section 28 shall prevail.

29.    No Liens Permitted; Discharged. Tenant will not permit to be created or to remain undischarged (or bonded) any lien, encumbrance or charge (arising out of any work done or materials or supplies furnished by any contractor, mechanic, laborer or materialman or any mortgage, conditional sale, security agreement or chattel mortgage, or otherwise by or for Tenant) which might be or become a lien or encumbrance or charge upon the Building or any part thereof or the income there from. Tenant will not suffer any other matter or thing whereby the estate, rights and interests of Landlord in the Building or any part thereof might be impaired. If any lien, or notice of lien on account of an alleged debt of Tenant or any notice of contract by a party engaged by Tenant or the Leasehold Contractor to work on the Leased Premises shall be filed against the Building or any part thereof, Tenant, within twenty (20) days after notice of the filing thereof, will cause the same to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction or otherwise. If Tenant shall fail to cause such lien or notice of lien to be discharged within the period aforesaid, then, in addition to any other right or remedy, Landlord, after not less than five (5) days prior written notice to Tenant, may, but shall not be obligated to, discharge the same either by paying the amounts claimed to be due or by procuring the discharge of such lien by deposit or by bonding proceedings and in any such event Landlord shall be entitled, if Landlord so elects, to compel the prosecution of an action for the foreclosure of such lien by the lienor and to pay the amount of the judgment in favor of the lienor with interest, costs and allowances. Any amount so paid by Landlord and all costs and expenses, including reasonable attorneys’ fees, incurred by Landlord in connection therewith, shall constitute Additional Rent payable by Tenant under this Lease and shall be paid by Tenant to Landlord on demand. Nothing herein contained shall obligate Tenant to pay or discharge any lien created by Landlord.

30.    Signs and Advertisements. Landlord shall provide for Tenant, at Landlord’s expense, (i) a Building Standard listing of Tenant’s name on the Building’s lobby directory and, at Tenant’s election, a listing of each of Tenant’s senior employees or departments and (ii) one (1) Building Standard suite entry sign on any suite that Tenant leases on a multi-tenant floor. In addition, Landlord shall provide on or about the Building (i) directional signs to the Building entrance and parking garage in appearance, number and location(s) requested by Tenant and approved by Landlord in its reasonable discretion.

The design and placement of the Building’s lobby directory shall be subject to Tenant’s reasonable approval. At Tenant's option, the Building’s lobby directory shall be electronic. As long as Tenant leases and occupies at least four full floors in the Building Tenant shall have the right to place signage in the first floor lobby of the Building (“Lobby Signage”) and all costs related to the design, fabrication, installation, operation, maintenance and removal of the Lobby Signage shall be at Tenant’s sole cost and expense (however the Construction Allowance may be used for these purposes). The size, material, and placement of the Lobby Sign shall be subject to Landlord’s reasonable approval. Further, as long as Tenant leases four (4) full floors in the Building (i) Tenant shall have the right to place an exterior sign on each of the north, south and east sides of the Building (each, a "Choice Exterior Sign" and collectively, the "Choice Exterior Signs") in the locations identified on Exhibit T (the “Approved Choice Exterior Signage Locations”) or such other locations as are reasonably acceptable to Landlord, (ii) if Landlord provides a monument sign for Rockville Metro Plaza I and the Building (the design of which shall be subject to Tenant's reasonable approval), Tenant shall have a prominent listing on the top panel of the of the monument sign if such monument sign is to list anything beyond the name and address of Rockville Metro Plaza I and the Building, and (iii) subject to the provision below with respect to exterior signs for the retail tenants on the Building, only one (1) exterior sign may be placed on the Building identifying an office tenant of the Building other than Tenant, provided, however, that such office tenant (the "Qualifying Other Tenant") must be leasing and occupying at least one (1) full floor of the Building (a "Non-Choice Exterior Sign"), and Landlord may only permit the Non-Choice Exterior Sign if the existence of such sign shall in no way limit or restrict Tenant's rights under this Lease or pursuant to applicable law with respect to the Choice Exterior Signs. The Choice Exterior Signs shall be subject to Tenant’s compliance with all applicable governmental regulations and receipt of all required permits and approvals and Landlord’s approval of the size, design and method of installation of the Choice Exterior Signs, which approval shall not be unreasonably withheld, delayed, or conditioned (provided Landlord hereby expressly permits the Choice Exterior Signs to be back-lit). Landlord will cooperate with Tenant in Tenant’s efforts to obtain any governmental approvals that are needed for the Choice Exterior Signs. Landlord shall cause the Choice Exterior Signs to be installed at Tenant’s expense (subject to application of the Construction Allowance) and all actual out-of-pocket subsequent costs and expenses related to the operation, maintenance, repair and removal of the Choice Exterior Signs shall be at Tenant’s sole cost and expense.

Retail tenants which are leasing store space in the Building shall be permitted to install store identification signage in a customary size on the spandrel between the ground floor and the P-6 level as more particularly identified on Exhibit T (the "Retail Sign Band").
The Non-Choice Exterior Sign shall be located on the Retail Sign Band, unless the Qualifying Other Tenant is a Qualified Landlord Affiliate (hereinafter defined), in which event the Non-Choice Exterior Sign may only be placed in one of the locations marked "Qualified Landlord Affiliate Potential Sign Locations" on Exhibit T. As used herein, the term "Qualified Landlord Affiliate" shall mean a parent, subsidiary or affiliate of Landlord.

Tenant shall have the right to place its logo in the elevator lobby and/or hallways of each floor of the

Building where Tenant leases the entire floor.

Landlord, at no cost to Tenant, will provide directional signage setting forth Tenant’s suite number in each elevator lobby on a multi-tenant floor and on all levels of the parking structure(s) serving the Building. Such directional signage shall be in the Building Standard format consistent with the suite entry signage, and subject to Tenant’s reasonable approval which approval shall not be unreasonably withheld, delayed, or conditioned. In addition, Landlord, at Tenant’s expense (subject to application of the Construction Allowance), will provide a sign in the first floor elevator lobby and in each elevator cab, which identifies the floor upon which Tenant’s reception area is located.

No other sign, advertisement or notice shall be inscribed, painted, affixed or displayed in or about the Building by Tenant that is visible from the exterior of the Building, except on the directories and doors of offices, and, on multi-tenant floors only in such place and in such number, size, color and style as is approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed). If any such sign, advertisement or notice is nevertheless exhibited and such sign is not removed upon fifteen (15) days written notice from Landlord, Landlord shall have the right, upon ten (10) days prior written notice to Tenant to remove the same and Tenant shall be liable for any and all expenses incurred by Landlord for said removal plus a reasonable amount (not to exceed ten percent (10%)) for Landlord's overhead and supervision in performance of such obligations shall be paid by Tenant to Landlord within thirty (30) days of written demand as Additional Rent.

Landlord, subject to receipt of any required governmental approvals and at Tenant’s expense (subject to application of the Construction Allowance), shall erect a flag pole in a location which is reasonably acceptable to Tenant in the front of the Building. Tenant, as long as Tenant leases and occupies at least four (4) full floors in the Building, shall have the exclusive right to use such flagpole and to hang, in addition to an American flag and Maryland flag, a flag on the flagpole which contains the name and/or logo of Tenant, any Tenant brand or any affiliate.

31.    Notices. All notices to be given under this Lease shall be in writing, hand-delivered, sent by Federal Express or other reputable overnight courier, or mailed by United States Certified or Registered Mail, return receipt requested, postage prepaid. Notices should be delivered as follows:

(a)    To Landlord at the address specified in Section 1(a) (20) with a copy to the Property Manager as specified in Section 1(a) (8).

(b)    To Tenant at the addresses specified in Sections 1(a) (18) and 1(a) (19).

Any such notice shall be deemed to be served on the date it is hand-delivered (or hand-delivery is rejected) or delivered (or delivery is rejected) by Federal Express or a similar overnight courier, or on the third (3rd) Business Day after the date on which it is deposited in the U. S. mails. Landlord and Tenant shall each have the right to change the person and/or address to which notices shall be delivered upon notice thereof to the other party sent pursuant to the provisions of this paragraph.

32.    Time. Landlord and Tenant acknowledge that time is of the essence in the performance of any and all obligations, terms, and provisions of this Lease.

33.    Postponement of Performance. In the event that either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, labor troubles, inability to procure labor or materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, war, acts of God, fire or other casualty or other reason of a similar or dissimilar nature beyond the reasonable control of the party delayed in performing work or doing acts required under the terms of this Lease ( a “Force Majeure Delay”) , then performance of such act shall be excused for the period of the delay (but in no event by more than sixty (60) days) and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay (but in no event by more than sixty (60) days). The provisions of this paragraph shall not operate to excuse Tenant from the prompt payment of Minimum Annual Rent or Additional Rent and shall not operate to extend the Lease Term. The provisions of this paragraph shall not operate to excuse Landlord from the prompt payment of any sums due to Tenant or to delay any abatement rights of Tenant. Delays or failures to perform resulting from lack of funds shall not be deemed delays beyond the reasonable control of a party.

The parties agree that the provisions of this Section 33 shall not be applicable with respect to (i) the Termination Events set forth in Section 3(b) hereof or (ii) any termination, abatement, self-help and off-set rights set forth in this Lease (including without limitation those set forth in Sections 10, 12, 23, 24 and Exhibit B) or (iii) the failure of Tenant to close on the acquisition of the RMP III Land in accordance with the terms of Section 39(j) hereof. In addition, the provisions of this Section 33 shall not be applicable to Landlord's obligation to construct any portion of the Base Building Work pursuant to the terms of this Lease or to respond to any submissions by Tenant in connection with the Tenant’s Plans and Specifications and/or the Tenant Improvement Work.

34.    Broker. (a)    Tenant represents and warrants to Landlord that it has not authorized any broker, agent or finder purporting to act on its behalf in respect to this Lease transaction, other than Tenant’s Broker named in Section 1(a) (21) and Tenant hereby agrees to indemnify and hold harmless Landlord from and against any cost, expense, claims, liability or damage resulting from a breach of the representation and warranty herein contained. Landlord shall pay the fee or commission payable to Landlord’s Broker and Tenant’s Broker in accordance with the terms of a separate agreement.

(b)    Landlord represents and warrants to Tenant that it has not authorized any broker, agent or finder purporting to act on its behalf in respect to this Lease transaction, other than Landlord’s Broker named in Section 1(a) (21) and Landlord hereby agrees to indemnify and hold harmless Tenant from and against any cost, expense, claims, liability or damage resulting from a breach of the representation and warranty herein contained.

35.    No Waiver. No provision of this Lease shall be deemed to have been waived by Landlord or Tenant, unless such waiver is in writing signed by waiving party. No waiver of any breach of any of the terms, covenants, agreements, or conditions of this Lease, nor compromise or settlement thereof, shall be deemed to constitute a waiver of any succeeding breach thereof, or a waiver of any breach of any of the other terms, covenants, agreements, and conditions herein contained. No employee of Landlord or of Landlord’s agents shall have any authority to accept the keys of the Leased Premises prior to termination of this Lease, and the delivery of keys to any employee of Landlord or Landlord’s agents shall not operate as a termination of this Lease or a surrender of the Leased Premises. The receipt by Landlord of any payment of Minimum Annual Rent or Additional Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of the Rules and Regulations made a part of this Lease, or hereafter adopted, against Tenant or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations.

36.    Limitation of Liability. (a)    In consideration of the benefits accruing hereunder, Tenant and all successors and assigns of Tenant covenant and agree that in the event of any actual or alleged failure, breach or default hereunder by Landlord: (a) the sole and exclusive remedy shall be against the interest of Landlord in the Land and the Building (including the rental income, sales proceeds and proceeds from insurance or condemnation there from), subject, however, to the prior rights of the holder of any mortgage covering the Building or Landlord’s interest therein; (b) neither Landlord nor (if Landlord is a partnership) any partner of Landlord nor (if Landlord is a corporation) any shareholder of Landlord shall be personally liable with respect to any claim arising out of or related to this Lease; (c) no partner or shareholder of Landlord shall be sued or named as a party in any suit or action (except as may be necessary to secure jurisdiction of Landlord); (d) no service of process shall be made against any partner or shareholder of Landlord (except as may be necessary to secure jurisdiction of Landlord); (e) any judgment granted against any partner or shareholder of Landlord may be vacated and set aside at any time as if such judgment had never been granted; and (f) these covenants and agreements are enforceable both by Landlord and also by any partner or shareholder of Landlord. No other assets of Landlord shall be subject to levy, execution or other judicial process for the satisfaction of Tenant’s claim. Nothing in this Section 36(a) shall be deemed to limit the personal liability of the Damage Guarantor in connection with their guaranty of the payment of Completion Delay Damages and/or Termination Event Damages.

(b)    Notwithstanding anything herein to the contrary, no officer, shareholder, partner, director, member, or employee of Tenant shall have any personal liability for the performance of Tenant’s obligations under this Lease or any term, covenant or condition thereof.

37.    Transfer of the Building. In the event of the sale or other transfer of Landlord’s right, title and interest in the Leased Premises or the Building (except in the case of a sale-leaseback financing transaction in which Landlord is the tenant), (i) Landlord shall transfer and assign to such purchaser or transferee all amounts of pre-paid Minimum Annual Rent; and, (ii) the transferee shall assume in writing all of Landlord’s obligations hereunder. Provided that (i) and (ii) above have occurred and Tenant shall have received written notice of such transfer, Landlord, without further act by either party hereto, shall be released from all liability and obligations hereunder derived from this Lease arising out of any act, occurrence or omission relating to the Leased Premises or this Lease occurring after the consummation of such sale or transfer, provided that the transferee shall have assumed all of Landlord’s obligations hereunder. Tenant shall have no right to terminate this Lease nor to abate Minimum Annual Rent nor to deduct from, nor set-off, nor counterclaim against Minimum Annual Rent because of any sale or transfer (including, without limitation, any sale-leaseback) by Landlord or its successors or assigns (however nothing in this sentence shall be deemed to limit any abatement and set-off rights of Tenant set forth in this Lease).

38.    Waiver of Counterclaim and Trial by Jury. Landlord and Tenant waive their right to trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other (except for personal injury or property damage) on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use of or occupancy of the Leased Premises, and any emergency statutory or any other statutory remedy. Except for mandatory counterclaims, Tenant shall not interpose any counterclaim or counterclaims or claims for set-off, recoupment or deduction of Minimum Annual Rent or Additional Rent in a summary proceeding for nonpayment of Minimum Annual Rent or Additional Rent or other action or summary proceeding based on termination, holdover or other default in which Landlord seeks repossession of the Leased Premises from Tenant.

39.    Special Terms.
(a)    Floor Plans.    Upon request from time to time, Landlord shall provide Tenant with copies of the floor plans of the Building with respect to those floors which are space contiguous with the Leased Premises and which set forth all demising walls.

(b)    Supplemental Premises.     At any time prior to June 1, 2012, Tenant, by written notice to Landlord (the "Supplemental Premises Notice"), may elect to lease effective on the Lease Commencement Date, in addition to the Leased Premises, up to 10,000 square feet of space on the P-6 level of the Building for model room/showroom uses only (“Supplemental Premises”). The Supplemental Premises Notice shall specify the approximate square footage required by Tenant as Supplemental Premises. Notwithstanding the foregoing, until June 1, 2012, Tenant shall have the right to change the size and configuration of the Supplemental Premises or, if applicable, rescind its election to lease the Supplemental Premises. Tenant shall have the right to configure the Supplemental Premises subject to Landlord's reasonable approval (which approval shall not be unreasonably withheld, conditioned or delayed). Landlord agrees that, subject to the provisions of the next to last paragraph of this Section 39 (b), the Supplemental Premises will be available to Tenant at an initial Minimum Annual Rent equal to the product of (X) $20.00 multiplied by (Y) the number of rentable square feet in the Supplemental Premises (as determined using the BOMA Measurement Method and in accordance with the measurement certification/re-measurement provisions of Article 2 of this Lease) per year. In addition to Minimum Annual Rent, Tenant shall pay for (i) all electricity utilized in the Supplemental Premises which shall be measured and charged to Tenant on the basis of a check meter installed by Landlord, at Tenant’s cost (but subject to the Construction Allowance) in connection with the demising of the Supplemental Premises and (ii) if, but only if, the Supplemental Premises require an FAR Transfer (as defined below) and such FAR Transfer causes an increase in the Real Estate Taxes for the Building, Tenant’s Supplemental Premises Proportionate Share (as defined below) of Real Estate Taxes. Notwithstanding the foregoing, Tenant shall in no event be liable for any costs associated with installing such check meter for the Supplemental Premises until such costs would not exceed the Construction Period Maximum Liability. Landlord shall not be obligated to provide Janitorial Services within the Supplemental Premises and such services shall be contracted and paid for separately by Tenant. Payment of rent for the Supplemental Premises shall be made in accordance with the provisions of the first paragraph of Section 5 (a) hereof.

Tenant, subject to the application of the Construction Allowance, shall be responsible for all alterations, modifications or improvements to the Supplemental Premises except that Landlord shall reimburse, or credit, Tenant for one-half (1/2) of the costs of any demising partitions.

The rental rate of $20.00 per rentable square foot is based, in part, on the belief of Landlord and Tenant that, in order to provide the Supplemental Premises in the Building, the Landlord may need to cause a transfer of development density from Rockville Metro Plaza III in order to increase the permitted Floor Area Ratio of the Building (an “FAR Transfer”). If the Supplemental Premises can be provided without such an FAR Transfer then the initial rental rate for the Supplemental Premises shall be Seventeen Dollars ($17.00) per usable square foot (as determined using the BOMA Measurement Method and in accordance with the measurement certification/re-measurement provisions of Article 2 of this Lease).
For the purposes of Section 5(a) (the possible reduction in the initial per square foot rental rate for the initial Leased Premises), 14 (d) (parking) and 39(l) (Cash Flow Participation), fifty percent (50%) of the Supplemental Premises leased by Tenant shall constitute “Creditable Square Footage”.

If, in order to provide the Supplemental Premises, Landlord and/or its Affiliate is required to make an FAR Transfer from Rockville Metro Plaza III to the Building then notwithstanding anything to the contrary herein, (1) the density so transferred shall be part of the rentable area of the Building for the purposes of determining Tenant’s Supplemental Proportionate Share with respect to the payment of Real Estate Taxes and (2) the Tenant’s Supplemental Premises Proportionate Share shall be the quotient (expressed as a percentage) resulting from dividing (X) the number of rentable square feet in the Supplemental Premises by (Y) the number of rentable square feet in the Building, including the Supplemental Premises.

If Tenant elects to lease the Supplemental Premises, Landlord shall promptly prepare and deliver a lease amendment which sets forth the size and location of the Supplemental Premises and memorializes the terms pursuant to which Tenant will lease the Supplemental Premises from Landlord.

(c)    Storage Area; Additional Storage Area.    At any time prior to June 1, 2012, Tenant, by written notice to Landlord, may lease, in addition to the Leased Premises, the Storage Area and the Supplemental Premises (if Tenant shall have elected to Lease the Supplemental Premises), up to 2,800 additional usable square feet of space for storage use on the P-6 level of the Building, unless the parties mutually agree to locate the additional storage area in another portion of the Building (“Additional Storage Area”). In its written notice, Tenant shall specify the approximate square footage required by Tenant for the Additional Storage Area. Tenant shall have the right to configure the Additional Storage Area subject to Landlord's reasonable approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord agrees that the Additional Storage Area will be available to Tenant at an initial Minimum Annual Rent equal to the product of (X) $14.00 multiplied by (Y) the number of usable square feet in the Additional Storage Area (determined in accordance with the BOMA Measurement Method and in accordance with the measurement certification/re-measurement provisions of Article 2 of this Lease). Tenant shall not be required to pay any Basic Operating Charges with respect to the Storage Area and any Additional Storage Area. Landlord shall not be obligated to provide Janitorial Services to the Storage Area and any Additional Storage Area. Payment of rent for the Storage Area and any Additional Storage Area shall be made in accordance with the provisions of the first paragraph of Section 5 (a) hereof. Tenant, subject to the application of the Construction Allowance, shall be responsible for all alterations, modifications or improvements to the Storage Area and any Additional Storage Area except that Landlord shall reimburse, or credit, Tenant for one-half (1/2) of the costs of any demising partitions.

The useable square footage of the Storage Area and any Additional Storage Area shall not be included in any determination of Tenant's Proportionate Share.

If Tenant elects to lease any Additional Storage Area, Landlord shall promptly prepare and deliver a lease amendment which sets forth the size and location of the Additional Storage Area and memorializes the terms pursuant to which Tenant will lease the Additional Storage Area from Landlord.

(d)    Office Space Options.

(i)    Pre-Rent Commencement Expansion.     By giving written notice to Landlord prior to June 1, 2012, Tenant shall have the option of increasing the size of the Leased Premises by up to 22,963 rentable square feet (“Pre-Commencement Expansion Space”) under all of the same terms and conditions as the initial Leased Premises (including, but not limited to, the possible reduction in the initial per square foot rental rate, the per square foot Construction Allowance and initial build-out period of no less than six (6) months). The Pre-Commencement Expansion Space must be contiguous to the initial Leased Premises and, if the Pre-Commencement Expansion Space does not constitute a full floor of the Building, must be in a location reasonably acceptable to Landlord and must leave Landlord premises on that floor that, in Landlord’s reasonable opinion, are leaseable to third parties (i. e. reasonable size (it being agreed that a square footage of at least 4,600 rentable square feet shall be deemed to be reasonable so long as such space shall comply with any legal requirements with respect to egress)and dimensions, elevator exposure and window line). The Pre-Commencement Expansion Space will be measured in accordance with the BOMA Measurement Method and in accordance with the measurement certification/re-measurement provisions of Article 2 of this Lease. In connection with the leasing of the Pre-Commencement Expansion Space Tenant shall have the option but not the obligation to lease additional parking spaces at the ratio set forth in Section 14(d) hereof at the then current parking charge.

If Tenant elects to lease the Pre-Commencement Expansion Space, Landlord shall promptly prepare and deliver a lease amendment which sets forth the size and location of the Pre-Commencement Expansion Space and memorializes the terms pursuant to which Tenant will lease the Pre-Commencement Expansion Space from Landlord.

(ii)    Post Rent Commencement.

(1)    First Expansion Space    .    During the first six (6) months following the Rent Commencement Date, Tenant shall have the option, exercisable upon written to Landlord, to increase the size of the Leased Premises by leasing up to one-half (1/2) of the rentable square feet on a floor of the Building (the “First Expansion Space”) under all of the same terms and conditions as the Leased Premises except that the Construction Allowance shall be the product of (X) $.5625 multiplied by (Y) the length of time (as expressed in months and fractions of months) remaining in the initial Lease Term as of the First Expansion Space Allowance Determination Date (as hereinafter defined). As used herein, the term "First Expansion Space Allowance Determination Date" shall mean the earlier to occur of (a) the date when Tenant signs this Lease amendment with respect to the First Expansion Space and (b) provided Tenant signs this Lease amendment with respect to the First Expansion Space within ten (10) days of Tenant's receipt of a factually correct copy of such document, the date which is fifteen (15) days after Tenant's exercise of its option to lease the First Expansion Space. The First Expansion Space must be contiguous to the Leased Premises (i.e. on the floor above or below the Leased Premises) and must be in location reasonably acceptable to Landlord and must leave Landlord space, as reasonably determined by Landlord, on that floor is leaseable to third parties (i. e. reasonable size (it being agreed that a square footage of at least 4,600 rentable square feet shall be deemed to be reasonable so long as such space shall comply with any legal requirements with respect to egress) and dimensions, elevator exposure and window line). The First Expansion Space will be measured in accordance with the BOMA Measurement Method and in accordance with the measurement certification/re-measurement provisions of Article 2 of this Lease. Tenant’s obligation to pay Basic Monthly Rent and Additional Rent for the First Expansion Space shall begin on the date one hundred twenty (120) days after Landlord delivers vacant possession of the First Expansion Space to Tenant in broom clean condition. In connection with the leasing of the First Expansion Space Tenant shall have the option but not the obligation to lease additional parking spaces at the ratio set forth in Section 14(d) hereof at the then current parking charge.

If Tenant elects to lease the First Expansion Space, Landlord shall promptly prepare and deliver a lease amendment which sets forth the size and location of the First Expansion Space and memorializes the terms pursuant to which Tenant will lease First Expansion Space from Landlord.

(2)    Second Expansion Space.    In addition to the First Expansion Space, Tenant shall have the option, upon giving Landlord written notice (the "Second Expansion Space Exercise Notice") no later than the last day of the fifty-seventh (57th) month of the Lease Term, to lease between 8,000 - 12,000 rentable square feet of space contiguous with the Leased Premises (the “Second Expansion Space”) for the balance of the Lease Term (or exercised renewal option term, as applicable). The Second Expansion Space of between 8,000 – 12,000 rentable square feet shall be designated in writing by Landlord to Tenant within eighteen (18) months after the Rent Commencement Date. The Second Expansion Space shall be in a configuration which is reasonably acceptable to Tenant and shall encompass (at least in part) a portion of the space on the floor along the Route 355 side of the Building.

Landlord shall cause the Second Expansion Space to become available for lease by Tenant during the sixth (6th) Lease Year [i. e., notwithstanding anything herein to the contrary Landlord will not sign a lease or lease amendment with any tenants (other than Tenant) that would permit such tenant or tenants to remain in occupancy of any portion of the Second Expansion Space after the last day of the sixth (6th) Lease Year if Tenant exercises its option to lease the Second Expansion Space].

Within five (5) Business Days after Landlord receives the Second Expansion Space Exercise Notice,

Landlord shall advise Tenant in writing of the projected date for delivery to Tenant of the Second Expansion Space (the “Planned Second Expansion Space Delivery Date”), which Planned Second Expansion Space Delivery Date shall occur during the 6th Lease Year. Landlord acknowledges and agrees that while Landlord may execute and deliver leases with third parties for all or a portion of the Second Expansion Space (1) any such third party lease must contain a cancellation clause permitting Landlord to terminate any such third party lease or relocate any such third party tenant if Tenant exercises its option to lease the Second Expansion Space and (2) if Tenant exercises its option to lease the Second Expansion Space, Landlord will exercise the termination or relocation clause in any such third party lease. Landlord shall provide Tenant with copies of any leases entered into by Landlord with respect to any portion of space that could become the Second Expansion Space (provided the provisions of any such lease other than those setting forth the relocation and termination provisions with respect to the space that could become the Second Expansion Space may be redacted).

Landlord shall deliver the Second Expansion Space to Tenant in broom clean condition with the prior occupant’s property having been removed there from but otherwise in its then current as-is, where-is condition. Landlord will endeavor (using all reasonable means) to deliver the Second Expansion Space to Tenant on the Planned Second Expansion Space Delivery Date [and, in the event any tenant in occupancy holds over, Landlord will take the necessary legal action to cause the tenant (or tenants) to vacate the Second Expansion Space]. In the event Landlord fails to deliver the Second Expansion Space to Tenant by the date which is sixty (60) days after the Planned Second Expansion Space Delivery Date (the "Outside Second Expansion Space Planned Delivery Date"), Minimum Annual Rent and any other rental obligations with respect to the Second Expansion Space shall be abated one day for each day after the Outside Second Expansion Space Planned Delivery Date that the Second Expansion Space has not been delivered to Tenant. Landlord will provide a per square foot allowance for tenant improvements in the Second Expansion Space in an amount equal to the product of (X) $.5625 multiplied by (Y) the number of months between the month Landlord delivers vacant possession of the Second Expansion Space to Tenant in the condition required by the terms of this Lease and the Expiration Date of the initial Lease Term (the “Second Expansion Space Improvement Allowance”). The Second Expansion Space Improvement Allowance may be used for tenant improvements in the entire Leased Premises (including the Second Expansion Space) and must be drawn against (and shall be disbursed) in the same manner and with the same procedures that the initial Construction Allowance is payable and disbursed hereunder pursuant to the terms of Exhibit B-3.

The per square foot Minimum Annual Rent for the Second Expansion Space shall be 100% of the then current Fair Market Rental (as hereinafter defined) for office space in Comparable Buildings in the Market Area (with consideration given to the proximity to Metro) as determined by mutual agreement between Landlord and Tenant and based on the criteria set forth below with respect to annual adjustments in Minimum Annual Rent and the Basic Operating Charge Amount and Base Year [or if Landlord and Tenant are unable to agree upon the Fair Market Rental within thirty (30) days after delivery of the Second Expansion Space Exercise Notice then Tenant, at its option, may either (i) rescind the Second Expansion Space Exercise Notice or (ii) agree to submit the determination of the Fair Market Rental to arbitration in accordance with the terms of Exhibit E and be bound by the results thereof and based on the criteria set forth below with respect to annual adjustments in Minimum Annual Rent and the Base Year. The leasing of the Second Expansion Space shall include an annual adjustment to the Minimum Annual Rent in the same percentage and occur on the same date as the adjustment for the Minimum Annual Rent for the initial Leased Premises (provided that if the Second Expansion Space Rent Commencement Date is less than six (6) months from the commencement of the next Lease Year (the “Upcoming Lease Year”), Minimum Annual Rent with respect to the Second Expansion Space shall not be increased until the commencement of this Lease Year which begins after the end of the Upcoming Lease Year. In addition, the Base Year for the Second Expansion Space shall be equal to the Basic Operating Charges for first twelve (12) months after the Second Expansion Space Rent Commencement Date. Tenant’s obligation to pay Basic Monthly Rent and Additional Rent for the Second Expansion Space shall begin on the date one hundred twenty (120) days after Landlord delivers vacant possession of the Second Expansion Space to Tenant in broom clean condition with the prior occupant’s property having been removed there from (the “Second Expansion Space Rent Commencement Date”). In connection with the leasing of the Second Expansion Space Tenant shall have the option but not the obligation to lease additional parking spaces at the ratio set forth in Section 14(d) hereof at the then current parking charge.

All other terms and conditions of this Lease shall apply to the Second Expansion Space. At such time as Landlord and Tenant shall have agreed upon the terms with respect to the leasing of the Second Expansion Space (including if pursuant to Exhibit E), Landlord shall promptly prepare and deliver a lease amendment which sets forth the size and location of the Second Expansion Space and memorializes the terms pursuant to which Tenant will lease the Second Expansion Space from Landlord.

(3)    Third Expansion Space.     Provided Tenant (i) shall have exercised its option to extend the Lease Term by written notice in accordance with Exhibit E or pursuant to any other agreement between Landlord and Tenant, and (ii) gives Landlord written notice of its intention to do so not later than the end of the one hundred seventeenth (117th) month of the Lease Term (the “Third Expansion Space Exercise Notice”) Tenant shall have the right to lease between 8,000 - 12,000 rentable square feet space contiguous with the Leased Premises (the “Third Expansion Space”) for the balance of the Lease Term (as extended in connection with the exercise of any of its renewal rights). The Third Expansion Space of between 8,000 – 12,000 rentable square feet shall be designated in writing by Landlord to Tenant not later than the end of the seventh (7th) Lease Year. The Third Expansion Space shall be in a configuration which is reasonably acceptable to Tenant and shall encompass (at least in part) a portion of the space on the floor along the Route 355 side of the Building.

Landlord shall cause the Third Expansion Space to become available for lease by Tenant during the eleventh (11th) Lease Year (the "Third Expansion Space Delivery Period") [i. e., notwithstanding anything herein to the contrary the Landlord will not sign a lease or lease amendment with any tenants (other than Tenant) that would permit such tenant or tenants to remain in occupancy of the Third Expansion Space after the last day of the Third Expansion Space Delivery Period if Tenant exercises its option to lease the Third Expansion Space].

Within fifteen (15) days after Landlord receives Tenant’s written notice exercising its right to lease the Third Expansion Space, Landlord shall advise Tenant in writing of the projected date for delivery to Tenant of the Third Expansion Space (the “Planned Third Expansion Space Delivery Date”), which Planned Third Expansion Space Delivery Date shall occur during the Third Expansion Space Delivery Period. Landlord acknowledges and agrees that while Landlord may execute and deliver leases with third parties for all or a portion of the Third Expansion Space (1) any such third party lease must contain a cancellation clause permitting Landlord to terminate any such third party lease or relocate any such third party tenant if Tenant exercises its option to lease the Third Expansion Space and (2) if Tenant exercises its option to lease the Third Expansion Space Landlord will exercise the termination or relocation clause in any such third party lease. Landlord shall provide Tenant with copies of any leases entered into by Landlord with respect to any portion of space that could become the Third Expansion Space (provided the provisions of any such lease other than those setting forth the relocation and termination provisions with respect to the space that could become the Third Expansion Space may be redacted).

Landlord shall deliver the Third Expansion Space to Tenant in broom clean condition with the prior occupant’s property having been removed there from its then current as-is, where-is condition. Landlord will endeavor (using all reasonable means) to deliver the Third Expansion Space to Tenant on the Planned Third Expansion Space Delivery Date (and, in the event any tenant in occupancy holds over, Landlord will take the necessary legal action to cause the tenant (or tenants) to vacate the Third Expansion Space). In the event Landlord fails to deliver the Third Expansion Space to Tenant by the date which is sixty (60) days after the Planned Third Expansion Space Delivery Date (the "Outside Planned Third Expansion Space Delivery Date"), Minimum Annual Rent and any other rental obligations with respect to the Third Expansion Space shall be abated one day for each day after the Outside Third Expansion Space Delivery Date that the Third Expansion Space has not been delivered to Tenant.

Any concession package (such as any improvement allowances and rental abatements) to be provided in connection with the leasing of the Third Expansion Space shall be determined in connection with the determination of Fair Market Rent for the Third Expansion Space.

The per square foot Minimum Annual Rent for the Third Expansion Space shall be 100% of the then current Fair Market Rental for office space in Comparable Buildings the Market Area (with consideration given to the proximity to Metro) as determined by mutual agreement between Landlord and Tenant and based on the criteria set forth below with respect to annual adjustments and the Basic Operating Charge Amount and Base Year (or if Landlord and Tenant are unable to agree upon the Fair Market Rental within thirty (30) days after delivery of the Third Expansion Space Exercise Notice then Tenant, at its option, may either (i) rescind the Third Expansion Space Exercise Notice or (ii) agree to submit the determination of the Fair Market Rental to arbitration in accordance with the terms of Exhibit E and be bound by the results thereof and based on the criteria set forth below with respect to annual adjustments in Minimum Annual Rent and the Base Year. The leasing of the Third Expansion Space shall include an annual adjustment to the Minimum Annual Rent in the same percentage and occur on the same date as the adjustment for the Minimum Annual Rent for the initial Leased Premises (provided that if the Third Expansion Space Rent Commencement Date is less than six (6) months from the commencement of the next Lease Year (the “Upcoming Lease Year”), Minimum Annual Rent with respect to the Third Expansion Space shall not be increased until the commencement of this Lease Year which begins after the end of the Upcoming Lease Year. In addition, the Base Year for the Third Expansion Space shall be equal to the Basic Operating Charges for the first twelve (12) months after the Third Expansion Space Rent Commencement Date.

Tenant’s obligation to pay Basic Monthly Rent and Additional Rent for the Third Expansion Space shall begin on the date one hundred twenty (120) days after Landlord delivers vacant possession of the Third Expansion Space to Tenant in broom clean condition with the prior occupant’s property having been removed there from (the “Third Expansion Space Rent Commencement Date”). In connection with the leasing of the Third Expansion Space Tenant shall have the option but not the obligation to lease additional parking spaces at the ratio set forth in Section 14(d) hereof at the then current parking charge.

All other terms and conditions of this Lease shall apply to the Third Expansion Space. At such time as Landlord and Tenant shall have agreed upon the terms with respect to the leasing of the Third Expansion Space (including if pursuant to Exhibit E), Landlord shall promptly prepare and deliver a lease amendment which sets forth the size and location of the Third Expansion Space and memorializes the terms pursuant to which Tenant will lease the Third Expansion Space to Landlord.

(4)     Continuing Right of First Offer to Lease.    Subject to Section 39 (d) (ii) (1) and (2) and (3), and the terms of this Section 39(d)(iii)(4), Tenant shall have a continuous right of first offer to lease any space in the Building that becomes available for lease after the first time that it is leased to a third party (“ROFO Space”). If any ROFO Space becomes available for lease during the last thirty-six (36) months of the Lease Term then in order to lease the ROFO Space Tenant must exercise its option to renew this Lease. Upon request from time-to-time, Landlord shall advise Tenant when spaces are anticipated to become available for lease, subject to any rights of renewal to tenants leasing the ROFO Space.

When ROFO Space becomes available then before offering such space to third parties Landlord shall advise Tenant of the terms and condition under which Landlord will be marketing the ROFO Space, including but not limited to size and location of the ROFO Space, term, rental rate, base year for pass-throughs, improvement allowance and the like (“Landlord’s Notice”). The Landlord's ROFO Notice shall set forth the date (the "Planned ROFO Space Delivery Date") upon which Landlord would intend to deliver the ROFO Space to Tenant, which Planned ROFO Space delivery Date shall be no later than twelve (12) months after the date of delivery of Landlord's Notice. Tenant shall have ten (10) Business Days after receipt of Landlord’s Notice to notify Landlord if Tenant will lease the ROFO Space that is the subject of Landlord’s Notice. If Tenant responds affirmatively to Landlord’s Notice, then Tenant and Landlord will execute an amendment to this Lease that incorporates the applicable portion of the ROFO Space using the economic terms and conditions set forth in Landlord’s Notice; except that (i) as long as at least three (3) years remain on the term of this Lease the term of the ROFO Space shall be co-terminus with the Term or Extension Term as applicable; and (ii) unless otherwise agreed Tenants obligation to pay Basic Monthly Rent and Additional Rent for the portion of the ROFO Space leased shall begin on the date (the "ROFO Space Rent Commencement Date") which is one hundred twenty (120) days after the date Landlord delivers vacant possession of the ROFO Space to Tenant in broom clean condition with the prior occupant’s property removed there from; and (iii) if the term of the lease for the ROFO Space (as incorporated into this Lease) is shorter than the term set forth in Landlord’s Notice, then any allowances or inducements set forth in Landlord’s Notice shall be prorated in the same proportion that the number of months in the term of the this Lease as it relates to the ROFO Space bears to the number of months in the term as set forth in Landlord’s Notice. The rental rate for the ROFO Space shall be 100% of the then current Fair Market Rental Value for office space in Comparable Buildings in the Market Area (with consideration given to the proximity to Metro) . If Tenant responds affirmatively to Landlord’s Notice but does not agree to the rental rate set forth therein and Landlord and Tenant cannot agree on the rental rate within ten (10) Business Days then Tenant may, at its option, withdraw its notice to lease the ROFO Space or agree to submit the determination of the Fair Market Rental Value to arbitration in accordance with the terms of Exhibit E and be bound by the results thereof.

The leasing of the ROFO Space shall include an annual adjustment to the Minimum Annual Rent in the same percentage and on the same day as the adjustment for the Minimum Annual Rent for the initial Leased Premises (provided that if the ROFO Space Rent Commencement Date is less than six (6) months from the commencement of the Upcoming Lease Year, Minimum Annual Rent with respect to the ROFO Space shall not be increased until the commencement of this Lease Year which begins after the end of the Upcoming Lease Year. In addition, the Basic Operating Charge Amount and Base Year for the ROFO Space shall be equal to the Landlord’s Basic Operating Charges for the first twelve (12) months after the ROFO Space Rent Commencement Date. In connection with the leasing of the ROFO Space Tenant shall have the option but not the obligation to lease additional parking spaces at the ratio set forth in Section 14(d) hereof at the then current parking charge.

In the event Landlord fails to deliver the ROFO Space to Tenant by the date which is sixty (60) days after the Planned ROFO Space Delivery Date (the "Outside Planned ROFO Space Delivery Date"), Basic Monthly Rent and any other rental obligations with respect to the ROFO Space shall be abated one day for each day after the Outside ROFO Space Delivery Date that the ROFO Space has not been delivered to Tenant.

All other terms and conditions of this Lease shall apply to the ROFO Space. At such time as Landlord and Tenant shall have agreed upon the terms with respect to the leasing of the ROFO Space, Landlord shall promptly prepare a lease amendment which memorializes the terms pursuant to which Tenant will lease the ROFO Space.

If Tenant declines to lease the ROFO Space (or does not respond to the Landlord’s Notice) then Landlord shall be free to lease the ROFO Space without further notice to Tenant; provided, however that if (i) the Landlord has not consummated a lease for the ROFO Space within nine (9) months after the date of Landlord’s Notice or (ii) the net effective rental rate upon which Landlord is willing to lease the ROFO Space is more than five percent (5%) less than the net effective rental rate set forth in Landlord’s Notice then Landlord shall send a new Landlord’s Notice to Tenant.

(e)    Contraction Right.    At the end of the fifth (5th) Lease Year (“Contraction Date”) Tenant shall have the one–time right to terminate this Lease as to a portion of the Leased Premises in order to reduce the size of the Leased Premises (excluding the Supplemental Premises, if any, and the Storage Area) by between 5,000 and 25,000 rentable square feet (the “Contraction Space”) but in no event may Tenant reduce the size of the Leased Premises (excluding the Supplemental Premises, if any, and the Storage Area) below 125,000 rentable square feet. The Contraction Space must be contiguous, all on one (1) floor, in a location that provides close elevator access and in a configuration that presents, in Landlord’s reasonable opinion, a leaseable unit. In order to exercise this option to terminate this Lease as to the Contraction Space Tenant shall:

(i)    Give Landlord at least twelve (12) months prior written notice; provided however that if Tenant gives less than 12 months prior written notice it may cure such failure by paying Landlord the Notice Fee (as hereinafter defined). For example, if Tenant gives twelve (12) months written notice of its exercise of this right then no Notice Fee shall be payable but if Tenant only gives Landlord three (3) months written notice then a “Notice Fee” equal to nine (9) months Basic Monthly Rent and Additional Rent shall be payable on the Contraction Space.

(ii)    In addition to any Notice Fee, pay Landlord a Termination Fee for the Contraction Space equal to the sum of (i) six (6) months of Basic Monthly Rent and Additional Rent on the Contraction Space; plus (ii) the portion of the Construction Allowance (and Additional Construction Allowance, if any) and the real estate commissions actually paid by Landlord on the Contraction Space that would remain unamortized on the date that is six (6) months after the Contraction Date each being amortized over the initial Lease Term in equal monthly installments with interest at a rate of eight percent (8%).

(iii)    The Notice Fee, if any, shall be paid on the date Tenant’s notice is given. The Termination Fee shall be paid in full not less than thirty (30) days prior to the Contraction Date. If Tenant does not timely pay the Notice Fee or the Termination Fee then the termination shall not be effective and this Lease shall remain in full force and effect for the Contraction Space.

(iv)     On or before the Contraction Date Tenant shall vacate the Contraction Space leaving it in the condition required under this Lease.

(f)    LEED.        The Building is being designed, and will be constructed, in such a way that it can, and will, be submitted to the United States Green Building Council (“USGBC”) for final certification at the LEED Silver level. Tenant, in its Tenant Improvement Work, will reasonably cooperate in such efforts. Landlord will submit the Building for final certification no later than 2 months from the date the Base Building Certificate of Occupancy shall have been issued. Landlord will make commercially reasonable efforts to cause the USGBC to certify the Building at no less than the LEED Silver Level; however, Landlord makes no representations or warranties that such certification or certification at any LEED level will be obtained. Landlord, in its Base Building Work, shall comply with the City of Rockville’s Green Building Requirements (at no cost to the Tenant) in addition to the LEED requirements. Tenant, in its Tenant Improvement Work, shall comply with the City of Rockville’s Green Building Requirements; and further, Tenant agrees that the Tenant Improvement Work in the Leased Premises related to the HVAC system shall be designed and constructed to be in compliance with ASHRAE Standard 55-2004, Thermal Comfort Conditions for Human Occupancy and in accordance with LEED Credit EQc7; Thermal Comfort Design”.

(g)    Intentionally Omitted.

(h)    Roof Rights.    Tenant shall have the non-exclusive right to install and operate supplemental heating, ventilating and air conditioning equipment and antennae, satellite dishes, and other communication systems for Tenant’s business conducted in the Leased Premises on the roof of the Building in accordance with Exhibit I.
The number of pieces of equipment, antennae, and/or satellite dishes shall be subject to Landlord’s reasonable approval.

(i)    Negative Covenants.

(i)     Landlord will not lease space in the Building to an entity primarily engaged in the hotel, lodging or hospitality business without Tenant’s approval, which approval may be granted or withheld in Tenant’s sole discretion. Landlord shall keep this prohibition confidential and shall not disclose the existence or substance of this prohibition without the prior written consent of Tenant; and

(ii)     Landlord shall cause its affiliate F. P. Rockville III Limited Partnership (“FP III”) to record a covenant (in form and content which is reasonably satisfactory to Tenant), at no cost to Tenant, among the land records of Montgomery County, Maryland simultaneously with the execution of this Lease, which covenant shall state that the adjoining site (the “RMP III Land”) may not be used for hotel purposes without Tenant’s approval, which approval may be granted or withheld at Tenant’s sole discretion (the “No Hotel Use Covenant”). FP III shall cause the beneficiary of any deed of trust or other lien encumbering the RMP III Land at the time of the recordation of the No Hotel Use Covenant to subordinate such lien to the No Hotel Use Covenant by the recordation of a subordination document among the Land Records of Montgomery County, Maryland.

Each of the foregoing covenants shall expire, without any necessity for approval or consent by Tenant if (A) Tenant no longer leases at least 100,000 rentable square feet comprised of the office space and the Creditable Square Footage of the Supplemental Premises, (B) an uncured default exists beyond the applicable notice and cure period and Landlord pursues its remedies under Section 20 hereof (unless such default is subsequently cured) or (C) this Lease is terminated in connection with the right of either party under this Lease to do so. In addition, the No Hotel Use Covenant shall expire if Tenant either (Y)

acquires the RMP III Land in accordance with the provisions of the Purchase Option Agreement (as hereinafter defined) and the RMP III Land Purchase Agreement (as defined in the Purchase Option Agreement) or (Z) exercises the Purchase Option (as hereinafter defined) and fails to purchase the RMP III Land due to a default under RMP III Land Purchase Agreement (as defined in the Purchase Option Agreement) (as opposed to closing not occurring due to (i) any condition precedent to closing not being satisfied or (ii) any provision in the RMP III Land Purchase Agreement which permits Tenant to terminate the RMP III Land Purchase Agreement).

(j)    RMP III Land.

(i)    As part of the consideration to Tenant for its execution of this Lease, FP III has granted to Tenant an option to acquire the RMP III Land (the "Purchase Option") pursuant to the terms of a separate agreement by and between FP III and Tenant (the "Purchase Option Agreement"). Notwithstanding anything contained in the Purchase Option Agreement FP III and Tenant acknowledge and agree that the Purchase Option Agreement shall become null and void and of no further force or effect if at the time of the closing in connection with Purchase Option (A) Tenant is not leasing at least 125,000 rentable square feet comprised of the office space and the Creditable Square Footage of the Supplemental Premises and/or (B) an uncured default exists under this Lease beyond the expiration of any applicable notice and cure period

(ii)    If Tenant (or an Affiliate) acquires the RMP III Land and develops a hotel thereon, Landlord shall record a covenant running with the Land which grants to Tenant the right to use up to seventy (70) parking spaces in the Building parking garage for use by the hotel at no additional cost above Tenant’s monthly parking permit rate; however, Tenant shall be responsible for any operating costs needed to accommodate the hotel’s use of the parking garage after normal business hours. For example, but not by way of limitation, if Landlord does not employ a parking attendant after Standard Building Operating Hours but Tenant elects to have a parking attendant on hand after those hours then Tenant shall be responsible for all costs related to the use of a parking attendant after Standard Building Operating Hours. This covenant shall be null and void if the RMP III Land is not being used as a hotel site. Further, if and when Landlord determines to redevelop the Land then during such redevelopment period Landlord, at Landlord’s expense, may provide these seventy (70) spaces in an off-site location within a .25 mile radius of the RMP III Land.

(k)    Intentionally Omitted.

(l)    Cash Flow Participation.    As part of the consideration to Tenant for its execution of this Lease, Landlord agrees that, subject to the provisions of the last sentence of next succeeding paragraph, Tenant will receive during the Lease Term a cash flow participation and preference in the cash flow of Landlord ("Cash Flow Participation") equal to the greater of: (1) $1.58 times the total rentable square feet of the initial Leased Premises along with any Creditable Square Footage, each determined one-time only as of the Rent Commencement Date, per Lease Year (the “Fixed Payment Amount”), or (2) seven percent (7%) of the annual Distributable Cash Flow (as hereinafter defined) including Excess Proceeds (as herein defined) of sale or refinancing, provided, however, in the event the Distributable Cash Flow is less than the Fixed Payment Amount in any lease year, such shortfall shall accrue and earn interest at six percent (6%) compounded annually to be paid out from the next available cash flow. The Cash Flow Participation shall be payable in arrears not later than July 31 (beginning July 31, 2014) for the preceding Lease Year. When Landlord pays the Fixed Payment Amount or makes the payment of Distributable Cash Flow, Landlord shall provide Tenant with a written statement, certified as true and correct by a Manager of Landlord, setting forth the calculation of Distributable Cash Flow and Excess Proceeds, if applicable, including in each instance reasonable back-up therefore. If Tenant disagrees with Landlord’s calculation of Distributable Cash Flow or Excess Proceeds then, provided Tenant give Landlord written notice of such disagreement within thirty (30) days after receipt of Landlord’s payment and calculation, Tenant shall have audit rights similar to those set forth in Section 5 (e) of this Lease.

Tenant’s right to the Cash Flow Participation shall continue during the Lease Term and any Extension Option periods unless (1) Landlord or an affiliate of Landlord no longer owns the Building (an "Ownership

Transfer Event") or (2) an uncured default exists beyond the expiration of any applicable notice and cure period and Landlord pursues its remedies under Section 20 hereof to terminate this Lease or terminate Tenant’s right to possess the Leased Premises (even if such default is subsequently cured) or (3) Tenant no longer leases at least four (4) full floors in the Building for office uses.

In connection with an Ownership Transfer Event prior to the expiration of the tenth (10th) Lease Year, Landlord shall pay to Tenant an amount equal to the greater of (i) seven percent (7%) of the Excess Proceeds and (ii) the present value of the amount equal to the Projected Aggregate Fixed Payment Amount (as hereinafter defined) discounted using an eight percent (8%) discount rate (the "Discounted Aggregate Fixed Payment Amount"). As used herein the term "Projected Aggregate Fixed Payment" shall be the aggregate of what the Fixed Payment Amounts would have been for each Lease Year commencing with this Lease Year in which the Ownership Transfer Event occurs and ending with the tenth (10th) Lease Year as if the Ownership Transfer Event shall have never occurred.

Said Cash Flow Participation shall be established in a separate Cash Flow Participation Agreement between Landlord and Tenant, or an affiliate of Tenant. Tenant shall have no ownership interest in F. P. Rockville II or its successor.

For purposes of determining Tenant’s Cash Flow Participation, “Distributable Cash Flow” shall mean:

(1)    The actual gross revenues received from the operation of RMP II (but not including any funds received by Landlord by reason of its participation in the State of Maryland “Brownfields” program) less all amounts actually paid in cash by Landlord with respect to debt payments, capex expenditures, expenses, escrows and reasonable reserves directly related to or arising from the operation and maintenance of the Building and maintaining the legal existence of Landlord.

(2)    “Excess Proceeds” of sale or refinancing shall mean the gross sales price or amount of the new mortgage less (in order of priority) (i) the outstanding balance of any third party debt or mortgage at the time of said sale or refinancing (ii) the actual costs of sale or refinancing, (iii) any and all liabilities to third parties directly related to or arising from the operation and maintenance of the Building not otherwise funded by other sources or escrows, (iv) all accrued interest, if any, on Landlord’s Equity (hereinafter defined), which interest rate shall accrue at a rate of 6% per year, compounded annually, (v) the remaining balance, if any, of Landlord’s Equity at the time of such sale or refinancing, and (vi) reasonable reserves for outstanding payables and liabilities directly related to or arising from the operation and maintenance of the Building that do or may exist following such sale or refinancing.

(3)    “Landlord’s Equity” shall mean the total project cost of the development and construction of the Building (as established by Landlord and its construction lender at the Construction Loan Closing) less the amount of the construction loan. Tenant acknowledges that Landlord’s Equity may include both cash funded by Landlord and Land value as established by Landlord and its construction lender at the Construction Loan Closing.

(m)    Back-Up Generator.    Tenant, at its election, may install a back-up generator and fuel tank on the Building roof, in the parking garage, or another mutually agreed location for Tenant’s exclusive use. In addition, Tenant shall have the right to install conduits and cables from the generator and fuel tank to the Leased Premises. All costs incurred with respect to the design, permitting, installation, operation, maintenance and repair of the generator and any enclosure around the generator shall, subject to application of the Improvement Allowance, be the sole responsibility of Tenant. All installation, operation and maintenance shall be done in accordance with applicable governmental codes, regulations and approvals. Subject to Landlord’s reasonable security and access procedures, Tenant shall be permitted access to the backup generator and fuel tank twenty four (24) hours a day, seven (7) days a week.

Notwithstanding anything in this Lease to the contrary Landlord may require that Tenant remove the generator and any enclosure around the generator upon the expiration or earlier termination of this Lease.

(n)    Retail Leasing.        Landlord shall only lease the first floor retail space in the Building to first-class upscale uses consistent with first-class upscale retail uses in Comparable

Buildings within the Market Area. In furtherance thereof, any such use must be (1) appropriate for the Building and the Project and (2) complementary to the then existing retail tenant base within the Project. Landlord shall use commercially reasonable efforts to Lease a portion of the Retail Space to a salad/sandwich restaurant similar to Panera and a portion of the Retail Space to a steakhouse restaurant similar Flemings and to have one or both open for business on the Rent Commencement Date but Landlord does not warrant or guarantee that Landlord will be successful in such efforts. “First-class upscale retail uses" shall not include, among other things, the following: dry cleaners that conduct dry cleaning on premises, nail salons, hair salons, an off-price store, a video or adult bookstore or other retailer selling obscene or pornographic material, an employment agency, a discount drug store and a souvenir shop.

(o)    Waiver of Statutory Lien.    Notwithstanding anything in this Lease or any applicable laws, ordinances, regulations or statutes to the contrary, Landlord hereby waives any statutory and common law lien it may have against Tenant’s personal property and under no circumstances shall Landlord have any lien or possessory interest in any of Tenant’s property, including without limitation, Tenant’s work files, business papers and records including, without limitation, the media on which those records and data are stored.

(p)    Odor Restriction.    The Base Building and the improvements to all retail spaces shall be designed in an effort to prevent odors from other areas in the Building from penetrating into the Leased Premises, the main building lobby and the multi-tenant corridors on floors on which portions of the Leased Premises are located. In the event that odors that are unacceptable to Tenant in its sole but reasonable discretion emanate from retail spaces in the Building, Tenant may notify Landlord thereof, and Landlord shall take commercially reasonable actions to satisfy Tenant’s objections.

(q)    Street Name and Public Signage.    Landlord acknowledges that Tenant may seek to have (1) the name of any public street abutting the Building changed to identify Tenant and/or (2) the City of Rockville, Montgomery County and/or the State of Maryland and other governmental bodies install directional signage identifying Tenant along public roadways and other public spaces (collectively, the "Public Signage"). Landlord acknowledges that nothing in this Lease shall be deemed to prohibit Tenant from pursuing the Public Signage and agrees to reasonably assist Tenant in pursuing the Public Signage but Landlord shall not be obligated to incur any out-of-pocket expense in so doing.

(r)    Governmental Assistance and Incentives.    Upon Tenant’s written request from time to time, Landlord shall cooperate with Tenant as reasonably necessary in Tenant’s efforts to secure governmental incentives and the benefits of governmental assistance programs; provided, however, that Landlord shall not be required to incur any risk or out-of-pocket cost or expense in so doing.

(s)    Survival.    Except to the extent expressly provided otherwise in this Lease (including any exhibits), and obligation of either party to reimburse the other party for any sums due the other party under and/or in connection with this Lease shall survive any termination or expiration of this Lease.

40.    Title.    Attached hereto as Exhibit R is a title report for the Land (the "Title Report"). Landlord represents and warrants that to the best of Landlord's knowledge there are no liens or encumbrances effecting the Land other than those set forth in the Title Report.

41.    Miscellaneous Provisions.

(a)    Governing Law. The laws of the State of Maryland shall govern the validity, performance and enforcement of this Lease.

(b)    Covenants. The parties hereto agree that all the provisions of this Lease are to be construed as covenants and agreements as though the words importing such covenants and agreements were used in each separate provision hereof.

(c)    No Representations by Landlord. Neither Landlord nor any agent of Landlord has made any representations or promises with respect to the Leased Premises or the Building except as herein expressly set forth, and no rights, privileges, easements or licenses are granted to Tenant except as herein expressly set forth in this Lease or the Exhibits attached hereto.

(d)    Exhibits. It is agreed and understood that any Exhibits referred to herein, and attached hereto, form an integral part of this Lease and are hereby incorporated by reference.

(e)    Pronouns. The neuter, feminine or masculine pronoun when used herein shall each include each of the other genders and the use of the singular shall include the plural.

(f)    Captions. All section and paragraph captions, marginal references, and table of contents in this Lease are inserted only as a matter of convenience, and in no way amplify, define, limit, construe or describe the scope or intent of this Lease nor in any way affect this Lease.
(g)    Landlord’s Approval. Whenever Landlord’s consent or approval is required under the terms of this Lease, Landlord’s consent or approval shall not be unreasonably withheld, conditioned, or delayed unless otherwise specified herein to the contrary. Anything contained herein to the contrary notwithstanding, in the event that Landlord fails to respond to a request by Tenant for any consent or approval of Landlord required under this Lease within the specific time period set forth in the applicable provision of this Lease, such consent or approval of Landlord shall be deemed granted.

(h)    Separability. If any term or provision of this Lease or applications thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remaining terms and provisions of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

(i)    Counterparts. This Lease has been executed in several counterparts, but all counterparts shall constitute one and the same legal document.

(j)    Authority. Landlord and Tenant hereby covenant each for itself that each has full right, power and authority to enter into this Lease upon the terms and conditions herein set forth. If Tenant signs as a corporation, Tenant does hereby covenant and warrant that Tenant is a duly authorized and existing corporation, qualified to do business in the jurisdiction in which the Leased Premises is located, that the corporation has full right and authority to enter into this Lease, and that each and both of the persons signing on behalf of the corporation were authorized to do so.

(k)    Examination of Lease. Submission of this Lease for examination or signature by Tenant shall not constitute reservation of or option for Lease, and the same shall not be effective as a Lease or otherwise until execution and delivery by both Landlord and Tenant.

(l)    Interpretation. Although the printed provisions of this Lease were drawn by Landlord, this Lease shall not be construed for or against Landlord or Tenant, but this Lease shall be interpreted in accordance with the general tenor of the language in an effort to reach the intended result.

(m)    Entire Agreement; Modification. This Lease contains the entire agreement between the parties, and any agreement hereafter made shall be ineffective to change, discharge or effect an abandonment in whole or in part unless such agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

(n)    Attorney’s Fees. If, as a result of any breach or default in the performance of any of the provisions of this Lease, litigation ensues then the losing party in any such litigation shall reimburse the prevailing party (as specifically determined by the court presiding over such action) upon demand for any and all reasonable attorneys’ fees and expenses (excluding “in-house” legal fees) so incurred by the prevailing party after rendering of a final, non-appealable judgment.

(o)Business Days        Days other than Saturdays, Sundays or Building Holidays. Unless noted to the contrary herein references to “days” shall mean calendar days.

(o)    Fee Simple    . Landlord represents and warrants to Tenant that Landlord is the fee simple owner of the Land subject to the encumbrances indicated on the Title Commitment delivered to Tenant before the Tenant’s execution of this Lease.

(o)     Quiet Enjoyment    . So long as Tenant shall observe and perform all the covenants and agreements binding on it hereunder, Tenant shall at all times during the term herein granted, peacefully and quietly have and enjoy possession of the Leased Premises without any encumbrance or hindrance or molestation by Landlord or, subject to the terms of the SNDA’s, anyone acting by, through or under Landlord.
(r)    OFAC Compliance.    Tenant hereby makes the following representations and warranties, to the best of Tenant’s knowledge, each of which is material and being relied upon by Landlord, is true in all respects as of the date of this Lease, and shall survive the expiration or termination of this Lease.

(1)    Tenant and each person and entity owning a fifteen percent (15%) or greater beneficial interest in Tenant (“Owner”) is not in violation of any Anti-Terrorism Law;

(2)    Tenant and each Owner is not, as of the date hereof:

(i)     conducting any business or engaging in any transaction or dealing with any Prohibited Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person;

(ii)     dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or

(iii)     engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in, any Anti-Terrorism Law; and

(3)    to the best of its knowledge, neither Tenant nor any of its officers, directors or Owners, as applicable, is a Prohibited Person.

Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorneys’ fees and costs) arising from or related to any breach of the foregoing representations.

Landlord hereby makes the following representations and warranties, to the best of Landlord’s knowledge,

each of which is material and being relied upon by Tenant, is true in all respects as of the date of this Lease, and shall survive the expiration or termination of this Lease.

(1)    Landlord and each person and entity owning a fifteen percent (15%) or greater beneficial interest in Landlord (“Landlord Owner”) is not in violation of any Anti-Terrorism Law;

(2)    Landlord and each Landlord Owner is not, as of the date hereof:

(i)     conducting any business or engaging in any transaction or dealing with any Prohibited Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person;

(ii)     dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or

(iii)     engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in, any Anti-Terrorism Law; and

(3)    to the best of its knowledge, neither Landlord nor any of its officers, directors or Landlord Owners, as applicable, is a Prohibited Person.

Landlord hereby agrees to defend, indemnify, and hold harmless Tenant from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorneys’ fees and costs) arising from or related to any breach of the foregoing representations.

If at any time any of these representations becomes false, then it shall be considered an Event of Default under this Lease.

As used herein, “Anti-Terrorism Law” is defined as any law relating to terrorism, anti-terrorism, money-laundering or anti-money laundering activities, including without limitation the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, Executive Order No. 13224, and Title 3 of the USA Patriot Act, and any regulations promulgated under any of them. As used herein “Executive Order No. 13224” is defined as Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, and relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”, as may be amended from time to time. “Prohibited Person” is defined as (i) a person or entity that is listed in the Annex to Executive Order No. 13224, or a person or entity owned or controlled by an entity that is listed in the Annex to Executive Order No. 13224; (ii) a person or entity with whom Landlord is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or (iii) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/offices/enforcement/ofac/sdn or at any replacement website or other official publication of such list. “USA Patriot Act” is defined as the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56), as may be amended from time to time.
(s)    Rule Against Perpetuities. In order to ensure the compliance of this Lease with any rule against perpetuities that may be in force in the state in which the Leased Premises are located, and without limiting or otherwise affecting Landlord’s and Tenant’s rights and obligations under this

Lease, as stated in the other sections hereof, Landlord and Tenant agree that, irrespective of the reasons therefore in the event Tenant fails to take possession of the Leased Premises and commence paying Base Rent hereunder within five (5) years after the date of execution of this Lease, then this Lease, and the obligations of the parties hereunder, shall be deemed to be null and void and of no further force and effect. Without affecting the specific timing requirements otherwise applicable thereto under this Lease, any and all options granted to Tenant under this Lease (including, without limitation, expansion, renewal, right of first refusal, right of first offer, and like options) must be exercised by Tenant, if at all, during the Term. Nothing contained in this Section 41 (t) shall be construed to limit Landlord’s right and remedies hereunder or otherwise with respect to the failure by Tenant to take possession of the Leased Premises and/or commence paying Rent hereunder.

42.    Binding Effect.    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and the heirs, personal representatives, successors and assigns of said parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.

WITNESS/ATTEST:            LANDLORD:

F. P. ROCKVILLE II LIMITED PARTNERSHIP
_______________________         a Maryland limited partnership

By: Foulger Investments, Inc., its General Partner

By: ______________________________ (Seal)

Name: _________________________

Title: _____________________________

WITNESS/ATTEST:            TENANT:

CHOICE HOTELS INTERNATIONAL
SERVICES CORP.,
a Delaware corporation
_________________________

By: ____________________________ (Seal)

Name: _________________________

Title: ___________________________

Acknowledgement by F. P. Rockville III Limited Partnership

F. P. Rockville III Limited Partnership executes this Lease for the sole purpose of acknowledging its obligations under Section 2 (b), 14 (d) and Section 39 (j) hereof.

WITNESS/ATTEST:            F. P. ROCKVILLE III LIMITED PARTNERSHIP
        a Maryland limited partnership
____________________
By: Foulger Investments, Inc., its General Partner

By: ______________________________ (Seal)

Name: _________________________

Title:_____________________________

Acknowledgement by Rockville Metro Plaza I L.L.C.

Rockville Metro Plaza I L.L.C. executes this Lease for the sole purpose of acknowledging its obligations under Section 14 (d) hereof.

WITNESS/ATTEST:            ROCKVILLE METRO PLAZA I L.L.C.
        a Maryland limited partnership
____________________
By: F.P. Rockville L.P., its Member

By: Foulger Investments, Inc., its General Partner

By: ______________________________ (Seal)

Name: _________________________

Title:_____________________________

EXHIBIT A
Description of Land/Site Plan

FIDELITY NATIONAL TITLE INSURANCE COMPANY

Commitment for Title Insurance No. FNTIC-10117

Case No. 10117

T.C. No. 1565

SCHEDULE A

1. Effective Date: April 15, 2011
2. Policy or Policies to be issued:

   (a) ALTA Owner's Policy - Form 2006

   Proposed Insured: To be determined — Amount: $TBD

   (b) ALTA Loan Policy – Form 2006

   Proposed Insured: Wells Fargo Bank, National Association, its successors and/or assigns, as their interests may appear — Amount: $57,500,000

3. Title to the FEE SIMPLE estate or interest in the Land is at the Effective Date vested in:

   F.P. ROCKVILLE II LIMITED PARTNERSHIP, a Maryland limited partnership, by Deed from Pension Benefit Fund, Inc., recorded February 5, 2004 in Liber 26730 at folio 732.

4. The Land is described as follows:

   All that land in the Fourth (4th) Election District, Montgomery County, Maryland, and more particularly described as follows:

   Part of Ownership Lot Sixteen-B (16-B) in Block lettered "B" in a subdivision known as "CITY CENTER" as per plat thereof recorded in Plat Book 194 at Plat No. 21143 among the Land Records of Montgomery County, Maryland; being a portion of Lot Sixteen (16) in Block lettered "B" in a subdivision known as "CITY CENTER" per plat thereof recorded in Plat Book 194 at Plat No. 21142 among the Land Records of Montgomery County, Maryland; and being more particularly described on Exhibit "A".

   TOGETHER WITH the easements and rights of way set forth in a Declaration of Easements, Covenants and Related Agreements for Rockville Metro Plaza, by Pension Benefit Fund, Inc., dated February 5, 2001, recorded in Liber 18764, at folio 254, among the Land Records of Montgomery County, Maryland.

   NOTE: Identified for purposes of taxation and assessment as Tax Acct. Nos. 04-03432231 (47,573 sf) and 04-03432242 (13,587 sf).

Countersigned at Bethesda, Maryland
LINOWES AND BLOCHER LLP

BY: ______________________
William M. Hoffman, Jr.

Valid only if Schedule B and Cover are attached.

**L&B 1443557v1/01976.0001

FIDELITY NATIONAL TITLE INSURANCE COMPANY

Commitment for Title Insurance No. FNTIC-10117 Case No. 10117

SCHEDULE A
(continued)

Exhibit "A"

JOYCE ENGINEERING CORPORATION
CIVIL ENGINEERING LAND SURVEYING LAND PLANNING CONSTRUCTION MANAGEMENT

January 20, 2004

Description of
Phase II
Ownership Lot 16-B
CITY CENTER

Being all that piece, parcel or tract of land situate, lying, and being in the Rockville Election District No. 4, Montgomery County, Maryland, being part of the property described in a deed dated July 2, 1962 and recorded among the land records of the aforesaid County in Liber: 2981 at Folio: 528, also being part of the property described in a deed dated December 2, 1994 and recorded among the land records of the aforesaid county in Liber: 13149 at Folio: 87, also being part of Lot 16-B as delineated on a Ownership plat entitled "OWNERSHIP LOTS 16-A AND 16-B, A OWNERSHIP PLAT OF LOT 16, BLOCK 'B', CITY CENTER," and recorded among the Land Records of the aforesaid County in Plat Book 194 at Plat 21143 and being more particularly described as follows:

PART ONE

Beginning for the same at a point on the northerly right-of-way of East Middle Lane (70' R/W), as delineated on said plat, said point of beginning also being 97.44 feet from the beginning of a line delineated as South 85°32'34" West, 155.06 feet, thence leaving said right-of-way of East Middle Lane (70' R/W) and running in, through, over and across as to include part of said Ownership Lot 16-B the following:

1) North 32°37'31" West, 244.65 feet to a point lying on the common ownership line of said Ownership Lots 16-A and 16-B; thence running with common ownership line for said Ownership Lots 16-A and 16-B the following (4) four courses and distances;

2) North 57°14'54" East, 123.83 feet to a point; thence

3) North 32°36'20" West, 214.41 feet to a point; thence

4) South 57°14'54" West, 168.83 feet to a point; thence

5) North 32°45'06" West, 20.00 feet to a point; thence leaving said Ownership Lot 16-A and running with said Ownership Lot 16-B the following (5) five courses and distances

6) North 57°14'56" East, 188.88 feet to a point; thence

7) South 32°36'20" East, 499.94 feet to a point; thence

8) South 12°23'40" West, 35.36 feet to a point; thence

9) South 56°35'48" West, 32.83 feet to a point; thence

10) South 85°32'34" West, 97.44 feet to the point of beginning containing a computed area of 47,573 square feet or 1.09213 acres of land.

Subject to any and all easements, covenants and/or rights of way of record.

PART TWO

Beginning for the same at a point on the northwestern corner of said Ownership Lot 16-B, as delineated on said plat, said point also being the intersection of two lines delineated as North 32°35'56" West, 151.76 feet and North 57°14'56" East, 300.79 feet, thence running with said Ownership Lot 16-B the following:

JOYCE ENGINEERING CORPORATION
[illegible] BALTIMORE AVENUE, BELTSVILLE, MARYLAND 20705 PHONE: [illegible] FAX: [illegible] WEBSITE: [illegible]

**L&B 1443557v1/01976.0001

FIDELITY NATIONAL TITLE INSURANCE COMPANY

Commitment for Title Insurance No. FNTIC-10117 Case No. 10117

SCHEDULE A
(continued)

1) North 57°24'56" East, 63.97 feet to a point lying on the common line of said Ownership Lots 16-A and 16-B; thence running with said Ownership Lots 16-A and 16-B the following course and distance

2) South 32°35'20" East, 203.96 feet to a point; thence leaving said Ownership Lot 16-A and running in, through, over and across as to include part of said Ownership Lot 16-B the following (2) two courses and distances

3) South 57°17'30" West, 59.92 feet to a point; thence

4) South 88°00'17" West, 30.14 feet to a point lying on said Ownership Lot 16-B; thence running with said Ownership 16-B the following (2) two courses and distances

5) North 01°52'43" West, 42.75 feet to a point; thence

6) North 32°35'56" West, 151.76 feet to the point of beginning containing a computed area of 13,587 square feet or 0.31190 acres of land.

Subject to any and all easements, covenants and/or rights of way of record.

JOYCE ENGINEERING CORPORATION
10946 BALTIMORE AVENUE, BELTSVILLE, MARYLAND 20705 PHONE: 301-[illegible] FAX: 301-[illegible] WEBSITE: [illegible]

**L&B 1443557v1/01976.0001

HUNGERFORD DRIVE - MARYLAND ROUTE 355
EAST MIDDLE LANE
MONROE STREET
SITE
VICINITY MAP
NORTH
GRAPHIC SCALE
DEMOLITION NOTES:
DEMOLITION LEGEND
ATTENTION:
USE PERMIT NUMBER: USE 97-0577
DEMOLITION PLAN
OWNERSHIP LOT 16-B
LOT 16, BLOCK "B"
PLAT: 21143
ROCKVILLE METRO PLAZA ~ PHASE II
ELECTION DISTRICT NUMBER 4
MONTGOMERY COUNTY, MARYLAND
DEVELOPER/APPLICANT:
SP-2

HUNGERFORD DRIVE - MARYLAND ROUTE 355
VARIABLE R/W
LEGEND:
EAST MIDDLE LANE
MONROE STREET
VICINITY MAP
SITE
NORTH
GRAPHIC SCALE
GENERAL SITE NOTES:
INDEX TO DRAWINGS:
AREA STATEMENT
DEVELOPER/APPLICANT
ATTENTION:
USE PERMIT NUMBER: USE 97-0577
SITE GRADING AND DEVELOPMENT PLAN
OWNERSHIP LOT 16-B
LOT 16, BLOCK "B"
PLAT: 21143
ROCKVILLE METRO PLAZA ~ PHASE II
ELECTION DISTRICT NUMBER 4
MONTGOMERY COUNTY, MARYLAND
SP-3

EXHIBIT B
Floor Plan Showing Location of Leased Premises and Storage Area

EXHIBIT B-1
Fourth (4th) Floor Cross-section

EXHIBIT B-2
Plan of the North Patio

PRECAST ROOF PARAPET
DRAIN IN SLAB (BELOW) - TYP.
24" x 24" CONCRETE PAVERS ON INSULATION WITH LEVELING SHIMS
SLAB RIDGE LINES (BELOW) - TYP.
PHASE II BUILDING
PHASE I BUILDING
PRECAST ROOF PARAPET
CANOPY OVER ENTRANCE (BELOW)

FOURTH FLOOR PATIO

ROCKVILLE METRO PLAZA - PHASE II

STUDIO 39
Landscape Architecture, P.C.
6416 Grovedale Drive, Suite 100-A
Alexandria, Virginia 22310
Tel: 703.719.6500 Fax: 703.719.6503

PREPARED FOR
THE FOUGLER-PRATT
COMPANIES

DESIGN:	SS	SCALE:	1" = 10'-0"
DRAWN:	SP		0 5 10 20
CHECKED:	DJ		
DATE:	05.13.11	PROJECT NO:	11049

NORTH

EXHIBIT B-3
Landlord and Tenant Construction Responsibilities

1.    DEFINITIONS.

(a)     Base Building Plans.    The term "Base Building Plans" shall mean the plans and specifications developed by Landlord's architect and engineers (and approved by Tenant in accordance with the terms of this Exhibit B-3, but subject to subsequent modification by Landlord pursuant to the terms of this Exhibit B-3) to construct the Base Building Work and achieve the Rent Commencement Condition (as hereinafter defined).

(b)    Rent Commencement Condition. The term “Rent Commencement Condition” shall mean the condition achieved when Landlord has (i) completed the construction and installation of the Landlord Constructed Tenant Improvement Work (hereinafter defined), if any, and the Base Building Work in accordance with the terms of this Lease (and all components of such work are fully operational), subject to the completion of Punch List Items (hereinafter defined) and (ii) obtained a final, unconditional Certificate of Occupancy, or its equivalent, for the shell and core of the Building (and delivered a copy of same to Tenant).

(c)    Base Building Work.     The term "Base Building Work" shall mean the work set forth on the Base Building Plans, which Base Building Plans shall include the following work (i) the installation of (A) the medium pressure trunk line for base building HVAC on each floor of the Building, (B) the energy management system for the Building, (C) two (2) additional riser sleeves in the concrete slabs in the telephone/electrical rooms on each floor for Tenant’s exclusive use (the "Dedicated Sleeves") having the size and in the locations set forth on the attached Exhibit B-8, and (D) a sprinklered shell with a fire and life safety system which shall meet all code requirements for the issuance of a final, unconditional Certificate of Occupancy, or its equivalent, for the shell and core of the Building, (ii) 9' finished ceilings, with an 11’8” slab to slab height with typical column spacing of 20' by 40' utilizing a post tension beam design with typical window mullions 5' on center at the perimeter, (iii) all work listed as "Base Building Work" on the attached Exhibit B-4 (the "Matrix") and (iv) any other work specifically designated as Base Building Work pursuant to the terms of this Lease. The Base Building Work will be constructed in compliance with all applicable codes, and all materials and equipment to be incorporated into the Base Building Work shall be of first-class quality and in full operational condition.

(d)    Building Standard.     The term "Building Standard" shall mean the standard of all material, finishes and workmanship established by Landlord for the Building. All Building Standard materials, finishes and workmanship shall be consistent with the first-class nature of the Building, the Base Building Plans, and comply with all applicable codes, regulations, and statutes including fire and life safety codes and the Americans with Disabilities Act. Except as may be otherwise expressly agreed to by Landlord and Tenant, Tenant will be solely responsible for such compliance with respect to the Tenant Improvement Work. The Improvement Allowance shall be available for such purpose.
(e)    Landlord's Authorized Representative. Landlord designates Clayton Foulger or Adam Davis or any other party designated in writing by Landlord (“Landlord's Authorized Representative”) as the person authorized to approve in writing, on behalf of Landlord, all plans, drawings, change orders and approvals pursuant to this Exhibit. Tenant shall not be obligated to respond to or act upon any such item until such item has been initialed by Landlord's Authorized Representative.

(f)    Plans and Specifications.     The term "Plans and Specifications" or “Tenant Plans and Specifications” shall mean the working drawings and specifications, as approved by Landlord, for the construction of the Tenant Improvement Work in the Leased Premises including, without limitation, complete, “permit ready” detailed architectural drawings and specifications for Tenant's partition layout, reflected ceiling and other installations, and complete mechanical and electrical plans and specifications for installation of supplemental air conditioning systems, fire protection and electrical systems. Tenant, at Tenant's sole cost and expense, shall cause the proposed Plans and Specifications to be prepared by Tenant's Architect and/or designer. Subject to the provisions of Section 4 below, all such proposed Plans and Specifications are expressly subject to Landlord's approval and shall comply with all applicable laws, rules and regulations. The term "Plans and Specifications" or “Tenant Plans and Specifications” shall also mean the foregoing working drawings and specifications, as amended by any Plan Change (hereinafter defined) approved by Landlord. Tenant will cause the Tenant Plans and Specifications to be filed, at Tenant's sole cost and expense, but subject to the application of the Construction Allowance, with the appropriate governmental agencies.

(g)     Intentionally Omitted.

(h)    Tenant's Architect.    The term "Tenant's Architect" shall mean VOA Associates Incorporated or such other architect as may be designated by Tenant and approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed) for the design of the Tenant Improvement Work and the preparation of the Plans and Specifications for the Tenant Improvement Work (hereinafter defined).

(i)    Tenant’s Authorized Representative. Tenant designates Dan Slear or Robert Dinkelspiel or Chip Ranno or any other party designated in writing by Tenant (“Tenant’s Authorized Representative”) as the person authorized to approve in writing, on behalf of Tenant, all plans, drawings, change orders and approvals pursuant to this Exhibit. Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed by Tenant’s Authorized Representative.

(j)    Tenant Improvement Work.    The term "Tenant Improvement Work" shall mean all work set forth on the Tenant Plans and Specifications, which work shall commence no earlier than the End of the Construction Period, and which work shall include (i) all work listed as "Tenant Work" on the Matrix and (ii) all job plant, labor, equipment, materials, and appurtenances necessary to fully complete the construction, finishing, and installation of all of the leasehold improvements to the portion of the Leased Premises to be initially built-out as shown on the Plans and Specifications, including without limitation, those items shown above as part of the Tenant Improvement Work and the following, but in no event including all or any component of the following to the extent such work is part of the Base Building Work:

(1)    HVAC supply diffusers, perimeter diffusing system, perimeter gypboard soffit for ceilings more than 9' above the finished floor, thermostats and controls throughout the Leased Premises and all connections to the Base Building Systems.

(2)    The ceiling grid and tiles in the Leased Premises.

(3)    Electrical and telephone:

(i)    All light fixtures and light switches in the Leased Premises.

(ii)    All electrical outlets and all conduit and wiring throughout the Leased Premises for electrical power including connections to the Building Standard buss duct in the core of the Building.

(iii)     All telephone outlets, conduit and wiring throughout the Leased Premises and any necessary connections in the Building core except for the Base Building Work.

(iv)    All conduit and wiring for lights throughout the Leased Premises and connections to Building Standard tenant electrical panels in the core of the Building, and any increase to the number of Building Standard panel boards.

(v)    Any provision for supplying power to the Leased Premises beyond the amount required to be provided by Landlord as part of the Base Building Work, including necessary metering to measure excess electrical usage.

(vi)    All exit light fixtures, exit signs and emergency circuits in the Leased Premises, except that Base Building Work shall include those fixtures, signs and circuits which would be required on each floor if each floor had no interior partitions.

(4)    All plumbing work for facilities such as toilets and sinks in the Leased Premises.

(5)    All interior partitions including finish, and the finish to the inside of the Building's perimeter walls.

(6)    All doors, frames and hardware not included in the Base Building Work.
(7)    All floor finishes in the Leased Premises including base.

(8)    Any modification to or deviation from the sprinkler system to be provided by Landlord as part of the Rent Commencement Condition.

(9)    Tenant's identification sign(s) with the exception of the Base Building Work.

(10)    Tenant's communication and telephone equipment and installation thereof.

2.    BASE BUILDING PLANS; BASE BUILDING WORK.

(a)     Base Building Plans.

(1)    Tenant Approval.

A.    Landlord has provided Tenant with a copy of the most current set of Base Building Plan base sheets in Auto CAD format. At Landlord's request, Tenant shall execute a document reasonably acceptable to Tenant whereby Tenant shall agree not to utilize the plans, except in connection with the construction of the Building. Tenant shall review such Base Building Plans and provide revisions thereto for Landlord consideration on or before May 2, 2011. Within five (5) Business Days after Tenant delivers such revisions to Landlord, Landlord shall provide Tenant with revised Base Building Plans containing those revisions acceptable to Landlord, Landlord being under no obligation to accept Tenant’s proposed modifications. Within five (5) Business Days after Tenant's receipt of the revised Base Building Plans, Tenant shall deliver to Landlord revisions to the revised Base Building Plans for Landlord's consideration and the foregoing process shall continue until Tenant approves the

Base Building Plans. If Tenant has not approved such Base Building Plans in writing on or before May 1, 2011, Tenant shall have the right to terminate this Lease without penalty upon written notice to Landlord, in which event this Lease shall immediately terminate and be of no further force or effect. If Tenant does not exercise the foregoing option to terminate the Lease on or before May 15, 2011 then Tenant shall be deemed to have approved the Base Building Plans last presented to Tenant. Landlord and Tenant shall work together in good faith to address any revisions provided by Tenant pursuant to the terms of this subparagraph A.

B.    Within thirty (30) days after Tenant's approval of the Base Building Plans pursuant to subparagraph A, above, Tenant shall provide revisions to such Base Building Plans necessitated by Tenant's proposed Tenant Improvement Work. Within ten (10) Business Days after Tenant delivers such revisions to Landlord, Landlord shall provide Tenant with revised Base Building Plans containing those revisions acceptable to Landlord, Landlord being under no obligation to accept Tenant’s proposed modifications. Within ten (10) Business Days after Tenant's receipt of the revised Base Building Plans, Tenant shall deliver to Landlord revisions to the revised Base Building Plans for Landlord's consideration and the foregoing process shall continue until Tenant approves such Base Building Plans. If Tenant has not approved such Base Building Plans in writing on or before August 1, 2011, Tenant shall have the right to terminate this Lease without penalty upon written notice to Landlord, in which event this Lease shall immediately terminate and be of no further force or effect. If Tenant does not exercise the foregoing option to terminate the Lease on or before August 15, 2011 then Tenant shall be deemed to have approved the Base Building Plans last presented to Tenant. Landlord and Tenant shall work together in good faith to address any revisions provided by Tenant pursuant to the terms of this subparagraph B.

C.    If the Base Building Plans approved by Tenant conflict with the terms of the Matrix or with Exhibit B-5 attached hereto, the Base Building Plans shall control and Landlord and Tenant shall enter into an amendment to the Lease revising the terms of the Matrix and/or Exhibit B-5 attached hereto, as applicable, such that the terms of the Matrix and/or Exhibit B-5 as so revised comport with such approved Base Building Plans.

(2)    Intentionally Omitted.

(3)    Landlord Modifications to Base Building Plans. Landlord shall have the right to make changes and modifications in the Base Building Plans after Tenant's approval thereof, but only to the extent that such changes and modifications (i) are required due to changes in applicable law or (ii) (A) do not materially affect the Leased Premises (including the ceiling height of the Leased Premises), (B) do not reduce the quality of the materials, finishes or Base Building Systems below the quality of the materials, finishes and Base Building Systems shown on the Base Building Plans, (C) do not reduce the performance or the capacity or configuration of the Base Building Systems, (D) do not materially alter the parking circulation, the parking facility configuration or the size of the parking stalls, (E) do not materially alter the size or materially alter the location of Tenant's signage set forth in Section 30 of the Lease, or (F) do not materially change the aesthetics or finishes of the exterior of the Building, the Building envelope, the floor load of the Building, the Building structure or the elevator cabs and other common and public areas of the Building (“Permitted Base Building Modifications”). Landlord shall promptly inform Tenant of any Permitted Base Building Modifications and provide copies thereof to Tenant as soon as practicable [but, in any event within ten (10) Business Days thereafter].

Subject to the provisions set forth in the next succeeding paragraph, if Landlord modifies any portion of the Base Building Plans, and such modification materially affects the design or implementation of the Tenant Improvement Work, then, provided Tenant notifies Landlord of such effect within five (5) days after Tenant first becomes aware of such effect, Landlord shall bear all reasonable, out-of-pocket, third-party costs incurred by Tenant as a result of such change or modification as may be necessary to (1) correct the Tenant Plans and Specifications to reflect the change or modification, or (2) modify any construction already completed as of the time Tenant is given notice of the change or modification to the Base Building Plans to conform the same to such change or modification. In addition, any delay incurred by Tenant to incorporate any such change to the Tenant Plans and Specifications, or to modify any already completed construction that is necessitated because of a Base Building Plan change or modification, that would not have occurred but for such change or modification [but not to exceed five (5) Business Days, as such five (5) Business Day period shall be extended as reasonably necessary to allow re-permitting of the Tenant Plans and Specifications, if required by such Base Building Plan change or modification, and as otherwise reasonably necessary] shall constitute Landlord Delay hereunder.

For the purposes hereof, (1) Landlord shall have no obligation to reimburse Tenant with respect to modifications to the Tenant Plans and Specifications or modifications to the Tenant Improvement Work related to changes in the Base Building Plans and there shall be no Landlord Delay resulting there from if such changes to the Base Building Plans are required due to changes in applicable law and (2) a change to the Base Building Plans shall only be deemed to “materially affect the design or implementation of the Tenant Improvement Work” if the redesign and/or additional construction costs exceed $10,000 in any single instance or $50,000 in the aggregate. Further, the right of Tenant to request reimbursement with respect to changes in the Tenant Plans and Specifications resulting from Landlord’s modification of the Base Building Plans shall end on the date which is one (1) year after the Rent Commencement Date.

(b)    Base Building Work.

(1)    Landlord Construction of the Base Building Work. Landlord, at its sole cost and expense and without application of any part of the Construction Allowance, shall cause the Base Building Work to be performed on a schedule that will (i) cause the End of the Construction Period to be achieved for the entire Leased Premises on or before December 1, 2012, and (ii) cause the Rent Commencement Condition to be achieved on or before May 1, 2013. A schedule setting forth construction milestones for the Base Building Work is attached hereto as Exhibit B-7. As used herein, the term "Construction Schedule" shall mean the construction schedule attached hereto as Exhibit B-7 and any updates to such schedule.

Landlord shall be responsible for obtaining all necessary permits for the Base Building Work and the construction thereof (collectively, the "Base Building Permits"). Landlord shall promptly deliver to Tenant copies of the final, non-contingent Base Building Permits. On a monthly basis (or as otherwise reasonably requested by Tenant), Landlord shall provide Tenant with a written status report regarding its efforts to obtain the Base Building Permits and, at the request of Tenant's Representative, Landlord will provide Tenant's Representative with ad hoc verbal status reports and updates regarding its efforts to obtain the Base Building Permits.

Landlord shall perform any additional work, if and to the extent reasonably required, to correct or satisfy errors or omissions in the Base Building Plans caused by field conditions. Landlord shall (A) deliver to Tenant, on a monthly basis, a copy of the Construction Schedule and (B) upon Tenant’s request from time to time, make a representative available to meet with Tenant to discuss the Construction Schedule and (C) deliver prior notice to Tenant of all construction meetings and any meetings relating to the Base Building Work with applicable governmental authorities the results of which, in Landlord’s reasonable opinion, might result in a material adverse impact on Landlord’s construction schedule and Tenant shall have the right to attend any or all such meetings. Tenant shall have access to the Building and the Leased Premises from time to time to inspect the construction of the Base Building Work. If Tenant or the Leasehold Contractor (as hereinafter defined) proposes an expedited construction schedule for the Base Building Work, Landlord shall in good faith consider such schedule, but Landlord shall not be required to agree to any such schedule or incur any risk or additional cost or expense (including, without limitation overtime or after-hours labor costs) in furtherance of any such schedule. Landlord shall be deemed the owner of the Base Building Work, any personal property of Landlord incorporated within the Common Areas of the Building, and the Tenant Improvement Work to the extent constructed using funds supplied through the Construction Allowance; provided, however, that Tenant shall be deemed the owner of the Tenant Improvement Work to the extent funded by Tenant and of any personal property incorporated within the Leased Premises (whether paid for out of the Construction Allowance or otherwise).

(2)    Landlord Constructed Tenant Improvement Work. Tenant may request that Landlord cause certain Tenant Improvement Work to be completed along with the Base Building Work (“Landlord Constructed Tenant Improvement Work”). Landlord may elect to do any requested Landlord Constructed Tenant Improvement Work by providing written notice of such election to Tenant within five (5) Business Days after Tenant's request. If Landlord shall fail to timely deliver such notice, Landlord shall be deemed to have declined to undertake the Landlord Constructed Tenant Improvement Work requested by Tenant. If Tenant wishes for Landlord to do any Landlord Constructed Tenant Improvement Work (and Landlord agrees to undertake same or if Landlord is deemed to have agreed to undertake same) Tenant must (i) deliver to Landlord complete permit-ready construction drawings for the Landlord Constructed Tenant Improvement Work on or before September 1, 2011 and (ii) timely approve the Up-Charge (as hereinafter defined), if applicable, in accordance with the terms of this subparagraph (2). If Landlord has agreed to undertake such Landlord Constructed Tenant Improvement Work (or Landlord is deemed to have agreed to undertake same) and conditions (i) and (ii) above are satisfied then Landlord shall be responsible for obtaining all necessary permits for the construction of any Landlord Constructed Tenant Improvement Work but the cost of such permit(s) shall be payable by Tenant, subject to the application of the Construction Allowance. Tenant shall in no event be liable for such costs until the reimbursement of these amounts would not exceed the Construction Period Maximum Liability. Tenant shall be solely responsible for all architectural and engineering costs related to any Landlord Constructed Tenant Improvement Work, subject to the application of the Construction Allowance.

If Landlord agrees (or is deemed to have agreed) to complete any Landlord Constructed Tenant Improvement Work, then, within fifteen (15) Business Days after Tenant requests that Landlord complete such Landlord Constructed Tenant Improvement Work, Landlord shall provide Tenant with a detailed estimate (the "Landlord Constructed Tenant Improvement Work Estimate") of the total costs of constructing the Landlord Constructed Tenant Improvement Work (the "Landlord Constructed Tenant Improvement Work Costs"). The Landlord Constructed Tenant Improvement Work Estimate shall include all of the following: (i) the Landlord Constructed Tenant Improvement Work Costs presented in Construction Specifications Institute (CSI) 50 division format including a reasonable contingency; (ii) any Up Charge; (iii) the general contractors' fee; (iv) the general contractors' proposed change order fee; (v) subcontractors' proposed change order fee; and (vi) any exclusions and/or clarifications. Within ten (10) Business Days after Tenant's receipt of the Landlord Constructed Tenant Improvement Work Estimate, Tenant shall elect, by written notice to Landlord, to either (a) accept the Landlord Constructed Tenant Improvement Work Estimate, in which event Landlord shall construct the Landlord Constructed Tenant Improvement Work in accordance with the terms of this Lease, (b) reject the Landlord Constructed Tenant Improvement Work Estimate, in which event Landlord shall not be obligated to construct the Landlord Constructed Tenant Improvement Work or (c) "value engineer" the Landlord Constructed Tenant Improvement Work. If Tenant elects to "value engineer" the Landlord Constructed Tenant Improvement Work, then Landlord shall provide Tenant with a new Landlord Constructed Tenant Improvement Work Estimate (which complies with the terms of this paragraph) within ten (10) Business Days after Tenant has completed such value engineering and the process set forth in this paragraph shall continue until Tenant either approves or rejects the Landlord Constructed Tenant Improvement Work Estimate. If Tenant rejects the Landlord Constructed Tenant Improvement Work Estimate, Landlord shall have no obligation to undertake the Landlord Constructed Tenant Improvement Work. If Tenant elects to “value engineer” the Landlord Constructed Tenant Improvement Work then the failure of Tenant to finally approve or finally reject the Landlord Constructed Tenant Improvement Work Estimate by November 1, 2011 shall be a Tenant Delay.

Tenant shall pay Landlord, in accordance with the terms of this subparagraph (2), the cost difference, if any, between the relevant Base Building Work depicted on the Base Building Plans and the cost resulting from the Landlord Constructed Tenant Improvement Work (the “Up-Charge”), as such Up-Charge is set forth in the approved Landlord Constructed Tenant Improvement Work Estimate. Notwithstanding anything to the contrary contained herein (i) Tenant shall have no obligation to reimburse to Landlord any Up-Charge that exceeds the Up-Charge set forth in the Landlord Constructed Tenant Improvement Work Estimate approved by Tenant and (ii) Tenant shall in no event be required to pay the portion of any Up-Charge to the extent payment of such portion would exceed the Construction Period Maximum Liability (as defined in Section 3(g) of the Lease); provided, that Landlord shall be under no obligation to undertake any Landlord Constructed Tenant Improvement Work if Landlord reasonably believes that the Up-Charge related to such modifications may exceed the Construction Period Maximum Liability. If there is any Landlord Constructed Tenant Improvement Work for which Tenant is obligated to reimburse Landlord, Tenant shall in no event be liable for such costs until the reimbursement of these amounts would not exceed the Construction Period Maximum Liability.

Provided Landlord is not in default of the Lease, except in connection with the Final Landlord Constructed Tenant Improvement Work Reimbursement Request (hereinafter defined), Tenant shall reimburse to Landlord, within thirty (30) days after Tenant's receipt of Landlord's request for reimbursement (but in no event more than once during any calendar month), ninety-five percent (95%) of the Up-Charge set forth in Landlord's request, it being expressly understood that any such request ("Landlord Constructed Tenant Improvement Work Reimbursement Request") shall contain all of the following: (i) a copy of all invoices (and reasonable back-up information relating thereto) for Landlord Constructed Tenant Improvement Work Costs covered by such Landlord Constructed Tenant Improvement Work Reimbursement Request; (ii) an application for payment and sworn statement of contractor substantially in the form of AIA Document G-702 or G-703 covering all hard costs for which reimbursement is to be made to a date specified therein; (iii) a certification from Tenant’s architect substantially in the form of the Architect’s Certificate for Payment which is located on AIA Document G702, Application and Certificate of Payment; (iv) contractor’s and subcontractor’s partial waivers of liens and claims (for contractors and subcontractors providing in excess of $10,000 in materials and/or services) conditioned upon payment for the current request and waiving all claims for amounts previously paid which shall cover the Landlord Constructed Tenant Improvement Work Costs set forth in the applicable Landlord Constructed Tenant Improvement Work Reimbursement Request; and (v) all construction relating to the Landlord Constructed Tenant Improvement Work Costs set forth in the applicable Landlord Constructed Tenant Improvement Work Reimbursement Request have been permanently incorporated into the Building, free of any security interest, lien, claim or encumbrance. Upon the completion of the construction of the Landlord Constructed Tenant Improvement Work in accordance with the terms of this Lease, and provided Landlord is not in default under this Lease, Tenant shall reimburse to Landlord, any remaining Up-Charge which is Tenant's obligation to reimburse to Landlord pursuant to the terms of this subparagraph (2) within thirty (30) days after Tenant's receipt of Landlord's request for final reimbursement ("Landlord Constructed Tenant Improvement Work Costs Final Reimbursement Request"), it being expressly understood that any such request shall contain all of the following: (a) contractor’s and subcontractor’s final waivers of liens and claims (for contractors and subcontractors providing in excess of $10,000 in materials and/or services) which shall cover all the Landlord Constructed Tenant Improvement Work Costs, (b) any information required to be submitted had the Landlord Constructed Tenant Improvement Work Costs Final Reimbursement Request been a Landlord Constructed Tenant Improvement Work Costs Reimbursement Request, but only to the extent such information had not been previously submitted to Tenant pursuant to the delivery of a Landlord Constructed Tenant Improvement Work Costs Reimbursement Request and (c) Tenant's inspection and approval of the Landlord Constructed Tenant Improvement Work. Notwithstanding anything to the contrary contained in this Lease, Tenant may elect to apply any available Construction Allowance against any Up-Charge for which Tenant is obligated to reimburse to Landlord pursuant to the terms of this subparagraph (2). If Tenant fails to reimburse Landlord for, or dispute, any Landlord Constructed Tenant Improvement Work Reimbursement Request or Landlord Constructed Tenant Improvement

Work Costs Final Reimbursement Request within the applicable period then Landlord may elect to apply any available Construction Allowance against any Up-Charge for which Tenant is obligated to reimburse to Landlord.

Landlord hereby expressly acknowledges and agrees that (i) Landlord shall bid all work relating to the construction of the Landlord Constructed Tenant Improvement Work to at least three (3) subcontractors for each trade, (ii) Landlord shall use commercially reasonable efforts to solicit bids from subcontractors that are certified by the State of Maryland as minority or women owned business enterprise (MBE/WBE) and (iii) all change orders with respect to such work shall require Tenant's written approval.

(3)    End of the Construction Period.

A.    As used herein and in the Lease, the term “End of the Construction Period” shall mean that, with respect to the entire Leased Premises, the Landlord has obtained all permits and approvals relating to the Building and the Base Building Work that are necessary for Tenant to obtain a permit to commence the Tenant Improvement Work, the Building’s ventilation, electrical and lighting systems are distributed to and in the Leased Premises in accordance with the provisions of Exhibit B-6, and all of the other conditions set forth on the attached Exhibit B-6 shall have occurred [subject to the completion of any End of the Construction Period Punch List Items (hereinafter defined)], so that the Tenant can take occupancy of the Leased Premises for Tenant’s intended purpose of authorizing the Leasehold Contractor to commence the Tenant Improvement Work without material interference from Landlord. When Landlord believes in the exercise of Landlord's reasonable discretion that Landlord is approximately forty-five (45) days from achieving the End of the Construction Period, Landlord shall notify Tenant thereof. Notwithstanding anything to the contrary contained herein, the Lease Commencement Date shall not occur prior to the expiration of the foregoing forty-five (45) day period. When Landlord believes that the End of the Construction Period has occurred, Landlord shall request that Landlord’s architect certify in writing that the End of the Construction Period has occurred (the "End of the Construction Period Certification"). If Landlord’s architect so certifies but Tenant disagrees with such certification, Tenant, within five (5) Business Days after Tenant's receipt of such certification, shall cause Tenant's Architect to provide notice to Landlord setting forth with reasonable specificity the reasons why the End of the Construction Period has not occurred (the "End of the Construction Period Dispute Notice"). If Landlord’s architect and Tenant’s Architect do not reach an agreement that the End of the Construction Period has or has not occurred within five (5) Business Days after Landlord's receipt of the End of the Construction Period Dispute Notice, then, within two (2) Business Days following the expiration of such five (5) Business Day period, Landlord's architect and Tenant's Architect shall jointly select a third architect to make a determination of whether or not the End of the Construction Period has occurred. If Landlord's architect and Tenant's Architect are not able to agree upon a third architect within such two (2) Business Day period, the selection of such third architect shall be made by the Arbitrator pursuant to an Arbitration conducted pursuant to the terms of Section 5(b)(4) of this Exhibit B-3. Such determination by the third architect shall be made within five (5) Business Days after the third architect has been selected and such determination shall be binding on Landlord and Tenant. The fees of the third architect shall be paid by the party whose position is not sustained by the third (3rd) architect (it being expressly acknowledged that, if Tenant is the party whose position is not sustained, Tenant may elect to have such fees deducted from the Construction Allowance, however, in no event shall Tenant be liable for such fees until the reimbursement of such fees would not exceed the Construction Period Maximum Liability)). Landlord shall use commercially reasonable efforts to achieve the End of the Construction Period on or before December 1, 2012. Notwithstanding anything to the contrary contained herein, Tenant shall be permitted to commence the construction of the Tenant Improvement Work while any Arbitration conducted pursuant to the terms of this Paragraph is ongoing, and, if the third architect selected by the Arbitrator pursuant to such Arbitration determines that the End of the Construction Period has not occurred, Tenant shall cease such construction in order to permit Landlord to undertake the work necessary to achieve the End of the Construction Period.

B.    Tenant shall field verify the Leased Premises for compliance with the Base Building Plans during the thirty (30) day period immediately prior to the date on which Landlord anticipates delivering the End of the Construction Period Certification. Landlord shall notify Tenant not less than thirty (30) days prior to the date on which Landlord anticipates delivering the End of the Construction Period Certification that the Leased Premises are ready for field verification and punch list review. In the event that such field verification reveals a material discrepancy between the Base Building Plans and the actual construction of the Base Building Work as such Base Building Plans have been modified in accordance with the provisions of Section 2 (a) (3) of this Exhibit B-3 as applicable, and such discrepancy is of a degree that Landlord was required pursuant to this Exhibit B-3 to provide Tenant with written notice of such Base Building Plan modification and provided that such Base Building modification will require modifications to the Tenant Plans and Specifications, then Tenant shall notify Landlord thereof within five (5) Business Days after Tenant’s becoming aware thereof. If Tenant timely notifies Landlord thereof as aforesaid, or if such discrepancy could not have been revealed through a commercially reasonable field verification, then any commercially reasonable delay incurred by Tenant to revise the Tenant Plans and Specifications to accommodate any such discrepancy (but not to exceed five (5) Business Days) shall also constitute Landlord Delay and Landlord shall bear all reasonable, out-of-pocket, third-party costs incurred by Tenant as a result of such discrepancy as may be necessary to correct the Tenant Plans and Specifications to reflect the discrepancy. In the event that Landlord’s architect and Tenant’s Architect disagree as to whether any such discrepancy could or could not have been revealed through a commercially reasonable field verification, then, within two (2) Business Days, such architects shall jointly appoint a third (3rd) architect [the fees of which shall be borne by the party whose position is not sustained by the third (3rd) architect (it being expressly acknowledged that, if Tenant is the party whose position is not sustained, Tenant may elect to have such fees deducted from the Construction Allowance, however, in no event shall Tenant be liable for such fees until the reimbursement of such fees would not exceed the Construction Period Maximum Liability)], and the determination of such third (3rd) architect shall be final and conclusive. If Landlord's architect and Tenant's Architect are not able to agree upon a third architect within such two (2) Business Day period, the selection of such third architect shall be made by the Arbitrator pursuant to an Arbitration conducted pursuant to the terms of Section 5(b)(4) of this Exhibit B-3.

C.    Within thirty (30) days after the Lease Commencement Date, Tenant shall notify Landlord of any defect or incomplete work relating to the Base Building Work necessary to achieve the End of the Construction Period but which does not affect the Leasehold Contractor from commencing the Tenant Improvement Work. Landlord will in accordance with the terms of this paragraph correct and complete those defects and incomplete items described in such notice which Landlord’s architect and Tenant’s Architect confirm are in fact defects or incomplete items. If Landlord’s architect and Tenant’s Architect disagree as to whether the defects and incomplete items described in such notice actually constitute defects or incomplete items, then, within two (2) Business Days, such architects shall jointly appoint a third (3rd) architect [the fees of which shall be borne by the party whose position is not sustained by the third (3rd) architect (it being expressly acknowledged that, if Tenant is the party whose position is not sustained, Tenant may elect to have such fees deducted from the Construction Allowance, however, in no event shall Tenant be liable for such fees until the reimbursement of such fees would not exceed the Construction Period Maximum Liability)], and the determination of such third (3rd) architect shall be final and conclusive. If Landlord's architect and Tenant's Architect are not able to agree upon a third architect within such two (2) Business Day period, the selection of such third architect shall be made by the Arbitrator pursuant to an Arbitration conducted pursuant to the terms of Section 5(b)(4) of this Exhibit B-3. The particular defects and incomplete items as finally determined pursuant to the terms of this subparagraph C shall be collectively referred to herein as "End of the Construction Period Punch List Items". Landlord shall work diligently to complete the End of the Construction Period Punch List Items and shall endeavor to complete all End of the Construction Period Punch List Items within thirty (30) days after such items have been finally determined in accordance with the terms of this subparagraph C. If the performance of work necessary to complete the End of the Construction Period Punch List Items interferes with, and as a result delays, the performance of Tenant Improvement Work, such delay shall constitute Landlord Delay. In addition, if Landlord fails to timely complete the End of the Construction Period Punch List Items within sixty (60) days, Tenant shall have the right, but not the obligation, to complete same and any amounts incurred by Tenant in connection therewith shall be applied as a credit against the next amounts due from Tenant under this Lease.

(4)    Base Building Condition; Punch List Items; Latent Defects.

A.    When Landlord believes the Rent Commencement Condition has occurred, Landlord shall request that Landlord’s architect certify in writing that the Rent Commencement Condition has occurred ("Rent Commencement Condition Certification"). If Landlord’s architect so certifies but Tenant disagrees with such certification, Tenant, within five (5) Business Days after Tenant's receipt of such certification, shall cause Tenant's Architect to provide notice to Landlord setting forth with reasonable specificity the reasons why the Rent Commencement Condition has not occurred ("Rent Commencement Condition Dispute Notice"). If Landlord’s architect and Tenant’s Architect do not reach an agreement that the Rent Commencement Condition has occurred within five (5) Business Days after Landlord's receipt of the Rent Commencement Condition Dispute Notice, then, within two (2) Business Days following the expiration of such five (5) Business Day period, Landlord's architect and Tenant's Architect shall jointly select a third architect to make a determination of whether or not the Rent Commencement Condition has occurred. If Landlord's architect and Tenant's Architect are not able to agree upon a third architect within such two (2) Business Day period, the selection of such third architect shall be made by the Arbitrator pursuant to an Arbitration conducted pursuant to the terms of Paragraph 5(b)(4) of this Exhibit B-3. Such determination by the third architect shall be made within five (5) Business Days after the third architect has been selected and such determination shall be binding on Landlord and Tenant. The fees of the third architect shall be borne by the party whose position is not sustained by the third (3rd) architect (it being expressly acknowledged that, if Tenant is the party whose position is not sustained, Tenant may elect to have such fees deducted from the Construction Allowance, however, in no event shall Tenant be liable for such fees until the reimbursement of such fees would not exceed the Construction Period Maximum Liability).

B.    Within thirty (30) days after the date on which Landlord achieves the Rent Commencement Condition (as determined in accordance with the terms of subparagraph A immediately above), Tenant shall notify Landlord of any defect or incomplete work with respect to the Base Building Work and/or any Landlord Constructed Tenant Improvement Work that does not materially interfere with Tenant's use or enjoyment of the Leased Premises for Tenant's permitted use. Landlord will correct and complete those defects and incomplete items described in such notice which Landlord’s architect and Tenant’s Architect confirm are in fact defects or incomplete items. If Landlord’s architect and Tenant’s Architect disagree as to whether the defects and incomplete items described in such notice actually constitute defects or incomplete items, then, within two (2) Business Days, such architects shall jointly appoint a third (3rd) architect [the fees of which shall be borne in proportion to the number of items upon which a party’s position is not sustained (it being expressly acknowledged that, if Tenant is the party whose position is not sustained, Tenant may elect to have Tenant's portion of such fees deducted from the Construction Allowance, however, in no event shall Tenant be liable for such fees until the reimbursement of such fees would not exceed the Construction Period Maximum Liability)], and the determination of such third (3rd) architect shall be final and conclusive. If Landlord's architect and Tenant's Architect are not able to agree upon a third architect within such two (2) Business Day period, the selection of such third architect shall be made by the Arbitrator pursuant to an Arbitration conducted pursuant to the terms of Paragraph 5(b)(4)of this Exhibit B-3. The particular defects and incomplete items as finally determined pursuant to the terms of this paragraph B shall be collectively referred to herein as "Punch List Items". Landlord shall complete all Punch List Items within thirty (30) days after such items have been finally determined in accordance with the terms of this subparagraph B. In addition, if Landlord fails to timely complete the Punch List Items within sixty (60) days, Tenant shall have the right, but not the obligation to complete same and any amounts incurred by Tenant in connection therewith shall be applied as a credit against the next amounts due from Tenant under this Lease.

C.    Provided Tenant identifies latent defects in the Base Building Work and/or any Landlord Constructed Tenant Work and causes Tenant’s Architect to provide written notice thereof to Landlord within twenty-four (24) months after the Rent Commencement Date, Landlord (or Landlord's contractor, at Landlord's discretion) shall, at Landlord's sole cost and expense, remedy such defects promptly thereafter. If Landlord’s disagrees with Tenant’s contention that such condition is a latent defect, Landlord, within ten (10) Business Days after Landlord's receipt of such notice from Tenant, shall cause Landlord’s architect to provide notice to Tenant setting forth with reasonable specificity the reasons why the condition is not a latent defect ("Latent Defect Dispute Notice"). If Landlord’s architect and Tenant’s Architect do not reach an agreement that the condition is or is not a latent defect within five (5) Business Days after Tenant's receipt of the Latent Defect Dispute Notice, then, within two (2) Business Days following the expiration of such five (5) Business Day period, Landlord's architect and Tenant's Architect shall jointly select a third architect to make a determination of whether or not the condition is a latent defect. If Landlord's architect and Tenant's Architect are not able to agree upon a third architect within such two (2) Business Day period, the selection of such third architect shall be made by the Arbitrator pursuant to an Arbitration conducted pursuant to the terms of Paragraph 5(b)(4) of this Exhibit B-3. Such determination by the third architect shall be made within five (5) Business Days after the third architect has been selected and such determination shall be on Landlord and Tenant. The fees of the third architect shall be borne by the party whose position is not sustained by the third (3rd) architect, provided however that, if Tenant is the party whose position is not sustained, Tenant may elect to have such fees deducted from the Construction Allowance.

(5)    Landlord Insurance.    In connection with the construction of the Base Building Work, Landlord or Landlord's contractors shall obtain types and amounts of insurance as are customarily carried in connection with the construction of office buildings comparable to the Building in the Washington, DC area. Landlord shall provide evidence of such insurance to Tenant upon Tenant's request.

3.    TENANT DELAY; LANDLORD DELAY; CONTRACTOR COOPERATION.

(a)    Tenant Delay. Notwithstanding the foregoing provisions of this Exhibit B-3, to the extent Landlord is actually delayed in achieving the End of the Construction Period or the Rent Commencement Condition as a direct result of: (i) Tenant's failure to comply with any of the deadlines specified in this Exhibit B-3 or elsewhere in the Lease with respect to Landlord's construction of the Base Building Work and/or any Landlord Constructed Tenant Improvement Work, (ii) Tenant's failure to pay when due any amount required pursuant to this Exhibit B-3, (iii) Tenant’s or the Leasehold Contractor’s (or its subcontractors’) unreasonable interference with, or failure to cooperate [as required in Section 3(d), below)] with, Landlord and the contractors undertaking any Base Building Work and/or any Landlord Constructed Tenant Improvement Work, (iv) any other event expressly deemed to be a “Tenant Delay” pursuant to the terms of the Lease, or (v) any interruption or delay in Landlord’s construction of the Base Building Work and/or any Landlord Constructed Tenant Improvement Work directly caused by the failure of the Tenant Improvement Work to comply with applicable law, then, the End of the Construction Period or the Rent Commencement Condition, as applicable shall be deemed to have been achieved on the date such condition would have been achieved had such delay or delays not occurred (each of which is referred to herein as a "Tenant Delay"). Landlord shall notify Tenant’s Authorized Representative (in writing which writing shall include an identification of the cause of such delay with reasonable specificity) promptly upon Landlord’s becoming aware of the existence of any such delay and, notwithstanding the preceding sentence, if Landlord fails to so notify Tenant’s

Authorized Representative (in writing) as soon as reasonably practicable after becoming aware thereof, then, to the extent that timely notice would have mitigated the effects of such delay, any period prior to such notice shall not constitute Tenant Delay; provided, however, that no notice shall be required with respect to any Tenant Delay caused by clause (i) above (i.e., Tenant's failure to timely comply with deadlines). Within two (2) Business Days after Tenant’s written request therefor, Landlord shall notify Tenant in writing whether or not Landlord is aware of any Tenant Delay or is aware of any event which might reasonably lead to any Tenant Delay. Landlord agrees to use good faith reasonable efforts to counter the effect of any Tenant Delay; however, Landlord shall not be obligated to expend any additional amounts in such efforts (e.g., by employing overtime labor) unless Tenant agrees in advance to bear any incremental cost associated with such efforts (whether or not such efforts are ultimately successful). For purposes of this Section 3(a), the terms “actually delayed” and “actual delay(s)” shall mean delay in the completion of the work necessary to achieve the End of the Construction Period or the Rent Commencement Condition, as applicable, that would not have occurred but for the applicable event, it being expressly agreed that the incurrence of overtime labor costs shall not be a prerequisite for the existence of such delay.

(b)    Landlord Delay. As used in the Lease, each of the following shall constitute a "Landlord Delay" to the extent Tenant is actually delayed in completing the Tenant Improvement Work as a direct result of: (i) Landlord's failure to comply with any deadline specified in this Exhibit B-3 or elsewhere in the Lease with respect to Tenant's construction of the Tenant Improvement Work and/or the Tenant Plans and Specifications, (ii) Landlord's failure to pay when due any portion of the Construction Allowance for which Tenant has timely and properly submitted its request pursuant to the provisions of this Exhibit B-3, (iii) Landlord’s or its contractors’, subcontractors', material suppliers' or vendors' unreasonable interference with, or failure to cooperate [as required in Section 3(d), below] with, Tenant and the Leasehold Contractor, (iv) any other event expressly deemed to be a Landlord Delay pursuant to the terms of the Lease and (v) any interruption or delay in Tenant’s construction of the Tenant Improvement Work or in Tenant’s obtaining a certificate of occupancy (or equivalent) for the Leased Premises caused by the failure of the Base Building Structure and systems to comply with applicable law or any other violation of applicable law by Landlord. Tenant shall notify Landlord’s Authorized Representative (in writing and including an identification of the cause of such delay with reasonable specificity) promptly upon Tenant's becoming aware of the existence of any such delay and, notwithstanding the preceding sentence, if Tenant fails to so notify Landlord’s Authorized Representative (in writing) as soon as reasonably practicable after becoming aware thereof, then, to the extent that timely notice would have mitigated the effects of such delay, any period of delay prior to such notice shall not constitute Landlord Delay; provided, however, that no notice shall be required with respect to any Landlord Delay caused by clause (i) above (i.e., Landlord's failure to timely comply with deadlines). Tenant agrees to use good faith reasonable efforts to counter the effect of any Landlord Delay; however, Tenant shall not be obligated to expend any additional amounts in such efforts (e.g., by employing overtime labor) unless Landlord agrees in advance to bear any incremental cost associated with such efforts (whether or not such efforts are ultimately successful).

(c)    Confirmation of Delay. Landlord’s and Tenant’s architects in good faith shall jointly determine the existence and (if applicable) duration of any Landlord Delay and/or Tenant Delay; provided, however, that if such architects disagree as to the existence and/or duration of any Landlord Delay and/or Tenant Delay, then, within two (2) Business Days, such architects shall jointly appoint a third (3rd) architect [the fees of which shall be borne by the party whose position is not sustained by the third (3rd) architect (it being expressly acknowledged that, if Tenant is the party whose position is not sustained, Tenant may elect to have such fees deducted from the Construction Allowance, however, in no event shall Tenant be liable for such fees until the reimbursement of such fees would not exceed the Construction Period Maximum Liability)], and the determination of such third (3rd) architect concerning the delay matters on which Landlord’s architect and Tenant’s Architect are unable to agree (which determination shall be made within five (5) Business Days after his or her appointment) shall be final and conclusive. If Landlord's architect and Tenant's Architect are not able to agree upon a third architect within such two (2) Business Day period, the selection of such third architect shall be made by the

Arbitrator pursuant to an Arbitration conducted pursuant to the terms of Section 5(b)(4) of this Exhibit B-3.

(d)    Contractor Cooperation; "Hard Hat" Tour. Landlord and Tenant shall, and shall cause their respective contractors and subcontractors to, reasonably cooperate in good faith with each other to permit both of them to meet their respective construction schedule obligations (including, without limitation, sharing access and scheduling the Base Building Work and Tenant Improvement Work in a manner that permits each party to maintain its construction schedule). In the event the construction activities of another tenant or occupant of the Building is interfering with Tenant's construction of the Tenant Improvement Work, then, upon Tenant's written request, Landlord shall use commercially reasonable best efforts to cause such tenant or occupant to immediately cease such activities. From time to time after the Lease Commencement Date, Tenant shall have the right to conduct "Hard Hat" tours of the Building for Tenant's employees. Tenant shall provide Landlord with prior written notice of the date and time of any such tour. Landlord and Tenant shall cooperate in conducting any such tour, including, without limitation (i) scheduling such tours at agreed upon times so as to minimize disruption of the construction process and (ii) ensuring that Landlord's contractors cease construction of the Base Building Work for the duration of any such tour; provided however that any requirement that Landlord cause its contractors to stop construction of the Base Building Work for more than four (4) hours in any one (1) month may constitute a Tenant Delay.

4.    TENANT IMPROVEMENT WORK.
(a)    Tenant Plans and Specifications.
(1)    Construction Documents. Tenant shall furnish to Landlord for its review and approval “permit ready” detailed Plans and Specifications for the Tenant Improvement Work (the "Construction Documents"). Landlord shall advise Tenant of Landlord's written approval or disapproval of the Construction Documents within fifteen (15) Business Days after Tenant submits the Construction Documents to Landlord, it being expressly acknowledged and agreed that Landlord's sole basis for denying approval of any submission of the Construction Documents by Tenant shall be (i) the non-compliance of the Construction Documents with applicable law and/or (ii) the Tenant Improvement Work depicted on the Construction Documents would require Landlord to make modifications to the Base Building Plans that would not be Permitted Base Building Modifications [as defined in Section 2 (a) (3) of this Exhibit B-3] or (iii) the Tenant Improvement Work shown on the Construction Documents will materially and adversely affect the design of the Base Building Structure or the Base Building Systems (subparagraphs (i), (ii) and (iii) being hereinafter collectively referred to herein as the "Construction Documents Disapproval Criteria"). If Landlord timely disapproves of the Construction Documents in accordance with the Construction Documents Disapproval Criteria, Tenant shall revise the Construction Documents, and resubmit the Construction Documents to Landlord only for review of those issues noted by Landlord which conform to the Construction Documents Disapproval Criteria. Landlord shall provide Tenant with written approval or disapproval of the revised Construction Documents in accordance with the terms of this Section 4(a)(1) within seven (7) Business Days after Landlord's receipt of the revised Construction Documents and the review procedure set forth above shall be repeated until the Construction Documents are approved by Landlord. If Landlord disapproves any submission by Tenant of the Construction Documents, Landlord shall provide Tenant with a detailed written explanation setting forth the reasons for such disapproval, which reasons shall be consistent with the Construction Documents Disapproval Criteria.
(2)    Changes to the Tenant Plans and Specifications. If Tenant desires to materially change the Tenant Plans and Specifications, Tenant shall furnish such change to Landlord for its review and approval (the "Plan Change"). Landlord shall advise Tenant of Landlord's written approval or disapproval of the Plan Change within ten (10) Business Days after Tenant submits the Plan Change to Landlord, it being expressly acknowledged and agreed that Landlord's sole basis for denying approval of any Plan Change shall be (i) the non-compliance of the Plan Change with applicable law and/or (ii) the Tenant Improvement Work depicted on the Plan Change would require Landlord to make modifications to the Base Building Plans that would not be Permitted Base Building Modifications [as defined in Section 2 (a) (3) of this Exhibit B-3] or (iii) the Plan Change will materially and adversely affect the design of the Base Building Structure or the Base Building Systems (subparagraphs (i), (ii) and (iii) being hereinafter collectively referred to herein as the "Plan Change Disapproval Criteria"). If Landlord timely disapproves of the Plan Change in accordance with the Plan Change Disapproval Criteria, Tenant shall revise the Plan Change, and resubmit the Plan Change to Landlord only for review of those issues noted by Landlord which conform to the Plan Change Disapproval Criteria. Landlord shall provide Tenant with written approval or disapproval of the revised Plan Change in accordance with the terms of this Paragraph 4(a)(2) within five (5) Business Days after Landlord's receipt of the revised Plan Change and the review procedure set forth above shall be repeated until the Plan Change is approved by Landlord. If Landlord disapproves any submission by Tenant of a Plan Change, Landlord shall provide Tenant with a written explanation setting forth the reasons for such disapproval, which reasons shall be consistent with the Plan Change Disapproval Criteria. Any delay Landlord incurs in reaching the End of the Construction Period or Rent Commencement Condition directly attributable to a Plan Change shall be a Tenant Delay.
(3)    Consent by Landlord to Plans for the Tenant Improvement Work. Any approval or consent by Landlord of any of the Tenant Plans and Specifications, or other items to be submitted by Tenant to and/or reviewed by Landlord pursuant to this Exhibit B-3 shall be deemed to be strictly limited to an acknowledgement of approval or consent by Landlord thereto and such approval or consent shall not constitute an assumption by Landlord of any responsibility for the accuracy, sufficiency or feasibility of any plans, specifications or other such items and shall not imply any representation, acknowledgment or warranty by Landlord that the design is safe, feasible or structurally sound or will comply with any legal or governmental requirements.
(4)    Cost of the Tenant Plans and Specifications. All costs relating to the Tenant Plans and Specifications shall be paid by Tenant, subject to application of the Construction Allowance.
(b)    Construction of the Tenant Improvement Work.
(1)    Leasehold Contractor. Following the Lease Commencement Date, Tenant shall cause Foulger-Pratt Contracting, LLC (“FPC”) or another general contractor of Tenant’s choosing, but subject, however, to the approval of Landlord, which approval shall not be unreasonably withheld, delayed or conditioned, to construct the Tenant Improvement Work in accordance with the Tenant Plans and Specifications.
Tenant shall give FPC the opportunity to bid on the Tenant Improvement Work.
Notwithstanding the foregoing, Landlord hereby approves the following general contractors to undertake the Tenant Improvement Work: (i) FPC; (ii) Rand; (iii) Hitt; (iv) Davis; and (v) Whiting-Turner (the "Pre-Approved General Contractors"). If Tenant notifies Landlord that Tenant desires to utilize a general contractor other than one of the Pre-Approved General Contractors, and if Landlord fails to approve or disapprove such general contractor in accordance with the terms of this Paragraph 4(b)(1) within five (5) Business Days of Tenant's notice, then Landlord shall be deemed to have approved such general contractor. The general contractor selected by Tenant (and approved by Landlord (or deemed approved by Landlord), if applicable) to undertake the Tenant Improvement Work is referred to herein as the "Leasehold Contractor".
(2)    Permits. Tenant shall obtain all necessary permits for the construction of the Tenant Improvement Work and for Tenant's initial occupancy of the Leased Premises [it being expressly understood and acknowledged that Landlord shall obtain the certificate of occupancy (or equivalent) for the Base Building]. Upon Tenant's request, Landlord shall, without additional cost to Tenant, cooperate with Tenant in connection with Tenant's efforts to obtain all such permits. Tenant shall deliver a copy of its final non-conditional building permit to Landlord.

(3)    Utilities; Parking; Fees. For and during the period of the design, coordination and construction of the Tenant Improvement Work and Tenant's move to the Leased Premises, Landlord shall not charge Tenant, the Leasehold Contractor and any subcontractors, material suppliers or vendors performing the Tenant Improvement Work and/or assisting Tenant in Tenant's move to the Leased Premises for parking for the Project Manager and Superintendant of the Tenant Improvement Work and for any principal of the Leasehold Contractor (it being expressly acknowledged and agreed that the foregoing parties shall have the right to park in the parking garage serving the Building or at other location(s) at the Project reasonably designated by Landlord), electricity, HVAC, water or loading dock or freight elevator use, nor shall Landlord limit the hours during which such services are available. In the event that Tenant desires to deliver construction materials to the Leased Premises by means of a crane prior to substantial completion of the Building’s freight elevator, then Landlord shall fully cooperate with Tenant in exploring the use of a crane for such purpose. Other than the Construction Management Fee (hereinafter defined), if any, in no event shall Tenant be charged any fee, including any fee relating to any Building engineer, in connection with Landlord's review of the Tenant Plans and Specifications or Landlord's supervision of the Tenant Improvement Work or Tenant's move to the Leased Premises.

(4)    Exterior Staging Period. Tenant, the Leasehold Contractor and any subcontractors, material suppliers or vendors performing the Tenant Improvement Work and/or assisting Tenant in Tenant's move to the Leased Premises shall be allowed, at no additional cost from Landlord, access to a portion of the designated staging areas reasonably designated by Landlord from time to time during the Exterior Staging Period (hereinafter defined) in order to stage construction materials, subject to the terms and conditions of this Paragraph 4(b)(4). The "Exterior Staging Period" shall be a period commencing on a date prior to the Lease Commencement Date and having a duration as Tenant shall reasonably determine to be appropriate for Tenant to stage construction materials in the designated portion of the staging areas. Tenant shall inform Landlord of Tenant's good faith determination of Tenant's estimated date of the commencement of the Exterior Staging Period. Notwithstanding anything in the Lease to the contrary, all of the provisions of the Lease applicable during the period commencing on the Lease Commencement Date and expiring on the Rent Commencement Date shall apply during the Exterior Staging Period. Landlord shall have no responsibility with respect to any items placed in the staging areas by Tenant or its Leasehold Contractor. Any fencing or other means of access control with respect to the staging areas designated for exclusive use by Tenant or its Leasehold Contractor shall be installed by Tenant at Tenant's sole cost and expense (subject to applicable of the Construction Allowance), subject to Landlord’s reasonable approval thereof. At the expiration of the Exterior Staging Period, Tenant shall remove any such fencing or other means of access control and clean the portion of the staging areas that was designated for Tenant’s use of any construction materials and/or other debris.

(5)    Construction Management Fee. Tenant shall pay Landlord’s managing agent a construction supervision fee (the "Construction Supervision Fee") equal to the lesser of (i) one percent (1.0%) of the Hard Construction Costs (hereinafter defined) or (ii) one percent (1.0%) of the Construction Allowance, which fee shall be deducted from the Construction Allowance. Notwithstanding the foregoing, if FPC is the Leasehold Contractor, Landlord shall not charge, and Tenant shall have no obligation to pay, the Construction Supervision Fee. As used herein, the term "Hard Construction Costs" means only those actual and verifiable costs of the Tenant Improvement Work for (1) materials and equipment that are permanently incorporated into the Building, and (2) the labor required in incorporating such materials and equipment.

(6)    Insurance. The Leasehold Contractor and the subcontractors undertaking the Tenant Improvement Work shall obtain the types and amounts of insurance set forth in Exhibit G to the Lease.

(7)    LEED Certification. Landlord hereby expressly acknowledges and agrees that (i) Tenant will seek to obtain LEED Gold or LEED Silver certification for the Leased Premises and (ii) Landlord will use reasonable efforts to cooperate in such efforts at no cost to Landlord.

5.    TENANT IMPROVEMENT WORK COSTS; CONSTRUCTION ALLOWANCE.

(a)    Tenant Improvement Work Costs. Except as otherwise expressly set forth herein, all of the costs and expenses incurred by Tenant for the Tenant Improvement Work (including, but not limited to, architectural and engineering fees, permitting costs, insurance, labor and materials) shall be borne by Tenant, subject to application of the Construction Allowance.

Tenant shall employ the same HVAC control system in the Leased Premises that Landlord uses for the Base Building Work.

(b)    Construction Allowance.

(1)    Amount and Disbursement. Landlord will provide Tenant with an allowance (the “Construction Allowance”) equal to the product of (i) Sixty-Seven and 50/100 Dollars ($67.50) multiplied by (ii) the number of rentable square feet in the Leased Premises. The Construction Allowance may be used by Tenant to defray any cost or expense incurred by Tenant in connection with the Tenant Improvement Work, the installation by Tenant of Tenant's furniture, fixtures and equipment at the Building and in the Leased Premises, Tenant's move to the Leased Premises or any other cost which Tenant is permitted to pay out of the Construction Allowance pursuant to the terms of this Lease, which costs and expenses shall include, without limitation, the cost of the Tenant Plans and Specifications, all labor, materials, permits, fees, and consultants, contractors and subcontractors' charges, engineering and architectural fees, other professional costs and fees, the cost of purchasing and installing Tenant's telecommunications wiring, cabling, infrastructure, furniture, fixtures, equipment, signage, any rooftop equipment, back-up generator or supplemental HVAC system installed by Tenant and any and all moving expenses and move-related costs associated with Tenant's move to the Leased Premises, including legal fees and other professional fees (collectively, "Allowed Expenditures").

Notwithstanding the foregoing, (i) Tenant may not draw on the Construction Allowance until after the Construction Loan Closing and (ii) Tenant may not use more than twenty percent (20%) of the Construction Allowance (i. e., $13.50 for each rentable square foot in the initial Leased Premises – the “Soft Costs Portion”) to pay for “soft costs” of the Tenant Improvement Work (i. e., space planning, construction drawings, architectural costs, engineering costs, consultant fees and/or moving expenses). The remaining eighty percent (80%) of the Construction Allowance (i. e., $54.00 for each rentable square foot in the initial Leased Premises) shall be used for the payment of invoices relating to costs of the Tenant Improvement Work other than the foregoing "soft costs" (which other costs shall include the purchase and installation of systems furniture and computer and telephone wiring and cabling).

Provided the Draw Conditions (hereinafter defined) are satisfied, Landlord shall, within thirty (30) days after Landlord’s receipt of Tenant’s written draw request therefor (but in no event more than once in any calendar month), reimburse (or pay) Tenant (or, at Tenant's direction, which shall be stated in such request, pay directly to the applicable contractors, subcontractors or other vendors) for Allowed Expenditures (or Allowed Expenditures that are the subject of a payable invoice) in the amount requested by Tenant. With respect to each draw request by Tenant, the term “Draw Conditions” shall mean each of the following: the applicable request is accompanied by (i) a copy of all invoices for Tenant Improvement Work costs covered by such draw request (and reasonable back-up information relating thereto), (ii) an application for payment and sworn statement of the Leasehold Contractor substantially in the form of AIA Document G-702 or G-703 covering all hard costs for which reimbursement is to be made to a date specified therein; (iii) a certification from Tenant’s Architect substantially in the form of the Architect’s Certificate for Payment which is located on AIA Document G702, Application and Certificate of Payment; and (iv) contractor’s and subcontractor’s partial waivers of liens and claims (for contractors and subcontractors providing in excess of $10,000 in materials and/or services) conditioned upon payment for the current request and waiving all claims for amounts previously paid. Any portion of the Construction Allowance remaining unused shall be applied by Landlord against the Minimum Annual Rent and/or Additional Rent next due and payable by Tenant under the Lease.

    (2)    Additional Allowance. In the event that Tenant notifies Landlord in writing, on or before the Construction Loan Closing, that Tenant wishes to increase the Construction Allowance, and specifies the amount of such proposed increase, not to exceed the Maximum Increase Amount (hereinafter defined), then Landlord shall make available to Tenant an additional allowance (the "Additional Construction Allowance") in the amount requested by Tenant, but not to exceed the Maximum Increase Amount. As used herein, the term "Maximum Increase Amount" means the product of (i) Ten Dollars ($10.00) multiplied by (ii) the number of rentable square feet in the Leased Premises. In the event Tenant requests and Landlord provides the Additional Construction Allowance, then, the term "Construction Allowance" as used herein shall be deemed to include the Additional Construction Allowance. Tenant shall repay to Landlord the amount of the Additional Construction Allowance over the initial Lease Term (beginning on the Rent Commencement Date) in equal monthly installments in the amount necessary to fully repay to Landlord the Additional Construction Allowance, with interest at the rate of eight and one-half percent (8½%) per annum. Such equal monthly installments shall be added to the monthly installments of Minimum Annual Rent payable by Tenant under the Lease, provided that such installments shall not be subject to the annual escalations applicable to Minimum Annual Rent. As an example of the foregoing, for each $100.00 (or portion thereof) of Additional Construction Allowance provided to Tenant, the Basic Monthly Rent payable by Tenant under the Lease shall increase by $1.24.

(3)    Tenant's Right of Offset. If Landlord disputes in writing ("Dispute Notice") Landlord's obligation to disburse any amount of the Construction Allowance that Tenant requests be disbursed by Landlord pursuant to the terms of Paragraph 5(b)(1), above, prior to the expiration of the thirty (30) day period set forth in Paragraph 5(b)(1), above, then Landlord shall have no obligation to disburse such disputed amount until five (5) Business Days following the date that a final decision awarding such amounts to Tenant is entered in arbitration conducted in accordance with the terms of Paragraph 5(b)(4), below (it being expressly understood, however, that Landlord shall pay Tenant within such thirty (30) day period all amounts which Landlord is not disputing, and only amounts in dispute shall be subject to such arbitration). If Landlord fails to pay any amounts requested by Tenant on or before the expiration of such thirty (30) day period or on or before the expiration of such five (5) Business Day period (if any such amounts are disputed and a final decision awarding such amounts to Tenant is entered in arbitration conducted in accordance with the terms of Paragraph 5(b)(4), below), then, without limiting Tenant's rights at law or in equity, Tenant may deduct any such amounts, plus interest thereon accruing at a rate equal to ten percent (10%) per annum from the date such amount was due to Tenant (collectively, "Offset Amounts"), against Minimum Annual Rent next due and payable by Tenant under the Lease. If this Lease is terminated for any reason other than an Event of Default by Tenant hereunder prior to the date on which all Offset Amounts have been applied against Minimum Annual Rent, then Landlord shall be liable to Tenant for any unapplied amounts.

(4)    Arbitration. If Landlord timely delivers a Dispute Notice, or if any other matter under the Lease is to be determined by arbitration, then, Landlord and Tenant shall submit the matter to binding expedited arbitration under the Commercial Arbitration Rules (the "AAA Rules") of the American Arbitration Association ("AAA"), and in particular, the Expedited Procedures of such Commercial Arbitration Rules (the "Arbitration"). With respect to such Arbitration (i) the arbitrator shall expert in the applicable subject matter of the Arbitration (the "Arbitrator"), (ii) the parties will have no right to object if the Arbitrator so appointed was on the list submitted by the AAA and was not objected to in accordance with Expedited Procedures of the AAA Rules, (iii) the first hearing shall be held within seven (7) Business Days after the appointment of the Arbitrator, and (iv) the standards applied by the Arbitrator to resolve such dispute shall be the same standards which would be applied by a court of competent jurisdiction. The losing party in the Arbitration (as determined by the Arbitrator) shall pay the arbitration costs charged by the AAA and/or the Arbitrator and shall pay the attorneys' fees and costs of the prevailing party. The decision of the Arbitrator shall be confidential, final and binding on the parties, and shall be rendered in a thorough opinion with findings of fact and conclusions of law.

EXHBIT B – 4

Matrix of Base Building Work and Tenant Improvement Work

MATRIX OF BASE BUILDING / TENANT IMPROVEMENT WORK

ROCKVILLE METRO PLAZA II

Description	Base Building	Tenant Work

ARCHITECTURAL
Concrete Floor in Tenant Area	X
Concrete Floors in Mech./Elec./Tel./Jan.	X
Gypsum Board Partitions (taped & spackled)
•Perimeter (including columns)	X
•Columns (interior)		X
•Core	X
Base Building Toilet Rooms (all finishes)	X
MEP Rooms (all finishes)	X
Exit Stairs (all finishes)	X
Janitor Closets (all finishes)	X
Main Lobbies (all finishes)	X
Typical elevator lobby finishes, Floors (4-11)
•Multi-Tenant Floors	X
•Single Tenant Floors		X
Painting / Wallcovering in Tenant Areas		X
Ceiling System
•Base Building Toilet Rooms	X
•Tenant Area		X
•MEP Rooms	N/A
•Janitors Closets	N/A
•Elevator Lobby – Multi-Tenant Floor	X
•Elevator Lobby – Single Tenant Floor		X
Floor Covering w/base
•Tenant Area		X
•Elevator Lobby – Multi-Tenant Floor	X
•Elevator Lobby – Single Tenant Floor		X
Window Blinds	X

BASE BUILDING / TENANT WORK

Description	Base Building	Tenant Work

ARCHITECTURAL (Continued)

Doors & Hardware
•Core	X
•Tenant Area		X
Mullion Adapters		X
ADA Code Requirements
•Parking Garage	X
•Site	X
•Building Entries	X
•Main Lobby	X
•Elevator	X
•Exit Stairs	X
•Base Building Toilet Rooms	X
•Tenant Area		X
Exterior Signage
•Directional Site Signage (if applicable)	X
•Exterior Signage/ Retail		X
Interior Signage
•Building Directories	X
•Core Areas	X
•Tenant Areas		X

STRUCTURAL
Loading Capacity (per code/ specifications)	X
Additional Loading Capacity		X

ELECTRICAL
Incoming Service	X
Switchgear	X
Buss Duct Riser (capacity per specification shown in Exhibit B-5)	X

BASE BUILDING/ TENANT WORK

Description	Base Building	Tenant Work

ELECTRICAL (Continued)

Distribution to Closets
•Low Voltage Panels	X
•High Voltage Panels	X
•Transformers	X
Emergency Lighting
•Core Area	X
•Tenant Area		X
Light Fixtures
•Core Area	X
•Tenant Area		X
•Elevator Lobby – Multi-Tenant Floor	X
•Elevator Lobby – Single Tenant Floor		X
•Main Lobbies	X
Convenience Outlets
•Core Area	X
•Tenant Area		X
Surge Protection
•Main Switchgear	X
•Floor Panels – Harmonic Filter		X
Strobe Lighting
•Core Areas	X
•Tenant Areas		X
•Panel Contacts	X
Telephone/Data Core Drills in Core Closets	X
Voice/Data Distribution
•Incoming Service	X
•Vertical Backbone		X
•Horizontal Distribution		X
•Grounding System		X
•Outlets		X
Telephone Switch		X
UPS System		X
Automatic Transfer Switch (for UPS)		X
Emergency Generator – Base Building Use Only	X
Battery Back-up		X

BASE BUILDING / TENANT WORK

Description	Base Building	Tenant Work

MECHANICAL
Air Handling Units (1 per Floor)	X
Perimeter Fan Powered VAV Boxes
•VAV Boxes with ECM Motors		X
•Thermostats/Controls/Power/ Balancing		X
Exhaust/ Ventilation
•MEP Rooms	X
•Toilet Rooms	X
•Elevator Rooms	X
•Stairs	X
Medium Pressure Trunk Duct	X
Low Pressure Trunk Duct		X
Duct Runouts		X
Diffusers (Perimeter slot and interior)		X
Interior VAV boxes		X
•Thermostats/Controls/Power/Balancing		X
Supplemental A/C Units
•Units (power, piping, controls)		X

BASE BUILDING/ TENANT WORK

Description	Base Building	Tenant Work

FIRE PROTECTION
Standpipes	X
Distribution to main loop	X
•Valved Connections	X
•Flow & Tamper Switches	X
Branches, drops and heads (per code)
•Core	X
•Tenant Area (code minimum, 1 per 225 rsf)	X
•Additional or Relocated Heads per Tenant Plan		X
•Main Lobbies	X
Extinguisher Cabinets/Extinguishers
•Core	X
•Tenant Area		X
•Local Fire Alarm	X
•For Tenant Tie-in; every other floor		X
Fire Phones (per code)
•Fire Control Room	X
•Elevators	X
•Stairways	X
Annunciator Panels (per code/specifications)	X

PLUMBING
Wet columns (2 per floor)	X
Core Fixtures	X
Electric Water Coolers	X
Supplemental A/C Piping		X
Janitors Sink	X
Pantries (typical Floor)		X

BASE BUILDING/ TENANT WORK

Description	Base Building	Tenant Work

SECURITY
Garage Control Gates	X
Card readers (including power & conduit)
•Garage Gates	X
•Building Entries	X
•Elevators	X
•Typical Floors – Suite Entry		X

EXHIBIT B – 5
MEP Narrative
ROCKVILLE METRO PLAZA II
121 ROCKVILLE PIKE
ROCKVILLE, MD

MONTGOMERY COUNTY, MARYLAND

MECHANICAL, PLUMBING AND ELECTRIC
SYSTEM NARRATIVE

WFT ENGINEERING, INC.
9737 WASHINGTONIAN BOULEVARD, SUITE 588
GAITHERSBURG, MD 20878

JANUARY 14, 2011

Mechanical System Description

Office Floor Air Conditioning:
Each office floor shall be air conditioned by a variable air volume (VAV) system utilizing a self-contained, water-cooled air conditioning unit, parallel fan powered VAV terminal units and single duct shut-off VAV terminal units. The nominal 65 ton air conditioning unit shall have an actual cooling capacity of 69 tons and shall include a variable frequency fan drive and a waterside economizer for “free cooling.” The unit shall supply constant temperature cooled air (approximately 55°F) through a looped medium pressure duct system to VAV terminal units. Parallel fan powered VAV terminal units shall be used for conditioning perimeter zones of the 4th through 10th floors and all zones of the 11th floor. Single duct shut-off VAV terminal units shall be used for conditioning interior zones of the 4th through 10th floors.

Office Floor Heating:
Heating for perimeter zones of all floors and the entire 11th floor shall be provided by electric resistance heat coils included in the parallel fan powered VAV terminal units. 4th through 10th floor interior zones shall not include heat.

Office Floor Ventilation:
Outdoor air shall be supplied by a central fan in the mechanical penthouse to a VAV terminal unit in each office floor mechanical equipment room. The outdoor air shall mix with return air and be supplied to the tenant space by the air conditioning unit. For energy savings, the VAV terminal units shall modulate the outdoor air based on return air CO2 level at each floor. CO2 setpoint shall be 530 ppm above outdoor ambient. The outdoor air fan shall have a variable frequency drive to realize the energy savings. A relief duct with static pressure control shall allow excess outdoor air to exit the building while still maintaining a slight positive building pressure.

Office Floor Air Distribution:
Plenum slot diffusers proximate to the exterior walls shall be used to supply air to perimeter zone spaces. Lay-in, 24”x24” perforated face diffusers shall be used to supply air to interior zone spaces. The ceiling space shall be utilized as a return air plenum. To attenuate air conditioning unit noise transmission, a “Z-wall” shall be provided to transfer return air from the ceiling plenum to the mechanical equipment room.

Office Floor Exhaust:
A central system shall be provided to exhaust core toilet rooms (75 cfm per toilet or urinal) and janitor closets. An exhaust duct riser to the roof shall be provided at each of two wetstacks for tenants to add small exhaust systems. Such shall necessitate fan and duct connection to the riser with fire damper.

Office Floor Supplemental 24/7 Air Conditioning:
Capped closed loop condenser water pipes from the same system that serves retail tenants (see description below) shall be provided at each office floor for tenant use. System capacity allows a maximum of 80 tons (10 tons per floor). For pump energy savings, tenants must include a normally-closed, 2-way, 2-position motorized valve in the condenser water supply pipe serving each air conditioning unit. The valve shall only open when the unit compressor is required to run.

Retail Space HVAC:
A closed loop condenser water system shall be provided for retail tenant use. The system includes a cooling tower, a plate and frame heat exchanger, pumps, controls and water treatment. The same system shall be used for office floor supplemental air conditioning units and the main lobby air conditioning unit.

Of the 200 ton system capacity, 110 tons is dedicated for the retail spaces. Capped pipes shall be located at two locations where the pipes enter the retail shell space from the building core. Such shall be extended once retail tenant spaces are defined. Retail tenant spaces shall be conditioned by tenant-provided water-cooled air conditioning units and electric heat. Outdoor air shall be ducted from overhang soffit grilles or exterior wall louvers as approved by the Landlord. For pump energy savings, tenants must include a normally-closed, 2-way, 2-position motorized valve in the condenser water supply pipe serving each air conditioning unit. The valve shall only open when the unit compressor is required to run.

Retail Space Exhaust:
Tenant toilet rooms shall be exhausted by the tenant to overhang soffit grilles or exterior wall louvers as approved by the Landlord. Dedicated space to the penthouse roof has been reserved for the installation of two restaurant tenant grease hood exhaust ducts. Space has been reserved on the penthouse roof for the two associated exhaust fans.

Closed Loop Condenser Water System Energy Metering:
The building automation system (BAS) shall accumulate electrical energy consumption (kwh) for the cooling tower and pumps that comprise the closed loop condenser water system that serves retail tenant air conditioning units and office tenant supplemental air conditioning units. The central closed loop condenser water system in the penthouse shall include a BTU meter that shall determine total system heat rejection and communicate such to the BAS. Components shall include a BTU meter with water temperature sensors, a dual turbine insertion flow meter and installation kits. Tenants utilizing the closed loop condenser water system shall be required to provide the same for purposes of sub-metering the electrical energy consumption for the cooling tower and pumps. Wiring from tenant BTU meters to the BAS must be by the building BAS installation contractor.

Garage Ventilation:
A code-compliant mechanical exhaust system shall be provided for the below-grade parking levels. For energy savings, the BAS shall control the system fans in response to CO level in the garage as measured by multiple CO sensors.

Controls:
The building shall include a fully integrated, open protocol, direct digital control (DDC), building automation system (BAS).

Plumbing System Description

General:
A complete plumbing and fire sprinkler system shall be provided in accordance with all state and local codes.

Sanitary System:
The entire office building shall be served by a gravity type sanitary and waste pipe system. The core toilet rooms shall be served by vertical soil and vent stack risers. All sanitary risers shall be collected below the ground floor level within the highest garage level and piped to the sewer lateral leaving the building. Capped sanitary and vent connections shall be provided at each floor level for future tenant use.

The garage levels shall be piped to the lowest level. The garage drainage system shall be piped through a garage interceptor and to a duplex sump pump.

Capped kitchen grease waste connections for (2) future tenant restaurants shall be provided below grade level. Grease waste will discharge into (2) grease interceptors located below the grade accessible from outside of the building in accordance with local code. The grease interceptors shall discharge to the public sewer system.

Sanitary and vent piping materials shall be based on longevity. Above grade piping shall cast iron no-hub or copper DWV. Below grade piping shall be cast-iron hub and spigot.

Domestic Water System:
Domestic water shall be distributed throughout the entire office building. The 4” incoming domestic water service shall include a reduced pressure backflow preventer and be pumped throughout the building by a duplex domestic water booster system package. The booster system shall provide a minimum of 30-PSI pressure to the top floor fixtures. Domestic water risers serving the core toilets shall be installed with ball valves at the base of each riser. Domestic cold water distribution mains shall be located in the P-6 level heated ceiling plenum feeding up to the risers. Capped and valved cold water connections shall be provided at each floor level off of the core domestic water risers for future tenant use.

Central electric water heater located in the penthouse will provide domestic hot water to the core toilet room fixtures and mop sinks. Hot water circulation system will be provided to maintain hot water temperature at all times.

Recessed box type exterior freeze proof wall hydrants shall be provided no more than 100 feet apart around the perimeter of the building. Wall hydrants shall be vandal and freeze proof, and provided with individual shut-off valves.

Domestic water piping materials shall be based on longevity. The incoming service shall be either galvanized steel or copper type K. Above grade material shall be copper type L. All domestic hot and cold water shall be insulated through-out. Where subject to freezing, piping shall be heat traced and insulated.

Storm Water system:
Internal roof drains shall provide roof drainage. An emergency secondary roof drainage system will also be provided by means of exterior parapet scuppers. Storm water will be collected and piped by gravity to the site storm water sewer system. The piping materials will be selected based on longevity. Interior below grade piping shall be hub and spigot cast-iron and above grade piping shall be no-hub cast-iron with heavy-duty fittings. All horizontal roof drainage roof drain bodies shall be insulated.

Natural Gas:
Capped and valved 3” 2 PSI natural gas connection will be provided by local gas company for the future restaurant tenants and food service equipment.

Plumbing Fixtures and Equipment:
Fixtures shall include water closets, urinals, lavatories, and electric water coolers. ADA fixtures and trim shall be provided as required. Water conserving fixtures shall be installed throughout the facility.

All water closet and urinals shall be vitreous china. Sensor operated battery powered flush valves will be provided.

All lavatories shall be counter top mounted and the sensor battery powered faucet will be provided.

Electric water coolers and drinking fountains will be provided throughout the facility as required.

A minimum of one Mop/service sink per floor will be provided in the facility as required.

An emergency eye/face wash unit will be provided in mechanical rooms where required in compliance with ANSI Z358.1.

Floor drains shall be required in all toilet rooms and mechanical/plumbing rooms. All drains not receiving a constant discharge from equipment shall have trap primer connections.

Fire Sprinkler System:

The entire office building and garage shall be protected in accordance with NFPA and provided with a complete automatic wet sprinkler/standpipe system, utilizing the available water pressure and supply from the public mains and an electric fire pump. A new 6” fire service with an approved double check valve assembly shall be provided. The garage sprinkler/standpipe system shall be a dry system connected to the wet system.

Combination standpipe/sprinkler risers will be installed in each stairwell as required. All standpipes will be interconnected at the first level and provided with control valves with tamper switches, and flow alarm switches. 2-1/2” fire hose valves will be provided at each floor level on each standpipe. A sprinkler system control valve with tamper switch, flow alarm switch and check valve will be provided at each connection to the standpipe. Areas of the office building subject to freezing will be protected with dry sprinkler systems or dry pendent or sidewall type sprinkler heads.

The entire garage shall be protected with a dry sprinkler/standpipe system interconnected to the office building fire protection system with an approved dry valve.

Siamese connections will provided for both the office building and garage systems. A fire pump test manifold will be provided as required.

The piping materials will be selected based on longevity. Material to be used shall be schedule 40 standard weight black steel pipe. Dry pipe systems shall use schedule 40 standard weight galvanized steel pipe.

Electrical System Description

General:

The incoming electric service for Phase II will be provided for base building (house), tenant occupied office space, retail space and the Underground Parking Garage. The service voltage to the Building will be 277/480V, 3-Phase, 4-Wire. The electrical service will be provided by 2-3000Ampere Main switchboards. The retail tenant electrical service will be provided by two (2) - 800Ampere main switches and associated wiring troughs to allow the retail tenants the means to provide their own utility service(s), which will be separately metered by the Utility Company. All main switches shall be provided with integral zero-sequence ground fault protection, where required by the NEC. The Office Building and Garage service will be separately metered by the Utility. The fire pump will be provided utility power directly from the directly from the utility transformer vault via an integral automatic transfer switch/

controller.

The main electrical service equipment will be located in a room, along the foundation wall of the P-1 level. The Utility Transformers will be located in a below grade vault, just beyond the foundation wall in a location to be coordinated with the Utility Consultants

The Entire parking garage will be provided with Distribution and Branch circuit panels located in strategic points throughout the garage to serve the lighting, receptacles and ventilation equipment required as part of the design. The branch panels will be evenly spaced throughout the building so as to provide both flexibility in design and ease of construction.

The Office building will be provided with two electric closets per floor with 277/480V and 120/208V, 3-Phase, 4-Wire branch circuit panelboards to serve the tenant lighting, receptacle and HVAC loads. The two cooling towers and associated pumps served by individual feeders, which will originate from a motor control center located in the penthouse.

The first bus riser will serve the 277/480V panels providing a power density of 3.5W/square-foot to serve lighting loads and VAV Boxes. Additionally, the 120/208V panels will be provided a power density of 5W/square-foot to serve the office tenants receptacle and computer loads. Each panel will be provided with insulated and isolated ground busses to serve sensitive computer equipment. The step-down transformers provided will be K-rated, to mitigate any disturbances due to loads with harmonic components.

A second bus riser will provide power to the floor by floor HVAC units and other miscellaneous HVAC needs.

Wiring Methods:

Incoming Utility service conductors shall be installed in 4” PVC ducts encased in a concrete ductbank from the Utility source to the main electric room.

Interior Main Distribution feeder conductors shall be installed in Electrical Metallic Tubing (EMT) or plug-in busway for the main building risers.

Interior Branch circuits installed in exposed dry areas shall be installed in EMT.

Interior Branch circuits installed concealed in ceiling or wall spaces, generally shall be Metal-Clad (MC) cable with an insulated green grounding conductor.

Garage Main Distribution Feeder and Branch Circuits shall be installed in Intermediate Metal Conduit (IMC).

All Fire Alarm wiring shall be required to be installed in conduit, and subject to the constraints of the installation applications noted above.

Lighting:

All lighting shall be designed to meet the standards set by the Illuminating Engineering Society of North America and the International Energy Conservation Code.

The lighting for the garage will be provided via Parking Garage type fixtures, which will utilize High Intensity Discharge (HID) source lamps (metal halide) with high power factor ballasts. This lamp source allows for greater spacing of fixtures and ultimately minimizes the number of fixtures required. Further, this lamp is a medium life rated lamp of approximately 10,000 hours per lamp. The lighting shall be designed for 10 foot-candles in the drive aisles, with general parking to be designed for 5 foot-candles. All entrances to the underground garage shall be designed to 50 foot-candles for the first 50 feet of entrance to allow a smooth transition from an outdoor to an indoor environment.

The back of house spaces, public spaces and tenant areas shall be designed with fluorescent lighting utilizing electronic ballasts and T8 or T5 lamps and or compact fluorescent lighting fixtures, except where special accent lighting is required such as displays or special architectural features.

The lighting shall provide on average about 30 foot-candles for the common spaces, 50 foot- candles for the office spaces. The standard office lighting for the typical floors shall utilize energy efficient fluorescent lighting fixtures.

Lighting controls shall be achieved via of manual or occupancy sensor switches in utilitarian areas, occupancy sensors in storage rooms, public toilet rooms. Tenant office lighting control shall generally be via manual switches and occupancy sensors for open area, as well as individual office rooms.

Garage lighting control shall be achieved by circuiting fixtures alternately, so after hours fixture circuits can be de-energized, either manually or via a system of contactors and time clocks. However, if a garage operator is in place the fixture control shall be as determined by the operator.

Emergency/Life Safety Systems:

The building and garage will be served by a standby rated, diesel driven emergency generator located on the Plaza level. The generator will provided with a weatherproof housing and a sub-base mounted, UL 142A compliant fuel oil storage tank. The generator will be located in an architectural enclosure designed to accommodate all NEC and engine generator required operational clearances. The generator will be sized to the serve the following code required systems and equipment:

Egress and Exit Lighting
Fire Alarm System
Fire Pumps
Sump Pumps
Sewage Ejectors
Elevators (one per bank)
Elevator Equipment Room HVAC Systems
Telephone System
Air Compressor for dry pipe sprinkler system
Stairwell Pressurization Fans

The Life/Safety and the other generator supported systems, mentioned above, will be segregated by a series of Automatic Transfer switches.

Fire Alarm:

A state-of-the-art "point addressable" Voice Fire Alarm Notification and detection system connected to an integrated fire control panel located in the Main Fire Control Room, located on the Plaza Level Entrance

The entire system shall be designed per NFPA 72 and shall be UL Listed. This system shall incorporate voice alarm speakers with a pre-recorded or live evacuation message. Firefighter’s communication will be provided, as this building is classified as a “High Rise” structure. The Fire control panel provides the necessary communications and control to monitor and control relevant building systems and direct building evacuation. Features of the control panel include:

•	An alarm amplification and speaker system to provide live voice instructions or pre-recorded instruction to any combination of zones (or all zones).

•	Elevator status indicators to monitor and control the elevators.

•	Indicators to show the operating status of the emergency generator, fire pump and the Stair Pressurization equipment.

•
Devices and Features shall include: Manual Stations, Smoke Detection, Elevator Lobby/Machine Room Smoke detection and interface with elevator recall, Voice Alarm Notification speakers, Flashing Strobes, Duct Smoke detectors, interface with Sprinkler system alarm devices and a auto-dialer of DACT technology to communicate to a central station monitoring agency, as contracted by the building owner

•	An LCD or Graphic Annunciator Panel located at the building main entrance and in the Fire Control Room. Exact type of annunciator shall be as per the direction of the AHJ.

•	System circuitry will be electrically monitored by the system.

•	Fire Alarm System Wiring: Initiating Circuits Class “A”, Style D; Signaling Line Circuits shall be Class “A”, Style 2; Notification Appliance Circuits shall be Class “A”, Style Z.

Incoming Telephone/Information Technology Service:

An empty conduit system shall be provided from the property line to the incoming telephone service room (or MDF) located on the first garage level, adjacent to the foundation wall. Service shall be provided via five (5) - 4” conduits, two (2) shall be reserved for the major tenant’s use. The service room shall be provided with 3/4” fire rated, plywood sheeting for termination of telephone cabling, overhead wire runway to allow incoming and distribution cabling to be managed, power for service provider electronics, and the main telecommunications ground bar.

Typical Floor Telephone Closet:

Each floor shall be provided with telephone space in the electric closet, where tenants will access the building riser to obtain their communications service. Tenants will allocate space within their leased area to create a private communications equipment and termination space. Cabling will be routed from the incoming service room to the first floor closet via 4-4” conduits. Four (4) – 4” sleeves will be provided between closets up through each floor. Two (2) of the conduits/sleeves shall be reserved for the major tenant’s use.

Each closet will be provided with a 3/4” fire rated, plywood backboard for termination blocks, a double duplex receptacle for local power needs, and a separate ground buss shall be provided in each closet with a separate ground riser connected to the main telecommunications ground bar in the entrance room. The ground buss will provide a segregated (from power grounds) low impedance path to ground for connection of sensitive communication switches and internet interface devices.

Each of the retail tenant spaces will be provided with an empty 2” conduit pathway to the entrance room.

Communication Device Pathways and Outlets:

Communication Telephone/Data outlets will be provided as required to support shell building operation (building entry phone, elevator phones, fire control room phone and communications connection, security communications connections, building automation system, etc,). All data and telephone outlets will be provided with plaster rings, and Cat 6 UTP cabling. Where insulated walls are provided a raceway shall be provided from the outlet to the closest accessible ceiling space or directly to the telephone closet serving the respective floor.

EXHIBIT B – 6
End of the Construction Period Work
1.The Leased Premises, as delivered, shall be free from debris and construction materials, and the floor(s) as delivered shall be broom-swept clean;

2.There shall be unimpeded access to the Leased Premises for deliveries and at least one (1) elevator or material lift available to the Leasehold Contractor(s) for moving construction materials;

3.Any Landlord Constructed Tenant Improvement Work shall be sufficiently completed in accordance with applicable codes to permit the Tenant Improvement Work to be started;

4.All medium pressure trunk duct surrounding the core on each floor and six (6) VAV boxes shall be installed.

5.    Electric power and lighting shall be available.

6.    Plumbing and life safety systems shall be complete in accordance with applicable codes such that the Tenant Improvement Work may be commenced on the applicable floor.

7.    Perimeter walls and window sills shall be completed per the approved Base Building Plans so as not to impede the construction of the Tenant Improvement Work in any material manner;

8.    The Leased Premises shall be closed in and dry so as to allow the Tenant Improvement Work to commence. The permanent roof system in the Building shall be substantially complete, and all windows (including exterior window frames, glass and caulking) on floors containing the Leased Premises shall be substantially complete in accordance with the Base Building Plans;

9.    All rooms located in the Building core on floors containing the Leased Premises, including mechanical rooms, toilet rooms, electrical closets, janitor closets, freight elevator anterooms, and stairways, shall be complete in accordance with applicable codes to a point that allows the Tenant Improvement Work to commence;

10.    The telephone closet on each floor contains sleeves per the Base Building Plans;

11.    The Base Building main telephone room shall be complete to a point that allows the Tenant Improvement Work to commence;

12.    Landlord has obtained all permits and approvals relating to the Base Building Work that are necessary for Tenant to obtain a building permit for the Tenant Improvement Work; and

13.    Installation of sprinkler risers, fire hose valves and a sprinkler loop on each floor of the Leased Premises shall be complete to a point that allows the Tenant Improvement Work to commence.

EXHIBIT B – 7
CONSTRUCTION SCHEDULE

Start of Construction                    July 5, 2011

Garage-to-Grade                    January 13, 2012

Topping Out                        May 4, 2012

Weather-Tight                        September 17, 2012

Temporary Elevators Operational            November 14, 2012

End of the Construction Period                December 1, 2012*

Power                            December 1, 2012

Rent Commencement Condition                May 1, 2013*

* Subject to Tenant Delay, failure of Landlord to achieve this date is a Completion Delay

EXHIBIT B – 8
SIZE AND LOCATION OF DEDICATED SLEEVES

Those dedicated sleeves more particularly shown on drawings E2.10, E2.11, E2.12 and E2.13 of the "Rockville Metro Plaza II Permit Set Dated 1/20/2011 including all Landscape, Architectural, Interiors, Structural, Mechanical, Plumbing and Electrical drawings and the Project Manual-all volumes"

EXHIBIT C
Rules and Regulations

1.    No part of the whole of any sidewalks, plaza areas, entrances, loading docks, passages, courts, elevators, vestibules, stairways, corridors, balconies (other than the North and West Patios) or halls of the Building (other than those which are Limited Common Areas) shall be obstructed or encumbered by any tenant or used for any purpose other than that expressly provided for in the Lease.

2.    No awnings or other projections shall be attached to the outside walls, balconies or windows of the Building (other than as part of the North or West patios). No curtains, blinds, shades, or screens other than Building Standard window coverings, shall be attached to or hung in, or used in connection with, any window or door of the space demised to any tenant.

3.    No showcases or other articles, including furniture, shall be put on the balcony, in front of or affixed to any part of the exterior of the Leased Premises balconies (other than the North Patio and West Patio), or placed in the halls, corridors, vestibules, balconies or other appurtenant or public parts of the Building (other than those which are Limited Common Areas).

4.    Any water and wash closets and other plumbing fixtures in the Leased Premises or the Building shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances (including, without limitation, coffee grounds) shall be thrown therein. Subject to the express terms of the Lease to the contrary, all damages resulting from misuse of the fixtures shall be borne by the tenant who, or whose employees, agents, guests, invitees, or licensees, shall have caused the same.

5.    Except as provided in the Lease, no tenant shall bring or keep, or permit to be brought or kept, any inflammable, combustible, or explosive fluid, material, chemical, or substance in or about the space demised to such tenant.

6.    Except as provided in the Lease, and except for the hanging of artwork on interior walls, no tenant shall make, paint, drill into, or in any way deface, any structural walls within the Leased Premises or any part of the interior or exterior of the Building outside of the Leased Premises other than the Limited Common Areas. Except for telephone and computer wiring, cabling and conduit, no boring, cutting, or stringing of wires shall be permitted.

7.    No tenant shall cause or permit any odors to emanate from the space demised to such tenant. No cooking shall be done or permitted in the Building by any office tenant except coffee and other hot beverage preparation, microwaving and in connection with a cafeteria; provided; however that Landlord acknowledges that Tenant will, on occasion, have catered luncheons or dinners within the Leased Premises.

8.    Tenant shall promptly report to Landlord any cracked or broken exterior glass on the Leased Premises.

9.    No tenant shall intentionally make, or permit to be made, any noises which may be heard outside of such Tenant’s Leased Premises or unreasonably disturb or unreasonably interfere with other tenants or occupants of the Building or neighboring buildings or premises whether by the use of any musical instrument, radio, television set, or other audio device, unmusical noise, whistling, singing, or in any other way. Nothing shall be thrown out, or off, of any doors, windows, balconies or skylights or down any passageways.

10.    Landlord’s shall be furnished with copies of keys for all lockable doors located with the Leased Premises, Supplemental Premises (if any) and Storage Area. Each tenant must, upon the termination of his tenancy, return to Landlord all keys to offices and toilet rooms, either furnished to, or otherwise procured by, such tenant, and in the event of the loss of any such keys, such tenant shall pay Landlord the reasonable cost of replacement keys or locks (at Landlord’s option).

Landlord, at no cost to Tenant, shall provide access cards to Tenant for all employees of Tenant on the Rent Commencement Date [but in no event at a ratio to exceed five (5) cards per each 1,000 rentable square feet in the Leased Premises]. Tenant shall maintain an accurate list of those persons to whom an access card has been issued and shall reimburse Landlord for the costs of access cards issued in excess of the above ratio.

11.    Intentionally omitted.

12.    No tenant shall engage or pay any employees in the Building, except those actually working for such tenant in the Building, nor advertise for laborers giving an address at the Building.

13.    Intentionally omitted.

14.    Intentionally omitted.

15.    No space demised to any tenant shall be used, or permitted to be used, for lodging or sleeping or for any immoral or illegal purpose.

16.    The requests of tenants will be attended to only upon verbal or written request to Landlord or Landlord’s designated Management Agent. Building employees shall not be required to perform, and shall not be requested by any tenant to perform, any work outside of their regular duties, unless under specific instructions from Landlord.

17.    Canvassing, soliciting, and peddling in the Building are prohibited, and each tenant shall cooperate in seeking their prevention.

18.    There shall not be used in the Building, either by any tenant or by any of tenant’s employees, agents, or invitees, in the delivery or receipt of merchandise, freight, or other matter, any hand trucks or other means of conveyance except those equipped with rubber tires, rubber side guards, and such other safeguards as Landlord may reasonably require.

19.    Except for fish in small fish tanks and “guide animals”, no animals of any kind shall be brought into or kept about the Building by any tenant without the prior consent of Landlord.

20.    No tenant shall place, or permit to be placed, on any part of the floor or floors of the space demised to such tenant a load exceeding the floor load per square foot which such floor was designed to carry and which is allowed by law.

21.    Intentionally omitted.

22.    Subject to the express terms of the Lease to the contrary, no tenant shall install any equipment of any kind and nature whatsoever to be used on or in the space demised to such tenant, which will necessitate any changes, or replacements, or additions to, any water or plumbing, heating, air conditioning, ventilating, electrical, or other system in or of the space demised to such tenant of the building without first obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed provided Tenant, if requested by Landlord, agrees to pay for all such changes, replacements and/or additions.

23.    All equipment and machinery belonging to any tenant which causes noise, vibration or electrical interference that may be transmitted to the structure of the Building or to any space therein to such a degree to be reasonably objectionable to Landlord and any tenant in the Building shall be installed and maintained by each such tenant, at such tenant’s expense, on vibration eliminators or other devices sufficient to eliminate such noise or vibration.

24.    Bicycles, motorcycles or any other types of vehicles shall not be permitted in the Building’s lobby, elevators and/or the tenants’ premises without the prior written consent of Landlord. No bicycles are to be attached or stored on any part of the Building’s rails, doors, balconies or other parts, except those areas (if any) designated by Landlord for bicycle storage.

25.    No Building or suite doors (other than on floors leased entirely by Tenant) shall be propped open at any time.

26.    Each tenant shall cooperate with any commercially reasonable efforts of Landlord to conserve energy.

27.    Intentionally omitted.

28.    Neither the whole nor any part of the leased premises of any tenant shall be used for manufacturing, for the storage of merchandise, or for the sale or auction of merchandise, goods, or property.

29.    Tenant shall have the right to maintain vending machines in the Leased Premises. Landlord reserves the right to place or install vending machines in the Common Areas of the Building other than the entrance lobby and the Limited Common Areas.

30.    Except as may otherwise be contemplated with the Lease (including in connection with Tenant's initial build-out of the Leased Premises), no plumbing or electrical fixtures shall be installed by tenants without the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed, or conditioned.

31.    Except for the Leasehold Contractor, Tenant will refer all contractors, contractor’s representatives, and installation technicians, rendering any services on or to the premises for any tenant, to Landlord for Landlord’s approval (which approval shall not be unreasonably withheld, delayed, or conditioned and unless expressly withheld within 3 days after Tenant’s request shall be deemed to have been given) and supervision before performance on any contractual service. This provision shall apply to work performed in the Building concerning the installation of telephones, telegraph equipment, electrical devices and attachments, and any carpentry, drywall or ceiling work or any work in any way affecting the Base Building Systems but shall not be applicable for contractors performing painting, wall covering or flooring covering work. Such approval, if given, shall in no way make Landlord a party to any contract between such tenant and any such contractor, and Landlord shall have no liability therefore.

32.     Smoking will be strictly prohibited in the Building, the Land and the Project. This policy applies to all tenants, employees, clients, contractors and visitors. Landlord shall undertake reasonable steps to enforce this smoking ban rule with respect to all tenants in the Building (and such tenant's employees, invitees, licensees and agents).

EXHIBIT D
Certificate of Lease Commencement

THIS CERTIFICATE OF LEASE COMMENCEMENT (“Certificate”) is made this ___ day of _________________, 201_, by and between F. P. ROCKVILLE II LIMITED PARTNERSHIP, a Maryland limited partnership (“Landlord”), and CHOICE HOTELS INTERNATIONAL SERVICES CORP., a Delaware corporation (“Tenant”).

WHEREAS, Landlord and Tenant entered into a Lease dated ________________, 2011, (“Lease”);

WHEREAS, the Lease Commencement Date of the Lease Term of the Lease, as described in Section 3(a) thereof, is dependent upon the occurrence of certain events; and

WHEREAS, those certain events have occurred and Landlord and Tenant now desire to specify the Lease Commencement Date for purposes of establishing that the End of Construction Period conditions have been satisfied.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant warrant and represent each to the other as follows:

The Lease Commencement Date is __________, ____, pursuant to Section 3(a).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant do hereby execute this Certificate under seal on the day and year first above written.

WITNESS/ATTEST:                LANDLORD:

F. P. ROCKVILLE II LIMITED PARTNERSHIP
_______________________             a Maryland limited partnership

By: Foulger Investments, Inc.
General Partner
By: ______________________________ (Seal)

Name: _________________________

Title: _____________________________

WITNESS/ATTEST:                TENANT:
CHOICE HOTELS INTERNATIONAL SERVICES CORP.
a Delaware corporation
_________________________________

By: _____________________________ (Seal)

Name: _________________________

Title: ____________________________

EXHIBIT D-1
Certificate of Rent Commencement

THIS CERTIFICATE OF RENT COMMENCEMENT (“Certificate”) is made this ___ day of _________________, 201_, by and between F. P. ROCKVILLE II LIMITED PARTNERSHIP, a Maryland limited partnership (“Landlord”), and CHOICE HOTELS INTERNATIONAL SERVICES CORP., a Delaware corporation (“Tenant”).

WHEREAS, Landlord and Tenant entered into a Lease dated ________________, 2011, (“Lease”);

WHEREAS, the Rent Commencement Date of the Lease Term of the Lease, as described in Section 3(a) thereof, is dependent upon the occurrence of certain events; and

WHEREAS, those certain events have occurred and Landlord and Tenant now desire to specify the Rent Commencement Date of the Lease Term of the Lease for purposes of establishing the term of the Lease and the schedule for payment of rent during said period.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant warrant and represent each to the other as follows:

1.    The rentable area of the Leased Premises is _________ rentable square feet. The usable area of the Storage Area is ________.

2.    The Rent Commencement Date is __________, ____, pursuant to Section 3(a).

3.    The Expiration Date is ______________, _____.

4.    The initial Basic Monthly Rent for the Leased Premises is $___________ and the initial Basic Monthly Rent for the Storage Area is $___________.

5.     Tenant’s initial Proportionate Share is ______%.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant do hereby execute this Certificate under seal on the day and year first above written.

WITNESS/ATTEST:                LANDLORD:

F. P. ROCKVILLE II LIMITED PARTNERSHIP
_______________________             a Maryland limited partnership

By: Foulger Investments, Inc.
General Partner
By: ______________________________ (Seal)

Name: _________________________

Title: _____________________________

WITNESS/ATTEST:                TENANT:
CHOICE HOTELS INTERNATIONAL SERVICES CORP.
a Delaware corporation
_________________________________

By: _____________________________ (Seal)

Name: _________________________

Title: ____________________________

EXHIBIT E
Option to Extend Term

1.     Notice of Exercise. Tenant shall have the right to extend the initial Lease Term for up to fifteen (15) years to be exercised at Tenant’s option either as (i) three (3) separate five (5) year options or (ii) a five (5) year option followed by a ten (10) year option or (iii) a ten (10) year option followed by a five (5) year option or (iv) a fifteen (15) year option, each on the same terms and conditions as stated herein, except that (a) the Basic Monthly Rent for each Extension Term (hereinafter defined) shall be determined as set forth below; and (b) except as established in accordance with the terms of this Exhibit E, there shall be no tenant improvement work performed, or construction allowance paid, by Landlord and (c) Tenant shall be obligated to pay Landlord Tenant’s Proportionate Share of increases in Basic Operating Charges over a Base Operating Expense Amount which shall be the Basic Operating Charges incurred by Landlord during the first full twelve (12) calendar months after the first day of the Extension Term [grossed up in accordance with the terms of Section 5 (c) (i) (a) (i) of the Lease] and (iv) there shall be no option to extend the Lease beyond an aggregate of fifteen (15) years. Each such extension of the Lease Term is herein referred to as an “Extension Term”.

Landlord agrees that Tenant may exercise any of its options for less than the full Leased Premises, provided, however, that Tenant must exercise the option for not less than four (4) Full Floors of the Building. If Tenant wishes to exercise its option with respect to the Supplemental Premises (if any) or the Storage Area it must exercise its option as to all of the Supplemental Premises and/or Storage Area. If, with respect to any floor on which Tenant leases space, Tenant exercises any of its options for less than the full amount of space leased by Tenant on such floor, then, (i) the portion of such floor which is not subject to the option (the "Relinquished Space") shall be in a location and configuration approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed and (ii) Tenant shall, at Tenant's sole cost and expense, construct any demising wall or walls necessary to separate the Relinquished Space from the space subject to the option. If Landlord fails to approve any Relinquished Space within ten (10) Business Days after Landlord's receipt of the Notice of Exercise (hereinafter defined), Landlord shall be deemed to have approved the Relinquished Space.

Tenant must exercise its right, if at all, by written notification (the “Notice of Exercise”) to Landlord given not less than fifteen (15) months prior to the expiration of the then current Lease Term.

2.     Intentionally Omitted.

3.    Cash Flow Participation. Subject to the terms of Section 39(l) of the Lease, during any Extension Term, Tenant shall continue to receive the Cash Flow Participation described in Section 39(l) of the Lease during any Extension Term.

4.    Fair Market Rental. If Tenant timely delivers a Notice of Exercise, the Minimum Annual Rent for the applicable Extension Term shall be adjusted to an amount equal to the Fair Market Rental (as defined below) for the Leased Premises (and/or Supplemental Premises and/or Storage Area, as the case may be) as of the date of the commencement of the Extension Term, pursuant to the procedures hereinafter set forth.  As used herein, “Fair Market Rental” shall mean the net effective base rent for the lease of comparable office space in Comparable Buildings in the Market Area after taking into account all relevant factors, including, without limitation, the following:

                  (a)        Full service rental rates being charged for comparable premises in Comparable Buildings in the Market Area.

                            (b)        The relative locations of the comparable premises within the building.

                        (c)        Rental adjustments, if any, and rental concessions or tenant improvement allowances offered to renewal tenants in comparable premises in Comparable Buildings in the Market Area.

                            (d)       Services and utilities provided or to be provided.

                            (e)        Use limitations or restrictions.

                            (f)        Proximity to Metro.

(g)        Any other relevant terms or conditions related to tenants with credit similar to the credit of Tenant.

The Fair Market Rental evaluation may include provision for further rent adjustments during the Extension Term if such adjustments are commonly required for similar leases in Comparable Buildings in the Market Area. Notwithstanding anything to the contrary contained in this Exhibit E, Landlord and Tenant acknowledge that in determining Fair Market Rental an appropriate adjustment shall be made to those economic terms then-existing in Comparable Buildings located outside of the area immediately surrounding the Building so as to equate such economic terms to the economic terms then-existing in Comparable Buildings in the area immediately surrounding the Building.

5.    Determination of Fair Market Rental. Included in the Notice of Exercise shall be Tenant's opinion of Fair Market Rental for the applicable Extension Term. If Landlord disagrees with Tenant’s opinion of Fair Market Rental, it shall so notify Tenant (“Landlord’s Value Notice”) within thirty (30) Business Days after receipt of Tenant’s Notice of Exercise. If Landlord has not delivered Landlord’s Value Notice to Tenant within fifteen (15) Business Days after the date of Tenant’s Notice of Exercise, Tenant shall send Landlord a second notice with a legend stating: LANDLORD’S FAILURE TO RESPOND TO THIS NOTICE WITHIN 15 BUSINESS DAYS WILL CONSTITUTE LANDLORD’S ACCEPTANCE OF THE FAIR MARKET RENTAL SET FORTH IN TENANT’S NOTICE OF EXERCISE.

The failure of Landlord to so notify Tenant of Landlord’s disagreement within thirty (30) Business Days after receipt of Tenant’s Notice of Exercise shall be considered an acceptance by Landlord of Tenant’s opinion of Fair Market Rental. If Landlord timely sends Tenant Landlord’s Value Notice and the parties are unable to resolve their differences within thirty (30) Business Days following Tenant's receipt of Landlord’s Value Notice, then Tenant may, at its option, by written notice to Landlord within ten (10) Business Days following the expiration of the foregoing thirty (30) Business Day period either (i) rescind its Notice of Exercise, in which event the Lease Term shall expire on the date then set for its expiration, unless the Lease Term is earlier terminated in accordance with its terms or (ii) submit the determination of Fair Market Rental to arbitration in accordance with the terms of this Exhibit E (the "Arbitration Notice"). If Tenant fails to make either election in accordance with the terms of the immediately preceding sentence, the Lease Term shall expire on the date then set for its expiration, unless the Lease Term is earlier terminated in accordance with its terms.

6.    Arbitration. In the event Tenant seeks Arbitration of Fair Market Rental under the provisions hereof for the Extended Term, Landlord shall be bound to submit the matter for determination by Arbitration and each of Landlord and Tenant shall be bound by the results of the Arbitration. The Arbitration shall be conducted and determined in Rockville, Maryland. Within ten (10) days after Tenant delivers the Arbitration Notice, if applicable, Landlord and Tenant shall each select a real estate broker (based on the criteria set forth in Paragraph 7, below). Within five (5) days after such brokers are selected, such brokers shall select a third broker (the third broker also having the qualifications set forth in Paragraph 7, below) (the "Third Broker"). Within fifteen (15) days of their selection, each of the initial two (2) brokers shall make a written determination of the Fair Market Rental. All such determinations of Fair Market Rental shall be in writing. The party appointing each of the initial two (2) brokers shall be obligated, promptly after receipt of the valuation report prepared by the broker appointed by such party, to deliver a copy of such valuation report to the other party. Within five (5) days after the initial two valuation reports have been delivered to the parties, the Third Broker shall select one (1) of the two (2) determinations of Fair Market Rental submitted by the initial (2) brokers and such determination shall be deemed to be the Fair Market Rental for the applicable Extension Term. The determination of Fair Market Rental for the applicable Extension Term made in accordance with the terms of this Paragraph 6 shall be binding upon Landlord and Tenant. The expenses of each of the first two brokers appointed under this Paragraph 6 shall be borne by the party appointing such broker. The expenses of the Third Broker shall be paid one-half (1/2) by Landlord and one-half (1/2) by Tenant.

7.    Broker Qualifications. The real estate brokers selected by Landlord and Tenant (as well as the Third Broker) shall have the following qualifications: (i) must be an independent and licensed real estate broker in the State of Maryland; (ii) must have a minimum of ten (10) years' experience in commercial office leasing in the Rockville submarket; (iii) must be an active broker in the State of Maryland and known for commercial office expertise; (iv) must have experience representing both landlords and tenants; (v) in the case of the third broker only, is not then representing either Landlord or Tenant; and (vi) in the case of the third broker only, shall not have been involved in any disputes with Landlord, Tenant or any of the other brokers. In the event that real estate brokers with the qualifications described in this Paragraph 7 are unavailable, qualified consultants with similar qualifications may be substitutes.

EXHIBIT F
Specifications for Janitorial Services

The Landlord shall maintain the Building as a Class A office building and at least equivalent to those provided at Comparable Buildings in the Market Area. All personnel performing Janitorial Services shall be of the highest quality possible. All personnel performing Janitorial Services shall be uniformed and identifiable with a security-type badge. The contractor responsible for furnishing the Janitorial Services shall furnish all labor, supplies, materials, equipment and supervision and perform satisfactorily the services and functions shown below at the frequencies and during the times specified. The contractor responsible for furnishing the Janitorial Services shall purchase sustainable cleaning, hard-floor and carpet products, and entryway systems; procuring sustainable cleaning equipment; developing and implementing standard operating procedures for effective cleaning; promoting and improving hand hygiene; developing guidelines for handling cleaning chemicals; developing staffing and employee training requirements; collecting and addressing occupant feedback; and establishing procedures for use of chemical concentrates and dilution systems. The Janitorial Services shall include all functions normally considered a part of workmanlike janitorial services at Comparable Buildings in the Market Area.
Areas to be Covered:
Clean all areas of the building, including entrance lobby, basement areas, loading platforms, public halls, stairwells, lavatories, passageways, and elevator cabs. Areas not normally included are retail areas, garages, elevator shafts, elevator pits, mechanical rooms, or electrical rooms.
1.     Restrooms: Daily/Weekly/Monthly
a.    Wash all mirrors.
b.    Wash hand basins and bright work with a non-abrasive cleaner.
c.    Wash urinals and bright work
d.    Wash toilet seats.
e.    Wash toilet bowls and bright work
f.    Damp mop floor.

g.	Damp wipe and clean where necessary. Walls and partitions are to be free of handprints and dust.

h.	Replenish hand soap, towels, tissues, and feminine supplies.

i.	Partition and ventilating louvers are to be damp-wiped weekly.

j.	Machine scrub floors with approved germicidal detergent solution on a monthly basis.
Toilet bowl brush shall be used on toilet bowls, and care shall be given to clean flush holes under the rim of bowls and passage traps. Bowl cleaner shall be used at least once each month, and more often, if necessary.
The intent of this specification is that restrooms shall be maintained in a spotlessly clean and odor free condition at all times.
2.     Offices and Hallways (Corridors)
a.    Dusting: Weekly
All unobstructed furniture, office equipment and appliances, windowsills, etc., shall be dusted with a treated cloth or static duster. This shall include all horizontal surfaces up to 84 inches high. Enough vertical surfaces shall be completed daily to complete all vertical surfaces each week. Desks and tables not cleared of paper and work materials shall only be dusted where the desktop is exposed. Equipment such as computers, calculators, telephones, printers, etc., shall not be dusted.
b.    Dust Mopping
All non-carpeted floor areas shall be dust mopped with a treated yarn dust mop, with special attention being given to areas under desks and furniture to prevent accumulation of dust and dirt. Dust mopping shall be performed after furniture has been dusted.
c.    Wastepaper/Ashtrays
Wastepaper baskets and ashtrays are to be emptied daily and ashtrays are to be wiped clean. Wastebaskets shall be damp-wiped as necessary. Plastic liners, where utilized, shall be changed as needed.
d.    Vacuuming: Daily/Weekly
All rugs and carpets in office areas, as well as public spaces, shall be vacuumed daily in all traffic areas. Hard to reach places, such as under desk and chairs, shall be vacuumed weekly.
e.    Spot Cleaning Carpet: Daily
All carpeted areas shall be inspected daily for spots and stains. All spots and stains shall be removed, if possible, as soon as possible. Where difficult spots art encountered, &-notation shall be left with the building management representative.
f.    Wet Mopping
When floors require wet mopping, they shall be left in a streak free condition. Extreme care shall be exercised in all mopping as to avoid splashing walls or furniture. Transporting of water and other liquids over carpet areas shall be accomplished in such a manner as to avoid spillage.
g.    Tile Floors
All tile floors shall be refinished, buffed, and kept in a consistently clean condition at all times. Since some tile areas require more attention than others, refinishing and buffing shall be accomplished on an as needed basis. Transporting of floor finish and other liquids over carpeted areas shall be accomplished in such a manner as to avoid spillage.
Care shall be exercised in applying finish so as to keep it off furniture and walls. Floor machines shall be used in a careful manner to avoid damage to the walls, baseboards, and furniture.
h.    Special Floor Coverings: As Necessary
Parquet, quarry, ceramic, raised computer floors, and other special floor coverings shall be treated with appropriate methods and approved materials separately, and at possible additional costs as determined with management
i.    Water Coolers: Daily
All water coolers shall be cleaned and polished daily.
j.    Spot Cleaning: Daily/As Needed
All hand prints and spots shall be removed from doors and light switches daily. Walls, woodwork, and interior glass shall be spot cleaned as needed.
k.    Cigarette Urns: Daily
Cigarette urns and ash receivers shall be cleaned and sanitized as necessary, and where required, the sand level shall be maintained.
l.    High Dusting: Quarterly
Ledges, moldings, picture frames, etc., shall be cleaned quarterly, or more frequently, if necessary.
m.    Venetian Blinds: Periodic

A sufficient number of Venetian blinds shall be dusted daily, so that all blinds are dusted every 90 days.
n.    Air Conditioning Grilles: Monthly
All areas around air conditioning and return air grilles shall be cleaned once each month, or more often, if necessary.
3.     Stairways & Landings: Weekly/ Daily
All stairways and landings shall be policed daily. They shall be damp mopped, as necessary. Spot cleaning of walls and floors shall be performed monthly. Handrails, fire points, and other miscellaneous hardware shall be cleaned periodically. If day personnel are available in the facility, stairwells and landings shall be dust mopped daily:
The intent of this specification is that all stairways are maintained in a neat and clean condition at all times.
4.     Entrance Lobby: Daily
Entrance lobbies shall be cleaned thoroughly, daily. Lobby glass and metal shall be cleaned and dusted daily. Directory board glass shall be damp cleaned and wiped. Lobby walls up to 84 inches shall be dusted and kept free from finger marks, smudges, etc. Lobby floors and entranceways are to be dust mopped thoroughly nightly, damp mopped as needed, and buffed and refinished as necessary to maintain, a clean and lustrous appearance.
5.     Polishing: As Necessary
All doorplates, kick plates, and brass and metal fixtures within the building shall be polished as necessary and residue from floor maintenance cleaned as necessary.

The performance of the above mentioned items will be measured in the following manner:

Task, Frequency and Staffing Plan
Each job task shall be documented by doing a step by step procedure for each task. Every employee shall receive task specific training during the orientation process. Throughout the year additional task specific training shall be given to each employee, which is based on trends that have been identified as a result of Quality Assurance Inspection Program. The Quality Assurance Program is the basis for continuous quality improvement. The training curriculum shall be developed by the Director of Safety and Training with input from Senior Management. The training shall be documented with files being retained by the Director of Safety and Training.

Custodial Effectiveness Assessment
The effectiveness of the custodial program shall be evaluated using the APPA Leadership in Education Facilities Guidelines. Level three is one point and level two is two points. See criteria below.

Level 1 – Orderly Spotlessness

•	Floor and base moldings shine and/or are bright and clean; colors are fresh. There is no build up in corners or along walls.

•	All vertical and horizontal surfaces have freshly cleaned or polished appearance and have no accumulation of dust, dirt, marks, streaks, smudges or fingerprints. Lights all work and fixtures are clean.

•	Washroom and shower fixtures and tile gleam and are odor‐free. Supplies are adequate.

Level 2 – Ordinary Tidiness

•	Floor and base moldings shine and/or are bright and clean. There is no build up in corners or along walls, but there can be up to two days worth of dust, dirt, stains or streaks.

•	All vertical and horizontal surfaces are clean, but marks, dust smudges and fingerprints are noticeable upon close observation. Lights all work and fixtures are clean.

•	Trash containers and pencil sharpeners hold only daily waste, are clean and odor free.

Level 3 – Casual Inattention

•	Floors are swept or vacuumed clean, but upon close observation there can be stains. A build up of dirt and/or floor finish in corners and along walls can be seen.

•	There are dull spots and/or matted carpet in walking lanes. There are streaks or splashes on base molding.

•	All vertical and horizontal surfaces have obvious dust, dirt, marks, smudges, and fingerprints. Lamps all work and fixtures are clean.

•	Trash containers and pencil sharpeners hold only daily waste, are clean and odor free.

Sustainable Cleaning Systems

The following documents and logs must be set in place on a continuous basis:

•	Fire safety, health, and environmental code compliance records

•	Log of chemicals in use and in inventory

•	MSDS records for all cleaning products should be on site and located in chemical storage area

•	Training materials from suppliers concerning hazardous materials

•	Floor maintenance log

•	Maintenance personnel training records

Sustainable Cleaning Products

Sustainable cleaning products purchased for the use this facility must meet one or more of the following standards for the appropriate product category:

•	Green Seal GS-37 for General Purpose, bathroom, glass, and carpet cleaners used for industrial and institutional purposes

•	Environmental Choice CCD-110 for Cleaning and Degreasing Compounds

•	Environmental Choice CCD-146 for Hard Surface Cleaners

•	Environmental Choice CCD-148 for Carpet and Upholstery Care

If the above standards are not applicable for a specific product category, products shall meet one or more of the following programs for the appropriate product category:

•	Green Seal GS-40 for Industrial and Institutional Floor-Care Products

•	Environmental Choice CCD-112 for Digestion additives for Cleaning and Odor Control

•	Environmental Choice CCD-113 for Drain or Grease Trap Additives

•	Environmental Choice CCD-115 for Odor Control Additives

•	Environmental Choice CCD-147 for Hard Floor Care

•	California Code of Regulations maximum allowable VOC levels for the specific product category

Disposable janitorial paper products and trash bags shall meet the minimum requirements of one or more of the following programs for the applicable product category:

•	US EPA Comprehensive Procurement Guidelines for Janitorial Paper and Plastic Trash Can Liners

•	Green Seal GS-09 for Paper Towels and Napkins

•	Green Seal GS-01 for Tissue Paper

•	Environmental Choice CCD-082 for Toilet Tissue

•	Environmental Choice CCD-086 for Hand Towels

•	Janitorial paper products derived from rapidly renewable resources or made from tree-free fibers

Sustainable Cleaning Equipment
Powered equipment shall be utilized to help reduce contaminants and minimize negative impact on the environment. Equipment manuals shall be made available onsite for each piece of equipment used. Records shall be maintained on each piece of equipment reflecting date of purchase, recommended routine maintenance, date of routine maintenance and any repairs. Repairs need to be documented stating the type of repair that was performed. See criteria below.

•	Vacuum cleaners must be certified by the Carpet and Rug Institute Green Label Testing Program and operate at less that seventy decibels and capture 99% of particulates .3 microns in size.

•	Carpet extraction equipment must meet Carpet and Institute standards for deep cleaning extractors. Must remove sufficient moisture so that the carpet is dry in less than twenty four hours.

•	Power floor maintenance equipment has devices that can capture fine particulates and operate at seventy decibels or less.

•	Battery powered equipment is equipped with environmentally preferably gel batteries.

•	Equipment must be ergonomically designed to reduce user fatigue.

•	Equipment must have safeguards, i.e. rollers, buffer guards to reduce potential damage to the building.

Chemical Concentrates and Dilution Systems
When available, chemical concentrates dispensed from portion-controlled, closed dilution systems should be used alternatives to open dilution systems or non-concentrated products.

High Performance Floor Maintenance Protocol
A protocol will be developed and followed addressing the effective cleaning and hardfloor and carpet maintenance system.

Hand Soap Protocol
Hand soaps shall meet one or more of the following:

•	Shall not contain antimicrobial agents (other than as a preservative system), except where required by health codes and other regulations (i.e., food service and health care requirements)

•	Green Seal GS-41 for Industrial and Institutional Hand Cleaners

•	Environmental Choice CCD-104 for Hand Cleaners/Hand Soaps

Indoor Air Quality (IAQ) Compliant Equipment

Implement a program for the use of janitorial equipment that maximizes effective reduction of building contaminants with minimum environmental impact. The cleaning program shall require the following:

•	Vacuum cleaners certified by Carpet & Rug Institute “Green Label” testing program and must operate less than 70dBA

•	Carpet extraction equipment used for deep cleaning certified by Carpet & Rug Institute’s “Seal of Approval” Testing Program for Certified Deep Cleaning Extractors

•
Powered floor maintenance equipment including electric and battery powered floor buffers and burnishes are equipped with vacuums, guard and/or other devices for capturing fine particulates and operate below 70dBA

•
Propane-powered floor equipment has high-efficiency, low-emissions engines with catalytic converter/muffler which meet the CARB/EPA standards for the specific engine size and operate with a sound level less than 90dBA

•	Automated scrubbing machines are equipped with environmentally preferable gel batteries

•	Powered equipment is ergonomically designed to reduce minimize vibration, noise and user fatigue

•	Equipment is designed to reduce potential damage to building surfaces by using safeguards, such as rollers or rubber bumpers

Procedures and Strategies

For Internally Hired Cleaning Operations:

•	Keep all logs of equipment use and inventory updated on a continuous basis

•	Make sure all documents are up to date for all new training, code compliances, new equipment and chemical purchases

For Outsourced Cleaning Operations:

•	Develop RFPs for applicable vendors that meet the set sustainable cleaning criteria stated above
Maintain documentation of the outsourced company’s list of chemicals and equipment used to ensure compliance with sustainable cleaning criteria.

EXHIBIT G
Rules and Regulations for Tenant Alterations

A.    Prior to Commencing Construction

1.    Plans.    Tenant shall submit plans and specifications (or other descriptions reasonably acceptable to Landlord) of any proposed Alterations that require Landlord's prior consent to Landlord for its review and written approval, which approval shall not be unreasonably withheld, delayed or conditioned. If Landlord raises any reasonable issues as a result of its review of the submitted plans and specifications, these issues must be resolved to Landlord’s reasonable satisfaction. Once approved, no material changes, amendments or additions to the plans and specifications may be made without Landlord’s prior written consent, which consent shall not be unreasonably withheld, delayed, or conditioned. If Landlord fails to respond to any submission by Tenant of such plans and specifications within ten (10) Business Days after Landlord's receipt thereof, then Landlord shall be deemed to have approved such plans and specifications.

2.    Contractors.    The general contractor, contractors and subcontractors selected by Tenant must be approved by Landlord, which approval shall not be unreasonably withheld, delayed, or conditioned.

3.    Insurance.    The general contractor, contractors and subcontractors selected by Tenant must provide certificates of insurance evidencing the coverage shown below prior to beginning any work on the approved Alterations. This coverage must be maintained in full force and effect until such time as the approved Alterations are fully completed. Any delay by Tenant in causing these certificates to be provided will result in a delay in the commencement of the approved Alterations.

4.    Permits.    Tenant must obtain all permits required for the construction of the Alterations (“Permits”) and furnish copies thereof to Landlord.

5.    Coordination.    Tenant shall contact Landlord’s Property Manager to arrange a pre-construction meeting and walk-through with the general contractor performing the approved Alterations. During this walk-through these Rules and Regulations, hours of operation and access will be reviewed and areas of the Building (e.g., lobby floors and walls, elevators, electrical closets and doors) will be inspected. These areas will be inspected after completion of the approved Alterations to determine whether or not any damage has occurred thereto.

B.    During Construction

1.    Compliance.    All work on the approved Alterations shall, at all times, comply with applicable laws, rules, orders and regulations of all applicable governmental authorities and the Permits.

2.    Schedule.    If requested, construction work schedules must be filed with the Property Manager. Contractors must check in each day with the designated Building engineer. The Property Manager must be notified, in writing, of the names of any persons working on the approved Alterations who may be working in the Building after the normal business hours.

3.    Coordination.    Twenty-four (24) hour advance notice (which notice may be oral) must be provided to the Property Manager (except in the event of an emergency, in which event no prior notice shall be required, but Tenant shall provide such notice as soon as reasonably practicable under the circumstances):

(a)    before commencing any and all work which would reasonably be expected to cause unreasonable disruption to other tenants or interruption to the Building’s systems and the Property Manager may require that any such work that the Property Manager reasonably determines to be inappropriate to be conducted during Standard Building Operating Hours to be performed outside of such hours; or,

(b)    if access to utility rooms or the roof will be necessary (anyone on the roof must be escorted by property management at all times); or,

(c)    if the fire panel is to be taken out of service; or,

(d)    if cranes are to be placed on the property; or,

(e)    if a window is to be removed for the delivery of drywall or any other large item; or

(f)    if there is to be a delivery after normal business hours.

4.    Material Delivery and Storage.    All deliveries are to come through the loading and service areas of the Building. All construction materials, tools and trash are to be transferred to and from the construction floor via the freight elevator or stairs. At no time may the passenger elevators be used to move materials, tools or trash. Tenant and its contractor shall be responsible for (i) protecting the freight elevator to the reasonable satisfaction of the Property Manager, (ii) observing the load limits for the freight elevator and (iii) any damages due to improper use or overloading of the freight elevator. Use of the freight elevator shall be scheduled in advance with the Building Engineer and the contractor may be required to share the freight elevator with the cleaning crew. Materials must be immediately placed in Tenant’s Leased Premises and may not be stored in any of the Building’s Common Areas.

5.    Damage.    Subject to the provisions of Section 28 of the Lease, Tenant and its contractors shall be responsible for any damage to the Building or the Building systems caused by or arising out of the making of the approved Alterations and shall promptly repair same to the reasonable satisfaction of Landlord. Precautions to minimize damage to the Common Areas of the Building should be taken including protection of doors, carpets, elevator cabs and hallways. Masonite must be placed on the floors of any public corridor to protect the floor covering. In Common Areas with carpeting, the floor protection is to be removed and the carpet vacuumed daily. If the approved Alteration will involve drywall sanding or other dust producing activities, all air return ducts are to be covered with filter material prior to the commencement of such activities. In addition, all lighting and smoke detectors must be covered during drywall sanding or other dust producing activities.

6.    Trash.    Regular Building dumpsters are not to be used for construction debris without the prior approval of the Property Manager, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant and its contractor(s) are responsible for ensuring that all trash is placed properly within a separate construction dumpster and for clearing, on a daily basis, the Common Areas and exterior of the Building of all trash, debris and the like caused by the approved Alterations. The location and installation of all dumpsters and trash chutes are to be approved by the Property Manager prior to beginning the approved Alterations, which approval shall not be unreasonably withheld, conditioned or delayed. The dumpster shall be placed on plywood to protect any travel/parking areas.

7.    Miscellaneous. No vehicles of any contractor or subcontractor are to block service areas or any dumpster at any time. There is to be no smoking in the Building and the volume of all radios shall be kept at a level that will not be audible to other tenants in the Building. No contractor or subcontractor may display any signage on the Building, in the Building Common Areas or on any of the window glass without the prior written consent of the Property Manager, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that no such consent shall be required if such signage is required pursuant to applicable law.

C.    After Completion.

1.    Coordination.     A re-inspection of the lobby floor and walls, doors, electrical closets and any other areas impacted by the approved Alterations shall be made by the Property Manager to determine whether any construction damage has occurred or any clean-up is required.

2.    Plans.    Tenant shall provide Landlord with:

(a)    one (1) reproducible mylar and two (2) blueprints of final architectural, plumbing, electrical and mechanical plans for construction of the Leased Premises each signed and stamped by a licensed architect or engineer; and,

(b)    complete specifications for the approved Alterations, including shop drawings and cut sheets for all new equipment and a detailed description of all finishes actually installed; and,

(c)    two (2) copies of operations and maintenance information for all new equipment and an air balance report in a format reasonably acceptable to Landlord.

3.    Permits. If applicable, Tenant will obtain a final Occupancy Permit from the applicable authority and will provide Landlord with a copy thereof.

4.    Contractor.    A final waiver and release of liens shall be provided from the general contractor and major subcontractors upon completion of the approved Alterations.

5.    No Fees. Tenant shall not be obligated to pay Landlord or Landlord's agents any fee relating to the review of plans and specifications or the inspection of any work.

REQUIRED INSURANCE FOR CONTRACTORS AND SUBCONTRACTORS

General Liability (Occurrence Form)                 Additional Named Insureds
$1,000,000    General Aggregate                 Foulger-Pratt Management, Inc.
$1,000,000    Products/Completed Operations Aggregate     9600 Blackwell Road, Suite 200
$500,000    Personal and Advertising Injury             Rockville, Maryland 20850
$500,000    Each Occurrence                Certificate Holder
$ 50,000    Fire Damage                    F. P. Rockville II LP
$ 5,000    Medical Expense                9600 Blackwell Road, Suite 200
Rockville, Maryland 20850

Automobile Liability (Owned, Non-Owned & Hired)
$500,000    Each Occurrence                Notice of Cancellation
Certificate must provide that the
Umbrella Liability                        insurer will endeavor to give the
$2,000,000    Each Occurrence                Certificate Holder and each
additional insured at least ten (10)
days’ notice prior to cancellation

Worker’s Compensation                        Statutory Limits

Large or complex approved Alterations (including by way of example but not limitation, those requiring the use of a crane, roof penetrations, or the staging of materials and equipment on the Land) may require that the contractors provide insurance in excess of these minimum required levels.

EXHIBIT H
Matters to be Excluded from the Calculation of Basic Operating Charges

Notwithstanding any provision contained in the Lease to the contrary, Basic Operating Charges shall not include the following:
(a)all costs and expenses for any item or service which any tenant (including Tenant) is required to or does pay directly to a third party or is required or does separately reimburse Landlord (regardless of whether any such reimbursement is received), and expenses incurred by Landlord to the extent the same are reimbursable from any tenants, occupants of the property, or third parties (other than pursuant to Basic Operating Charges pass through provisions in other tenant leases);
(b)    any cost or expense with respect to an item which is specifically excluded from the definition of Real Estate Taxes;

(c)    any charge for Landlord’s income tax, excess profit tax, franchise tax, or like tax on Landlord’s net income and tax penalties incurred as a result of Landlord’s negligence, inability or unwillingness to make payments and/or to file any income tax or informational returns when due;

(d)    costs of repairing, replacing or otherwise correcting defects (latent or otherwise) (but not the costs of repair of normal wear and tear) in the construction, materials, equipment or design of the Building (including but not limited to the Base Building Structure and Base Building Systems) and any parking garage or parking deck;
(e)    cost of repairs necessitated by the negligence or willful misconduct of Landlord, its employees, agents, contractors or vendors;
(f)    costs incurred by Landlord to lease space to new tenants or to retain existing tenants including, without limitation leasing commissions, attorneys’ fees, costs and disbursements and advertising and promotional expenditure;
(g)    except to the extent that such costs exceed Landlord’s net revenue therefrom and except for any costs described in Section 39 of the Lease with respect to parking and the parking facilities at the Building, any expenses with respect to the operation, maintenance, management and repair of the parking garage and any surface parking lot serving the Building including but not limited to parking management fees and salaries and benefits of any attendants, electricity, insurance and taxes;

(h)    except for the Permitted Personnel Costs set forth in Section 5 (c) (i) (a) (ii) of the Lease, salaries, compensation and benefits paid to officers, executives and employees of Landlord above the grade of property manager;
(i)    any fines or penalties incurred due to violations by Landlord or Landlord's managing agent of any applicable federal, state or local law, code, statute, order or regulation;
(j)    the cost of any additions, changes, replacements and other items which are made in preparing, completing, fixturing, furnishing, renovating or otherwise improving, decorating or redecorating or performing any other work in any space leased to an existing tenant or prospective tenant of the Building;
(k)    interest, depreciation and amortization of funds borrowed by Landlord except for interest in connection with the amortization of Permitted Capital Expenditures as specifically permitted under the terms of Section 5 (c) (i) (a) (ii) of the Lease;
(l)    except as specifically permitted under the terms of Section 5 (c) (i) (a) (ii) of the Lease with respect to Permitted Capital Expenditures, interest, principal, points and fees, amortization or any other costs associated with any debt (including any mortgage to which the Land is subject) and any rent payable under any lease to which the Lease is subject and all costs and expenses associated with any such debt or lease and any ground lease rent, irrespective of whether the Lease is subject or subordinate thereto;
(m)    rental under any ground lease or other underlying lease or easement;
(n)    interest or penalties incurred due to Landlord’s failure to timely pay any element of Basic Operating Charges;
(o)    any marketing costs and expenses incurred in connection with the marketing of the Building or any rentable space therein;
(p)    any expenses for repairs or maintenance which are recovered under warranties and service contracts (or which would have been covered had any such warranty or service contract not been voided by the acts or omissions of Landlord its agents or employees);
(q)    expenses, including, without limitation, legal fees and disbursements, incurred by Landlord in connection with (i) the negotiation, preparation or termination of leases or other occupancy agreements, (ii) the interpretation of leases or other occupancy agreements, (iii) the enforcement of the provisions of any lease or other occupancy agreement affecting the Land or Building including without limitation the Lease, (iv) any action or dispute by or against a present or former tenant or occupant under a lease or other occupancy agreement, including, without limitation, eviction, distraint, levy and collection actions;
(r)    costs related to the sale or refinancing of the Building; provided however that increased Real Estate Taxes resulting from the sale of the Building shall remain includable;
(s)    costs incurred as a result of the violation by Landlord or any tenant of the terms and conditions of any lease;
(t)    the cost of any item paid to any entity or person related to or affiliated with Landlord to the extent such cost exceeds the amount payable for such services at the then existing market rates to unrelated persons or entities (provided however that the parties acknowledge that property management fees are expressly covered elsewhere in the Lease);
(u)    the cost of acquisition of any sculpture, paintings or other objects of art;
(v)    deductions for income tax purposes attributable to depreciation of the Building or any improvements on the Land or any Building equipment;
(w)    except as allowed pursuant to the terms of Section 5 (c) (i) (a) (ii) of this Lease with respect to Permitted Capital Expenditures, the cost of alterations, improvements, equipment replacement and other items which under GAAP are properly classified as capital items or expenditures;
(x)    except for the Permitted Personnel Allocations as set forth in Section 5 (c) (i) (a) (ii) of this Lease, Landlord’s general overhead expenses;

(y)    Basic Operating Charges that are directly and solely related to any retail portions of the Building – i. e. Basic Operating Charges that would not be incurred if there were no retail operations located in the Building;
(z)    costs and expenses incurred by Landlord and associated with the operation of the business of the legal entity or entities which constitute Landlord (as opposed to operation of the Building), including without limitation, sale and financing matters, legal entity accounting, income taxation matters and disputes with employees or persons who own an interest in Landlord;
(aa)    costs of additional insurance premiums for the Building due to any tenant’s operations within such tenant’s leased premises;
(bb)    wages, salaries or other compensation and benefits of any employees of Landlord or its managing agent that do not dedicate 100% of their time to the operation, management, maintenance, or repair of the Building, provided however, Basic Operating Charges shall include Landlord’s reasonable allocation (based on time spent in connection with the Building) of compensation paid for the wages, salary, and other compensation and benefits paid to such employees who are assigned part-time to the operation, management, maintenance, or repair of the Building (it being understood and agreed that in no event shall Landlord allocate more than 100% of the compensation and benefits for any single employee among the properties serviced by such employee);
(cc)    any cost incurred by Landlord in connection with performing compliance actions on the Common Areas or public areas of the Building or the Base Building Structure or systems if required under the Americans with Disabilities Act to the extent that the matters of non-compliance related to the Rent Commencement Condition;
(dd)    any costs incurred by Landlord in order bring the Building into compliance with all laws, ordinances, requirements, orders, directives, rules and regulations of federal, state, county and city governments and of all other governmental authorities having or claiming jurisdiction over the building, including without limitation ADA and any of said laws, rules and regulations relating to environmental, health or safety matters which were in effect on the Lease Commencement Date;
(ee)    rent for any fitness facility or any on-site offices of Landlord or its managing agent;
(ff)    any costs or expenses incurred by Landlord to the extent Landlord actually receives reimbursement from any source, including without limitation, insurance, condemnation awards, warranties or tenants;
(gg)    except for Permitted Capital Expenditures and Permitted Personnel Allocations, any other cost or expense which, under GAAP as customarily applied in the real estate industry , would not be normally treated as a Basic Operating Charge in comparable first-class office buildings in the Market Area;
(hh)    except expressly permitted pursuant to the terms of Section 5(c)(i)(a)(ii) of this Lease with respect to Permitted Capital Expenditures, capital improvements or capital expenditures;
(ii)    reserves of any kind;
(jj)    amounts paid to any partners, trustee, shareholder, officer or director or Landlord for salary or other compensation;

(kk)    costs of electricity outside normal business hours sold to tenants of the Building by Landlord or the cost to Landlord of providing any other special services to tenants or services in excess of that furnished to Tenant;
(ll)    expenses for repairs, replacements or improvements arising from the initial construction of the Building;
(mm)    a property management fee for the Building in excess of two percent (2%) of the gross rents of the Building;
(nn)    costs of signs in or on the Building or complex identifying the owner of the Building or other tenants’ signs;
(oo)    costs of Landlord’s charitable or political contributions;
(pp)    rentals for items which if purchased, rather than rented, would constitute a capital expenditure under GAAP;
(qq)    rent for any on-site offices of Landlord or its managing agent;
(rr)    intentionally omitted;
(ss)    costs reimbursed to Landlord by governmental authorities;
(tt)    any cost or expense incurred by Landlord in connection with an insurable casualty; provided however that the amount of the deductible and/or any self-insured retention ("SIR") for any claim or occurrence may be included as a Basic Operating Charge to the extent such deductible or SIR either individually or in the aggregate for a calendar year does not exceed $75,000;
(uu)    accounting fees or consulting fees other than those incurred in connection with the preparation of statements required pursuant to the terms of the Lease;
(vv)    costs incurred by Landlord in defending lawsuits against Landlord and any judgments or costs of settlement;
(ww)    Asset Management fees;
(xx)    direct and indirect costs incurred to clean up, contain, abate, remove, or otherwise remedy Hazardous Materials or Biological Containments (as hereinafter defined) from the Building if such were in or on the Leased Premises or the Building because of the acts or omissions of Landlord (or its agents, employees or contractors) or a tenant.
(yy)    Basic Operating Charges incurred by Landlord that relate to any retail store and/or any specialty service or commercial concession in the Building (including, without limitation (1) the costs of providing cleaning and char services and electricity to the premises of any retail tenant in the Building and (2) a reasonable allocation of chiller costs for the Building that benefit the retail tenants thereof;
(zz)    unless the Base Operating Expense Amount is appropriately adjusted, all categories of costs not included in the calculation of Base Operating Expense Amount, including, additional types and amounts of insurance not maintained in the Base Year;

(aaa)    consulting costs and expenses paid by Landlord;
(bbb)    administrative, management and engineering payroll expenses in excess of the prevailing market rates for comparable buildings located in the Market Area;
(ccc)    any costs and expenses allocated to the retail areas of the Building;
(ddd)    any component of the expenses which comprise any fee or expenses  allocated to the Building in connection with any Recorded Covenants or the Land Condominium which would have been excluded from Basic Operating Charges had such expense been incurred in connection with the Building; and
(eee)     the cost of providing any service customarily provided by a managing agent or which is customarily included in management fees (e.g., bookkeeping, accounting, information technology, travel for corporate related meetings, training, etc).

EXHIBIT I
Form of Subordination, Non-Disturbance and Attornment Agreement

THIS SUBORDINATION, ATTORNMENT AND NON-DISTURBANCE/ESTOPPEL AGREEMENT (this "Agreement"), dated this ________ day of ___________, 2011, between CHOICE HOTELS INTERNATIONAL SERVICES CORP., a Delaware corporation with offices at 10750 Columbia Pike, Silver Spring, Maryland 20901 06903 (“Tenant”), and WELLS FARGO BANK, NATIONAL ASSOCIATION and its successors and assigns ("Mortgagee") having an address at 1750 H Street, NW, Suite 400, Washington, D.C. 20006, Attn. Real Estate Banking Group, Loan Administration Manager.

RECITALS:

A.    F. P. Rockville II Limited Partnership, LLC, a Maryland limited partnership, whose address is 9600 Blackwell Road, Suite 200, Rockville, Maryland 20850 (the “Landlord”) owns fee simple title in the real property described in Exhibit A attached hereto (the “Property”).
B.    Mortgagee has made or intends to make a loan to Landlord (the “Loan”) for the construction of an office building on the Property.
C.    To secure the Loan, Landlord has or will encumber the Property by entering into a mortgage or deed of trust in favor of Mortgagee (as amended, increased, renewed, extended, spread, consolidated, severed, restated, or otherwise changed from time to time, the “Mortgage”) to be recorded in the Land Records in and for the County of Montgomery, State of Maryland.
D.    Pursuant to the Lease dated May______, 2011 (the “Lease”), Landlord demised to Tenant a portion of the Property consisting of the following (the “Leased Premises”): ______________________________________________.
E.    Tenant and Mortgagee desire to agree upon the relative priorities of their interests in the Property and their rights and obligations if certain events occur.
NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    Definitions. The following terms shall have the following meanings for purposes of this Agreement.
Construction-Related Obligation. A "Construction-Related Obligation" means any obligation of Landlord under the Lease to make, pay for, or reimburse Tenant for any alterations, demolition or other improvements or work at the Property, including the Leased Premises. Construction-Related Obligations shall not include: (a) reconstruction or repair following fire, casualty or condemnation; or (b) day-to-day maintenance and repairs.
Landlord Damage Obligation. A "Landlord Damage Obligation" means any obligation of Landlord or any guarantor of the Lease, to pay for, or reimburseTenant for any and all liquidated and agreed final damages (including consequential damages) specifically set forth in the Lease, including without limitation any Completion Delay Damages and/or Termination Event Damages as such terms are defined in the Lease.

Foreclosure Event. A “Foreclosure Event” means: (i) foreclosure under the Mortgage; (ii) any other exercise by Mortgagee of rights and remedies (whether under the Mortgage or under applicable law, including bankruptcy law) as holder of the Loan and/or the Mortgage, as a result of which a Successor Landlord becomes owner of the Property; or (iii) delivery by Landlord to Mortgagee (or its designee or nominee) of a deed or other conveyance of Landlord’s interest in the Property in lieu of any of the foregoing.
Former Landlord. A “Former Landlord” means Landlord and any other party that was landlord under the Lease at any time before the occurrence of any attornment under this Agreement.
Offset Right. An “Offset Right” means any right or alleged right of Tenant to any offset, defense (other than one arising from actual payment and performance, which payment and performance would bind a Successor Landlord pursuant to this Agreement), claim, counterclaim, reduction, deduction, or abatement against Tenant’s payment of Rent or performance of Tenant’s other obligations under the Lease, arising (whether under the Lease or under applicable law) from Landlord’s breach or default under the Lease.
Rent. The “Rent” means any fixed rent, base rent or additional rent under the Lease.
Successor Landlord. A “Successor Landlord” means any party that becomes owner of the Property as the result of a Foreclosure Event.
Termination Right. A “Termination Right” means any right of Tenant to cancel or terminate the Lease or to claim a partial or total eviction arising (whether under the Lease or under applicable law) from Landlord’s breach or default under the Lease.
Other Capitalized Terms. If any capitalized term is used in this Agreement and no separate definition is contained in this Agreement, then such term shall have the same respective definition as set forth in the Lease.
2.    Subordination. The Lease, as the same may hereafter be modified, amended or extended, shall be, and shall at all times remain, subject and subordinate to the Mortgage, the lien imposed by the Mortgage, and all indebtedness secured by the Mortgage including without limitation, advances made under the Mortgage. Notwithstanding the foregoing, Mortgagee may elect, in its sole and absolute discretion, to subordinate the lien of the Mortgage to the Lease.
3.    Non-Disturbance, Recognition and Attornment; No Exercise of Mortgage Remedies Against Tenant. So long as the Lease has not been terminated and Tenant is not in default beyond any applicable grace or cure periods under the Lease or this Agreement (an “Event of Default”), Mortgagee (i) shall not terminate or disturb Tenant’s possession of the Leased Premises under the Lease, except in accordance with the terms of the Lease and this Agreement and (ii) shall not name or join Tenant as a defendant in any exercise of Mortgagee’s rights and remedies arising upon a default under the Mortgage (an “Action”) unless applicable law requires Tenant to be made a party thereto as a condition to proceeding against Landlord or prosecuting such rights and remedies. In the latter case, Mortgagee may join Tenant as a defendant in such Action only for such purpose and not to terminate the Lease (or disturb Tenant’s rights under the Lease) or otherwise adversely affect Tenant’s rights under the Lease or this Agreement in such and Mortgagee will not seek affirmative relief from Tenant, except in accordance with the terms of the Lease. Tenant waives any and all rights to terminate the Lease solely by reason of the foreclosure of the Mortgage. If any court in connection with an Action holds the Lease to be terminated by reason of such foreclosure and if Mortgagee or its nominee, assignee or any Successor Landlord has not exercised any available right to terminate the Lease as expressly set forth under the terms of the Lease, a lease between Successor Landlord and Tenant will be deemed created on the same terms as the Lease except that the term of the replacement lease will be the then unexpired term of the Lease. In such a limited circumstance, at the request or either party, Successor Landlord and Tenant will execute a replacement lease for the balance of the term of the Lease at the same rental therein provided and upon the same terms and conditions as therein.
4.    Recognition and Attornment. Upon Successor Landlord taking title to the Property (i) Successor Landlord shall be bound to Tenant under all the terms and conditions of the Lease (except as provided in this Agreement); (ii) Tenant shall recognize and attorn to Successor Landlord as Tenant’s direct landlord under the Lease as affected by this Agreement; and (iii) the Lease shall continue in full force and effect as a direct lease, in accordance with its terms (except as provided in this Agreement), between Successor Landlord and Tenant. Tenant hereby acknowledges notice that pursuant to the Mortgage and assignment of rents, leases and profits, Landlord has granted to the Mortgagee an absolute, present assignment of the Lease and Rents which provides that Tenant continue making payments of Rents and other amounts owed by Tenant under the Lease to the Landlord and to recognize the rights of Landlord under the Lease until notified otherwise in writing by the Mortgagee. After receipt of such notice from Mortgagee, the Tenant shall thereafter make all such payments directly to the Mortgagee or as the Mortgagee may otherwise direct, without any further inquiry on the part of the Tenant. Landlord consents to the foregoing and waives any right, claim or demand which Landlord may have against Tenant by reason of such payments to Mortgagee or as Mortgagee directs.
5.    Further Documentation. The provisions of Article 4 shall be effective and self-operative without any need for Successor Landlord or Tenant to execute any further documents. Tenant and Successor Landlord shall, however, confirm the provisions of Article 4 in writing upon request by either of them within ten (10) days of such request.
6.    Protection of Successor Landlord. Notwithstanding anything to the contrary in the Lease or the Mortgage, neither Mortgagee nor Successor Landlord shall be liable for or bound by any of the following matters:
(a)    Claims Against Former Landlord. Any act or omission of Former Landlord or any Offset Right that Tenant may have against any Former Landlord, except that, with respect to defaults of Former Landlord under the Lease or Offset Rights available to Tenant that are continuing on the date (the "Transfer Date") that Mortgagee or Successor Landlord, as applicable, succeed to the interest of Former Landlord under the Lease and of which Mortgagee received prior written notice contemporaneously with Landlord and failed to cure the same within the period given to cure such default pursuant to the terms of the Lease, then Tenant shall have all the rights and remedies under the Lease with respect to damages and Offset Rights accruing on or after the Transfer Date. The foregoing shall not limit Tenant's right to exercise against Successor Landlord any Offset Right otherwise available to Tenant with respect to defaults that are continuing on the Transfer Date and of which Mortgagee received prior written notice and failed to cure the same within the applicable period set forth in the Lease.
(b)    Prepayments. Any payment of Rent that Tenant may have made to Former Landlord more than thirty (30) days before the date such Rent was first due and payable under the Lease with respect to any period after the date of attornment other than, and only to the extent that, the Lease expressly required such a prepayment.

(c)    Payment; Work. Any obligation to pay Tenant any sum(s) that any Former Landlord owed to Tenant unless such sums, if any, shall have been actually delivered to Mortgagee by way of an assumption of escrow accounts or otherwise (provided in no event shall this be deemed to limit Tenant’s

Offset Rights).

(d)    Modification, Amendment or Waiver. Any modification or amendment of the Lease, or any waiver of the terms of the Lease, made without Mortgagee’s written consent which consent shall not be unreasonably withheld, delayed or conditioned. In no event shall consent be required with respect to any amendment that is solely for the purpose of confirming the exercise of an expansion, extension or purchase option pursuant to Section 39 or the terms specifically set forth in the Lease, as approved by Mortgagee, when (1) all material aspects thereof have been pre-negotiated and fully set forth in those sections of the Lease, and (2) the only material aspect thereof that has not been pre-negotiated and fully set forth in those sections of the Lease is the rental rate and such rental rate is no less than ninety percent (90%) of the then-escalated rental rate under the Lease for space leased by Tenant (on a per square foot basis). In addition, no consent shall be required with respect to any amendment that is solely for the purpose of confirming the re-measurement of the Leased Premises, the Lease Commencement Date, Rent Commencement Date, Lease expiration date under the Lease and other similar terms pursuant to the terms of the Lease). No consent may be unreasonably withheld or delayed, unless such amendment, renewal or extension (1) results in a reduction of rent or other sums due and payable pursuant to the Lease (on a per square foot basis) (2) reduces the term of the Lease, (3) terminates the Lease, (4) except as specifically set forth in this subsection (d) above as it relates to the exercise of an expansion, extension or purchase option, increases Landlord's obligations under the Lease, (5) modifies any of the insurance requirements of the Lease, or (6) otherwise adversely affects the value of the Lease as collateral for the loan secured by the Mortgage.

(e)    Surrender, Etc. Except for cancellations or terminations effected unilaterally by Tenant pursuant to the express terms of the Lease, any consensual or negotiated surrender, cancellation, or termination of the Lease, in whole or in part, agreed upon between Landlord and Tenant without the prior written consent of Lender.

(f)    Construction Related Obligations. Any Construction Related Obligation of Former Landlord, except that, if at the time Mortgagee or Successor Landlord succeeds to the interest of Former Landlord, (i) the construction of the Tenant Improvements Work (as defined in the Lease) has not yet been completed, and/or (ii) the Construction Allowance (as defined in the Lease) has not been paid by Former Landlord after Tenant has met the terms and conditions of the Lease applicable to the same, and if Mortgagee or Successor Landlord notifies Tenant in writing within thirty (30) days after Tenant's written demand following the Transfer Date, that it is unwilling to assume such Construction Related Obligation, then Tenant, by written notice to Mortgagee or Successor Landlord, shall have, as its exclusive remedy under the Lease, the right to (i) terminate the Lease, or (ii) perform such Tenant Improvement Work at Tenant's sole cost and expense and receive from Successor Landlord the payment of the Construction Allowance or shall be entitled to offset the Construction Allowance due in accordance with the terms of the Lease, against the monthly installments of Minimum Rent (as defined in the Lease) next due under the Lease until Tenant shall have received payment in full of the Construction Allowance owed to Tenant in accordance with the Lease.

(g)    Landlord Damage Obligations. Any Landlord Damage Obligation of Former Landlord and/or any guarantor of the Lease.

(h)    Supplemental Premises; RMP III Land; Mezzanine Financing; Cash Flow Participation. Any obligation or liability with respect to: (1) any action that must be taken by Rockville I Limited Partnership and/or Rockville III Limited Partnership, (2) the delivery of the Supplemental Premises if a FAR Transfer (as defined in the Lease) is required, (3) the sale of the RMP III Land, (4) the repayment of any Mezzanine Financing, (5) the payment of any cash flow participation or preference from Former Landlord, each as more particularly set forth in Sections 2, 14 and 39 of the Lease, or (6) any other obligation or liability set forth in the Lease which would require Mortgagee or Successor Landlord to own property which it would not otherwise own or be capable of owning after the Transfer Date.
6.1    Abatement and Self-help. Notwithstanding anything to the contrary in the Mortgage of this Agreement to the contrary, the acquisition of the Property by Successor Landlord's shall not limit, reduce or effect in any manner whatsoever (a) any abatement and self-help rights of Tenant under the Lease for events that occur after the Transfer Date, or (b) any abatement and self-help rights of Tenant under the Lease for events that occur prior to the Transfer Date and of which Successor Landlord received prior written notice contemporaneously with Landlord and failed to cure the same within the applicable period set forth in the Lease.

7.    Exculpation of Successor Landlord. Notwithstanding anything to the contrary in this Agreement or the Lease, Successor Landlord’s obligations and liability under the Lease shall never extend beyond Successor Landlord’s (or its successors’ or assigns’) interest, if any, in the Building from time to time, including insurance condemnation proceeds and rental income, Successor Landlord’s interest in the Lease, and the proceeds from any sale, lease or other disposition of the Property (or any portion thereof) by Successor Landlord (collectively, the “Successor Landlord’s Interest”). Tenant shall look exclusively to Successor Landlord’s Interest (or that of its successors and assigns) for payment or discharge of any obligations of Successor Landlord under the Lease as affected by this Agreement. If Tenant obtains any money judgment against Successor Landlord with respect to the Lease or the relationship between Successor Landlord and Tenant, then Tenant shall look solely to Successor Landlord’s Interest (or that of its successors and assigns) to collect such judgment. Tenant shall not collect or attempt to collect any such judgment out of any other assets of Successor Landlord.

8.    Mortgagee’s Right to Cure. Notwithstanding anything to the contrary in the Lease or this Agreement, before exercising any Offset Right or Termination Right:

(a)    Notice to Mortgagee. Contemporaneously with providing notice to Landlord, Tenant shall provide Mortgagee with written notice of any breach or default by Landlord giving rise to same, including without limitation any default which would entitle Tenant to terminate the Lease, receive a rent abatement or an offset or credit against rent or exercise a right of self-help, (the “Default Notice”) and, thereafter, the opportunity to cure such breach or default as provided for below.

(b)    Mortgagee’s Cure Period. After Mortgagee receives a Default Notice, Mortgagee shall have the same rights to cure any and all defaults by Landlord under the Lease within the same grace, notice and cure periods provided to Landlord in relation thereto; provided however Mortgagee shall, except as provided otherwise in this Agreement, have a period of ten (10) business days beyond any cure period specifically made available to Landlord under the Lease (or f no cure period is provided, ten (10) business days after Mortgagee receives the Default Notice) in which to cure the breach or default by Landlord. Mortgagee shall have no obligation to cure (and shall have no liability or obligation for not curing) any breach or default by Landlord, except to the extent that Mortgagee agrees or undertakes otherwise in writing. In addition, as to any breach or default by Landlord the cure of which requires possession and control of the Property, provided that Mortgagee undertakes by written notice to Tenant to exercise reasonable efforts to cure or cause to be cured by a receiver such breach or default within the period permitted by this paragraph, Mortgagee’s cure period shall continue for such additional time as Mortgagee may reasonably require, proceeding with due diligence, to either: (i) obtain possession and control of the Property with due diligence and thereafter cure the breach or default with reasonable diligence and continuity; or (ii) obtain the appointment of a receiver and give such receiver a reasonable period of time in which to cure the default.

Nothing in this Section 8(b) shall be deemed to limit or restrict Tenant’s Offset Rights and rights of self-help as set forth in the Lease so long as Successor Landlord shall have received notice in accordance with this Agreement and an opportunity to cure such event in accordance with the terms of the Lease.

9.    CONFIRMATION OF FACTS. Tenant represents to Mortgagee and to any Successor Landlord, in each case as of the date of this Agreement (“Effective Date”):

(a)    Effectiveness of Lease. The Lease is in full force and effect, has not been modified, and constitutes the entire agreement between Landlord and Tenant relating to Tenant’s Premises. Tenant has no interest in Landlord’s Premises except pursuant to the Lease. No unfulfilled conditions exist to Tenant’s obligations under the Lease.

(b)    Rent. Tenant has not paid any Rent that is first due and payable under the Lease after the Effective Date.

(c)    No Landlord Default. To the best of Tenant’s knowledge, no breach or default by Landlord exists and no event has occurred that, with the giving of notice, the passage of time, or both, would constitute such a breach or default.

(d)    No Tenant Default. Tenant is not in default under the Lease and has not received any uncured notice of any default by Tenant under the Lease.

(e)    No Termination. Tenant has not commenced any action nor sent or received any notice to terminate the Lease. Tenant has no presently exercisable Termination Right(s) or Offset Right(s).

(f)    Due Authorization. Tenant has full authority to enter into this Agreement, which has been duly authorized by all necessary actions.

9.    Miscellaneous.

(a)    Notices. Any notice or request given or demand made under this Agreement by one party to the other shall be in writing, and may be given or be served by hand delivered personal service, or by depositing the same with a reliable overnight courier service or by deposit in the United States mail, postpaid, registered or certified mail, and addressed to the party to be notified, with return receipt requested or by facsimile transmission, with the original machine- generated transmit confirmation report as evidence of transmission. Notice deposited in the mail in the manner hereinabove described shall be effective from and after the expiration of three (3) Business Days after it is so deposited; however, delivery by overnight courier service shall be deemed effective on the next succeeding Business Day after it is so deposited and notice by personal service or facsimile transmission shall be deemed effective when delivered to its addressee or within two (2) hours after its transmission unless given after 3:00 p.m. on a Business Day, in which case it shall be deemed effective at 9:00 a.m. on the next Business Day. For purposes of notice, the addresses and facsimile number of the parties shall, until changed as herein provided, be as follows:

If to the Mortgagee, at:    Wells Fargo Bank, National Association
1750 H Street, NW
Suite 400
Washington, D.C. 20006
Attn. Real Estate Banking Group, Loan Administration Manager

If to the Tenant, at:        Until the Rent Commencement Date:

Choice Hotels International Services Corp.
10750 Columbia Pike
Silver Spring, Maryland 20901
Attention: ________________
Facsimile Number: ________________

After the Lease Commencement Date

Choice Hotels International Services Corp.
Rockville Metro Plaza II
121 Rockville Pike
Rockville, Maryland 20850
Attention: ________________
Facsimile Number: ________________

If to Landlord:            F. P. Rockville II Limited Partnership                                c/o Foulger-Pratt Companies
9600 Blackwell Road, Suite 200
Rockville, Maryland 20850
Attention: Corporate Counsel
Facsimile Number 240-499-9601

(b)    Successors and Assigns. This Agreement shall bind and benefit the parties, their successors and assigns, any Successor Landlord, and its successors and assigns. If Mortgagee assigns the Mortgage, then upon delivery to Tenant of written notice thereof accompanied by the assignee’s written assumption of all obligations under this Agreement, all liability of the assignor shall terminate.

(c)    Entire Agreement. This Agreement constitutes the entire agreement between Mortgagee and Tenant regarding the subordination of the Lease to the Mortgage and the rights and obligations of Tenant and Mortgagee as to the subject matter of this Agreement.

(d)    Interaction with Lease and with Mortgage. With respect to the provisions of Lease dealing with subordination, non-disturbance and attornment, if this Agreement conflicts with the Lease, then this Agreement shall govern as between the parties and any Successor Landlord. With respect to the Loan only, this Agreement supersedes, and constitutes full compliance with, any provisions in the Lease that provide for subordination of the Lease to, or for delivery of non-disturbance agreements by the holder of, the Mortgage.

(e)    Mortgagee’s Rights and Obligations. Except as expressly provided for in this Agreement, Mortgagee shall have no obligations to Tenant with respect to the Lease. If an attornment occurs pursuant to this Agreement, then all rights and obligations of Mortgagee under this Agreement shall terminate, without thereby affecting in any way the rights and obligations of Successor Landlord provided for in this Agreement.

(f)    Interpretation; Governing Law. The interpretation, validity and enforcement of this Agreement shall be governed by and construed under the internal laws of the State in which the Leased Premises are located, excluding such State’s principles of conflict of laws.

(g)    Amendments. This Agreement may be amended, discharged or terminated, or any of its provisions waived, only by a written instrument executed by the party to be charged.

(h)    Due Authorization. Tenant represents to Mortgagee that it has full authority to enter into this Agreement, which has been duly authorized by all necessary actions. Mortgagee represents to Tenant that it has full authority to enter into this Agreement, which has been duly authorized by all necessary actions.

(i)    Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(j)    WAIVER OF JURY TRIAL. TENANT AND THE MORTGAGEE HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY EACH WAIVE ANY RIGHT TO TRIAL BY JURY THEY MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR IN EQUITY, IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS RELATED THERETO. TENANT REPRESENTS AND WARRANTS THAT NO REPRESENTATIVE OR AGENT OF THE MORTGAGEE HAS REPRESENTED, EXPRESSLY OR OTHERWISE THAT THE MORTGAGEE WILL NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS RIGHT TO JURY TRIAL WAIVER. THE TENANT ACKNOWLEDGES THAT THE MORTGAGEE HAS BEEN INDUCED TO ACCEPT THIS AGREEMENT BY, AMONG OTHER THINGS, THE PROVISIONS OF THIS SECTION.

(k)    Lease Requirement. The delivery of this Agreement satisfies the requirement set forth in Section 21(a) of the Lease.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.
WITNESS/ATTEST:                TENANT:
Choice Hotels International Services Corp.

By:

Name:

Its:

WITNESS/ATTEST:                MORTGAGEE:
WELLS FARGO BANK, NATIONAL ASSOCIATION

By:

Name:

Its:

Agreed and Accepted:

WITNESS/ATTEST:                LANDLORD:
F. P. ROCKVILLE II LIMITED PARTNERSHIP

By: Foulger Investments, Inc.
General Partner

By:                    (SEAL)

Name:

Its:

EXHIBIT A
LEGAL DESCRIPTION

EXHIBIT J
Roof Rights
1.    Subject to the terms and conditions set forth below, Tenant shall have the right, at Tenant’s sole cost and expense (subject to the application of the Construction Allowance) to place on the roof of the Building and thereafter to maintain and operate (i) supplemental heating ventilating and air conditioning equipment and (ii) telecommunications equipment (collectively the “Rooftop Installations”) and related hardware and cabling to connect the Rooftop Installations to the Leased Premises. Tenant may use the Building's risers for such connections in accordance the terms of the Lease with due regard to the use of such risers by Landlord and others.
The Rooftop Installations shall include microwave/satellite dishes/earth satellite disks or whip antennae, supplemental heating, ventilating and air conditioning equipment and related equipment, conduits, cables and materials to be located on the roof as well as conduits, cables and materials related thereto. In addition, Tenant shall have the right, at no cost to Tenant, to tie-in its supplemental heating, ventilating and air conditioning systems into the Building's chiller loop.

2.    The right of Tenant to make Rooftop Installations shall be non-exclusive and Landlord may grant similar rights to others (provided any other party shall have the obligation to screen their installations in a manner which is at least as stringent as the screening obligations of Tenant set forth in this Exhibit J). Tenant shall have the right to use a portion of the roof that is to be made available for Rooftop Installations equal to Tenant's proportionate share of the Building.

3.    The right of Tenant to make Rooftop Installations is expressly conditioned upon the Rooftop Installations not damaging or interfering with Landlord’s roof warranty, communication devices or building systems or any similar equipment and related hardware that other tenants of the Building may have installed.

4.    Tenant shall not be charged any rent or other fees by Landlord in connection with the placement of the Rooftop Installations on the roof of the Building. However, if Tenant receives any revenues from any other party with respect to the use and operation of the Rooftop Installations (other than from an Affiliate), then Tenant shall pay Landlord one hundred percent (100%) of said revenues.

5.    The right of Tenant to make Rooftop Installations shall in each event be subject to Landlord’s prior written approval of the plans, specifications, location, method of installation and method of connecting the Rooftop Installations to the Leased Premises, which approval shall not be unreasonably withheld, delayed or conditioned. Tenant shall furnish Landlord detailed plans and specifications for the Rooftop Installations for Landlord’s consent, which consent, which approval shall not be unreasonably withheld, delayed or conditioned. Landlord shall approve or disapprove within ten (10) days after Tenant delivers the plans, specifications and other documents to Landlord (and the failure to approve or disapprove within such ten (10) day period shall be deemed an approval). Landlord may condition its consent by requiring that the Rooftop Installations be installed in the least conspicuous location where adequate service is still obtained and that all components and elements thereof (except terminal devises and structures) be either screened or concealed from view from within and without the Building. Upon receipt of Landlord’s consent, the Rooftop Installations shall be installed and maintained, at Tenant’s sole cost and expense, by a contractor selected by Tenant and approved by Landlord, such approval not to be unreasonably withheld, delayed or conditioned. Landlord shall approve or disapprove within ten (10) days after Tenant requests Landlord's approval with respect to the contractor (and the failure to approve or disapprove within such ten (10) day period shall be deemed an approval). In undertaking the installation of the Rooftop Installations, Tenant shall comply with all applicable laws, codes, ordinances, and building and zoning rules and regulations and keep the Leased

Premises and Building free from liens arising from or related to Tenant’s installation. Tenant shall consult with Landlord’s roofing contractor to ensure that neither the integrity of the roof of the Building, nor Landlord’s roof warranty shall be negatively affected by the placement, installation, operation, or maintenance of the Rooftop Installations or the walkway described in Section 7 hereof.

Tenant shall be entitled to use such portions of the Building (but not premises leased to other tenants) as may be reasonably necessary for the installation, operation and maintenance of the Rooftop Installations and Tenant shall have reasonable access to such portions of the Building at all times throughout the Lease Term for such purposes; provided, however that except for the roof of the Building, any cables, conduits or other physical connections between the Rooftop Installations and the Leased Premises shall be concealed within permanent walls, floors, columns and ceilings of the Building and in shafts of the Building provided for such installations, not damaging the appearance of the Building or reducing the usable or rentable space of the Building; and, provided, further, that except for the roof and the Leased Premises any installation or maintenance work performed by Tenant or at Tenant’s direction shall be performed without unreasonably interfering with Landlord’s or any other tenant’s use of the Building, and upon completion of such installations and maintenance (initially and from time to time) Tenant shall restore such portions of the Building to a condition reasonably comparable to that existing prior to such installation or maintenance. In addition and upon Landlord's reasonable request, Tenant shall screen its Rooftop Installations.

6.    Tenant shall be responsible for procuring and paying for all certificates, licenses, permits or approvals that may be required for the installation, operation, use, and maintenance of the Rooftop Installations and Landlord shall cooperate with Tenant, at Tenant’s sole cost and expense, in procuring such certificates, licenses, permits, or approvals. Upon receiving a written request from Landlord, Tenant shall provide Landlord with documentation that Tenant has obtained all such certificates, licenses, permits, or approvals. Landlord makes no representations or warranties whatsoever as to the permissibility of the Rooftop Installations under all applicable laws. The Rooftop Installations shall be installed, operated, and maintained by Tenant, at Tenant’s sole cost and expense, in such a manner as not to constitute a nuisance, or unreasonably interfere with the operations of other tenants in the Building or the normal use of the area surrounding the Building by Landlord or occupants thereof and their agents, employees, contractors and invitees.

7.    Tenant shall be responsible for installing and maintaining a walkway system on the roof to the Rooftop Installations in order to protect the roof of the Building. Tenant shall furnish plans and specifications for such walkway to Landlord for Landlord’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.

8.    Upon termination or expiration of the Lease, Tenant, at Tenant’s sole cost and expense, shall remove the Rooftop Installations and shall repair and restore the Building to a condition comparable to that existing prior to such installation, normal wear and tear and damage by casualty excepted.

9.    Upon thirty (30) days prior notice to Tenant, Landlord reserves the right to relocate the Rooftop Installations, at Landlord’s sole expense, using a contractor reasonably acceptable to Tenant and provided such relocation, in the reasonable opinion of Tenant, shall have no material adverse impact on the Rooftop Installations.

10.    In the event that any rooftop/communications equipment of Landlord or any other party causes interference to any Rooftop Installations or (ii) any Rooftop Installations of Tenant cause interference to any rooftop/communications equipment of Landlord or any tenant of Landlord, Landlord and Tenant shall use commercially reasonable efforts to correct and eliminate said interference. In the event the applicable rooftop/communications equipment is not owned by Landlord, Landlord shall also cause the party that owns the applicable rooftop/communications equipment to use commercially reasonable efforts to correct and eliminate said interference. In the event the inference cannot be corrected and eliminated, then the party that was the last to install the interfering Rooftop Installation or rooftop/communications equipment shall remove the Rooftop Installation or rooftop/communications equipment causing the interference. In the event the rooftop/communications equipment to be removed is not owned by Landlord, Landlord shall also cause the party that owns the applicable rooftop/communications equipment to remove the applicable rooftop/communications equipment.

11.    Tenant shall defend, indemnify and hold Landlord harmless from and against any and all actual claims, liability, judgments, damages, costs and expenses (including reasonable attorneys’ fees) related to, arising from, arising out of or attributable to the installation, maintenance, operation or removal of the Rooftop Installations. In addition (but only to the extent that such in not covered by the insurance policies being maintained by Tenant pursuant to the terms of the Lease), Tenant shall maintain in full force and effect throughout the Lease Term public liability insurance, property damage, fire and extended coverage insurance in an amount to fully protect the Rooftop Installations from fire or other loss or damage, as well as contractual insurance in an amount to fully protect Landlord from any loss or damage related to, arising from, arising out of or attributable to the installation, maintenance, operation or removal of the Rooftop Installations.

EXHIBIT K
HVAC Specifications
Landlord shall install, maintain, and operate an environmental control system to serve the Leased Premises that shall provide heating, cooling and ventilating of the air within the Leased Premises to a meet the following criteria:

1.
Subject to the provisions of paragraph 4 below, during the normal heating season, to maintain indoor temperature between 70 degrees F. and 78 degrees F. when the outdoor temperature is between 0 degrees F. and 55 degrees F. Humidity to be controlled to prevent interior condensation on the windows, but not to fall below 30 percent.

1.
Subject to the provisions of paragraph 4 below, during the normal cooling season, to maintain indoor temperature between 72 degrees F. and 76 degrees F. when the outdoor temperature is between 55 degrees F. and 95 degrees F. Humidity not to exceed 50 percent within the Leased Premises.

1.
Subject to the provisions of paragraph 4 below, during the intermediate seasons, to maintain indoor temperature between 70 degrees F. and 78 degrees F. when the outdoor temperature is between 55 degrees F. and 74 degrees F., whether by 100 percent air or refrigeration.

1.
These criteria are based on a maximum population of one person per 100 square feet of usable floor area in any particular room or space and maximum population of one person per 150 square feet of total usable area within the Leased Premises on any one floor (and excluding any “assembly areas”) and a maximum actual electrical load for lighting and office machinery of 5 watts per square foot of total usable area within the Leased Premises.

5.
Fresh air levels shall be maintained in accordance with prevailing standards for Comparable Buildings in the Market Area and ASHRAE-62-1989 Standards (ventilation for acceptable indoor air quality) in effect at the start of construction. Landlord shall also provide adequate thermal environmental comfort and air velocity limits in accordance with ASHRAE-55 in effect at the start of construction.

EXHIBIT L
Telecommunications Provider
Tenant, at its sole cost and expense, shall have the right to contract with an alternative telecommunications provider ("Alternative Provider") for the provision to the Leased Premises of local telephone service or other telecommunication service and permit such Alternative Provider to install telephone, data or other information cabling or other telecommunications equipment in the Leased Premises for such purpose. Tenant shall be permitted to install all appropriate cabling in the Dedicated Sleeves and those risers which Tenant has the right to use (whether on an exclusive or non-exclusive basis) for such purpose. The point of entry (and method and manner of same) into the Building by such Alternative Provider shall be subject to Landlord’s reasonable approval.

The rights of Tenant provided herein are subject to (i) Landlord’s approval of plans and specifications regarding any telecommunications equipment or cabling to be installed in the Building; and (ii) Landlord’s approval of the manner and method of any such installation. The approval of Landlord required in connection with the foregoing matters shall not be unreasonably withheld, conditioned or delayed. Landlord shall not be entitled to receive any compensation from Tenant in connection with allowing the access described herein, provided such access is used exclusively to provide service to Tenant in the Building.

Tenant and/or its Alternative Provider shall be permitted access to the Building’s riser system for the installation of the telecommunications cabling and other equipment and, in order to install, maintain, and operate the telecommunications cabling or other equipment, Tenant and the Alternative Provider shall be permitted access to the telecommunications closet(s) on the floors on which the Leased Premises is located.
Landlord will make available a secure space in the service entrance portion of the Building's communications riser to isolate the equipment installed by Tenant’s telecommunications provider, and the end point of Tenant’s riser shall be inside the Leased Premises.

EXHIBIT M
Tenant Exclusive Reserved Parking Area

EXHIBIT N
Form of Guaranty
GUARANTY

THIS GUARANTY is executed as of _____, 2011, by CHOICE HOTELS INTERNATIONAL, INC., a Delaware corporation (whether one or more, collectively, “Guarantor”).

WITNESSETH:
F. P. Rockville II Limited Partnership, a Maryland limited partnership ("Landlord") is willing to execute that certain lease agreement dated _____________, 2011, (the "Lease"), between Landlord and Choice Hotels International Services Corp., a Delaware corporation ("Tenant"), pertaining to certain premises more particularly defined in the Lease (the "Premises") which are in the building to be constructed at 121 Rockville Pike, Rockville, Montgomery County, Maryland on condition of receiving this Guaranty;
NOW, THEREFORE, for and in consideration of Landlord's execution and delivery of the Lease and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by Guarantor, Guarantor hereby agrees as follows:
1.    Guarantor represents and warrants to Landlord that:
A.Guarantor is financially interested in Tenant.
B.The financial information provided to Landlord by Tenant and Guarantor is accurate for the periods shown and there has been no material adverse change since such dates in either Tenant or Guarantor.
C.Guarantor is a corporation duly organized under the laws of the State of Delaware, in good standing, and has full power and authority to make and deliver this Guaranty.
D.The execution, delivery, and performance of this Guaranty by Guarantor is duly authorized by all necessary actions and does not violate the provisions of any applicable laws, organizational and operating document or any agreement binding on it.
E.This Guaranty has been duly executed and delivered by an authorized person of Guarantor and constitutes a legally enforceable document.
2.     Guarantor (jointly and severally, if more than one) unconditionally and irrevocably guarantees the prompt and faithful performance of all provisions of the Lease by Tenant and any assignee of Tenant, including, but not limited to, payment of all rent and other sums due Landlord. Guarantor waives each and every notice to which Guarantor may be entitled under the Lease, or otherwise, and consents to any extension of time, leniency, waiver, forbearance, or any amendment which may be made in the Lease, and no amendment, waiver, or forbearance will release Guarantor from any liability or obligation hereby guaranteed. Guarantor further waives any notice of default under the Lease, and notice of acceptance of this Guaranty. Guarantor shall have the same right to cure Tenant's default afforded Tenant in the Lease during any cure period granted Tenant.
3.     If an Event of Default (as defined in the Lease) by Tenant occurs, Landlord may commence suit against Guarantor and/or exercise any available remedy at law or equity to enforce the provisions of this Guaranty without first commencing any suit or otherwise proceeding against Tenant or exhausting its remedies against Tenant. This is a guaranty of payment and performance and not a guaranty of collection; Guarantor's liability under this Guaranty is primary. Landlord's rights shall not be exhausted by its exercise of any remedies or by any number of successive suits until and unless all obligations hereby guaranteed have been fully performed.

4.     Landlord and Guarantor each waives any right to a trial by jury in suits arising out of or concerning the provisions of this Guaranty. If any suit is commenced with respect to this Guaranty, the prevailing party shall recover all reasonable costs incurred in connection therewith, including reasonable attorneys' fees.

5. No payment by Guarantor except full payment and performance shall entitle
Guarantor by subrogation or otherwise, to any payment by Tenant under or out of the property of Tenant.

6. This Guaranty inures to the benefit of Landlord, its successors and assigns and shall be binding upon the heirs, personal representatives, successors, and assigns of Guarantor.
7.     The liability of Guarantor is not affected by, and Guarantor expressly waives any defenses by reason of, (a) the release or discharge of Tenant in any bankruptcy or other proceedings; (b) the rejection or dis-affirmance of the Lease in any proceeding; or (c) amendment, assignment or transfer of the Lease by Tenant. It is expressly understood and acknowledged that Guarantor is not waiving any offset or self help remedy available under the Lease.
8.     Guarantor agrees that if Tenant files a petition for relief under any provisions of the Federal Bankruptcy Code, or any similar law, if such a petition filed by creditors of Tenant is approved by a Court, or if any Court appoints a receiver tenant to operate, including Tenant's obligations under the Lease and/or a substantial part of Tenant's property:
(a)if the Lease is terminated or rejected, Landlord has the right to recover from Guarantor that which Landlord would have been entitled to recover from Tenant upon a termination of the Lease due to a default by Tenant even though Landlord may not be entitled to recover the same from Tenant in such proceeding; and
(b)if any obligation under the Lease is performed by Tenant and any part of such performance is avoided or recovered from Landlord as a preference, fraudulent transfer or otherwise, the liability of Guarantor under this Guaranty shall remain in effect with respect to any obligations that were so avoided or recovered.
9.     Guarantor hereby waives any right, statutory or otherwise, to be discharged from liability hereunder by reason of Landlord's failure, after demand from Guarantor, to bring suit against Tenant and further waives notice of Landlord's acceptance of this Guaranty.

10.     This Guaranty will be governed by the internal laws of the State of Maryland and shall be deemed executed in Montgomery County, Maryland. Guarantor consents to and submits to the jurisdiction of the federal and state courts located in the State of Maryland any suit shall be brought in a federal or state court located in the State of Maryland, with appropriate jurisdiction over the subject matter. Guarantor waives any defenses based on the venue, inconvenience of the forum, lack of personal jurisdiction, or the like in any suit brought as aforesaid.

IN WITNESS WHEREOF the Guarantor has executed this Guaranty as of the day and year first above written.

CHOICE HOTELS INTERNATIONAL, INC.

By: _______________________

Name: ____________________

Title: ______________________

Attest:

_______________

Corporate Seal

EXHIBIT O
Form of Estimate Statement

EXHIBIT P
Form of Annual Statement

EXHIBIT Q
Form of Damage Guaranty

GUARANTY

THIS GUARANTY is executed as of _______________, 2011, by CLAYTON F. FOULGER, BRYANT F. FOULGER, BRENT K. PRATT, CFF GUARANTOR, LLC, BFF GUARANTOR, LLC and BKP GUARANTOR, LLC, jointly and severally (collectively, “Guarantor”).

WITNESSETH:
WHEREAS, F. P. Rockville II Limited Partnership, a Maryland limited partnership ("Landlord"), and Choice Hotels International Services Corp., a Delaware corporation ("Tenant"), entered into that certain Office Lease dated of even date herewith (the "Lease"), pertaining to certain premises more particularly defined in the Lease (the "Premises") which will be in the building to be constructed at 121 Rockville Pike, Rockville, Montgomery County, Maryland; and
WHEREAS, as a condition of Tenant's execution of the Lease, Guarantor has agreed to guaranty the payment by Landlord to Tenant of any Completion Delay Damages and Termination Event Damages (as each such term is defined in the Lease) owed to Tenant pursuant to the terms of the Lease.
NOW, THEREFORE, for and in consideration of Tenant's execution and delivery of the Lease and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by Guarantor, Guarantor hereby agrees as follows:
1.    Guarantor represents and warrants to Tenant that (i) Guarantor is financially interested in Landlord, (ii) the financial information provided to Tenant by Guarantor is accurate for the periods shown and there has been no material adverse change since such dates, and (iii) the execution, delivery, and performance of this Guaranty by Guarantor does not violate the provisions of any applicable laws, organizational and operating document or any agreement binding on Guarantor.
2.     Guarantor, jointly and severally, unconditionally and irrevocably guarantees the prompt and faithful payment of all Completion Delay Damages and Termination Event Damages owed to Tenant by Landlord pursuant to the terms of the Lease. Guarantor waives each and every notice to which Guarantor may be entitled under the Lease, or otherwise, and consents to any extension of time, leniency, waiver, forbearance, or any amendment which may be made in the Lease, and no amendment, waiver, or forbearance will release Guarantor from any liability or obligation hereby guaranteed. Guarantor further waives any notice of default under the Lease, and notice of acceptance of this Guaranty.
3.     If Landlord fails to timely pay Tenant any Completion Delay Damages and/or Termination Event Damages owed to Tenant by Landlord pursuant to the terms of the Lease, Tenant may commence suit against Guarantor and/or exercise any available remedy at law or equity to enforce the provisions of this Guaranty without first commencing any suit or otherwise proceeding against Landlord or exhausting its remedies against Landlord. This is a guaranty of payment and not a guaranty of collection. Guarantor's liability under this Guaranty is primary. Tenant's rights shall not be exhausted by its exercise of any remedies or by any number of successive suits until and unless all obligations hereby guaranteed have been fully performed.

4.     Tenant and Guarantor each waives any right to a trial by jury in suits arising out of or concerning the provisions of this Guaranty. If any suit is commenced with respect to this Guaranty, the prevailing party shall recover all reasonable costs incurred in connection therewith, including reasonable attorneys' fees.

5. No payment by Guarantor except full payment shall entitle Guarantor by subrogation or otherwise, to any payment by Landlord under or out of the property of Landlord.

6. This Guaranty inures to the benefit of Tenant, its successors and assigns and shall be binding upon the heirs, personal representatives, successors, and assigns of Guarantor.
7.     The liability of Guarantor is not affected by, and Guarantor expressly waives any defenses by reason of, (a) the release or discharge of Landlord in any bankruptcy or other proceedings; (b) the rejection or dis-affirmance of the Lease in any proceeding; or (c) amendment, assignment or transfer of the Lease by Landlord.
8.     If any payment by Landlord of any Completion Delay Damages and/or Termination Event Damages is voided or is recovered from Tenant as a preference, fraudulent transfer or otherwise, the liability of Guarantor under this Guaranty shall remain in effect with respect to such Completion Delay Damages and/or Termination Event Damages that were so voided or recovered.
9.     Guarantor hereby waives any right, statutory or otherwise, to be discharged from liability hereunder by reason of Tenant's failure, after demand from Guarantor, to bring suit against Landlord and further waives notice of Landlord's acceptance of this Guaranty.

10.     This Guaranty will be governed by the internal laws of the State of Maryland and shall be deemed executed in Montgomery County, Maryland. Guarantor consents to and submits to the jurisdiction of the federal and state courts located in the State of Maryland any suit shall be brought in a federal or state court located in the State of Maryland, with appropriate jurisdiction over the subject matter. Guarantor waives any defenses based on the venue, inconvenience of the forum, lack of personal jurisdiction, or the like in any suit brought as aforesaid.

IN WITNESS WHEREOF the Guarantor has executed this Guaranty as of the day and year first above written.

GUARANTOR:

_______________________
CLAYTON F. FOULGER

_______________________
BRYANT F. FOULGER

________________________
BRENT K. PRATT

CFF GUARANTOR, LLC

By:    _______________________
Name:
Title:

BFF GUARANTOR, LLC

By:    _______________________
Name:
Title:

BKP GUARANTOR, LLC

By:    _______________________
Name:
Title:

EXHBIT R
Title Report

FIDELITY NATIONAL TITLE INSURANCE COMPANY

Commitment for Title Insurance No. FNTIC-10117 Case No. 10117

T.C. No. 1565

SCHEDULE A

1. Effective Date: April 15, 2011

2. Policy or Policies to be issued:

   (a) ALTA Owner's Policy - Form 2006

   Proposed Insured: To be determined — Amount: $TBD

   (b) ALTA Loan Policy – Form 2006

   Proposed Insured: Wells Fargo Bank, National Association, its successors and/or assigns, as their interests may appear — Amount: $57,500,000

3. Title to the FEE SIMPLE estate or interest in the Land is at the Effective Date vested in:

   F.P. ROCKVILLE II LIMITED PARTNERSHIP, a Maryland limited partnership, by Deed from Pension Benefit Fund, Inc., recorded February 5, 2004 in Liber 26730 at folio 732.

4. The Land is described as follows:

   All that land in the Fourth (4th) Election District, Montgomery County, Maryland, and more particularly described as follows:

   Part of Ownership Lot Sixteen-B (16-B) in Block lettered "B" in a subdivision known as "CITY CENTER" as per plat thereof recorded in Plat Book 194 at Plat No. 21143 among the Land Records of Montgomery County, Maryland; being a portion of Lot Sixteen (16) in Block lettered "B" in a subdivision known as "CITY CENTER" per plat thereof recorded in Plat Book 194 at Plat No. 21142 among the Land Records of Montgomery County, Maryland; and being more particularly described on Exhibit "A".

   TOGETHER WITH the easements and rights of way set forth in a Declaration of Easements, Covenants and Related Agreements for Rockville Metro Plaza, by Pension Benefit Fund, Inc., dated February 5, 2001, recorded in Liber 18764, at folio 254, among the Land Records of Montgomery County, Maryland.

   NOTE: Identified for purposes of taxation and assessment as Tax Acct. Nos. 04-03432231 (47,573 sf) and 04-03432242 (13,587 sf).

Countersigned at Bethesda, Maryland
LINOWES AND BLOCHER LLP

BY: William M. Hoffman, Jr.

Valid only if Schedule B and Cover are attached.

**L&B 1443557v1/01976.0001

FIDELITY NATIONAL TITLE INSURANCE COMPANY

Commitment for Title Insurance No. FNTIC-10117 Case No. 10117

SCHEDULE A
(continued)

Exhibit "A"

JOYCE ENGINEERING CORPORATION

CIVIL ENGINEERING LAND SURVEYING LAND PLANNING CONSTRUCTION MANAGEMENT

January 20, 2004

Description of
Phase II
Ownership Lot 16-B
CITY CENTER

Being all that piece, parcel or tract of land situate, lying, and being in the Rockville Election District No. 4, Montgomery County, Maryland, being part of the property described in a deed dated July 2, 1962 and recorded among the land records of the aforesaid County in Liber: 2981 at Folio: 528, also being part of the property described in a deed dated December 2, 1994 and recorded among the land records of the aforesaid county in Liber: 13149 at Folio: 87, also being part of Lot 16-B as delineated on a Ownership plat entitled "OWNERSHIP LOTS 16-A AND 16-B, A OWNERSHIP PLAT OF LOT 16, BLOCK 'B', CITY CENTER," and recorded among the Land Records of the aforesaid County in Plat Book 194 at Plat 21143 and being more particularly described as follows:

PART ONE

Beginning for the same at a point on the northerly right-of-way of East Middle Lane (70' R/W), as delineated on said plat, said point of beginning also being 97.44 feet from the beginning of a line delineated as South 85°32'34" West, 155.06 feet, thence leaving said right-of-way of East Middle Lane (70' R/W) and running in, through, over and across as to include part of said Ownership Lot 16-B the following:

1) North 32°37'31" West, 244.65 feet to a point lying on the common ownership line of said Ownership Lots 16-A and 16-B; thence running with common ownership line for said Ownership Lots 16-A and 16-B the following (4) four courses and distances;

2) North 57°14'54" East, 123.83 feet to a point; thence

3) North 32°36'20" West, 214.41 feet to a point; thence

4) South 57°14'54" West, 168.83 feet to a point; thence

5) North 32°45'06" West, 28.00 feet to a point; thence leaving said Ownership Lot 16-A and running with said Ownership Lot 16-B the following (5) five courses and distances

6) North 57°14'56" East, 188.88 feet to a point; thence

7) South 32°36'20" East, 499.94 feet to a point; thence

8) South 12°23'40" West, 35.36 feet to a point; thence

9) South 56°35'48" West, 32.83 feet to a point; thence

10) South 85°32'34" West, 97.44 feet to the point of beginning containing a computed area of 47,573 square feet or 1.09213 acres of land.

Subject to any and all easements, covenants and/or rights of way of record.

PART TWO

Beginning for the same at a point on the northwestern corner of said Ownership Lot 16-B, as delineated on said plat, said point also being the intersection of two lines delineated as North 32°35'56" West, 151.76 feet and North 57°14'56" East, 300.79 feet, thence running with said Ownership Lot 16-B the following:

JOYCE ENGINEERING CORPORATION
10956 BALTIMORE AVENUE, [illegible]

**L&B 1443557v1/01976.0001

FIDELITY NATIONAL TITLE INSURANCE COMPANY

Commitment for Title Insurance No. FNTIC-10117 Case No. 10117

SCHEDULE A
(continued)

1) North 57°14'56" East, 63.97 feet to a point lying on the common line of said Ownership Lots 16-A and 16-B; thence running with said Ownership Lots 16-A and 16-B the following course and distance

2) South 32°35'20" East, 203.96 feet to a point; thence leaving said Ownership Lot 16-A and running in, through, over and across as to include part of said Ownership Lot 16-B the following (2) two courses and distances

3) South 57°17'30" West, 59.92 feet to a point; thence

4) South 88°01'17" West, 38.14 feet to a point lying on said Ownership Lot 16-B; thence running with said Ownership 16-B the following (2) two courses and distances

5) North 01°52'43" West, 42.75 feet to a point; thence

6) North 32°35'56" West, 151.76 feet to the point of beginning containing a computed area of 13,587 square feet or 0.31190 acres of land.

Subject to any and all easements, covenants and/or rights of way of record.

JOYCE ENGINEERING CORPORATION
10746 BALTIMORE AVENUE, BELTSVILLE, MARYLAND 20705 PHONE: 301-495-4353 FAX:301-595-4650 WEBSITE: [illegible]

**L&B 1443557v1/01976.0001

FIDELITY NATIONAL TITLE INSURANCE COMPANY

Commitment for Title Insurance No. FNTIC-10117 Case No. 10117

SCHEDULE B - SECTION 1
REQUIREMENTS

The following are the requirements to be complied with:

1. Payment to or for the account of the grantors or mortgagors of the full consideration for the estate or interest to be insured.
2. Pay all taxes, charges, assessments, levied and assessed against the Land, which are due and payable.
3. Proper instrument(s) creating the estate or interest to be insured must be executed and duly filed for record.
4. Affidavit of the present owner that:
   a. There are no persons with a right or claim to possession of all or part of the Land.
   b. There are no unrecorded easements crossing, burdening or affecting the Land, or rights or claims of persons to possession of all or part of the Land.
   c. The Land is not subject to mechanic's/materialmen's liens.
   d. Complies with the Foreign Investment in Real Property Tax Act (FIRPTA Non-foreign Affidavit).
5. The Company must be provided with the following items for F.P. Rockville II Limited Partnership in form and substance satisfactory to the Company:
   a. Copy of Certificate of the (Limited Liability) Limited Partnership and copy of the (Limited Liability) Limited Partnership Agreement certified to be true and complete by a general partner of the (limited liability) limited partnership.
   b. Certificate of status, certificate of good standing or similar governmental certificate from the (limited liability) limited partnership's state of formation and from the state where the subject property is located (for Maryland entities all that is needed is confirmation that the entity is still "active," i.e., there has been no forfeiture by order of the Governor).
   c. Consents or authorizing resolutions of partners of the (limited liability) limited partnership, if called for by the Certificate and/or Agreement.
   d. If the trustee is a corporation or other legal entity, the Company requires satisfactory evidence: (i) verifying that such entity is active under the laws of the State of its organization; and (ii) confirming the authority of a designated person to execute documents on behalf of that entity.
6. The Company may make other requirements or take other exceptions upon its review of the proposed documents creating the estate or interest to be insured or otherwise ascertaining details of the transaction.

(continued)...

**L&B 1443557v1/01976.0001

FIDELITY NATIONAL TITLE INSURANCE COMPANY

Commitment for Title Insurance No. FNTIC-10117 Case No. 10117

SCHEDULE B - SECTION 1
REQUIREMENTS
(continued)

7. Provided the Company's normal and customary requirements are first satisfied, the loan policy will include the following endorsements:

   a. ALTA Endorsement Form 3-06 (Zoning – Vacant) [742229]
   b. ALTA Endorsement Form 6-06 (Variable Rate) [742657]
   c. ALTA Endorsement Form 9-06 (Comprehensive) [742673]
   d. ALTA Endorsement Form 17-06 (Access and Entry) [742846]
   e. ALTA Endorsement Form 18.1-06 (Multiple Tax Account) [742869]
   f. ALTA Endorsement Form 24-06 (Doing Business) [1302502]
   g. ALTA Endorsement Form 25-06 (Survey) [1302503]
   h. ALTA Endorsement Form 27-06 (Usury) [1302510]
   i. Arbitration Deletion [734822]

8. Satisfaction and release of the Deed of Trust from F.P. Rockville II Limited Partnership and F.P. Rockville III Limited Partnership to TRSTE, INC., Trustee, recorded February 5, 2004 in Liber 26730 at folio 747 securing of record Wachovia Bank, National Association in the original principal sum of $4,950,000.00; as modified by Modification of Deed of Trust recorded in Liber 34907 at folio 156; and as further modified by Second Modification of Deed of Trust recorded in Liber 38929 at folio 442.

**L&B 1443557v1/01976.0001

FIDELITY NATIONAL TITLE INSURANCE COMPANY

Commitment for Title Insurance No. FNTIC-10117 Case No. 10117

SCHEDULE B - SECTION 2
TITLE EXCEPTIONS

The policy or policies to be issued will contain exceptions to the following unless the same are disposed of to the satisfaction of the Company:

1. Defects, liens, encumbrances, adverse claims or other matters, if any, created, first appearing in the public records or attaching subsequent to the Effective Date hereof but prior to the date the Proposed Insured acquires for value of record the estate or interest or mortgage thereon covered by this Commitment.

2. Taxes, State, County and Municipal and other public charges (including, but not limited to, assessments by any State, County, Municipality, Metropolitan District or Commission) payable on an annual basis have been paid through, to and including the fiscal year ending June 30, 2011. However, this policy of title insurance does not insure against possible future tax levies and/or frontage benefit assessments, nor against such public charges and assessments, or the balance thereof for existing or proposed improvements which may have been levied or assessed, on to be levied or assessed, but which are not now due and payable to said State, County, Municipality, Metropolitan District or Commission.

3. Such matters as would be disclosed by a current and accurate survey of the Land.

   NOTE: Upon receipt of a current accurate survey and inspection of the Land, in form acceptable to the Company, this exception will be eliminated or amended according to the facts disclosed thereby.

4. Easements or claims of easements on, above or below the surface of the Land not shown by the Public Records.

   NOTE: Upon receipt of a current and accurate survey and owner/seller affidavit and indemnity, in form acceptable to the Company, this exception will be eliminated or amended according to the facts disclosed thereby.

5. Rights or claims of parties to actual possession of all or part of the Land, not shown by the Public Records.

   NOTE: Upon receipt of a current and accurate survey and owner/seller affidavit and indemnity, in form acceptable to the Company, this exception will be eliminated or amended according to the facts disclosed thereby.

6. Any lien, or right to a lien, for services, labor or material heretofore or hereafter furnished, imposed by law, and not shown by the Public Records.

   NOTE: Upon receipt of a current and accurate owner/seller affidavit and indemnity, in form acceptable to the Company, this exception will be eliminated or amended according to the facts disclosed thereby.

(continued)...

**L&B 1443557v1/01976.0001

FIDELITY NATIONAL TITLE INSURANCE COMPANY

Commitment for Title Insurance No. FNTIC-10117 Case No. 10117

SCHEDULE B - SECTION 2
TITLE EXCEPTIONS
(continued)

7. Rights of tenants in possession under unrecorded leases.

   NOTE: Upon receipt of a current owner/seller affidavit and indemnity, in form acceptable to the Company, this exception will be eliminated or amended according to the facts disclosed thereby.

8. The following covenants, conditions, restrictions, easements, rights of way, building restriction lines and other matters, if any, pursuant to Owner's Dedication, shown and/or noted on Plat for Lots 16 & 17, CITY CENTER, recorded in Plat Book 194 at Plat No. 21142; and Plat for Ownership Lots 16-A & 16-B, CITY CENTER, recorded in Plat Book 194 at Plat No. 21143:

   a. Minimum building restriction lines;

   b. 20 ft. Storm Drain Easements;

   c. 15 ft. and 20 ft. Public Utility Easements (PUE) pursuant to the terms of an instrument recorded in Liber 3834, folio 457;

   d. 15 ft. and 20 ft. Public Access Easements (PAE);

   and as shown on the Survey identified below.

9. The following matters as shown on the Survey identified below:

   a. PEPCO, power poles, guy wires and overhead wires (OHW) located on and crossing the Land (inside the PUE);

   b. 72" RCP crossing the Land (inside the 20' Storm Drain Easements), seeming to connect with a similar easement on Lot 4 and to storm drain facilities in East Middle Lane; and

   c. Storm Drain lines crossing the Land.

10. Declaration of Easements, Covenants and Related Agreements for Rockville Metro Plaza, by Pension Benefit Fund, Inc. dated February 5, 2001 and recorded in Liber 18764, at folio 254.

11. Agreement for Repair of Surface Improvements recorded in Liber 19872 at folio 352.

12. Reciprocal Easement Agreement recorded in Liber 28952 at folio 392.

13. Crane Swing License Agreement recorded in Liber 29745 at folio 309.

14. Grant of Water Line Easement and Right-of-Way recorded in Liber 32031 at folio 724.

15. Declaration recorded in Liber 22843 at folio 371.

16. Declaration recorded in Liber 41454 at folio 331.

17. Declaration recorded in Liber 41454 at folio 344.

(continued)...

**L&B 1443557v1/01976.0001

FIDELITY NATIONAL TITLE INSURANCE COMPANY

Commitment for Title Insurance No. FNTIC-10117 Case No. 10117

SCHEDULE B - SECTION 2
TITLE EXCEPTIONS
(continued)

* * * * * * * * * * * * * * *

Unless otherwise indicated, all Liber/folio references refer to the Land Records of Montgomery County, Maryland.

The exceptions set forth above in Schedule B are digests only - for full terms and provisions please see the recorded instruments themselves. This commitment/policy also takes exception to the terms and provisions of any and all documents, plats or other matters of writing in any way referenced in the title exception documents listed above.

This Commitment for Title Insurance does NOT constitute a report of title and is not to be relied upon by the proposed insured(s) or any other party as a title report or representation of the status of title. Any title search and examination conducted by or for the Company in connection with the issuance of this Commitment for Title Insurance, if any, is solely for the benefit of the Company. The sole liability of the Company and/or its issuing agent hereunder shall be as set forth in the Conditions of this Commitment for Title Insurance. Neither the Company nor its issuing agent shall be liable to the proposed insured(s) or any other party for any claim of alleged negligence, negligent misrepresentation, or any other cause of action in tort in connection with this Commitment for Title Insurance.

See the ALTA/ACSM Land Title Survey, Ownership Lot 16-B, Block "B" – City Center, Rockville Metro Plaza, prepared by Joyce Engineering Corp., dated January 2004, certified by ______________________ on ________________.

**L&B 1443557v1/01976.0001

FIDELITY NATIONAL TITLE INSURANCE COMPANY

Commitment for Title Insurance No. FNTIC-10117 Case No. 10117

Fidelity National Title Insurance Company

COMMITMENT FOR TITLE INSURANCE

BY

Fidelity National Title Insurance Company

Fidelity National Title Insurance Company, a California corporation ("Company"), for a valuable consideration, commits to issue its policy or policies of title insurance, as identified in Schedule A, in favor of the Proposed Insured named in Schedule A, as owner or mortgagee of the estate or interest in the land described or referred to in Schedule A, upon payment of the premiums and charges and compliance with the Requirements; all subject to the provisions of Schedule A and B and to the Conditions of this Commitment.

This Commitment shall be effective only when the identity of the Proposed Insured and the amount of the policy or policies committed for have been inserted in Schedule A by the Company.

All liability and obligation under this Commitment shall cease and terminate 6 months after the Effective Date or when the policy or policies committed for shall issue, whichever first occurs, provided that the failure to issue the policy or policies is not the fault of the Company.

The Company will provide a sample of the policy form upon request.

IN WITNESS WHEREOF, Fidelity National Title Insurance Company has caused its corporate name and seal to be affixed by its duly authorized officers on the date shown in Schedule A.

Fidelity National Title Insurance Company

SEAL

By: [signature] President

ATTEST [signature] Secretary

LINOWES AND BLOCHER LLP

Countersigned: [signature]
Authorized Signature

FORM 27C106 (6/06) ALTA Commitment - 2006

**L&B 1443557v1/01976.0001

FIDELITY NATIONAL TITLE INSURANCE COMPANY

Commitment for Title Insurance No. FNTIC-10117 Case No. 10117

CONDITIONS

1. The term mortgage, when used herein, shall include deed of trust, trust deed, or other security instrument.

2. If the proposed Insured has or acquired actual knowledge of any defect, lien, encumbrance, adverse claim or other matter affecting the estate or interest or mortgage thereon covered by this Commitment other than those shown in Schedule B hereof, and shall fail to disclose such knowledge to the Company in writing, the Company shall be relieved from liability for any loss or damage resulting from any act of reliance hereon to the extent the Company is prejudiced by failure to so disclose such knowledge. If the proposed Insured shall disclose such knowledge to the Company, or if the Company otherwise acquires actual knowledge of any such defect, lien, encumbrance, adverse claim or other matter, the Company at its option may amend Schedule B of this Commitment accordingly, but such amendment shall not relieve the Company from liability previously incurred pursuant to paragraph 3 of these Conditions.

3. Liability of the Company under this Commitment shall be only to the named proposed Insured and such parties included under the definition of Insured in the form of policy or policies committed for and only for actual loss incurred in reliance hereon in undertaking in good faith (a) to comply with the requirements hereof, or (b) to eliminate exceptions shown in Schedule B, or (c) to acquire or create the estate or interest or mortgage thereon covered by this Commitment. In no event shall such liability exceed the amount stated in Schedule A for the policy or policies committed for and such liability is subject to the insuring provisions and Conditions and the Exclusions from Coverage of the form of policy or policies committed for in favor of the proposed Insured which are hereby incorporated by reference and are made a part of this Commitment except as expressly modified herein.

4. This Commitment is a contract to issue one or more title insurance policies and is not an abstract of title or a report of the condition of title. Any action or actions or rights of action that the proposed Insured may have or may bring against the Company arising out of the status of the title to the estate or interest or the status of the mortgage thereon covered by this Commitment must be based on and are subject to the provisions of this Commitment.

5. *The policy to be issued contains an arbitration clause. All arbitrable matters when the Amounts of Insurance is $2,000,000 or less shall be arbitrated at the option of either the Company or the Insured as the exclusive remedy of the parties. You may review a copy of the arbitration rules at <http://www.alta.org/>.*

FORM 27C106 (6/08) ALTA Commitment - 2006

**L&B 1443557v1/01976.0001

FIDELITY NATIONAL TITLE INSURANCE COMPANY

Commitment for Title Insurance No. FNTIC-10117 Case No. 10117

FIDELITY NATIONAL TITLE INSURANCE COMPANY

TM

Fidelity National Title Insurance Company
P.O. Box 45023
Jacksonville, Florida 32232-5023

**L&B 1443557v1/01976.0001

EXHIBIT S
Market Area

Market Area

North
Shady Grove Metro
Rockville Metro
White Flint Metro
Rockville Pike
Shady Grove Road
Seven Locks Road
Old Georgetown Road
Edson Lane
28
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Updated 03 02 11

EXHIBIT T
Approved Choice Exterior Signage Locations; Location of Retail Sign Band; Qualified Landlord Affiliate Potential Sign Locations